As filed with the Securities and Exchange Commission on September 21, 2009
Registration No. 333-148259
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 6 to
Form S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EDUCATION MANAGEMENT CORPORATION
(exact name of registrant as specified in its charter)

Pennsylvania	8200	25-1119571
(state or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. employer identification no.)

210 Sixth Avenue
33rd Floor
Pittsburgh, Pennsylvania 15222
(412) 562-0900
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

J. Devitt Kramer, Esq.
Senior Vice President, General Counsel and Secretary
Education Management Corporation
210 Sixth Avenue
33rd Floor
Pittsburgh, Pennsylvania 15222
(412) 562-0900
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With Copies to:

Ronald D. West, Esq. Jeffrey W. Acre, Esq. K&L Gates LLP Henry W. Oliver Building 535 Smithfield Street Pittsburgh, Pennsylvania 15222-2312 (412) 355-6500	Gary I. Horowitz, Esq. Richard A. Fenyes, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017-3954 (212) 455-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Proposed
		Maximum	Proposed
	Amount	Aggregate	Maximum	Amount of
Title of Each Class of	to be	Offering	Aggregate	Registration
Securities to be Registered	Registered(1)	Price Per Share	Offering Price(2)	Fee(3)
Common stock, par value $0.01 per share	23,000,000 shares	$20.00	$460,000,000	$14,122

(1)	Includes shares of common stock that the underwriters have the option to purchase to cover over-allotments, if any.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act.

(3)	A $15,350 registration fee was paid pursuant to Rule 457(o) on December 21, 2007 with respect to a proposed maximum aggregate offering price of $500,000,000. The registration fee is calculated using the registration fee rate of $30.70 per million of securities being registered in effect at time of the initial filing.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated September 21, 2009

20,000,000 Shares

Common Stock

This is an initial public offering of shares of common stock of Education Management Corporation, which we sometimes refer to in this prospectus as “EDMC”. EDMC is offering all of the shares of common stock to be sold in the offering.

Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per share will be between $18.00 and $20.00. EDMC has applied for the quotation of the common stock on The NASDAQ Stock Market LLC under the symbol “EDMC”.

See “Risk Factors” on page 14 to read about factors you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Initial public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to EDMC	$	$

To the extent that the underwriters sell more than 20,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 3,000,000 shares from EDMC at the initial public offering price less the underwriting discount.

The underwriters expect to deliver the shares against payment in New York, New York on          , 2009.

Joint Bookrunners

Goldman, Sachs & Co.
J.P. Morgan
BofA Merrill Lynch
Barclays Capital
Credit Suisse
Morgan Stanley

Co-Managers

Robert W. Baird & Co.	William Blair & Company

BMO Capital Markets	Piper Jaffray

Signal Hill	Stifel Nicolaus

Barrington Research

Prospectus dated          , 2009

EDMC
Education Management Corporation

*Education that Builds Careers*

## The Art Institutes℠

- Design
- Media Arts
- Fashion
- Culinary

## Argosy University

- Behavioral Sciences
- Health Services
- Education
- Business

## Brown Mackie College™

BROWN MACKIE COLLEGE

- Health Sciences
- Business
- Legal Studies

## South University℠

- Health Sciences
- Business
- Legal Studies
- Information Technology

EDMC
Education Management Corporation
Education that Builds Careers
- Design
- Media Arts The Art Institutes
ARGOSY UNIVERSITY
BROWN MACKE COLLEGE
SOUTH UNIVERSITY
· Fashion
· Culinary
· Behavioral Sciences
· Health Services
· Education
· Business
· Health Sciences
· Business
· Legal Studies
· Health Sciences
· Business
· Legal Studies
· Information Technology
Serving more than 110,000 students in on-ground, online and blended formats through 92 locations in 28 U.S. states and Canada.

Through and including          , 2009 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

We have not authorized anyone to give you any information or to make any representations about the transactions we discuss in this prospectus other than those contained in the prospectus. If you are given any information or representation about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell anywhere or to anyone where or to whom we are not permitted to offer to sell securities under applicable law.

In making an investment decision, investors must rely on their own examination of the issuer and the terms of the offering, including the merits and risks involved. These securities

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have not been recommended by any federal or state securities commission or regulatory authority. Furthermore, the foregoing authorities have not confirmed the accuracy or determined the adequacy of this document. Any representation to the contrary is a criminal offense.

We have filed with the U.S. Securities and Exchange Commission, or the “SEC”, a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common stock, we refer you to the registration statement and to its exhibits and schedules. With respect to statements in this prospectus about the contents of any contract, agreement or other document, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, and each such statement is qualified in all respects by reference to the document to which it refers.

The public may read and copy any reports or other information that we and our subsidiaries file with the SEC. Such filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. The SEC’s website is included in this prospectus as an inactive textual reference only. You may also read and copy any document that we file with the SEC at its public reference room at 100 F Street, N.E., Washington D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Some of the industry and market data contained in this prospectus are based on independent industry publications or other publicly available information, while other information is based on internal company sources. Although we believe that these independent sources and our internal data are reliable as of their respective dates, the information contained in them has not been independently verified, and neither the underwriters nor we can assure you as to the accuracy or completeness of this information. As a result, you should be aware that the market industry data contained in this prospectus, and beliefs and estimates based on such data, may not be reliable. We obtained information relating to the U.S. post-secondary education market from the National Center for Education Statistics, which is the primary federal entity for collecting and analyzing data related to education, the College Board, the U.S. Census Bureau, the U.S. Department of Labor — Bureau of Labor Statistics and Eduventures Inc., a leading information services company for the education market.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, including the risks of investing in our common stock discussed under “Risk Factors” and the financial statements and notes included elsewhere in this prospectus.

On June 1, 2006, EDMC was acquired by a consortium of private investors through a merger of an acquisition company into EDMC, with EDMC surviving the merger. We sometimes refer to that transaction in this prospectus as the “Transaction”. Our principal shareholders are private equity funds affiliated with Providence Equity Partners, Goldman Sachs Capital Partners and Leeds Equity Partners, which we refer to in this prospectus collectively as the “Sponsors”. As used in this prospectus, unless otherwise stated or the context otherwise requires, references to “we”, “us”, “our”, the “Company”, “EDMC” and similar references refer collectively to Education Management Corporation and its subsidiaries. The term “Successor” refers to us following the Transaction, and the term “Predecessor” refers to us prior to the Transaction. References to our fiscal year refer to the 12-month period ended June 30 of the year referenced.

On September 16, 2009, our Board of Directors declared a 4.4737 for one split of our common stock, which is to be effective immediately prior to the consummation of this offering. Unless otherwise indicated or where the context otherwise requires, all information in this prospectus reflects this stock split. We sometimes refer to this stock split in this prospectus as the “Stock Split”.

Our Business

We are among the largest providers of post-secondary education in North America, with approximately 110,800 enrolled students as of October 2008. We offer academic programs to our students through campus-based and online instruction, or through a combination of both. We are committed to offering quality academic programs and continuously strive to improve the learning experience for our students. We target a large and diverse market as our educational institutions offer students the opportunity to earn undergraduate and graduate degrees, including doctoral degrees, and certain specialized non-degree diplomas in a broad range of disciplines. These disciplines include design, media arts, health sciences, psychology and behavioral sciences, culinary, fashion, business, legal, education and information technology. Each of our schools located in the United States is licensed in the state in which it is located, accredited by a national or regional accreditation agency and certified by the U.S. Department of Education, enabling students to access federal student loans, grants and other forms of public and private financial aid. Our academic programs are designed with an emphasis on applied content and are taught primarily by faculty members who, in addition to having appropriate academic credentials, offer practical and relevant professional experience in their respective fields. Our net revenues for fiscal 2009 were $2,011.5 million.

Our schools comprise a national education platform that is designed to address the needs of a broad market, taking into consideration various factors that influence demand, such as programmatic and degree interest, employment opportunities, requirements for credentials in certain professions, demographics, tuition pricing points and economic conditions. We believe that our schools collectively enable us to provide access to a high quality education for potential students, at a variety of degree levels and across a wide range of disciplines.

During our more than 35-year operating history, we have expanded the reach of our education systems and currently operate 92 primary locations across 28 U.S. states and in Canada. In addition, we have offered online programs since 2000, enabling our students to pursue degrees fully online or through a flexible combination of both online and campus-based education. During the period from October 1998 through October 2008, we experienced a compounded annual enrollment growth rate of 18.0%. During the same time period, the schools that we have owned or operated for one year or more experienced a compounded annual enrollment growth rate of 12.0%. We seek to maintain growth in a manner that assures adherence to our high standard of educational quality and track record of student success.

Since the Transaction in June 2006, we have undertaken multiple initiatives to increase our penetration of addressable markets in order to enable us to accelerate our growth and expand our market position. We have opened 20 new locations, acquired two schools, developed 36 new academic programs and introduced over 600 new or existing academic programs to locations that had not previously offered such programs. The compound annual enrollment growth rate at our schools was 19.6% between July 2006 and July 2009. During the same time period, the compound annual enrollment growth rate for schools owned or operated for one year or more was 18.2%. We have made significant capital investments in technology and human resources, particularly in marketing and admissions, designed to facilitate future enrollment growth while enhancing the effectiveness of our marketing efforts. We have also upgraded our infrastructure, student interfaces and student support systems to enhance the student experience, while providing greater operational transparency. We have made considerable investments in our online education platform, which has resulted in strong enrollment growth. The number of students enrolled in fully online academic programs has grown more than five-fold to approximately 26,200 students in July 2009, compared to approximately 4,600 students in July 2006. Finally, we have enhanced our senior management team, achieving a balance of experience from both within and outside the for-profit education industry.

Each of our 92 schools provides student-centered education. Our schools are organized and managed to capitalize on recognized brands and align them with specific targeted markets based on field of study, employment opportunity, type of degree offering and student demographics:

•	The Art Institutes. The Art Institutes focus on applied arts in creative professions such as graphic design, interior design, web design and interactive media, digital filmmaking, media arts and animation, game art and design, fashion design and marketing and culinary arts. The Art Institutes offer Associate’s, Bachelor’s and Master’s degree programs, as well as selective non-degree diploma programs. Students pursue their degrees through local campuses, fully online programs through The Art Institute of Pittsburgh, Online Division and blended formats, which combine on campus and online education. There are 44 Art Institutes campuses in 23 U.S. states and in Canada. As of October 2008, students enrolled at The Art Institutes represented approximately 60.9% of our total enrollments.

•	Argosy University. Argosy University offers academic programs in psychology and behavioral sciences, education, business and health sciences disciplines. Argosy offers Doctoral, Master’s and undergraduate degrees. Argosy’s academic programs focus on graduate students seeking advanced credentials as a prerequisite to initial licensing, career advancement and/or structured pay increases. Students pursue their degrees through local campuses, fully online programs and blended formats. There are 19 Argosy University campuses in 13 U.S. states. As of October 2008, students enrolled at Argosy University represented approximately 16.7% of our total enrollments.

•	Brown Mackie Colleges. Brown Mackie Colleges offer flexible Associate’s and non-degree diploma programs that enable students to develop skills for entry-level positions in high demand vocational specialties and Bachelor’s degree programs that assist students to advance within the workplace. Brown Mackie Colleges offer programs in growing fields such as nursing, medical assisting, business, criminal justice, legal support and information technology. There are 22 Brown Mackie College campuses in 11 U.S. states. As of October 2008, students enrolled at Brown Mackie Colleges represented approximately 12.2% of our total enrollments.

•	South University. South University offers academic programs in health sciences and business disciplines, including business administration, health services management, nursing, pharmacy, medical assisting, criminal justice and information technology. South University offers Doctoral, Master’s, Bachelor’s and Associate’s degrees through local campuses, fully online programs and blended formats. There are six South University campuses in five U.S. states. As of October 2008, students enrolled at South University represented approximately 10.2% of our total enrollments.

Our business model has a number of favorable financial characteristics, including consistent historical enrollment growth, high visibility into operational performance, opportunity for future profit margin expansion and strong operating cash flow generation, although the interest expense relating to the significant indebtedness that we incurred in connection with the Transaction has caused our net income to decline in recent periods as compared to periods prior to the Transaction.

•	History of consistent enrollment growth. During the period from October 1998 through October 2008, we experienced a compounded annual enrollment growth rate of 18.0%. During the same time period, the schools that we have owned or operated for one year or more experienced a compounded annual enrollment growth rate of 12.0%. We generally achieve growth through a number of independent sources, including continued investment in existing schools, the addition of schools (organically or through acquisition) and new delivery channels, such as online. The significant investments we have made since the Transaction in numerous areas of our workforce, including marketing and admissions, new campuses and online education and infrastructure, are designed to support future enrollment.

•	High visibility into operational performance. We believe that we benefit from a business model with good insight into future revenue and earnings, given the length of our academic programs. Approximately 64% of our students as of October 2008 were enrolled in Doctorate, Master’s and Bachelor’s degree programs, which are typically multi-year programs that contribute to the overall stability of our student population.

•	Opportunity for future profit margin expansion. Our business model benefits from scale and permits us to leverage fixed costs across our delivery platforms. Since the Transaction in June 2006, and notwithstanding the increase in interest expense resulting from the indebtedness that we incurred in connection with the Transaction and the resulting adverse effect on our net income, we have made significant investments in numerous areas of our workforce in order to support future enrollment growth and enhance the student experience. We expect that our business model, along with the anticipated benefits of these investments, will enable us over time to leverage our fixed costs as we add new locations and expand our existing locations. With respect to our online programs, we have built sufficient presence to enable us over time to utilize shared technology and infrastructure. We believe that our continued focus on information systems, operating processes and key performance indicators will permit us to enhance our educational quality, growth and profitability over time, although we expect that expenses incurred with respect to student financial aid initiatives will negatively impact our profitability.

•	Strong operating cash flow generation. We historically have generated strong cash flows. We benefit from investments with attractive returns on capital and favorable working capital balances due to advance payment of tuition and fees. Since the Transaction, we have made significant investments to support growth while simultaneously upgrading the infrastructure required to leverage our delivery platforms. In fiscal 2009, we generated cash flows from operations of $293.4 million.

All of these characteristics complement the successful outcomes that we deliver to our students, as reflected in our student persistence and graduate employment rates and in student satisfaction survey data. Approximately 87% of undergraduate students who graduated from our institutions during the calendar year ended December 31, 2008 and were available for employment obtained a position in their field of study or a related field within six months of graduation.

Industry Overview

The U.S. Department of Education estimates that the U.S. public and private post-secondary education market for degree-granting institutions was a $450 billion industry in 2007, representing approximately 18.2 million students enrolled at over 4,400 institutions. According to the National Center of Education Statistics, traditional students, who typically are recent high school graduates under 25 years of age and are pursuing their first higher education degree, represent approximately 62% of the national student population. The remaining 38% of the student population is comprised of non-traditional students, who are largely working adults pursuing further education in their current field or are preparing for a new career.

We believe that there are a number of factors contributing to the long-term growth of the post-secondary education industry. First, the shift toward a services-based economy increases the demand for higher levels of education. According to the U.S. Department of Labor — Bureau of Labor Statistics, the projected growth rate for total job openings from 2006 to 2016 for occupations that require post-secondary education is over 15%, nearly double the growth rate for occupations that do not require post-secondary education. Second, economic incentives are favorable for post-secondary graduates. According to the U.S. Census Bureau, in 2008, the median weekly earnings for individuals aged 25 years and older with a Bachelor’s degree was approximately 66% higher than for high school graduates of the same age with no college experience, and the average unemployment rate in 2008 for persons aged 25 years and older with a Bachelor’s degree was half that of those without college experience. Third, government and private financial aid in various forms, including loan guarantees, grants and tax benefits for post-secondary students, has continued to increase. We believe that this support will continue as the U.S. government emphasizes the development of a highly skilled, educated workforce to maintain global competitiveness. Finally, the strong demand for post-secondary education has enabled educational institutions to consistently increase tuition and fees. According to the College Board, public four-year colleges and universities have increased tuition and fees by 7.4% annually on average over the last ten years.

We believe that for-profit providers will capture an increasing share of the growing demand for post-secondary education, which has not been fully addressed by traditional public and private universities. Non-profit public and private institutions can face limited financial capability to expand their offerings in response to the growing demand for education, due to a combination of state funding challenges, significant expenditures required for research and the professor tenure system. Certain private institutions also may control enrollments to preserve the perceived prestige and exclusivity of their degree offerings.

As a result, we believe that for-profit, post-secondary education providers continue to have significant opportunities for growth. According to the National Center of Education Statistics, the number of students at for-profit, degree-granting institutions grew at an average annual rate of 13.7% from 1997 to 2007, compared to 2.3% growth for all degree-granting institutions over the same period. For-profit providers have continued their strong growth, primarily due to the higher flexibility of their programmatic offerings and learning structure, their emphasis on applied content and their ability to consistently introduce new campuses and academic programs. Despite rapid growth, the share of the post-secondary education market that has been captured by for-profit providers remains relatively small. In 2007, according to the National Center for Education Statistics, for-profit institutions accounted for 6.5% of all degree-granting, post-secondary enrollments, up from 2.3% in 1997.

We believe that growth in online education has been supported by favorable student outcomes, the flexibility and convenience associated with the instructional format and the higher penetration of broadband Internet access. According to Eduventures Inc., a leading information services company for the education market, online education programs generated an estimated $11.7 billion of revenues in 2008. Eduventures estimates that online enrollment grew by 25.3% annually from 2003 to 2008 and projects growth of 12.5% annually from 2008 to 2013.

The post-secondary education industry is highly fragmented, with no one provider controlling a significant share of the market. Students choose among providers based on programs and degrees offered, program flexibility and convenience, quality of instruction, graduate employment rates, reputation and recruiting effectiveness. This multi-faceted market fragmentation results in significant differentiation among various education providers, limited direct competition and minimal overlap between for-profit providers. The main competitors of for-profit, post-secondary education providers are local public and private two-year junior and community colleges, traditional public and private undergraduate and graduate colleges and, to a lesser degree, other for-profit providers.

Our Competitive Strengths

We believe that the following strengths differentiate our business:

•	Commitment to offering quality academic programs and student and graduate success

We are committed to offering quality academic programs, and we continuously strive to improve the learning experience for our students. We are dedicated to recruiting and retaining quality faculty and instructors with relevant industry experience and appropriate academic credentials. Our advisory boards help us to reassess and update our educational offerings on a regular basis in order to ensure the relevance of our curriculum and to design new academic programs. We do this with the goal of enabling students to either enter or advance in their chosen field. Our staff of trained, dedicated career services specialists maintains strong relationships with employers in order to improve our student graduate employment rates in their chosen fields.

•	Recognized brands aligned with specific fields of study and degree offerings

We offer academic programs primarily through four education systems. We have devoted significant resources to establishing, and continue to invest in developing, the brand identity for each education system. Through The Art Institutes, Argosy University, Brown Mackie Colleges and South University education systems, we have the ability to align our academic program offerings to address the unique needs of specific student groups. Our marketing strategy is designed to develop brand awareness among practitioners and likely prospects in particular fields of study. We believe that this comprehensive brand building approach in each specific market also enables us to gain economies of scale with respect to student acquisition and retention costs, assists in the recruitment and retention of quality faculty and staff members and accelerates our ability to expand online course offerings.

•	Diverse program offerings and broad degree capabilities

Our breadth of programmatic and degree offerings enables us to appeal to a diverse range of potential students. We currently offer academic programs in the following areas: design, media arts, health sciences, psychology and behavioral sciences, culinary, fashion, business, legal, education and information technology. Approximately 64% of our students as of October 2008 were enrolled in Doctorate, Master’s and Bachelor’s degree programs, which are typically multi-year programs that contribute to the overall stability of our student population. We monitor and adjust our education offerings based on changes in demand for new programs, degrees, schedules and delivery methods.

•	National platform of schools and integrated online learning platform

The combination of our national platform of schools and integrated online learning platform provides students at three of our education systems with flexible curriculum delivery options and academic programs taught on campus, online and in blended formats. This flexibility enables our academic programs to appeal to both traditional students and working adults who may seek convenience due to scheduling, geographical or other constraints.

We have 92 primary locations across 28 U.S. states and in Canada. Our campuses are located primarily in large metropolitan areas, and we focus our marketing efforts on generating demand primarily within a 100-mile radius of the campus. Throughout our history, we have invested in our campuses in order to provide attractive and efficient learning environments. Our schools offer many amenities found in traditional colleges, including libraries, bookstores and laboratories, as well as the industry-specific equipment necessary for the various programs that we offer.

Our online presence offers a practical and flexible solution for our students without compromising quality. We have made a significant investment in online education by strengthening our online presence within The Art Institutes, Argosy University and South University education systems. We have introduced new online academic programs, strengthened our technology infrastructure, hired additional faculty and staff and increased our spending on marketing and admissions. We intend to continue to invest in the expansion of our online program offerings and our marketing efforts to capitalize on our well-known branded schools in order to expand our online presence. As of July 2009, approximately 26,200 students were enrolled in fully online programs.

•	Strong management team with a focus on long-term performance

Since the Transaction, we have enhanced the depth and experience of our senior management team, recruiting a number of executives with specialized knowledge in key functional areas, such as technology, marketing and finance. The current executive team has been instrumental in directing investments to accelerate enrollment growth and build infrastructure to establish a platform for sustainable long-term growth. Furthermore, our school presidents and senior operating executives have substantial experience in the sector and have contributed to our history of success. We plan to continue to build our strong management team as we execute on our long-term growth strategy.

Our Growth Strategy

We intend to support our growth through these three channels:

•	Introduce new and existing academic programs across our national platform of schools

We seek to identify emerging industry trends in order to understand the evolving educational needs of our students and graduates. With the assistance of over 1,500 industry experts and employers who actively participate on curriculum advisory teams, we are able to rapidly develop new academic programs that address specific market opportunities. We are also able to tailor our existing proprietary content for courses across our degree programs. New academic programs that we have introduced since the Transaction include Master’s degree programs in Interior Design, Management, Principal Preparation and Health Services Management, Bachelor’s degree programs in Entertainment Design, Hotel and Restaurant Management and Hospitality Management, and Associate’s degree programs in Accessory Design, Early Childhood Education, Restaurant and Catering Operations, Registered Nursing and Veterinary Technician.

In addition to developing new academic programs, we frequently introduce existing academic programs to additional locations in our national platform of schools, allowing us to drive incremental enrollment growth, utilize our existing curriculum development in multiple locations and capitalize on identified market needs.

•	Increase enrollments in online distance learning and blended-format programs

Our investments in online education have enabled us to increase the number of students enrolled in fully online academic programs from approximately 4,600 students as of July

2006 to approximately 26,200 students as of July 2009. We believe that the fully online programs offered by The Art Institute of Pittsburgh, Online Division, Argosy University and South University allow us to offer academic programs that meet the needs of a wide range of distance learning students. In addition, our 92 schools operate under brands that are well-known within various fields, and we believe that our online programs benefit from our strong campus presence and related marketing expenditures. Online offerings are also a cost effective means for us to utilize many of our existing education curricula and generate attractive returns on capital. We intend to continue to invest in the expansion of our online program offerings and enhance our marketing efforts to capitalize on our well-known branded schools and further expand our online presence.

•	Develop new school locations in attractive markets

We believe that many attractive locations are available to open additional campuses across the United States. We have identified target locations in new geographic markets, as well as opportunities to open additional campuses within existing large metropolitan areas. Because of the relatively large number of potential markets available for opening new campuses, we focus our efforts on markets that we believe offer the most attractive projected growth and return on capital. We rigorously analyze employment statistics and demographic data in order to align our new schools with the specific educational needs of a targeted market. This focus enables penetration and presence for new schools. After entering a market, we drive incremental growth through the introduction of new academic programs and degrees, which enhance return on investment in new markets. We pursue additional efficiencies through our centralized and standardized infrastructure, systems and processes.

In addition, although we believe that our diverse platform of program and degree offerings provides significant future growth opportunities, we routinely consider acquisition opportunities to increase the breadth of our education systems or provide unique programmatic exposure within new markets.

Recent Developments in Student Financial Assistance

In the United States, the largest sources of financial assistance that enable students at our schools to pay for the cost of their education are the federal student aid programs under Title IV of the Higher Education Act of 1965, which we refer to as the HEA. Additional sources of financial assistance include other federal grant programs, state grant and loan programs, private loan programs and institutional grants and scholarships. A number of students also receive private loans to fund a portion of their tuition and fees that they are otherwise unable to pay through personal resources or government-backed loan programs. During the fiscal year ended June 30, 2009, approximately 81.5% and 13.1% of our net revenues were indirectly derived from Title IV programs and private loan programs, respectively, as compared to 70.2% and 22.3%, respectively, in the fiscal year ended June 30, 2008. We estimate that private loans will represent approximately 6% of our net revenues in fiscal 2010. There have been significant recent developments that have affected these programs.

The maximum amount of annual Stafford loans available to an undergraduate student increased by $2,000 effective July 1, 2008. Under a reauthorization bill which became law in August 2008, the HEA provides relief from this additional amount of federal student aid under the 90/10 Rule described elsewhere in this prospectus for those loans that are disbursed before July 1, 2011. Additionally, effective July 1, 2009, the maximum amount available for a Pell grant increased to $5,350 per year from a maximum of $4,731 per year in fiscal 2009. Due to these and other increases in the availability of federal student aid, we anticipate that we will derive a higher percentage of our net revenues from Title IV loan programs during our fiscal year ended June 30, 2010 than we have in prior years.

Due primarily to the current economic climate, there are fewer providers of private loans to students attending our schools and the remaining lenders have generally imposed more stringent eligibility and underwriting standards. As a result, the percentage of net revenues we indirectly derive from private loans to students attending our schools decreased substantially during our fiscal year ended June 30, 2009. We anticipate that this trend will continue in fiscal 2010. In response, we introduced a new student loan program with a private lender in August 2008, which we refer to as the Education Finance Loan program, which enables students who have exhausted all available government-sponsored or other aid and have been denied a private loan to finance a portion of their tuition and other educational expenses. During fiscal 2009, our disbursements under the program were approximately $19 million. We estimate that additional disbursements under this program during fiscal 2010 will be approximately $75 million.

Risk Factors

We are subject to certain risks related to our industry and our business, and there are risks associated with investing in our common stock. The risks set forth under the section entitled “Risk Factors” beginning on page 14 of this prospectus reflect risks and uncertainties that could significantly and adversely affect our business, prospects, financial condition, operating results and growth strategy. In summary, significant risks related to our business include:

•	our compliance with extensive laws, regulations and accrediting body standards that may restrict our operations or reduce or eliminate external financial aid funding for our students;

•	our introduction of the Education Finance Loan program with a private lender that exposes us to additional collection risks, increased working capital requirements and reduced cash flows, as well as causes us to incur additional expenses;

•	our ability to effectively implement our growth strategies through opening new schools, growing our online programs, improving the content of our existing academic programs and developing new academic programs on a timely basis and in a cost-effective manner; and

•	consequences of our substantial leverage, including the impact our leverage could have on our ability to raise additional capital, react to changes in the economy or our industry, meet our debt obligations or engage in specified types of transactions.

In connection with your investment decision, you should review the section of this prospectus entitled “Risk Factors”.

Education Management Corporation is a Pennsylvania corporation founded in 1962. Our headquarters are located at 210 Sixth Avenue, 33rd Floor, Pittsburgh, Pennsylvania 15222. Our telephone number is (412) 562-0900. Our website is accessible through www.edmc.com. Information on, or accessible through, this website is not a part of, and is not incorporated into, this prospectus.

“Argosy University”, “Brown Mackie College” and the names of certain of our other schools included in this prospectus are our trademarks. We have omitted the “®” and “tm” trademark designations for such trademarks in this prospectus. Nevertheless, all rights to such trademarks named in this prospectus are reserved. All other brand names and tradenames appearing in this prospectus are the property of their respective holders.

The Offering

Common stock offered by us	20,000,000 shares of common stock, par value $0.01 per share, of EDMC or “our common stock”.

Common stock to be outstanding after this offering	139,770,277 shares.

Use of proceeds	We will receive net proceeds from this offering of approximately $353.4 million, assuming an initial public offering price of $19.00 per share, the midpoint of the range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses. We expect to (i) contribute up to $323.9 million of the net proceeds from this offering to our subsidiary, Education Management LLC, to repay a portion of its indebtedness, (ii) pay the termination fee of approximately $29.5 million under the Sponsor Management Agreement and (iii) use the remaining net proceeds from this offering, if any, for general corporate purposes, which may include the repayment, redemption or refinancing of our indebtedness, including indebtedness under our senior secured credit facilities. See “Certain Relationships and Related Transactions — Sponsor Management Agreement”.

Dividends	We do not expect to pay dividends on our common stock for the foreseeable future.

Proposed NASDAQ Stock Market LLC symbol	EDMC

Risk factors	Please read “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Conflicts of Interest	Affiliates of Goldman, Sachs & Co. beneficially own more than 10% of EDMC. For more information, see “Conflicts of Interest”.

Unless we specifically state otherwise, the information in this prospectus:

•	assumes no exercise of the underwriters’ option to purchase additional shares;

•	excludes (i) 7,812,888 shares of our common stock issuable upon the exercise of options outstanding as of June 30, 2009, of which options to purchase 2,062,604 shares were exercisable as of June 30, 2009, (ii) 441,854 additional shares of our common stock authorized by the Board of Directors for future issuance under the 2006 Stock Option Plan, and (iii) any shares of our common stock which may be issued to satisfy our payment obligations under the LTIC Plan.

•	gives effect to the Stock Split.

If the underwriters exercise the underwriters’ option in full, 142,770,277 shares of our common stock will be outstanding after this offering.

Summary Consolidated Financial and Other Data

The following table sets forth our summary consolidated financial and other data as of the dates and for the periods indicated. The summary consolidated balance sheet data as of June 30, 2008 and 2009 and the summary consolidated statement of operations data and the summary consolidated statement of cash flows data for the fiscal years ended June 30, 2007, 2008 and 2009 have been derived from our audited consolidated financial statements and related notes appearing elsewhere in this prospectus.

The summary consolidated financial and other data as of any date and for any period are not necessarily indicative of the results that may be obtained as of any future date or for any future period.

The following tables also set forth summary unaudited consolidated as adjusted balance sheet data as of June 30, 2009, which give effect to (i) the sale of 20,000,000 shares of common stock by us in this offering at an assumed initial public offering price of $19.00 per share, the midpoint of the range set forth on the cover page of this prospectus, and (ii) the application of the net proceeds of this offering as described under “Use of Proceeds”. The summary unaudited consolidated as adjusted balance sheet data are presented for informational purposes only and do not purport to represent what our financial position actually would have been had these transactions occurred on the dates indicated or to project our financial position as of any future date.

You should read the following summary financial and other data in conjunction with “Selected Consolidated Financial and Other Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Year Ended
	June 30,
	2007	2008	2009
	(dollars in millions)
Statement of Operations Data:
Net revenues	$1,363.7	$1,684.2	$2,011.5
Costs and expenses:
Educational services	729.9	901.3	1,067.7
General and administrative	315.3	419.1	512.7
Depreciation and amortization	90.6	100.3	112.3

Total costs and expenses	1,135.8	1,420.7	1,692.7

Income before interest and income taxes	227.9	263.5	318.8
Interest expense, net	168.3	156.3	153.3

Income before income taxes	59.6	107.2	165.5
Provision for income taxes	27.2	41.2	61.1

Net income	$32.4	$66.0	$104.4
Statement of Cash Flows Data:

Net cash flows provided by (used in):
Operating activities	$179.9	$152.7	$293.4
Investing activities	(110.8)	(157.3)	(173.1)
Financing activities	(41.3)	(8.5)	(33.7)
Other Data:
EBITDA(1)	$318.5	$363.8	$431.1
Capital expenditures for long-lived assets	$96.1	$150.9	$150.7
Enrollment at beginning of fall quarter	80,300	96,000	110,800
Campus locations (at period end)(2)	78	88	92

	As of June 30,	As of June 30, 2009
	2008	Actual	As Adjusted(3)
	(in millions)
Balance Sheet Data:
Cash and cash equivalents (excludes restricted cash)	$277.4	$363.3	$363.3
Total assets	4,095.4	4,285.2	4,280.8
Total debt, including current portion and revolving credit facility	2,021.4	1,988.6	1,691.4
Total shareholders’ equity	1,392.2	1,485.7	1,800.9

(1)	EBITDA, a measure used by management to measure operating performance, is defined as net income plus interest expense, net, provision for income taxes and depreciation and amortization, including amortization of intangible assets. EBITDA is not a recognized term under generally accepted accounting principles (“GAAP”) and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Our obligations to make interest payments and our other debt service obligations have increased substantially as a result of the indebtedness incurred to finance the Transaction and to pay related expenses in June 2006. Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. Further, until fiscal 2009, we used EBITDA less capital expenditures as a financial target for purposes of determining cash bonuses granted pursuant to our Management Incentive Compensation Plan (“MICP”), as described under “Management—Compensation Discussion and Analysis—Cash Bonuses”. In addition, management believes that EBITDA provides more comparability between our historical results and results that reflect purchase accounting and the new capital structure. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, these presentations of EBITDA may not be comparable to other similarly titled measures of other companies. EBITDA is calculated as follows:

	Year Ended
	June 30,
	2007	2008	2009
	(In millions)
Net income	$32.4	$66.0	$104.4
Interest expense, net	168.3	156.3	153.3
Provision for income taxes	27.2	41.2	61.1
Depreciation and amortization (a)	90.6	100.3	112.3

EBITDA (b)	$318.5	$363.8	$431.1

(a)	Depreciation and amortization includes non-cash charges related to property, equipment and intangible asset impairments of $5.5 million in fiscal 2008.

(b)	EBITDA, as presented above, is different from the Adjusted EBITDA calculated for the purpose of determining compliance with our senior secured credit agreement and the indentures governing our 8 3/4% senior notes due 2014 and our 10 1/4% senior subordinated notes due 2016 (collectively, the “Notes”). For an explanation of our Adjusted EBITDA, see “Management Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources”.

(2)	The Art Institute of Toronto announced in June 2007 that it will no longer accept new students and that it will close after all current students complete their respective programs. Prior to announcing this closing, approximately 250 students attended The Art Institute of Toronto.

(3)	The consolidated as adjusted balance sheet data as of June 30, 2009 give effect to:

•	the sale of 20,000,000 shares of common stock by us in this offering at an assumed initial public offering price of $19.00 per share, the midpoint of the range set forth on the cover page of this prospectus;

•	the application of the net proceeds of this offering as described under “Use of Proceeds”; and

•	the acceleration of a portion of the amortization on deferred costs related to our indebtedness which will be repaid as described under “Use of Proceeds” of approximately $4.4 million.

RISK FACTORS

You should carefully consider the following risks and all of the other information set forth in this prospectus before deciding to invest in shares of our common stock. The following risks comprise all the material risks of which we are aware; however, these risks and uncertainties may not be the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business or financial performance. If any of the events or developments described below actually occurred, it could have a material adverse effect on our business, financial condition or results of operations. In that case, the trading price of our common stock would likely decline, and you could lose all or part of your investment in our common stock.

RISKS RELATED TO OUR HIGHLY REGULATED INDUSTRY

Failure of our schools to comply with extensive regulations could result in monetary liabilities or assessments, restrictions on our operations, limitations on our growth or loss of external financial aid funding for our students.

A majority of our net revenues are indirectly derived from federal student financial aid programs pursuant to Title IV of the Higher Education Act of 1965, as amended (“Title IV programs”). Our participation in Title IV programs is subject to certification and oversight by the U.S. Department of Education and is further conditioned upon approvals granted by other agencies. Each of our schools also must obtain and maintain approval to enroll students, offer instruction and grant credentials from the state authorizing agency in the state in which the school is located. Such approval is also a precondition to the ability of our students to participate in Title IV programs. Participation in Title IV programs also requires each school to be accredited by an accrediting agency recognized by the U.S. Department of Education as a reliable authority on institutional quality and integrity. Accreditation is, in turn, conditioned upon the maintenance of applicable state authorization. Our schools also must comply with the requirements of any loan guarantee agencies that guarantee certain federal student loans made to our schools’ students, the requirements of such state financial aid programs as may be available to our students and the requirements of specialized accrediting agencies which oversee educational quality in particular program areas. Further, the Education Finance Loan program that we introduced in August 2008 may require us to obtain licenses, registrations or other forms of regulatory approval. As a result, our schools are subject to extensive regulation and review by these agencies which cover virtually all phases of our operations. These regulations also affect our ability to acquire or open additional schools, add new educational programs, continue offering the Education Finance Loan program, substantially change existing programs or change our corporate or ownership structure. The agencies that regulate our operations periodically revise their requirements and modify their interpretations of existing requirements. See “Business — Accreditation”, “Business — Student Financial Assistance”, “Business — Federal Oversight of Title IV Programs”, “Business — State Authorization and Accreditation Agencies” and “Business — Canadian Regulation and Financial Aid”.

If any of our schools were to violate or fail to meet any of these legal and regulatory requirements, we could suffer monetary liabilities or assessments, limitations on our operating activities, loss of accreditation, limitations on our ability to add new schools or offer new programs, termination of or limitations on the school’s ability to grant degrees and certificates, or limitations on or suspension or termination of the school’s eligibility to participate in federal student financial aid programs. A significant portion of our students rely on federal student financial aid funds to finance their education. We cannot predict with certainty how all of these requirements will be applied or interpreted by a regulatory body or whether each of our schools will be able to comply with all of the applicable requirements in the future.

If we fail to obtain periodic recertifications for our schools to participate in Title IV programs, or if our certifications are withdrawn by the U.S. Department of Education prior to the next scheduled recertification, students at the affected schools would no longer be able to receive Title IV program funds.

Our schools are required to seek recertifications from the U.S. Department of Education periodically in order to participate in Title IV programs. The current provisional certifications of 18 of our schools expire between September 30, 2009 and December 31, 2009, and our applications for recertifications are due for submission three months in advance of each expiration. The provisional certifications for our other schools expire beginning on June 30, 2011. The U.S. Department of Education will also review our schools’ continued certifications in the event that we undergo a change of ownership and control pursuant to U.S. Department of Education regulations. In addition, the U.S. Department of Education may take emergency action to suspend any of our schools’ certification without advance notice if it receives reliable information that a school is violating Title IV requirements and determines that immediate action is necessary to prevent misuse of Title IV funds. If the U.S. Department of Education were to decide not to renew or to withdraw our certification to participate in Title IV programs at any time, our students no longer would be able to receive Title IV program funds, which would have a material adverse effect on our enrollments, revenues and results of operations.

Congress may change eligibility standards or reduce funding for federal student financial aid programs, or other governmental or regulatory bodies may change similar laws or regulations relating to other student financial aid programs, which could reduce the growth of our student population and revenue.

Political and budgetary concerns can significantly affect Title IV programs and other laws and regulations governing federal and state student financial aid programs. Title IV programs are made available pursuant to the provisions of the HEA, and the HEA must be reauthorized by Congress approximately every six years. Independent of reauthorization, Congress must annually appropriate funds for Title IV programs. In August 2008, the most recent reauthorization of the HEA was enacted, continuing the Title IV HEA programs through at least September 30, 2014. Future reauthorizations or appropriations may result in numerous legislative changes, including those that could adversely affect our ability to participate in the Title IV programs and the availability of Title IV and non-Title IV funding sources for our students. Congress also may impose certain requirements upon the state or accrediting agencies with respect to their approval of our schools. Any action by Congress or the U.S. Department of Education that significantly reduces funding for the federal student financial aid programs or the ability of our schools or students to participate in these programs would have a material adverse effect on our student population and revenue. Legislative action also may increase our administrative costs and require us to modify our practices in order for our schools to comply fully with applicable requirements.

In September 2007, President Bush signed into law legislation which, among other things, decreases private lender and guaranty agency yields for participation in the Federal Family Education Loan (“FFEL”) program, decreases student interest rates on Stafford loans and limits repayment obligations for students who receive loans pursuant to Title IV programs. Decreased yields could discourage Title IV lenders from continuing to provide private, federally guaranteed Title IV loans to our students. The new HEA reauthorization includes new notification and certification requirements for private non-Title IV program educational loans and makes them subject to the Truth in Lending Act requirements and potential liabilities, which could adversely affect private lenders’ ability to make such loans and thereby affect our students’ ability to access private student loans.

Because a significant percentage of our revenue is derived from Title IV and private loan programs, any action by Congress that significantly reduces Title IV program funding, the availability or attractiveness of private loans or the ability of our schools or students to participate in Title IV programs could have a material adverse effect on our business, results of operations or financial condition. Legislative action also could increase our administrative costs and require us to adjust our practices in order for our schools to comply fully with Title IV program requirements.

If we do not meet specific financial responsibility ratios and other compliance tests established by the U.S. Department of Education, our schools may lose eligibility to participate in federal student financial aid programs, which may result in a reduction in our student enrollment and an adverse effect on our results of operations.

To participate in federal student financial aid programs, an institution, among other things, must either satisfy certain quantitative standards of financial responsibility on an annual basis or post a letter of credit in favor of the U.S. Department of Education and possibly accept other conditions or limitations on its participation in the federal student financial aid programs. As of June 30, 2009, we did not meet the required quantitative measures of financial responsibility on a consolidated basis.

We are required by the U.S. Department of Education to post a letter of credit and are subject to provisional certification and additional financial and cash monitoring of our disbursements of Title IV funds due to our failure on a consolidated basis to satisfy the financial responsibility standards after the completion of the Transaction resulting from the amount of debt we incurred to complete the Transaction. The amount of this letter of credit is currently set at 10% of the Title IV program funds received by students at our schools during the prior fiscal year. As a result, we posted an $87.9 million letter of credit in October 2006. Due to increases in the aggregate amount of Title IV funds received by our students, we currently post a $120.5 million letter of credit with the U.S. Department of Education. Outstanding letters of credit reduce the availability under our revolving credit facility.

We expect to continue to not satisfy the U.S. Department of Education’s quantitative measure of financial responsibility for the foreseeable future. As a result, we expect each of our schools to be required to continue on provisional certification for additional three-year periods. The current provisional certifications of 18 of our schools expire between September 30, 2009 and December 31, 2009. Provisional certification for our other schools expires beginning on June 30, 2011. We expect that the U.S. Department of Education’s evaluation of our schools’ financial responsibility on the basis of our consolidated financial statements will continue through future annual reviews and may result in continuation of the requirement that we maintain a letter of credit, provisional certification and financial and cash monitoring in future years. Any conditions or limitations on our participation in the federal student financial aid programs in addition to the letter of credit, provisional certification and additional financial and cash monitoring could adversely affect our net income and student population. We expect to be required to renew the letter of credit at the 10% level for as long as our schools remain provisionally certified, although the U.S. Department of Education could increase the amount substantially. There can be no assurance that the U.S. Department of Education will not require further restrictions as a condition of the renewal of our certification. Any failure to meet specific financial responsibility ratios and other compliance tests established by the U.S. Department of Education could affect our students’ ability to access student financial assistance programs, which would adversely affect our net income and student population.

An institution may lose its eligibility to participate in some or all of the federal student financial aid programs if defaults by its students on their federal student loans exceed specified rates. Certain of our schools have default rates in excess of specified rates in the Federal Perkins Loan Program, which is not a material federal student aid program for us or any of our institutions. Though we believe our schools do not exceed either the specified rates for student default for our material programs or the percentage of revenue limitation test, loss of eligibility to participate in the federal student financial aid programs by one or more of our schools could have a material adverse effect on our student population and revenue.

The consumer credit markets in the United States have recently suffered from increases in default rates and foreclosures on mortgages. Providers of federally guaranteed student loans have also experienced recent increases in default rates. Any increase in interest rates could contribute to higher default rates with respect to repayment of our students’ education loans. Such higher default rates may adversely impact our eligibility to participate in Title IV programs, which could result in a significant reduction in our student population and our profitability.

In the event of a bankruptcy filing by any of our schools, the schools filing for bankruptcy would not be eligible to receive Title IV program funds, notwithstanding the automatic stay provisions of federal bankruptcy law, which would make any reorganization difficult to implement. In addition, our other schools may be held to be jointly responsible for financial aid defaults experienced at the bankrupt schools.

If any of our schools either fails to demonstrate “administrative capability” to the U.S. Department of Education or violates other requirements of Title IV programs, the U.S. Department of Education may impose sanctions or terminate that school’s participation in Title IV programs.

Regulations adopted by the U.S. Department of Education specify criteria an institution must satisfy to establish that it has the requisite “administrative capability” to participate in Title IV programs. These criteria require, among other things, that the institution:

•	comply with all applicable federal student financial aid regulations;

•	have capable and sufficient personnel to administer the federal student financial aid programs;

•	have acceptable methods of defining and measuring the satisfactory academic progress of its students;

•	provide financial aid counseling to its students; and

•	submit all reports and financial statements required by the regulations.

If an institution fails to satisfy any of these criteria, or any other of the legal and regulatory requirements of Title IV programs, the U.S. Department of Education may:

•	require the repayment of federal student financial aid funds improperly disbursed;

•	transfer the institution from the “advance” system of payment of federal student financial aid funds to the “reimbursement” system of payment or “cash monitoring”;

•	place the institution on provisional certification status; or

•	commence a proceeding to impose a fine or to limit, suspend or terminate the participation of the institution in Title IV programs.

If one or more of our schools loses or is limited in its access to, or is required to repay, federal student financial aid funds due to a failure to demonstrate administrative capability or to comply with other requirements of Title IV programs, our business could be materially adversely affected.

If our institutions do not comply with the 90/10 Rule, they will lose eligibility to participate in federal student financial aid programs.

Regulations promulgated under the HEA require all for-profit education institutions to comply with the 90/10 Rule, which imposes sanctions on participating institutions that derive more than 90% of their total revenue on a cash accounting basis from Title IV programs. An institution that derives more than 90% of its total revenue on a cash accounting basis from the Title IV programs for each of two consecutive fiscal years loses its eligibility to participate in Title IV programs and is not permitted to reapply for eligibility until the end of the following two fiscal years. Institutions which fail to satisfy the 90/10 Rule for one fiscal year are placed on provisional certification. Compliance with the 90/10 Rule is measured at the end of each of our fiscal years. For those of our institutions that disbursed federal financial aid during fiscal 2009, the percentage of revenues derived from Title IV programs ranged from approximately 55% to 86%, with a weighted average of approximately 70% as compared to a weighted average of approximately 65% in fiscal 2008. We anticipate that our 90/10 rates will continue to increase in fiscal 2010 due to recent increases in grants from the Federal Pell Grant (“Pell”) program and other Title IV loan limits, coupled with decreases in the availability of state grants and private loans and the inability of households to pay cash due to the current economic climate. While our consolidated 90/10 rate for fiscal 2010 is projected to remain under the 90% threshold, we project that some of our institutions will exceed the 90% threshold if we do not continue to successfully implement certain changes to these institutions during the fiscal year which would decrease their 90/10 rate, such as increases in international and military students and certain internal restructuring designed to achieve additional operational efficiencies. In prior years, similar changes to operations resulted in lower 90/10 rates at our institutions where we implemented such changes. Additionally, the revised rules included in the new HEA reauthorization include relief through June 30, 2011 from a $2,000 increase in the annual Stafford loan availability for undergraduate students which became effective July 1, 2008. We anticipate that our 90/10 rate will increase substantially in fiscal 2012 in the event that relief from this additional $2,000 is not extended beyond June 30, 2011, which would adversely affect our ability to comply with the 90/10 Rule. Continued decreases in the availability of state grants would also adversely impact our ability to comply with the 90/10 Rule because state grants generally are considered cash payments for purposes of the 90/10 Rule. We continue to monitor the compliance with the 90/10 Rule by each of our institutions and assess the impact of increased financial aid received by our students under the current rule. If any of our institutions violates the 90/10 Rule, its ineligibility to participate in Title IV programs for at least two years would have a material adverse effect on our enrollments, revenues and results of operations.

Our failure to comply with various state regulations or to maintain any national, regional or programmatic accreditation could result in actions taken by those states or accrediting agencies that would have a material adverse effect on our student enrollment and results of operations.

Each of our U.S. campuses, including our campuses that provide online programs, is authorized to offer education programs and grant degrees or diplomas by the state in which such school is physically located. The level of regulatory oversight varies substantially from state to state. In some U.S. states, the schools are subject to licensure by the state education agency and also by a separate higher education agency. Some states have sought to assert jurisdiction over online educational institutions that offer educational services to residents in the state or that advertise or recruit in the state, notwithstanding the lack of a physical location in the state. State laws may establish standards for instruction, qualifications of faculty, location and nature of facilities, financial policies and responsibility and other operational matters. State laws and regulations may limit our ability to obtain authorization to operate in certain states or to award degrees or diplomas or offer new degree programs. Certain states prescribe standards of financial responsibility that are different from those prescribed by the U.S. Department of Education. In addition, each of our U.S. schools is accredited by a national or regional accreditation agency recognized by the U.S. Department of Education, and some educational programs are also programmatically accredited. The level of regulatory oversight and standards can vary based on the agency. Certain accreditation agencies prescribe standards that are different from those prescribed by the U.S. Department of Education. If we are found not to be in compliance with an applicable state regulation and a state seeks to restrict one or more of our business activities within its boundaries, we may not be able to recruit or enroll students in that state and may have to cease providing services and advertising in that state, which could have a material adverse effect on our student enrollment and revenues.

If one of our schools does not meet its accreditation or applicable state requirements, its accreditation and/or state licensing could be limited, modified, suspended or terminated. Failure to maintain licensure in the state where it is physically located or institutional accreditation would make such school ineligible to participate in Title IV programs, which could have a material adverse effect on our student enrollment and revenues. Further, requirements for programs offered by our schools that are accredited by national accrediting agencies with respect to retention rates, graduation rates and employment placement rates may be more difficult to satisfy due to the current economic recession in the U.S. If programmatic accreditation is withdrawn or fails to be renewed for any of the individual programs at any of our schools, enrollment in such program could decline, which could have a material adverse impact on student enrollment and revenues at that school.

Loss of or reductions in state financial aid programs for our students could negatively impact our revenues from students.

In fiscal 2009, approximately 3% of our net revenues were indirectly derived from state financial aid programs. State grant programs are generally subject to annual appropriation by the state legislature, which may lead to the state’s eliminating or significantly decreasing the amount of state aid to students at our schools. Recently several states in which we have schools have substantially decreased or eliminated the amount of grants available to students who attend for-profit post secondary institutions. The loss of access to these state grants by our students could have a material adverse effect on our business due to enrollment losses at our schools.

If regulators do not approve transactions involving a change of control or change in our corporate structure, we may lose our ability to participate in federal student financial aid programs, which would result in declines in our student enrollment, and thereby adversely affect our results of operations.

If we or one of our schools experiences a change of ownership or control under the standards of applicable state agencies, accrediting agencies or the U.S. Department of Education, we or the schools governed by such agencies must seek the approval of the relevant agencies. Transactions or events that could constitute a change of control include significant acquisitions or dispositions of shares of our stock, internal restructurings, acquisition of schools from other owners, significant changes in the composition of a school’s board of directors or certain other transactions or events, several of which are beyond our control. We have received confirmation from the U.S. Department of Education, each of the applicable institutional accrediting agencies and each of the applicable state educational agencies that authorize or license our schools that this offering will not constitute a change of control under their respective standards. The failure of any of our schools to reestablish its state authorization, accreditation or U.S. Department of Education certification following a transaction involving a change of ownership or control would result in a suspension of operating authority or suspension or loss of federal student financial aid funding, which could have a material adverse effect on our student population and revenue. Further, such a change of ownership or control could result in the imposition of growth restrictions on our schools, including limitations on our ability to open new campuses or initiate new educational programs. Restrictions on growth such as these could have a material adverse impact on our student population and revenue and future growth plans. The potential adverse effects of a change of control also could influence future decisions by us and our shareholders regarding the sale, purchase, transfer, issuance or redemption of our stock, which could discourage bids for your shares of our common stock and could have an adverse effect on the market price of your shares.

Government and regulatory and accrediting agencies may conduct compliance reviews, bring claims or initiate litigation against us, which may adversely impact our licensing or accreditation status, and thereby adversely affect our results of operations.

From time to time, we may be subject to program reviews, audits, investigations, claims of non-compliance or lawsuits by governmental or accrediting agencies or third parties, which may allege statutory violations, regulatory infractions or common law causes of action. If the results of any such proceedings are unfavorable to us, we may lose or have limitations imposed on our accreditation, state licensing, state grant or Title IV program participation, be required to pay monetary damages or be subject to fines, penalties, injunctions or other censure that could materially and adversely affect our business. We also may be limited in our ability to open new schools or add new program offerings and may be adversely impacted by the negative publicity surrounding an investigation or lawsuit. Even if we adequately address the issues raised by an agency review or investigation or successfully defend a third-party lawsuit, we may suffer interruptions in cash flows due to, among other things, transfer from the advance funding to the “reimbursement” or “heightened cash monitoring” method of Title IV program funding, and we may have to devote significant money and management resources to address these issues, which could harm our business. Additionally, we may experience adverse collateral consequences, including declines in the number of students enrolling at our schools and the willingness of third parties to deal with us or our schools, as a result of any negative publicity associated with such reviews, claims or litigation.

Our regulatory environment and our reputation may be negatively influenced by the actions of other post-secondary education institutions.

In recent years, there have been a number of regulatory investigations and civil litigation matters targeting post-secondary education institutions. These investigations and lawsuits have alleged, among other things, deceptive trade practices, false claims against the United States and non-compliance with state and U.S. Department of Education regulations. These allegations have attracted adverse media coverage and have been the subject of federal and state legislative hearings. Allegations against the overall student lending and post-secondary education sectors may impact general public perceptions of educational institutions, including us, in a negative manner. Adverse media coverage regarding other educational institutions or regarding us directly could damage our reputation, reduce student demand for our programs, adversely impact our revenues and operating profit or result in increased regulatory scrutiny.

We do not have significant experience in processing student loans through the Direct Loan program and, if we are required to process all or a substantial portion of our students’ federal loans through this program, we could experience increases to our administrative costs and delays to the receipt of federal loan proceeds.

Loans to students at our U.S. schools under the FFEL/Direct loan program represented approximately 69.9% of our net revenues in fiscal 2009. President Obama has introduced a budget proposal and a committee in the U.S. House of Representative has approved a bill that would require all new federal student loans after July 1, 2010 to be made through the Direct Loan program. While all of our schools are eligible to participate in the Direct Loan program, as of June 30, 2009 only Brown Mackie College — Tucson and The Art Institute of Tucson actively participated in the program. While we anticipate that each of our U.S. based schools will participate in the Direct Loan program by June 30, 2010, processing all or a significant portion of our students’ federal loans through this program will require a substantial change to our systems and operating procedures, which could cause increases to our administrative costs and delays to our receipt of federal student loan proceeds.

RISKS RELATED TO OUR BUSINESS

If our students were unable to obtain private loans from third party lenders, our business could be adversely affected given our reliance on such lenders as a source of net revenues.

The education finance industry has been experiencing and may continue to experience problems that have resulted in fewer overall financing options for some of our students. Factors that could impact the general availability of loans to our students include:

•	changes in overall economic conditions or overall uncertainty or disruption in capital markets, in either case causing lenders to cease making student loans, limit the volume or types of loans made or impose more stringent eligibility or underwriting standards;

•	the financial condition and continued financial viability of student loan providers, including Sallie Mae;

•	changes in applicable laws or regulations, such as provisions of the recently-enacted HEA reauthorization that impose new disclosure and certification requirements with respect to private educational loans, that could have the effect of reducing the availability of education financing, including as a result of any lenders choosing to provide fewer loans or to stop providing loans altogether in light of increased regulation, or which could increase the costs of student loans; or

•	determinations by lenders to reduce the number of loans, or to cease making loans altogether, to students attending or planning to attend certain types of schools, particularly for-profit institutions.

During fiscal 2009, revenues derived indirectly from private loans to students at our schools, excluding loans under our Education Finance Loan program, represented approximately 13.1% of our net revenues, as compared to approximately 22.3% of our net revenues in fiscal 2008. We estimate that net revenues derived indirectly from private loans to students attending our schools will represent approximately 6% of net revenues in fiscal 2010. These loans are provided pursuant to private loan programs and are made available to eligible students at our schools to fund a portion of the students’ costs of education not covered by federal and state financial aid grants due to increases in tuition and the cost of living. Private loans are made to our students by institutions and are non-recourse to us and our schools. Approximately 79% of the private loans in fiscal 2009, or approximately $206.5 million of private loans, were offered by Sallie Mae and its affiliates and serviced by its affiliated loan servicer.

During fiscal 2009, adverse market conditions for consumer student loans have resulted in providers of private loans reducing the attractiveness and/or decreasing the availability of private loans to post-secondary students, including students with low credit scores who would not otherwise be eligible for credit-based private loans. In order to provide student loans to certain of our students who do not satisfy the new standard underwriting, we pay credit enhancement fees to certain lenders (including Sallie Mae) based on the principal balance of each loan disbursed by the lender. An agreement we entered into with Sallie Mae to provide loans to certain students who received a private loan from Sallie Mae prior to April 17, 2008 and are continuing their education but who do not satisfy Sallie Mae’s current standard underwriting criteria expires in June 2010. There can be no assurance that we will be able to extend the current agreement or enter into a new agreement on acceptable terms, if at all. If we were unable to do so, we would attempt to assist these students in their pursuit of alternate financing options, including through our Education Finance Loan program.

The consumer credit markets in the United States have recently suffered from increases in default rates and foreclosures on mortgages, which in some cases have called into question the continued financial viability of certain student loan providers and has resulted in fewer providers of student loans. Providers of federally guaranteed student loans and alternative or private student loans have also experienced recent increases in default rates. Adverse market conditions for consumer and federally guaranteed student loans have resulted in providers of private loans reducing the attractiveness and/or decreasing the availability of private loans to post-secondary students, including students with low credit scores who would not otherwise be eligible for credit-based private loans. Prospective students may find that these increased financing costs make borrowing prohibitively expensive and abandon or delay enrollment in post-secondary education programs. Certain private lenders have also required that we pay them new or increased fees in order to provide private loans to prospective students.

While we are taking steps to address the private loan needs of our students, the inability of our students to finance their education could cause our student population to decrease, which could have a material adverse effect on our financial condition, results of operations and cash flows.

We recently introduced the Education Finance Loan program, which could have a material adverse effect on our financial condition, results of operations and cash flows.

In August 2008, we introduced the Education Finance Loan program, which enables students who have exhausted all available government-sponsored or other aid and have been denied a private loan to borrow a portion of their tuition and other educational expenses at our schools not covered by other financial aid sources if they or a co-borrower meet certain eligibility and underwriting criteria. During fiscal 2009, approximately 1.0% of our net revenues were derived from loans under the

Education Finance Loan program. We estimate that additional disbursements under this program during fiscal 2010 will be approximately $75 million.

We will bear the risks of collection with respect to these loans from students who do not meet eligibility and underwriting standards of other commercial lenders. As a result, we expect that our allowance for doubtful accounts and bad debt expense will increase. Factors that may impact our ability to collect these loans include general economic conditions, compliance with laws applicable to the origination, servicing and collection of loans, the quality of our loan servicers’ performance and the priority that borrowers under these loans, particularly students who did not complete or were dissatisfied with their programs of study, attach to repaying these loans as compared to other obligations. We also expect our accounts receivable and days sales outstanding to increase from prior years. In addition, because of restrictions imposed under our existing debt arrangements or otherwise, this program, or any enlargement or extension of this program, could adversely affect our ability to make investments and incur indebtedness for the financing of other aspects of our business, including acquisitions.

Approximately 1% of our student population currently participates in the Education Finance Loan program, and a number of factors may contribute to fewer students participating in the program in the future than we currently expect. Students may believe that loans under this program are undesirable, or we may find that fewer students qualify for the program than we anticipate. If other loans are not available to finance these students’ education, they may choose not to attend our schools. In addition, because the documents governing our debt arrangements contain limitations on the amount of investments we may make under the Education Finance Loan program, student demand for loans under the program may exceed the applicable limit from time to time. Finally, if the lender participating in the program decides to discontinue its involvement, we may not be able to engage substitute lenders or initiate a direct financing or lending program in a timely manner on similar terms, if at all.

Federal, state and local laws and public policy and general principles of equity relating to the protection of consumers apply to the origination, servicing and collection of the loans that we purchase under this program. Any violation of the various federal, state and local laws, including, in some instances, violations of these laws by parties not under our control, may result in losses on the loans that we purchase or may limit our ability to collect all or part of the principal or interest on the loans that we purchase. This may be the case even if we are not directly responsible for the violations by such parties.

Federal or state financial regulators also might delay or suspend the Education Finance Loan program for a variety of reasons, including as a result of concerns that the program exposes our bank partners to unacceptable risks. Finally, depending on the terms of the loans, state consumer credit regulators may assert that our activities in connection with the Education Finance Loan program require us to obtain one or more licenses, registrations or other forms of regulatory approvals, any of which may not be able to be obtained in a timely manner, if at all.

Our business may be adversely affected by a general economic slowdown or recession in the U.S. or abroad.

The U.S. and other industrialized countries currently are experiencing reduced economic activity, increased unemployment, substantial uncertainty about their financial services markets and, in some cases, economic recession. In addition, homeowners in the United States have experienced a significant reduction in wealth due to the decline in residential real estate values across much of the country. These events may reduce the demand for our programs among students, which could materially and adversely affect our business, financial condition, results of operations and cash flows. These adverse economic developments also may result in a reduction in the number of jobs available to our graduates and lower salaries being offered in connection with available employment, which, in turn, may result in declines in our placement and persistence rates. In addition, these events could adversely affect the ability or willingness of our former students to repay student loans, which could increase our student loan cohort default rate and require increased time, attention and resources to manage these defaults. Further, the inability of students to pay their tuition and fees in cash has, along with other factors, resulted in a significant increase to our 90/10 rate.

The current unprecedented disruptions in the credit and equity markets worldwide may impede or prevent our access to the capital markets for additional funding to expand or operate our business and may affect the availability or cost of borrowing under our existing credit facilities.

The credit and equity markets of both mature and developing economies have experienced extraordinary volatility, asset erosion and uncertainty in the last year, leading to governmental intervention in the banking sector in the United States and abroad on an unprecedented scale. Until these market disruptions diminish, we may not be able to access the capital markets to obtain funding needed to refinance our existing indebtedness or expand our business. In addition, changes in the capital or other legal requirements applicable to commercial lenders may affect the availability or increase the cost of borrowing under our senior secured credit facilities. If we are unable to obtain needed capital on terms acceptable to us, we may have to limit our growth initiatives or take other actions that materially adversely affect our business, financial condition, results of operations and cash flows.

We may have difficulty opening additional new schools and growing our online academic programs, and we may be unable to achieve the anticipated return on our investment.

We anticipate continuing to open new schools in the future. Establishing new schools poses unique challenges and requires us to make investments in management, capital expenditures, marketing expenses and other resources. When opening a new school, we are required to obtain appropriate state or provincial and accrediting agency approvals. In addition, to be eligible for federal student financial aid programs, a school has to be certified by the U.S. Department of Education. Further, our debt agreements include limitations on the amount of capital expenditures we may make on an annual basis. Our failure to effectively manage the operations of newly established schools or service areas, or any diversion of management’s attention from our core school operating activities, could harm our business.

We anticipate significant future growth from online courses we offer to students. As of June 30, 2009, we offer fully online programs at The Art Institute of Pittsburgh, Online Division, Argosy University and South University. We plan to continue to introduce new online programs at these schools in the future. The success of any new online programs and classes depends in part on our ability to expand the content of our programs, develop new programs in a cost-effective manner and meet the needs of our students in a timely manner. The expansion of our existing online programs, the creation of new online classes and the development of new fully online programs may not be accepted by students or the online education market for many reasons, including as a result of the expected increased competition in the online education market or because of any problems with the performance or reliability of our online program infrastructure. In addition, a general decline in Internet use for any reason, including due to security or privacy concerns, the cost of Internet service or changes in government regulation of Internet use may result in less demand for online educational services, in which case we may not be able to grow our online programs as planned.

We may not be able to implement our growth strategy optimally if we are not able to improve the content of our existing academic programs or to develop new programs on a timely basis and in a cost-effective manner.

We continually seek to improve the content of our existing academic programs and develop new programs in order to meet changing market needs. Revisions to our existing academic programs and the development of new programs may not be accepted by existing or prospective students or employers in all instances. If we cannot respond effectively to market changes, our business may be adversely affected. Even if we are able to develop acceptable new programs, we may not be able to introduce these new programs as quickly as students require or as quickly as our competitors are able to introduce competing programs. Our efforts to introduce a new academic program may be conditioned or delayed by requirements to obtain federal, state and accrediting agency approvals. The development of new programs and classes, both conventional and online, is subject to requirements and limitations imposed by the U.S. Department of Education, state licensing agencies and the relevant accrediting bodies. The imposition of restrictions on the initiation of new educational programs by any of our regulatory agencies may delay such expansion plans. If we do not respond adequately to changes in market requirements, our ability to attract and retain students could be impaired and our financial results could suffer.

Establishing new academic programs or modifying existing academic programs also may require us to make investments in specialized personnel and capital expenditures, increase marketing efforts and reallocate resources away from other uses. We may have limited experience with the subject matter of new programs and may need to modify our systems and strategy. If we are unable to increase the number of students, offer new programs in a cost-effective manner or otherwise manage effectively the operations of newly established academic programs, our results of operations and financial condition could be adversely affected.

Our marketing and advertising programs may not be effective in attracting prospective students, current students or potential employers of our graduates.

In order to maintain and increase our revenues and margins, we must continue to attract new students in a cost-effective manner. Over the last several fiscal years, we have increased the amounts spent on marketing and advertising, and we anticipate that this trend will continue. If we are unable to successfully advertise and market our schools and programs, our ability to attract and enroll new students could be adversely impacted and, consequently, our financial performance could suffer. We use marketing tools such as the Internet, radio, television and print media advertising to promote our schools and programs. Our representatives also make presentations at high schools. If we are unable to utilize these advertising methods in a cost-effective manner or if our other costs limit the amount of funds we can contribute to advertising, our profitability and revenue may suffer. Additionally, we rely on the general reputation of our schools and referrals from current students, alumni and employers as a source of new students. Among the factors that could prevent us from successfully marketing and advertising our schools and programs are the failure of our marketing tools and strategy to appeal to prospective students or current student and/or employer dissatisfaction with our program offerings or results and diminished access to high school campuses.

A decline in the overall growth of enrollment in post-secondary institutions could cause us to experience lower enrollment at our schools, which would negatively impact our future growth.

According to the U.S. Department of Education, enrollment in degree-granting, post-secondary institutions is projected to grow 11.7% over the ten-year period ending in the fall of 2017 to approximately 20.1 million students. This growth compares with a 24.0% increase reported in the prior ten-year period ended in 2007, when enrollment increased from 14.5 million students in 1997 to 18.0 million students in 2007. While enrollment growth in the ten-year period ended 2007 was accompanied by a 23.7% increase in high school graduates from 2.7 million students in 1997 to 3.3 million students in 2007, the U.S. Department of Education is not projecting any significant growth in the number of high school graduates through 2017.

Our substantial leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and expose us to interest rate risk to the extent of our variable rate debt.

The following chart shows our level of consolidated indebtedness at June 30, 2009 (in millions), as adjusted to reflect the sale of 20,000,000 shares of common stock by us in this offering at an assumed initial public offering price of $19.00 per share, the midpoint of the range set forth on the cover page of this prospectus and the application of the net proceeds of this offering as described under “Use of Proceeds”.

Revolving credit facility(1)	$100.0
Senior secured term loan facility	1,126.8
8 3/4% senior notes due 2014	223.7
10 1/4% senior subordinated notes due 2016	239.1
Capital leases	0.6
Mortgage debt of consolidated entity	1.2

Total	$1,691.4

(1)	Upon the closing of the Transaction, we entered into a $300.0 million revolving credit facility with a six-year maturity. The revolving credit facility was increased to $322.5 million in February 2008 and to $388.5 million in August 2009. Upon consummation of this offering, the revolving credit facility will automatically increase to $442.5 million. As of June 30, 2009, we had an aggregate of $137.8 million in outstanding letters of credit, including $121.1 million of letters of credit issued to the U.S. Department of Education due primarily to our failure to satisfy certain regulatory financial ratios after giving effect to the Transaction. Outstanding letters of credit reduce the availability under our revolving credit facility.

Our high degree of leverage could have important consequences for you, including:

•	making it more difficult for us to make payments on our indebtedness;

•	increasing our vulnerability to general economic and industry conditions;

•	requiring a substantial portion of cash flows from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flows to fund our operations, capital expenditures and future business opportunities;

•	increasing the likelihood of our not satisfying, on a consolidated basis, the U.S. Department of Education’s annual responsibility requirements and subjecting us to letter of credit and provisional certification requirements for the foreseeable future;

•	exposing us to the risk of increased interest rates as certain of our borrowings, including borrowings under our senior secured credit facilities, will bear interest at variable rates;

•	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, program development, debt service requirements, acquisitions and general corporate or other purposes; and

•	limiting our ability to adjust to changing market conditions and placing us at a competitive disadvantage compared to our competitors who are less highly leveraged.

In addition, we and our subsidiaries may be able to incur substantial additional indebtedness in the future, subject to the restrictions contained in our senior secured credit facilities and the indentures governing our Notes. If new indebtedness is added to our current debt levels, the related risks that we now face could intensify.

We may not be able to generate sufficient cash to service all of our debt obligations and may be forced to take other actions in an effort to satisfy our obligations under such indebtedness, which may not be successful.

Our ability to make scheduled payments on our indebtedness, or to refinance our obligations under our debt agreements on acceptable terms, if at all, will depend on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to the financial and business risk factors described in this prospectus, many of which are beyond our control. We cannot assure you that we will be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay the opening of new schools, acquisitions or capital expenditures, sell assets, seek to obtain additional equity capital or restructure our indebtedness. We also cannot assure you that we will be able to refinance any of our indebtedness or obtain additional financing on acceptable terms, if at all, particularly because of our high levels of debt and the debt incurrence restrictions imposed by the agreements governing our debt.

Our debt agreements contain restrictions that limit our flexibility in operating our business.

Our senior secured credit facilities and the indentures governing the Notes contain various covenants that limit our ability to engage in specified types of transactions. These covenants limit certain of our subsidiaries’ ability to, among other things:

•	incur additional indebtedness or issue certain preferred shares;

•	pay dividends on, repurchase or make distributions in respect of capital stock or make other restricted payments;

•	make certain investments, including capital expenditures;

•	sell certain assets;

•	create liens;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and

•	enter into certain transactions with affiliates.

In addition, under our senior secured credit agreement, we are required to satisfy and maintain specified financial ratios and other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will meet those ratios and tests. A breach of any of these covenants could result in a default under the senior secured credit agreement. Upon the occurrence of an event of default under the senior secured credit agreement, the lenders could elect to declare all amounts outstanding under the senior secured credit agreement immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under the senior secured credit facilities could proceed against the collateral granted to them to secure that indebtedness. Certain of our subsidiaries have pledged a significant portion of our assets as collateral under the senior secured credit agreement. If the lenders accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay our indebtedness under our senior secured credit facilities, as well as our unsecured indebtedness. See “Description of Certain Indebtedness”.

Failure to keep pace with changing market needs and technology could harm our ability to attract students.

The success of our schools depends to a large extent on the willingness of prospective employers to employ our students upon graduation. Increasingly, employers demand that their new employees possess appropriate technological skills and also appropriate “soft” skills, such as communication, critical thinking and teamwork skills. These skills can evolve rapidly in a changing economic and technological environment. Accordingly, it is important that our educational programs evolve in response to those economic and technological changes. The expansion of existing academic programs and the development of new programs may not be accepted by current or prospective students or the employers of our graduates. Even if our schools are able to develop acceptable new programs, our schools may not be able to begin offering those new programs as quickly as required by prospective employers or as quickly as our competitors offer similar programs. If we are unable to adequately respond to changes in market requirements due to regulatory or financial constraints, unusually rapid technological changes or other factors, our ability to attract and retain students could be impaired, the rates at which our graduates obtain jobs involving their fields of study could suffer and our results of operations and cash flows could be adversely affected.

Failure to obtain additional capital in the future could adversely effect our ability to grow.

We believe that funds from operations, cash, investments and borrowings under our revolving credit facility will be adequate to fund our current operating plans for the foreseeable future. However, we may need additional debt or equity financing in order to finance our continued growth. The amount and timing of such additional financing will vary principally depending on the timing and size of acquisitions and new school openings, the willingness of sellers to provide financing for future acquisitions and the amount of cash flows from our operations. To the extent that we require additional financing in the future and are unable to obtain such additional financing, we may not be able to fully implement our growth strategy.

Failure to effectively manage our growth could harm our business.

Our business recently has experienced rapid growth. Growth and expansion of our operations may place a significant strain on our resources and increase demands on our management information and reporting systems, financial management controls and personnel. We may not be able to maintain or accelerate our current growth rate, effectively manage our expanding operations or achieve planned growth on a timely or profitable basis. If we are unable to manage our growth effectively, we may experience operating inefficiencies and our net income may be materially adversely affected.

Capacity constraints or system disruptions to our online computer networks could have a material adverse effect on our ability to attract and retain students.

The performance and reliability of the program infrastructure of our schools’ online operations is critical to the reputation of these campuses and our ability to attract and retain students. Any computer system error or failure, or a sudden and significant increase in traffic on our computer networks that host our schools’ online operations, may result in the unavailability of our schools’ online operations’ computer networks. In addition, any significant failure of our computer networks could disrupt our on campus operations. Individual, sustained or repeated occurrences could significantly damage the reputation of our schools’ online operations and result in a loss of potential or existing students. Additionally, our schools’ online computer systems and operations are vulnerable to interruption or malfunction due to events beyond our control, including natural disasters and network and telecommunications failures. Any interruption to our schools’ online computer systems or operations could have a material adverse effect on the ability of our schools’ online operations to attract and retain students.

The personal information that we collect may be vulnerable to breach, theft or loss that could adversely affect our reputation and operations.

Possession and use of personal information in our operations subjects us to risks and costs that could harm our business. Our schools collect, use and retain large amounts of personal information regarding our students and their families, including social security numbers, tax return information, personal and family financial data and credit card numbers. We also collect and maintain personal information of our employees in the ordinary course of our business. Our computer networks and the networks of certain of our vendors that hold and manage confidential information on our behalf may be vulnerable to unauthorized access, computer hackers, computer viruses and other security threats. Confidential information also may become available to third parties inadvertently when we integrate or convert computer networks into our network following an acquisition of a school or in connection with upgrades from time to time.

Due to the sensitive nature of the information contained on our networks, such as students’ grades, our networks may be targeted by hackers. A user who circumvents security measures could misappropriate proprietary information or cause interruptions or malfunctions in our operations. Although we use security and business controls to limit access and use of personal information, a third party may be able to circumvent those security and business controls, which could result in a breach of student or employee privacy. In addition, errors in the storage, use or transmission of personal information could result in a breach of student or employee privacy. Possession and use of personal information in our operations also subjects us to legislative and regulatory burdens that could require notification of data breaches and restrict our use of personal information. As a result, we may be required to expend significant resources to protect against the threat of these security breaches or to alleviate problems caused by these breaches. A major breach, theft or loss of personal information regarding our students and their families or our employees that is held by us or our vendors could have a material adverse effect on our reputation and results of operations and result in further regulation and oversight by federal and state authorities and increased costs of compliance.

We may not be able to retain our key personnel or hire and retain additional personnel needed for us to sustain and grow our business as planned.

Our success depends, in large part, upon our ability to attract and retain highly qualified faculty, school presidents and administrators and corporate management. We may have difficulty locating and hiring qualified personnel, and retaining such personnel once hired. In addition, key personnel may leave and subsequently compete against us. The loss of the services of any of our key personnel, many of whom are not party to employment agreements with us, or our failure to attract and retain other qualified and experienced personnel on acceptable terms could impair our ability to successfully sustain and grow our business, which could have a material adverse effect on our results of operations.

If we are not able to integrate acquired schools, we may experience operational inefficiencies.

From time to time, we engage in acquisitions of schools. Integrating acquired operations into our institutions involves significant risks and uncertainties, including:

•	inability to maintain uniform standards, controls, policies and procedures;

•	distraction of management’s attention from normal business operations during the integration process;

•	expenses associated with the integration efforts; and

•	unidentified issues not discovered in our due diligence process, including legal contingencies.

Our inability to operate one or more of our schools or locations due to a natural disaster, terrorist act or widespread epidemic or to restore a damaged school or location to its prior operational level could materially hurt our operating results.

A number of our schools are located in Florida and elsewhere in the southeastern United States in areas prone to hurricane damage, which may be substantial. We also have a number of schools located in California in areas vulnerable to earthquakes. One or more of these schools may be unable to operate for an extended period of time in the event of a hurricane, earthquake or other natural disaster which does substantial damage to the area in which a school is located. In addition, we may not be in a position to devote sufficient resources to a damaged school in order for it to re-open in a timely fashion or at the same level of operation as existed prior to the damage. Further, a regional or national outbreak of influenza or other illness easily spread by human contact could cause us to close one or more of our schools for an extended period of time. The failure of one or more of our schools to operate for a substantial period of time could have a material adverse effect on our results of operations.

We have a significant concentration of admissions representatives for our fully online schools in two geographically separate locations. A natural disaster or terrorist act which affected one of these locations could result in our inability to contact prospective students for our fully online programs for an extended period of time, which would result in a significantly lower number of new students enrolling in our programs.

We operate in a highly competitive industry, and competitors with greater resources could harm our business.

The post-secondary education market is highly fragmented and competitive. Our schools compete for students with traditional public and private two-year and four-year colleges and universities and other for-profit providers, including those that offer online learning programs. Many public and private colleges and universities, as well as other for-profit providers, offer programs similar to those we offer. We expect to experience additional competition in the future as more colleges, universities and for-profit providers offer an increasing number of online programs. Public institutions receive substantial government subsidies, and public and private institutions have access to government and foundation grants, tax-deductible contributions and other financial resources generally not available to for-profit providers. Accordingly, public and private institutions may have instructional and support resources superior to those in the for-profit sector, and public institutions can offer substantially lower tuition prices. Some of our competitors in both the public and private sectors also have substantially greater financial and other resources than we do.

We could experience an event of default under our senior secured credit agreement if the Sponsors cease to own an aggregate of at least 35% of the voting interests of our outstanding capital stock, and such an event of default could adversely effect our liquidity and financial position.

Under the current terms of our senior secured credit agreement, an event of default would occur if the Sponsors cease to own, collectively, at least 35% of the voting interests of our outstanding capital stock. This event of default could be triggered during the term of the senior secured credit agreement either by future sales or transfers of our capital stock by any of the Sponsors or by additional issuances of voting capital stock by us. Upon completion of this offering, the Sponsors will own, in the aggregate, approximately 65.5% of the voting interests of our outstanding capital stock (or 64.2% assuming the exercise in full of the underwriters’ option to purchase additional shares) of the voting interests of our outstanding capital stock.

Because we cannot control when future transactions by any of the Sponsors will occur, we cannot assure you that one or more Sponsors will not engage in transactions that trigger an event of default under the current terms of our senior secured credit agreement, or that we will be able to amend this provision of our senior secured credit agreement prior to any such sale or transfer. If an event of default occurs as a result of a future sale or transfer by any of the Sponsors, the lenders could elect to declare all amounts outstanding under the senior secured credit agreement to be immediately due and payable and terminate all commitments to extend further credit. It is possible that we would not be in a position at that time to refinance the amounts due under the senior secured credit agreement on economical terms, or at all, or repay the amounts due to the lenders, and the lenders then could proceed against the collateral securing our indebtedness.

If we expand in the future into new markets outside the United States, we would be subject to risks inherent in non-domestic operations.

If we acquire or establish schools in new markets outside the United States, we will face risks that are inherent in non-domestic operations, including the complexity of operations across borders, currency exchange rate fluctuations, monetary policy risks, such as inflation, hyperinflation and deflation, and potential political and economic instability in the countries into which we expand.

RISKS RELATED TO INVESTING IN OUR COMMON STOCK

There is no existing market for our common stock, and we do not know if one will develop to provide you with adequate liquidity.

Immediately prior to this offering, there has been no public market for our common stock. An active and liquid public market for our common stock may not develop or be sustained after this offering. The price of our common stock in any such market may be higher or lower than the price you pay. If you purchase shares of common stock in this offering, you will pay a price that was not established in a competitive market. Rather, you will pay the price that we negotiated with the representatives of the underwriters and such price may not be indicative of prices that will prevail in the open market following this offering.

The market price of our common stock may be volatile, which could cause the value of your investment to decline or could subject us to securities class action litigation.

Many factors could cause the market price of our common stock to rise and fall, including the following:

•	variations in our or our competitors’ actual or anticipated operating results;

•	our or our competitors’ growth rates;

•	our or our competitors’ introduction of new schools, new programs, concepts, or pricing policies;

•	recruitment or departure of key personnel;

•	changes in the estimates of our operating performance or changes in recommendations by any securities analyst that follows our stock;

•	changes in the conditions in the education industry, the financial markets or the economy as a whole;

•	substantial sales of our common stock;

•	failure of any of our schools to secure or maintain accreditation;

•	announcements of regulatory or other investigations, adverse regulatory action by the U.S. Department of Education, state agencies or accrediting agencies, regulatory scrutiny of our operations or operations of our competitors or lawsuits filed against us or our competitors; and

•	changes in accounting principles.

Market volatility, as well as general economic, market or potential conditions, could reduce the market price of our common stock in spite of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation often has been brought against that company. Due to the potential volatility of our stock price, we therefore may be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources from our business.

Private equity funds affiliated with the Sponsors will continue to own the majority of our voting stock immediately after this offering, which, if they acted together, would allow them to control substantially all matters requiring shareholder approval.

Upon the completion of this offering, private equity funds affiliated with Providence Equity Partners, Goldman Sachs Capital Partners and Leeds Equity Partners will beneficially own approximately 29.2%, 29.2% and 7.1%, respectively, of our outstanding common stock (or 28.6%, 28.6% and 7.0%, respectively, if the underwriters fully exercise their option to purchase additional shares). In addition, pursuant to the Shareholders Agreement that certain of our shareholders, including the Sponsors, will enter into upon completion of this offering, we expect that five of our ten directors immediately following this offering will be representatives of the private equity funds affiliated with the Sponsors. Certain private equity funds affiliated with Providence Equity Partners and certain private equity funds affiliated with Goldman Sachs Capital Partners each will have the right to appoint two directors if such Sponsor owns 10% or more of our common stock and each of the Sponsors will have the right to appoint one director if such Sponsor owns 2% or more of our common stock. See “Certain Relationships and Related Transactions — Shareholders Agreement”. As a result, these private equity funds, should they vote their respective shares in concert with each other, could have significant influence over our decision to enter into any corporate transaction and may have the ability to prevent any transaction that requires the approval of shareholders, regardless of whether or not other shareholders believe that such transaction is in their own best interests. Such concentration of voting power could have the effect of delaying, deterring or preventing a change of control or other business combination that might otherwise be beneficial to our shareholders.

Additionally, the Sponsors are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. One or more of the Sponsors may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. As long as private equity funds affiliated with the Sponsors collectively continue to own, directly or indirectly, a significant amount of the outstanding shares of our common stock, the Sponsors will collectively continue to be able to strongly influence or effectively control our decisions.

We will qualify for and avail ourself of exemptions from certain corporate governance requirements for companies whose stock is quoted on The NASDAQ Stock Market LLC (“Nasdaq”) that provide protection to shareholders of other companies.

After the completion of this offering, the private equity funds affiliated with the Sponsors collectively will own more than 50% of the total voting power of our common stock, and we intend to utilize certain “controlled company” exemptions under Nasdaq’s corporate governance listing standards that free us from the obligation to comply with certain Nasdaq corporate governance requirements, including the requirements:

•	that a majority of our Board of Directors consists of independent directors;

•	that the compensation of executive officers be determined, or recommended to our Board of Directors for determination, either by (a) a majority of the independent directors or (b) a compensation committee comprised solely of independent directors; and

•	that director nominees be selected, or recommended for our Board of Directors’ selection, either by (a) a majority of the independent directors or (b) a nominations committee comprised solely of independent directors.

As a result of our use of these exemptions, you will not have the same protection afforded to shareholders of companies that are subject to all of Nasdaq’s corporate governance requirements. In the event that we cease to be eligible to utilize “controlled company” exemptions under Nasdaq’s corporate governance listing standards, we will have a transitionary period during which we must achieve compliance with the requirements described above.

Your percentage ownership in EDMC may be diluted by future issuances of capital stock, which could reduce your influence over matters on which shareholders vote.

Following the completion of this offering, our Board of Directors has the authority, without action or vote of our shareholders, to issue all or any part of our authorized but unissued shares of common stock, including shares issuable upon the exercise of options, shares that may be issued to satisfy our payment obligations under our LTIC Plan or shares of our authorized but unissued preferred stock.

Issuances of common stock or voting preferred stock would reduce your influence over matters on which our shareholders vote, and, in the case of issuances of preferred stock, likely would result in your interest in us being subject to the prior rights of holders of that preferred stock.

The sale of a substantial number of shares of our common stock after this offering may cause the market price of shares of our common stock to decline.

Sales of our common stock by existing investors may begin shortly after the completion of this offering. Sales of a substantial number of shares of our common stock in the public market following this offering, or the perception that these sales could occur, could cause the market price of our common stock to decline. The shares of our common stock outstanding prior to this offering will be eligible for sale in the public market at various times in the future. We, all of our directors and executive officers, the Sponsors and other parties to our existing shareholders agreement, representing a majority of our outstanding shares of common stock immediately prior to this offering, agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus (or such longer period as described in “Shares Eligible For Future Sale — Lock-Up Agreements”), except with the prior written consent of the representatives as described in the section of this prospectus entitled “Underwriting”. Upon expiration of this lock-up period and assuming no exercise of outstanding stock options in the interim, up to approximately 26.6 million additional shares of common stock may be eligible for sale in the public market without restriction, subject to any applicable restrictions under our Shareholders Agreement, and up to approximately 93.1 million shares of common stock held by affiliates may become eligible for sale, subject to the restrictions under Rule 144 of the Securities Act of 1933. In addition, the private equity funds affiliated with Providence Equity Partners and Goldman Sachs Capital Partners, which will collectively beneficially own approximately 81.7 million shares of common stock upon completion of this offering, have the right to cause us, at our expense, to use our reasonable best efforts to register such shares held by the private equity funds for public resale, subject to certain limitations. For more information, see “Shares Eligible for Future Sale”, “Certain Relationships and Related Transactions — Shareholders Agreement” and “Certain Relationships and Related Transactions — Registration Rights Agreement”.

You will incur immediate and substantial dilution in the net tangible book value of your shares.

If you purchase shares in this offering, the value of your shares based on our actual book value immediately will be less than the price you paid. This reduction in the value of your equity is known as dilution. This dilution occurs in large part because our earlier investors paid substantially less than the initial public offering price when they purchased their shares of our common stock. Based upon the issuance and sale of 20,000,000 shares of our common stock by us in this offering at an assumed initial public offering price of $19.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, you will incur immediate dilution of $26.37 in the net tangible book value per share after giving effect to the Stock Split. Investors will incur additional dilution in the future upon the exercise of outstanding stock options. For more information, see “Dilution”.

We will incur increased costs as a result of being a public company, and the requirements of being a public company may divert management attention from our business and adversely affect our financial results.

As a public company, we will be subject to a number of additional requirements, including the reporting requirements of the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act of 2002 and the listing standards of Nasdaq. These requirements will cause us to incur increased costs and might place a strain on our systems and resources. The Securities Exchange Act of 1934 requires, among other things, that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight will be required. As a result, our management’s attention might be diverted from other business concerns, which could have a material adverse effect on our business, results of operations and financial condition. Furthermore, we might not be able to retain our independent directors or attract new independent directors for our committees.

Provisions in our charter documents and the Pennsylvania Business Corporation Law could make it more difficult for a third party to acquire us and could discourage a takeover and adversely affect existing shareholders.

Provisions in our charter documents could discourage potential acquisition proposals or make it more difficult for a third party to acquire control of the Company, even if doing so might be beneficial to our shareholders. Our articles of incorporation and bylaws provide for various procedural and other requirements that could make it more difficult for shareholders to effect certain corporate actions. For example, our articles of incorporation authorize our Board of Directors to issue up to 20.0 million shares of preferred stock and to determine the powers, preferences, privileges, rights, including voting rights, qualifications, limitations and restrictions on those shares, without any further vote or action by our shareholders. The rights of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Additional provisions that could make it more difficult for shareholders to effect certain corporate actions include the following:

•	our articles of incorporation prohibit cumulative voting in the election of directors;

•	once the private equity funds affiliated with the Sponsors and certain of our other institutional investors collectively cease to beneficially own 50% or more of our outstanding common stock, our articles of incorporation and bylaws will not (i) permit shareholder action without a meeting by consent, except for unanimous written consent, (ii) permit shareholders to call or to require the Board of Directors to call a special meeting or (iii) permit shareholder removal of directors without assigning any cause; and

•	our bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must comply with advance notice procedures.

Our shareholders may remove directors only for cause; provided, that as long as our shareholders have the right to act by partial written consent, directors may be removed from office by partial written consent without assigning any cause. These and other provisions of the Pennsylvania Business Corporation Law (the “PBCL”) and our articles of incorporation and bylaws may discourage acquisition proposals, make it more difficult or expensive for a third party to acquire a majority of our outstanding common stock or delay, prevent or deter a merger, acquisition, tender offer or proxy contest, which may negatively affect our stock price. See “Description of Capital Stock”.

We currently do not intend to pay dividends on our common stock and, consequently, your only opportunity to achieve a return on your investment is if the price of our common stock appreciates.

We do not expect to pay dividends on shares of our common stock in the foreseeable future. The terms of our senior secured credit facilities or indentures limit our ability to pay cash dividends in certain circumstances. Furthermore, if we are in default under our credit facilities or indentures, our ability to pay cash dividends will be limited in certain circumstances in the absence of a waiver of that default or an amendment to the facilities or indentures. In addition, because we are a holding company, our ability to pay cash dividends on shares of our common stock may be limited by restrictions on our ability to obtain sufficient funds through dividends from our subsidiaries, including the restrictions under our senior secured credit facilities and indentures. Subject to these restrictions, the payment of cash dividends in the future, if any, will be at the discretion of our Board of Directors and will depend upon such factors as earnings levels, capital requirements, our overall financial condition and any other factors deemed relevant by our Board of Directors. Consequently, your only opportunity to achieve a return on your investment in the Company will be if the market price of our common stock appreciates.

We rely on dividends, distributions and other payments, advances and transfers of funds from our operating subsidiaries to meet our debt service and other obligations.

We conduct all of our operations through certain of our subsidiaries, and we currently have no significant assets other than cash of approximately $42.0 million and the capital stock of our respective subsidiaries. As a result, we will rely on dividends and other payments or distributions from our operating subsidiaries to meet any existing or future debt service and other obligations. The ability of our operating subsidiaries to pay dividends or to make distributions or other payments to their parent companies will depend on their respective operating results and may be restricted by, among other things, the laws of their respective jurisdictions of organization, regulatory requirements, agreements entered into by those operating subsidiaries and the covenants of any existing or future outstanding indebtedness that we or our subsidiaries may occur. For example, our senior secured credit agreement and the indentures governing the Notes contain certain restrictions on our subsidiaries’ ability to pay dividends and to make distributions.

We experience seasonal fluctuations in our results of operations which may result in similar fluctuations in the trading price of our common stock.

Historically, our quarterly revenues and income have fluctuated primarily as a result of the pattern of student enrollments at our schools. The number of students enrolled at our schools typically is greatest in the second quarter of our fiscal year, when the largest number of recent high school and college graduates typically begin post-secondary education programs. Student vacations generally cause our student enrollments to be at their lowest during our first fiscal quarter. Because a significant portion of our expenses do not vary proportionately with the fluctuations in our revenue, our results in a particular fiscal quarter may not indicate accurately the results we will achieve in a subsequent quarter or for the full fiscal year. These fluctuations in our operating results may result in corresponding volatility in the market price for our common stock.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. You can identify forward-looking statements because they contain words such as “believes”, “expects”, “may”, “will”, “should”, “seeks”, “approximately”, “intends”, “plans”, “estimates”, or “anticipates” or similar expressions that concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations are disclosed under “Risk Factors” and elsewhere in this prospectus, including, without limitation, in conjunction with the forward-looking statements included in this prospectus. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the factors discussed in this prospectus. Some of the factors that we believe could affect our results include:

•	compliance with extensive federal, state and accrediting agency regulations and requirements;

•	our ability to maintain eligibility to participate in Title IV programs;

•	government and regulatory changes including revised interpretations of regulatory requirements that affect the post-secondary education industry;

•	regulatory and accrediting agency approval of transactions involving a change of ownership or control or a change in our corporate structure;

•	damage to our reputation or our regulatory environment caused by actions of other for-profit institutions;

•	availability of private loans for our students;

•	our introduction of the Education Finance Loan program with a private lender;

•	effects of a general economic slowdown or recession in the United States or abroad;

•	disruptions in the credit and equity markets worldwide;

•	difficulty in opening additional schools and expanding online academic programs;

•	our ability to improve existing academic programs or to develop new programs on a timely basis and in a cost-effective manner;

•	failure to effectively market and advertise to new students;

•	decline in the overall growth of enrollment in post-secondary institutions;

•	our ability to manage our substantial leverage;

•	compliance with restrictions and other terms in our debt agreements, some of which are beyond our control;

•	our ability to keep pace with changing market needs and technology;

•	our ability to raise additional capital in the future in light of our substantial leverage;

•	our ability to effectively manage our growth;

•	increases to our administrative costs and delays to the receipt of federal loan proceeds that we may experience if we are required to process all or a substantial portion of our students’ federal loans through the Direct Loan Program;

•	capacity constraints or system disruptions to our online computer networks;

•	the vulnerability of our online computer networks to security risks;

•	failure to attract, retain and integrate qualified management personnel;

•	our ability to integrate acquired schools;

•	inability to operate schools due to a natural disaster;

•	competitors with greater resources;

•	risks inherent in non-domestic operations; and

•	the other factors set forth under “Risk Factors”.

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus may not in fact occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of 20,000,000 shares of our common stock being offered by us pursuant to this prospectus at an assumed initial public offering price of $19.00 per share, the midpoint of the range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and estimated offering expenses, will be approximately $353.4 million. A $1.00 increase (decrease) in the assumed initial public offering price of $19.00 per share would increase (decrease) the net proceeds to us from this offering by $18.6 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

We expect to (i) contribute up to $323.9 million of the net proceeds from this offering to our subsidiary, Education Management LLC, to repay a portion of its indebtedness, as described below, (ii) pay the termination fee of approximately $29.5 million under the Sponsor Management Agreement and (iii) use the remaining net proceeds from this offering, if any, for general corporate purposes, which may include the repayment, redemption or refinancing of our indebtedness, including indebtedness under our senior secured credit facilities. See “Certain Relationships and Related Transactions — Sponsor Management Agreement”.

On September 21, 2009, Education Management LLC commenced a tender offer to purchase for cash a portion of its 8 3/4% senior notes due 2014, which we refer to as senior notes, and 10 1/4% senior subordinated notes due 2016, which we refer to as senior subordinated notes. It is offering to purchase an aggregate principal amount of these notes such that the maximum aggregate consideration for all notes purchased in the tender offer, excluding accrued and unpaid interest, will be $323.9 million. Education Management LLC intends to accept for purchase notes tendered in the tender offer based on the following priority: (1) first, the maximum aggregate principal amount of senior subordinated notes validly tendered on a pro rata basis that can be purchased, such that the maximum aggregate consideration for senior subordinated notes, excluding accrued and unpaid interest, will be $323.9 million and (2) thereafter, the maximum aggregate principal amount of senior notes validly tendered on a pro rata basis that can be purchased, if any, such that the aggregate consideration paid for all senior notes and senior subordinated notes purchased in the tender offer, excluding accrued and unpaid interest, will be $323.9 million. The tender offer is conditioned upon, among other things, the completion of this offering. If any condition of the tender offer is not satisfied, Education Management LLC is not obligated to accept for purchase, or to pay for, any notes tendered and may delay the acceptance for payment of any tendered notes, in each case subject to applicable laws.

Holders of senior subordinated notes and senior notes will receive $1,110 and $1,070, respectively, plus accrued and unpaid interest for each $1,000 principal amount of such notes that are validly tendered on or before 5:00 p.m., New York City time, on October 5, 2009 and accepted for purchase in the tender offer. Holders of senior subordinated notes and senior notes will receive $1,080 and $1,040, respectively, plus accrued and unpaid interest for each $1,000 principal amount of such notes that are validly tendered after 5:00 p.m., New York City time, on October 5, 2009 but on or before 5:00 p.m., New York City time, on October 19, 2009 and accepted for purchase in the tender offer.

We believe that affiliates of certain of the Sponsors own in the aggregate approximately $81 million in aggregate principal amount of the senior subordinated notes. To the extent that an affiliate of a Sponsor validly tenders all or any portion of its senior subordinated notes in the tender offer and such senior subordinated notes are accepted for purchase in the tender offer, such affiliate indirectly will receive a portion of the proceeds from this offering.

As of June 30, 2009, the outstanding aggregate principal amounts of the senior notes and senior subordinated notes were $375.0 million and $385.0 million, respectively. See “Description of Certain Indebtedness — Senior Notes and Senior Subordinated Notes”. Unless we specifically state otherwise, the information in this prospectus assumes that Education Management LLC will purchase in the tender offer $151.4 million aggregate principal amount of senior notes for $162.0 million and $145.9 million aggregate principal amount of senior subordinated notes for $161.9 million. However, Education Management LLC may not be able to consummate the tender offer on the terms described above. It may modify the terms of the tender offer, including pricing terms or the maximum consideration to be paid for notes that are validly tendered, or it may extend or terminate the tender offer, at any time prior to its consummation, which may result in it spending more or less than $323.9 million in connection with the tender offer. If Education Management LLC applies less than $323.9 million of net proceeds from this offering contributed to it to repurchase notes in the tender offer, it intends to use any remaining amounts of those net proceeds contributed to it for general corporate purposes, which may include the repayment, redemption or refinancing of its indebtedness, including indebtedness under its senior secured credit facilities, the material terms of which are described under “Description of Certain Indebtedness — Senior Secured Credit Facilities”.

This prospectus is not an offer to purchase senior notes or senior subordinated notes. Education Management LLC’s tender offer is made only by and pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal, each dated as of September 21, 2009.

We intend to use the net proceeds from the sale of any shares of our common stock pursuant to the underwriters’ option to purchase additional shares for general corporate purposes, which may include the repayment of additional debt.

Other than the termination fee described above, no fees are payable to any of the Sponsors under the Sponsor Management Agreement from the proceeds of this offering. Goldman, Sachs & Co., an affiliate of one of the Sponsors, will receive customary underwriting compensation in connection with this offering, as described under “Underwriting”.

DIVIDEND POLICY

We do not expect to declare dividends on shares of our common stock in the foreseeable future. We expect to retain our future earnings, if any, for use in the operation and expansion of our business. The terms of our senior secured credit facilities and indentures limit our ability to pay cash dividends in certain circumstances. Furthermore, if we are in default under these credit facilities or indentures, our ability to pay cash dividends will be limited in the absence of a waiver of that default or an amendment to those facilities or indentures. In addition, our ability to pay cash dividends on shares of our common stock may be limited by restrictions on our ability to obtain sufficient funds through dividends from our subsidiaries, including the restrictions under our senior secured credit facilities and indentures. For more information on our senior secured credit facilities and indentures, see “Description of Certain Indebtedness”. Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of our Board of Directors and will depend upon such factors as earnings levels, capital requirements, our overall financial condition and any other factors deemed relevant by our Board of Directors.

CAPITALIZATION

The following table sets forth as of June 30, 2009 on a consolidated basis:

•	Our actual capitalization; and

•	Our as adjusted capitalization that gives effect to (i) the Stock Split, (ii) the amendment and restatement of our articles of incorporation upon, or prior to, completion of this offering as described under “Description of Capital Stock — General Matters”, (iii) the sale of 20,000,000 shares of common stock by us in this offering at an assumed initial public offering price of $19.00 per share, the midpoint of the range set forth on the cover page of this prospectus, (iv) the application of the net proceeds of this offering as described under “Use of Proceeds” and (v) the acceleration of a portion of the amortization on deferred costs related to our indebtedness which will be repaid as described under “Use of Proceeds” of approximately $4.4 million.

You should read the following table in conjunction with the information in this prospectus under the captions “Selected Consolidated Financial and Other Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Certain Indebtedness” and with the audited annual consolidated financial statements and related notes included elsewhere in this prospectus.

	As of June 30, 2009
	Actual	As Adjusted
	(dollars in millions)
Debt:
Short-term debt:
Revolving credit facility	$100.0	$100.0
Current portion of long-term debt(1)	12.6	12.6
Long-term debt:
Senior secured term loan facility, due 2013	1,126.8	1,126.8
8 3/4% senior notes due 2014	375.0	223.7
10 1/4% senior subordinated notes due 2016	385.0	239.1
Capital leases	0.6	0.6
Mortgage debt of consolidated entity	1.2	1.2

Total long-term debt	1,888.6	1,591.4

Total debt	1,988.6	1,691.4
Shareholders’ equity:
Common stock, par value $0.01 per share, 40,000,000 shares authorized, 26,772,085 shares issued and outstanding actual; and 600,000,000 shares authorized, 139,770,277 shares issued and outstanding as adjusted(2)	0.3	1.4
Additional paid-in capital	1,339.2	1,691.5
Retained earnings	181.8	143.6
Accumulated other comprehensive loss	(35.6)	(35.6)

Total shareholders’ equity(3)	1,485.7	$1,800.9

Total capitalization(3)	$3,474.3	$3,492.3

(1)	Current portion of long-term debt consists primarily of payments due within the next 12 months on our senior secured term loan facility.

(2)	Excludes (i) 1,746,404 shares (actual) and 7,812,888 shares (as adjusted) of our common stock issuable upon the exercise of options outstanding as of June 30, 2009, of which options to purchase 461,051 shares (actual) and 2,062,604 shares (as adjusted) shares were exercisable as of June 30, 2009, (ii) 98,767 additional shares (actual) and 441,854 additional shares (as adjusted) of our common stock authorized by the Board of Directors for future issuance under the 2006 Stock Option Plan, and (iii) any shares of our common stock which may be issued to satisfy our payment obligations under the LTIC Plan.

(3)	A $1.00 increase (decrease) in the assumed initial public offering price of $19.00 per share would increase (decrease) each of total shareholders’ equity and total capitalization by $17.5 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

CORPORATE STRUCTURE

The following diagram sets forth our corporate structure. Subsidiaries of Education Management LLC own all of the operating assets of EDMC, and each subsidiary is wholly owned, directly or indirectly, by EDMC.

(1)	The obligations under our senior secured credit facilities are guaranteed by Education Management Holdings LLC and all of Education Management LLC’s existing direct and indirect domestic subsidiaries, other than any subsidiary that directly owns or operates a school or any inactive subsidiary that has less than $100,000 of assets. The Notes are fully and unconditionally guaranteed by all of our existing direct and indirect domestic restricted subsidiaries, other than any subsidiary that directly owns or operates a school or has been formed for such purpose and has no material assets.

(2)	As of June 30, 2009, we had an aggregate of $137.8 million in outstanding letters of credit, including $121.1 million in outstanding letters of credit issued to the U.S. Department of Education due to our failure to satisfy certain regulatory financial ratios after giving effect to the Transaction. Outstanding letters of credit reduce the availability under our revolving credit facility. Upon consummation of this offering, the revolving credit facility will automatically increase to $442.5 million.

(3)	As adjusted to give effect to the sale of 20,000,000 shares of common stock by us in this offering at an assumed initial public offering price of $19.00 per share, the midpoint of the range set forth on the cover page of this prospectus, and the application of the net proceeds of this offering as described under “Use of Proceeds”.

(4)	Education Management Finance Corp. has only nominal assets, does not currently conduct any operations and was formed solely to act as co-issuer of the Notes.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share and the adjusted net tangible book value per share of common stock upon the consummation of this offering.

Our net tangible book deficit as of June 30, 2009 was approximately $1.3 billion, or approximately $11.23 per share of common stock after giving effect to the Stock Split. The number of shares outstanding excludes (i) 7,812,888 shares of our common stock issuable upon the exercise of options outstanding as of June 30, 2009, of which options to purchase 2,062,604 shares were exercisable as of June 30, 2009 (ii) 441,854 additional shares of our common stock authorized by the Board of Directors for future issuance under the 2006 Stock Option Plan and (iii) any shares of our common stock which may be issued to satisfy our payment obligations under the LTIC Plan. Net tangible book deficit per share is determined by dividing our tangible net worth, which is defined as total tangible assets less total liabilities, by the aggregate number of shares of common stock outstanding. Our net tangible book deficit at June 30, 2009 excludes the book value of our intangible assets totaling $3.1 billion and corresponding net deferred tax liabilities of $0.2 billion.

After giving effect to the sale by us of the 20,000,000 shares of common stock in this offering, at an assumed initial public offering price of $19.00 per share, the midpoint of the range set forth on the cover page of this prospectus, and after deducting the underwriting discounts and commissions and estimated offering expenses, the receipt and application of the net proceeds and the acceleration of a portion of the amortization on deferred costs related to our indebtedness which will be repaid as described under “Use of Proceeds” of approximately $4.4 million, our adjusted net tangible book deficit as of June 30, 2009 would have been approximately $1.0 billion, or approximately $7.37 per share after giving effect to the Stock Split. This represents an immediate decrease in adjusted net tangible book deficit to existing shareholders of $3.86 per share after giving effect to the Stock Split and an immediate dilution to new investors of $26.37 per share after giving effect to the Stock Split. The following table illustrates this per share dilution:

Assumed initial public offering price per share	$19.00
Net tangible book deficit per share as of June 30, 2009 (after giving effect to the Stock Split but excluding this offering)	(11.23)
Decrease in net tangible book deficit per share attributable to new investors	3.86
Adjusted net tangible book deficit per share after this offering	(7.37)

Dilution per share to new investors	$26.37

A $1.00 increase (decrease) in the assumed initial public offering price of $19.00 per share would decrease (increase) our adjusted net tangible book deficit by $17.5 million, the adjusted net tangible book deficit per share after this offering by $0.13 and the dilution per share to new investors by $0.13, after giving effect to the Stock Split and assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses and application of the additional net proceeds to repay indebtedness.

If the underwriters exercise their option to purchase additional shares in full, the adjusted net tangible book deficit per share after this offering would be $6.86, the decrease in adjusted net tangible book deficit per share to existing shareholders would be $4.37 per share and the dilution per share to new investors would be $25.86.

The following table summarizes as of June 30, 2009 the number of shares of our common stock purchased from us, the total consideration paid to us, and the average price per share paid to us by our existing shareholders and to be paid by new investors purchasing shares of our common stock in this offering, before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

			Total Consideration		Average
	Shares Purchased		(in 000’s)		Price Per
	Number	Percentage	Amount	Percentage	Share

Existing shareholders	119,770,277	85.7%	$1,339,514	77.9%	$11.18
New investors	20,000,000	14.3%	$380,000	22.1%	$19.00

Total	139,770,277	100.0%	$1,719,514	100.0%	$12.30

A $1.00 increase (decrease) in the assumed initial public offering price of $19.00 per share would increase (decrease) total consideration paid by new investors by $20.0 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and without deducting underwriting discounts and commissions and estimated expenses payable by us.

The foregoing discussion and tables assume no exercise of outstanding stock options. As of June 30, 2009, there were options outstanding to purchase a total of 7,812,888 shares of our common stock (as adjusted to give effect to the Stock Split) at a weighted average exercise price of $12.35 per share (as adjusted to give effect to the Stock Split).

To the extent that any of these stock options are exercised, there may be further dilution to new investors. See “Capitalization”, “Management” and Note 11 to the notes to our audited annual consolidated financial statements included elsewhere in this prospectus.

In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of such securities could result in further dilution to our shareholders.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following table sets forth our selected consolidated financial and other data as of the dates and for the periods indicated. The selected consolidated balance sheet data of Successor as of June 30, 2008 and 2009 and the selected consolidated statement of operations data and the selected consolidated statement of cash flows data for the Successor fiscal years ended June 30, 2007, 2008 and 2009 have been derived from our audited consolidated financial statements and related notes appearing elsewhere in this prospectus. The selected historical consolidated statement of operations and statement of cash flows data for the fiscal year ended June 30, 2005 and for the periods from July 1, 2005 through May 31, 2006 and June 1, 2006 through June 30, 2006 and the consolidated balance sheet data as of June 30, 2005, 2006 and 2007 presented in this table have been derived from audited consolidated financial statements not included in this prospectus.

The selected consolidated financial and other data as of and for any period are not necessarily indicative of the results that may be obtained for any future date or for any future period.

The following tables also set forth selected unaudited consolidated as adjusted balance sheet data of Successor as of June 30, 2009, which give effect to (i) the sale of 20,000,000 shares of common stock by us in this offering at an assumed initial public offering price of $19.00 per share, the midpoint of the range set forth on the cover page of this prospectus, and (ii) the application of the net proceeds of this offering as described under “Use of Proceeds”. The selected unaudited consolidated as adjusted balance sheet data are presented for informational purposes only and do not purport to represent what our financial position actually would have been had these transactions occurred on the dates indicated or to project our financial position as of any future date.

You should read the following selected financial and other data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Predecessor		Successor
		Period	Period
		from	from
		July 1,	June 1,
	Year Ended	2005 to	2006 to
	June 30,	May 31,	June 30,	Year Ended June 30,
	2005(1)	2006	2006	2007	2008	2009
	(dollars in millions except per share amounts)

Statement of Operations Data:
Net revenues	$1,019.3	$1,095.8	$74.4	$1,363.7	$1,684.2	$2,011.5
Costs and expenses:
Educational services	564.2	590.9	59.0	729.9	901.3	1,067.7
General and administrative	202.4	273.3	26.0	315.3	419.1	512.7
Depreciation and amortization	84.1	62.9	7.4	90.6	100.3	112.3

Total costs and expenses	850.7	927.1	92.4	1,135.8	1,420.7	1,692.7

Income (loss) before interest and income taxes	168.6	168.7	(18.0)	227.9	263.5	318.8
Interest (income) expense, net	(0.2)	(5.3)	14.1	168.3	156.3	153.3

Income (loss) before income taxes	168.8	174.0	(32.1)	59.6	107.2	165.5
Provision for (benefit from) income taxes	67.2	73.6	(12.4)	27.2	41.2	61.1

Net income (loss)	$101.6	$100.4	$(19.7)	$32.4	$66.0	$104.4

Per common share
Net income (loss) basic and diluted	*	*	$(0.76)	$1.23	$2.46	$3.90
Net income (loss) basic and diluted, after giving effect to the Stock Split(2)	*	*	$(0.17)	$0.27	$0.55	$0.87
Weighted average shares outstanding (in thousands)
Basic and diluted	*	*	26,000	26,442	26,772	26,772
Basic and diluted, after giving effect to the Stock Split(2)	*	*	116,316	118,294	119,770	119,770
Statement of Cash Flows Data:
Net cash flows provided by (used in):
Operating activities	$192.5	$301.7	$(22.5)	$179.9	$152.7	$293.4
Investing activities	(98.1)	(56.4)	(3,534.0)	(110.8)	(157.3)	(173.1)
Financing activities	(39.0)	(43.2)	3,445.5	(41.3)	(8.5)	(33.7)
Other Data:
EBITDA(3)	$252.7	$231.6	$(10.6)	$318.5	$363.8	$431.1
Capital expenditures for long-lived assets	$74.9	$57.9	$7.7	$96.1	$150.9	$150.7
Enrollment at beginning of fall quarter	66,200	72,500		80,300	96,000	110,800
Campus locations (at period end)(4)	70	71	71	78	88	92

*	Not meaningful

	Predecessor	Successor
	As of
	June 30,	As of June 30,			As of June 30, 2009
	2005	2006	2007	2008	Actual	As Adjusted(5)
	(In millions)

Balance Sheet Data:
Cash and cash equivalents (excludes restricted cash)	$172.0	$263.3	$290.7	$277.4	$363.3	$363.3
Total assets	956.0	3,945.4	3,988.7	4,095.4	4,285.2	4,280.8
Total debt, including current portion and revolving credit facility	70.4	2,110.0	2,030.0	2,021.4	1,988.6	1,691.4
Total shareholders’ equity	666.0	1,282.7	1,350.8	1,392.2	1,485.7	1,800.9

(1)	Fiscal 2005 results include a $19.5 million charge related to cumulative adjustments for changes in lease accounting recorded in depreciation and amortization expense in the statement of operations. This amount was substantially offset by a cumulative credit of $15.7 million related to the amortization of a deferred rent credit recorded in educational services expense in the statement of operations.

(2)	The Stock Split refers to the 4.4737 for one stock split assumed to occur upon the successful completion of this initial public offering in all periods presented.

(3)	EBITDA, a measure used by management to measure operating performance, is defined as net income (loss) plus interest (income) expense, net, provision for (benefit from) income taxes and depreciation and amortization, including amortization of intangible assets. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flows available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Our obligations to make interest payments and our other debt service obligations have increased substantially as a result of the indebtedness incurred to finance the Transaction and to pay related expenses in June 2006. Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. Further, until fiscal 2009, we used EBITDA less capital expenditures as a financial target for purposes of determining cash bonuses granted pursuant to our MICP, as described under “Management — Compensation Discussion and Analysis — Cash Bonuses”. In addition, management believes that EBITDA provides more comparability between our historical results and results that reflect purchase accounting and the new capital structure. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, these presentations of EBITDA may not be comparable to other similarly titled measures of other companies. EBITDA is calculated as follows:

	Predecessor		Successor
		Period	Period
		from	from
		July 1,	June 1,
	Year Ended	2005 to	2006 to
	June 30,	May 31,	June 30,	Year Ended June 30,
	2005	2006	2006	2007	2008	2009
	(In millions)

Net income (loss)	$101.6	$100.4	$(19.7)	$32.4	$66.0	$104.4
Interest (income) expense, net	(0.2)	(5.3)	14.1	168.3	156.3	153.3
Provision for (benefit from) income taxes	67.2	73.6	(12.4)	27.2	41.2	61.1
Depreciation and amortization (a)	84.1	62.9	7.4	90.6	100.3	112.3

EBITDA (b)	$252.7	$231.6	$(10.6)	$318.5	$363.8	$431.1

(a)	Depreciation and amortization includes non-cash charges related to property, equipment and intangible asset impairments of $4.2 million in fiscal 2005 and $5.5 million in fiscal 2008. Fiscal 2005 also includes a $19.5 million charge related to cumulative adjustments for changes in lease accounting.

(b)	EBITDA, as presented above, is different from the Adjusted EBITDA calculated for the purpose of determining compliance with our senior secured credit agreement and the indentures governing our Notes. For an explanation of our Adjusted EBITDA, see “Management Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources”.

(4)	The Art Institute of Toronto announced in June 2007 that it will no longer accept new students and that it will close after all current students complete their respective programs. Prior to announcing this closing, approximately 250 students attended The Art Institute of Toronto.

(5)	The consolidated as adjusted balance sheet data as of June 30, 2009 give effect to:

•	the sale of 20,000,000 shares of common stock by us in this offering at an assumed initial public offering price of $19.00 per share, the midpoint of the range set forth on the cover page of this prospectus;

•	the application of the net proceeds of this offering as described under “Use of Proceeds”; and

•	the acceleration of a portion of the amortization on deferred costs related to our indebtedness which will be repaid as described under “Use of Proceeds” of approximately $4.4 million.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Overview

We are among the largest providers of post-secondary education in North America, with approximately 110,800 active students as of October 2008. We offer academic programs to our students through campus-based and online instruction, or through a combination of both. We are committed to offering quality academic programs and continuously strive to improve the learning experience for our students. We target a large and diverse market as our educational institutions offer students the opportunity to earn undergraduate and graduate degrees, including doctoral degrees, and certain specialized non-degree diplomas in a broad range of disciplines. These disciplines include design, media arts, health sciences, psychology and behavioral sciences, culinary, fashion, business, legal, education and information technology. Each of our schools located in the United States is recognized by a national or regional accreditation agency and by the U.S. Department of Education, enabling students to access federal student loans, grants and other forms of public and private financial aid. Our academic programs are designed with an emphasis on applied content and are taught primarily by faculty members who, in addition to having appropriate academic credentials, offer practical and relevant professional experience in their respective fields. Our net revenues for fiscal 2009 were $2,011.5 million.

On June 1, 2006, we were acquired by a consortium of private investors led by the Sponsors. The acquisition was accomplished through the merger of an acquisition company into EDMC, with EDMC surviving the Transaction. Although we continued as the same legal entity, we contributed substantially all of our assets and liabilities to Education Management LLC, an indirect wholly-owned subsidiary, in connection with the Transaction.

Since the Transaction in June 2006, we have undertaken multiple initiatives to increase our penetration of addressable markets in order to enable us to accelerate our growth and expand our market position. We have opened 20 new locations, acquired two schools, developed 36 new academic programs and introduced over 600 new or existing academic programs to locations that had not previously offered such programs. The compound annual enrollment growth rate at our schools was 19.6% between July 2006 and July 2009. During the same time period, the compound annual enrollment growth rate for schools owned or operated for one year or more was 18.2%. We have made significant capital investments in technology and human resources, particularly in marketing and admissions, designed to facilitate future enrollment growth while enhancing the effectiveness of our marketing efforts. We have also upgraded our infrastructure, student interfaces and student support systems to enhance the student experience, while providing greater operational transparency. We have made considerable investments in our online education platform, which has resulted in strong enrollment growth. The number of students enrolled in fully online academic programs has grown more than five-fold since July 2006 to approximately 26,200 students in July 2009. We expect to continue to pursue a disciplined approach to opening new school locations in attractive target markets.

The largest component of our net revenues is tuition collected from our students, which is presented in our statements of operations after deducting refunds, scholarships and other adjustments. Net revenues consist of tuition and fees, student housing fees, bookstore sales, restaurant sales in connection with culinary programs, workshop fees, finance charges related to credit extended to students and sales of related study materials. Net revenues are reduced for student refunds and scholarships. We recognize revenue on a pro rata basis over the term of instruction or occupancy or when cash is received in the case of certain point-of-sale revenues. The amount of tuition revenue received from students varies based on the average tuition charge per credit hour, average credit hours taken per student, type of program, specific curriculum and average student population. Bookstore and housing revenues are largely a function of the average student population.

The two main drivers of our net revenues are average student population and tuition rates. Factors affecting our average student population include the number of continuing students attending our schools at the beginning of a period and the number of new students entering our schools during such period. We believe that the size of our student population at our campuses is influenced by a number of factors. These include the number of individuals seeking post-secondary education, the attractiveness of our program offerings, the quality of the student experience, the effectiveness of our marketing efforts, the persistence of our students, the length of the education programs and our overall educational reputation. We seek to grow our average student population by offering additional programs at existing schools and by establishing new school locations, whether through new facility start-up or acquisition. Historically, we have been able to pass along the rising cost of providing quality education through increases in tuition. Average tuition rates increased by approximately 6% in fiscal 2009 and 5% in fiscal 2008.

We believe that several factors influence the number of individuals seeking post-secondary education programs. According to the U.S. Department of Education, enrollment in degree-granting, post-secondary institutions is projected to grow 11.7% over the ten-year period ending in the fall of 2017 to approximately 20.1 million students. This growth compares with a 24.0% increase reported in the prior ten-year period ended 2007, when enrollment increased from 14.5 million students in 1997 to 18.0 million students in 2007. Enrollment growth in the ten-year period ended 2007 was accompanied by a 23.7% increase in high school graduates from 2.7 million students in 1997 to 3.3 million students in 2007. The U.S. Department of Education, while projecting that the number of high school graduates will remain at approximately 3.3 million students per year through 2017, estimates that enrollment in degree-granting, post-secondary institutions by students 18-24 years of age will increase 8.3% from 10.8 million students in 2007 to 11.7 million students in 2017. Moreover, the U.S. Department of Education projects even faster growth rates for students 25 years of age and older, up 17.0% from 7.0 million students in 2007 to 8.2 million students in 2017.

In addition to the number of high school graduates available to matriculate into post-secondary education, we believe that several other factors influence demand for post-secondary education. The wage gap between college degree and non-college degree workers provides an important economic incentive to pursue post-secondary education. According to the U.S. Census Bureau, in 2008, the median weekly earnings for workers 25 years of age and older with a Bachelor’s degree was approximately 66% higher than for high school graduates of the same age with no college experience and the average unemployment rate in 2008 for persons aged 25 and older with a Bachelor’s degree was half that of those without a college degree. A greater number of jobs also require post-secondary education. The U.S. Department of Labor — Bureau of Labor Statistics projects that the growth rate for total job openings from 2006 to 2016 for occupations that require post-secondary education is over 15%, nearly double the growth rate for occupations that do not require post-secondary education.

A majority of our students rely on funds received under various government-sponsored student financial aid programs, especially Title IV programs, to pay a substantial portion of their tuition and other education-related expenses. Because of the dependence on government-sponsored programs, we participate in industry groups and monitor the impact of newly proposed legislation on our business. Some of our students also rely upon funds received from private lenders to pay a portion of their tuition and related expenses. Net revenues derived indirectly from private loans to students at our schools represented approximately 13.1% of our net revenues in fiscal 2009, as compared to approximately 22.3% in fiscal 2008. The number of students who obtain a private loan has decreased substantially due to increases in the availability of federal student aid and decreases in the financial options available to our students as a result of tightened credit standards and other factors. In response, we implemented the Education Finance Loan program in August 2008 to enable students who have exhausted all available government-sponsored or other aid and have been denied a private loan to borrow a portion of their tuition and other educational expenses at our schools if they or a co-borrower meet certain eligibility and underwriting criteria. During fiscal 2009, revenues derived indirectly from the Education Finance Loan program, represented approximately 1.0% of our net revenues.

Our quarterly net revenues and income fluctuate primarily as a result of the pattern of student enrollments. The seasonality of our business has decreased over the last several years due to an increased percentage of students enrolling in online programs, which generally experience less seasonal fluctuations than campus-based programs. Our first fiscal quarter is typically our lowest revenue recognition quarter due to student vacations.

Educational services expenses, the largest component of our operating expenses, consist primarily of costs related to the development, delivery and administration of our education programs. Major cost components are faculty compensation, salaries of administrative and student services staff, costs of educational materials, facility occupancy costs, information systems costs, bad debt expense and private loan fees. We anticipate that these expenses as a percentage of net revenues will decrease over time due to continued leverage on our fixed cost base through the introduction of new programs at our existing schools and continued growth in the number of students taking classes online.

The second largest expense line item, general and administrative expenses, consists of marketing and student admissions expenses and certain central staff departmental costs such as executive management, finance and accounting, legal, corporate development and other departments that do not provide direct services to our students. We have centralized many of these services to gain consistency in management reporting, efficiency in administrative effort and cost control. With regard to the marketing component of our expenses, we have seen a change in the way we market to and attract inquiries from prospective students as the Internet has become an increasingly important way of reaching students. However, Internet inquiries, which generally cost less than leads from traditional media sources such as television and print, convert to applications at a lower rate than inquiries from traditional media sources.

Certain of our historic costs and expenses will change in the future as a result of the completion of this offering. Since the Transaction, we have paid the Sponsors an annual management fee of $5.0 million and reimbursed the Sponsors for out-of-pocket expenses of $0.5 million incurred by them or their affiliates in connection with travel, transportation and similar expenses related to the provision of management services. Upon completion of this offering, we will pay to the Sponsors a management termination fee of approximately $29.5 million, and our obligation to pay the annual management fee will cease.

We have not recognized compensation expense under SFAS No. 123R, “Share-Based Payment”, due to restrictions on the 2006 Stock Option Plan participants’ ability to receive value on their stock option grants until certain performance conditions are achieved. At June 30, 2009, we had $35.7 million in unrecognized SFAS No. 123R expenses, net of expected forfeitures, and the intrinsic value of the outstanding vested and unvested options was $14.0 million and $38.2 million, respectively, based on an assumed initial public offering price of $19.00 per share. Upon completion of this offering, we expect to recognize $14.9 million of non-cash compensation expense related to our stock options.

Option grants since the Transaction through August 31, 2009 were as follows:

			Estimated
	No. of Options		Fair Value per
Time-Vested Option Grants	Granted (000s)(1)	Exercise Price(2)	Share at Grant Date(2)

August 2006	1,071	$11.18	$11.18
December 2006	1,386	$11.18	$11.18
March 2007	1,406	$12.29	$12.29
June 2007	212	$13.41	$13.41
August 2007	43	$16.76	$16.76
May 2008	126	$21.46	$21.46
July 2008	63	$21.46	$21.46
October 2008	75	$21.46	$21.46

Performance-Vested Option Grants

August 2006	1,071	$11.18	$11.18
December 2006	1,386	$11.18	$11.18
March 2007	1,294	$12.29	$12.29
June 2007	212	$13.41	$13.41
August 2007	43	$16.76	$16.76
May 2008	126	$21.46	$21.46
July 2008	63	$21.46	$21.46
October 2008	75	$21.46	$21.46

(1)	Includes options that have been forfeited through August 31, 2009 due to the termination of the grantees’ employment. The number of options granted has been adjusted to give effect to the Stock Split.

(2)	The Board of Directors established the exercise price of option grants based on its determination of the fair market value of a share of common stock on the day of grant. The exercise price and estimated fair value per share at the date of grant were supported by a contemporaneous valuation or private transaction in our stock. Given the relative proximities of the March and June 2007 option grant dates to the end of their respective fiscal quarters, the fair value of common stock assumption used in determining the options’ fair values, which will be used to recognize compensation expense, was based on the fair value of the common stock at the end of the respective fiscal quarters. Exercise prices and estimated fair values per share at the dates of grant have been adjusted to give effect to the Stock Split.

We have also adopted the LTIC Plan pursuant to which we have granted unit awards to non-executive employees. Under the terms of the LTIC Plan, a bonus pool is created if Providence Equity Partners and Goldman Sachs Capital Partners (together, the “Principal Shareholders”) satisfy certain required returns on their initial investment in our stock when a realization event occurs, which is defined in the LTIC Plan as the time when the Principal Shareholders (i) cease to own in the aggregate at least 30% of our outstanding voting securities, and (ii) have, in the aggregate, disposed of at least 70% of their shares. The size of the bonus pool, if any, depends on the returns to the Principal Shareholders when they sell shares of our stock. We will recognize compensation expense for units issued under the LTIC Plan pursuant to SFAS No. 123R.

Also upon completion of this offering, we expect to use $323.9 million of the net proceeds to repay a portion of our indebtedness as described under “Use of Proceeds”. As a result, we will accelerate a portion of the amortization on the related deferred debt costs of approximately $4.4 million.

Results of Operations

For the fiscal years indicated, the following table presents the percentage relationship of our statement of operations items to net revenues.

	Year Ended
	June 30,
	2007	2008	2009

Net revenues	100.0%	100.0%	100.0%
Costs and expenses:
Educational services	53.5%	53.5%	53.1%
General and administrative	23.1%	24.9%	25.5%
Depreciation and amortization	6.7%	6.0%	5.6%

Total costs and expenses	83.3%	84.4%	84.2%

Income before interest and income taxes	16.7%	15.6%	15.8%
Interest expense, net	12.3%	9.3%	7.6%

Income before income taxes	4.4%	6.3%	8.2%

Provision for income taxes	2.0%	2.4%	3.0%

Net income	2.4%	3.9%	5.2%

Year Ended June 30, 2009 (Fiscal 2009) Compared with the Year Ended June 30, 2008 (Fiscal 2008)

All basis point changes are presented as a percentage of net revenues in each year of comparison.

Net revenues

Net revenues for fiscal 2009 increased 19.4% to $2,011.5 million, compared to $1,684.2 million in fiscal 2008. Average student enrollment increased 17.4% from fiscal 2008 to fiscal 2009 due primarily to the opening of new school locations, the growth in our fully online programs and the introduction of new academic programs. In addition, tuition rates increased approximately 6% in fiscal 2009 compared to fiscal 2008. These factors were partially offset by a lower average credit load taken by students. The decrease in credit load was primarily the result of growth in the number of students enrolled in fully online programs, in which students typically take a lesser credit load. Average student enrollment for fiscal 2009 was approximately 107,700 students, an increase of 15,800 students compared to fiscal 2008. None of this growth was from the acquisitions of educational institutions. Tuition revenue generally varies based on the average tuition charge per credit hour, average credits per student and the average student population. We derived approximately 91.7% and 91.1% of our net revenues from tuition and fees paid by, or on behalf of, our students in fiscal 2009 and fiscal 2008, respectively.

Bookstore and housing revenue is largely a function of the average student population. Net housing revenues increased by $4.5 million, or 5.9%, to $81.2 million in fiscal 2009 compared to fiscal 2008. Revenues from bookstore sales, which include supplies and other items, grew to $68.9 million in fiscal 2009 compared to $57.2 million in fiscal 2008, an increase of 20.4%.

Educational services expenses

Educational services expenses increased by $166.4 million, or 18.5%, to $1,067.7 million in fiscal 2009 due primarily to the incremental costs incurred to support higher student enrollment. As a percentage of net revenues, educational services expenses decreased by 43 basis points. Salaries and benefits decreased by 73 basis points from the prior year primarily due to operating leverage at existing onground campuses partially offset by an increase in these costs for our fully online programs. Rent expense associated with schools was $148.3 million in fiscal 2009 and $131.3 million in the prior fiscal year, representing a decrease of 42 basis points. Additionally, costs related to insurance, employee relations and travel and training decreased 38 basis points in fiscal 2009 compared to fiscal 2008. These decreases were partially offset by an increase in bad debt expense as a percentage of net revenues from 2.5% in the prior fiscal year to 3.6% in the current year, or an increase of 110 basis points. The increase in bad debt expense was primarily due to larger receivable balances, higher delinquency rates and an increase in the proportion of our receivables from out-of-school students, which are reserved for at a higher rate than in-school students. In addition, allowances recorded in connection with our Education Finance Loan program and worsening economic conditions also had a negative impact on bad debt expense. We also experienced a 25 basis point increase from the prior year in fees paid to private lenders to originate loans obtained by our students. The remaining net decrease of 25 basis points in the current fiscal year was driven by other costs, none of which were individually significant.

General and administrative expenses

General and administrative expenses were $512.7 million in fiscal 2009, an increase of 22.3% from fiscal 2008. As a percentage of net revenues, general and administrative expenses increased 60 basis points compared with the prior fiscal year, primarily due to an increase in personnel costs of 119 basis points from continued investment in marketing and admissions representatives. Advertising costs also increased by 13 basis points against the prior year, due primarily to marketing of fully online programs representing a greater percentage of our total costs. Corporate costs, such as consulting, legal, and audit, along with operating leverage on other costs, resulted in a 72 basis point decrease from the prior year.

Depreciation and amortization expense

Depreciation and amortization expense on long-lived assets was $112.3 million for fiscal 2009, an increase of 12.0% from $100.3 million in fiscal 2008. As a percentage of net revenues, depreciation and amortization expense decreased by 37 basis points compared to the prior year, due primarily to a non-recurring $5.5 million impairment charge recorded at one of our schools in the prior year.

Interest expense, net

Net interest expense was $153.3 million in fiscal 2009, a decrease of $3.0 million from the prior fiscal year. The decrease in net interest expense is primarily related to a reduction in the average interest rate of the term loan during the current fiscal year, partially offset by interest incurred on $180.0 million outstanding on our revolving credit facility beginning in September 2008. We drew down on our revolving credit facility as a precautionary measure due to the state of the capital markets. We repaid $80.0 million of the amount outstanding on June 26, 2009 and the remaining $100.0 million on July 1, 2009. We typically draw against the revolving credit facility at the end of each fiscal year for regulatory purposes.

Provision for income taxes

Income tax expense for fiscal 2009 was $61.1 million as compared to $41.2 million in fiscal 2008. Our effective tax rate was 36.9% in fiscal 2009 versus 38.4% in fiscal 2008. The decrease in the effective tax rate for fiscal 2009 as compared to the prior fiscal year was primarily due to a decrease in the state tax provision as a result of restructuring plans implemented during fiscal years 2007 and 2008.

Year Ended June 30, 2008 (Fiscal 2008) Compared with the Year Ended June 30, 2007 (Fiscal 2007)

All basis point changes are presented as a percentage of net revenues in each year of comparison.

Net revenues

Net revenues for fiscal 2008 increased 23.5% to $1,684.2 million, compared to $1,363.7 million in fiscal 2007, primarily resulting from a 19.1% increase in average student enrollment, and an approximate 5% increase in tuition rates. These factors are slightly offset by a lower average credit load taken by students. Average student enrollment for fiscal 2008 increased to approximately 91,900 students, less than 1.0% of which was from the acquisitions of educational institutions, compared to approximately 77,200 students in fiscal 2007. The decrease in credit load was primarily the result of growth in the number of students enrolled in fully online programs, in which students typically take a lesser credit load. Tuition revenue generally varies based on the average tuition charge per credit hour, average credits per student and the average student population. We derived approximately 91% of our net revenues from tuition and fees paid by, or on behalf of, our students in both the 2008 and 2007 periods.

Bookstore and housing revenue is largely a function of the average student population. Net housing revenues increased to $76.7 million in fiscal 2008 compared to $59.8 million in fiscal 2007, an increase of 28.3%. Revenues from bookstore sales, which include supplies and other items, grew to $57.2 million in fiscal 2008 compared to $47.3 million in fiscal 2007.

Educational services expenses

Educational services expenses increased by $171.4 million, or 23.5%, to $901.3 million in fiscal 2008 from $729.9 million in fiscal 2007, due primarily to the incremental costs incurred to support higher student enrollment. Educational services expenses decreased by one basis point as a percentage of net revenues. We experienced a reduction in personnel and facility expenses, excluding rent, of 64 basis points in fiscal 2008 despite continued investment in new campuses and online programs. These decreases were partially offset by an increase in bad debt expense of 46 basis points, due to an increase in the proportion of our receivables from out-of-school students, which are reserved for at a higher rate than in-school students. As a percentage of net revenues, bad debt expense represented 2.5% in fiscal 2008 as compared to 2.0% in fiscal 2007. Rent expense associated with campuses, which increased as a percentage of net revenues by nine basis points, was $131.3 million in fiscal 2008 and $105.0 million in fiscal 2007. The remaining net increase of eight basis points in fiscal 2008 was driven by other costs, none of which were individually significant.

General and administrative expenses

General and administrative expenses were $419.1 million for fiscal 2008, an increase of 32.9% from $315.3 million in fiscal 2007. As a percentage of net revenues, general and administrative expenses increased 176 basis points compared with fiscal 2007. Personnel costs increased 91 basis points in fiscal 2008 primarily as a result of continued investments in marketing and admissions. In addition, higher investment in advertising in our fully online programs and at our new campuses drove an increase of 104 basis points in fiscal 2008 compared to fiscal 2007. These increases as a percentage of net revenues were partially offset by a decrease in consulting and other professional services expenses of 18 basis points compared to the prior fiscal year. The remaining net decrease of one basis point in fiscal 2008 was driven by other costs, none of which were individually significant.

Depreciation and amortization expense

Depreciation and amortization expense on long-lived assets was $100.3 million for fiscal 2008, an increase of 10.7% from $90.6 million in fiscal 2007. Due to the fixed nature of these expenses in relation to net revenues, we experienced a reduction in depreciation and amortization expense of 69 basis points as a percentage of net revenues, despite taking a $5.5 million impairment charge at one of our schools during fiscal 2008.

Interest expense, net

Net interest expense was $156.3 million in fiscal 2008, a decrease of $12.0 million from fiscal 2007. The decrease in net interest expense is primarily related to the decrease in the average interest rate of the term loan during fiscal 2008.

Provision for income taxes

Income tax expense for fiscal 2008 was $41.2 million as compared to $27.2 million in fiscal 2007. Our effective tax rate was 38.4% in fiscal 2008 as compared to 45.7% in fiscal 2007. The decrease in the effective tax rate for fiscal 2008 as compared to fiscal 2007 was primarily due to the impact of valuation allowances established against certain state deferred tax assets as a result of an internal restructuring in fiscal 2007, a decrease in the state provision and a decrease in state deferred taxes.

Liquidity and Funds of Capital Resources

We finance our operating activities primarily from cash generated from operations, and our primary source of cash is tuition collected from our students. We believe that cash flow from operations, supplemented from time to time with borrowings under our $388.5 million revolving credit facility, will provide adequate funds for ongoing operations, planned expansion to new locations, planned capital expenditures and debt service as well as acquisitions during the next twelve months. Upon consummation of this offering, the revolving credit facility will automatically increase to $442.5 million.

Net working capital is calculated as total current assets less total current liabilities. Advance payments and amounts outstanding under our revolving credit facility do not contribute to any changes in net working capital as these liabilities are directly offset in current assets. We had working capital of $73.9 million at June 30, 2009, which compares favorably to $0.1 million of net working capital at June 30, 2008. The change in working capital is primarily the result of a $38.4 million increase in net income in fiscal 2009 compared to fiscal 2008, which significantly improved our cash position at June 30, 2009 compared to June 30, 2008.

Operating cash flows

Cash provided by operating activities for the fiscal year ended June 30, 2009 was $293.4 million, an increase of $140.7 million, or 92.1%, compared to the year ended June 30, 2008. Increased operating cash flows in the current year were primarily related to increased net income, additional cash collected due to the timing of the number of academic starts during the fiscal year and lower cash interest payments.

Days sales outstanding (“DSO”) in receivables was 23.5 days at June 30, 2009 compared to 21.1 days at June 30, 2008. We calculate DSO by dividing net student and other receivables at period end by average daily net revenues for the most recently completed quarter. Net accounts receivable can be affected significantly by the changes in the start dates of academic terms from reporting period to reporting period. There were no significant changes to the start dates of academic terms in session as compared to the prior year. DSO increased slightly in the current year due to increased receivable balances, which were the result of deteriorating economic conditions and limitations on the availability of private loans to our students.

The level of accounts receivable reaches a peak immediately after the billing of tuition and fees at the beginning of each academic period. Collection of these receivables is heaviest at the start of each academic period. Additionally, federal financial aid proceeds for continuing students can be received up to ten days prior to the start of an academic quarter, which can result in fluctuations in quarterly cash receipts due to the timing of the start of academic periods.

In an effort to provide our students with financing for the cost of tuition, we have established relationships with alternative or private loan providers. Private loans help bridge the funding gap created by tuition rates that have risen more quickly than federally-guaranteed student loans. In addition, we introduced the Education Finance Loan program in August 2008, which enables students who have exhausted all available government-sponsored or other aid and have been denied a private loan to borrow a portion of their tuition and other educational expenses at our schools if they or a co-borrower meet certain eligibility and underwriting criteria.

We have accrued a total of $22.6 million as of June 30, 2009 for uncertain tax positions under FIN 48, excluding interest and the indirect benefits associated with state income taxes. We may have future cash payments relating to the amount accrued if we are ultimately unsuccessful in defending these uncertain tax positions. However, we cannot reasonably predict at this time the future period in which these payments may occur, if at all.

Investing cash flows

Capital expenditures were $150.7 million, or 7.5% of net revenues, for the year ended June 30, 2009, compared to $150.9 million, or 9.0% of net revenues, for the same period a year ago. We expect capital expenditures in fiscal 2010 to be between 6% and 8% of net revenues. During fiscal 2009, we continued to invest both in new facilities and in the expansion of existing facilities. Reimbursements for tenant improvements represent cash received from lessors based on the terms of lease agreements to be used for leasehold improvements. We lease most of our facilities under operating lease agreements. We anticipate that future commitments on existing leases will be satisfied from cash provided from operating activities. We also expect to extend the terms of leases that will expire in the near future or enter into similar long-term commitments for comparable space.

Financing cash flows

Our $388.5 million revolving credit facility is available to draw upon in order to satisfy certain year-end regulatory financial ratios, fund working capital needs that may result from the seasonal pattern of cash receipts that occur throughout the year and finance acquisitions. In September 2008, we borrowed $180.0 million under the revolving credit facility as a precautionary measure due to the state of the capital markets, which remained outstanding until we repaid $80.0 million on June 26, 2009. On July 1, 2009, we repaid the remaining outstanding balance of $100.0 million, which existed in order to satisfy year-end regulatory financial ratios, under the revolving credit facility from cash on hand at June 30, 2009. In August 2009, we signed an agreement to increase capacity on our revolving credit facility from $322.5 million to $388.5 million and to add two letter of credit issuing banks. The addition of issuing banks increased amounts available for letters of credit from $175.0 million to $375.0 million. The agreement also outlines terms under which the revolving credit facility could be increased by up to another $54.0 million once we complete a qualifying initial public offering under the terms of the senior credit facility. Upon consummation of this offering, the revolving credit facility will automatically increase to $442.5 million.

At June 30, 2009, we had outstanding letters of credit issued to the U.S. Department of Education of approximately $121.1 million, including a $120.5 million letter of credit due to our failure to satisfy certain regulatory financial ratios after giving effect to the Transaction. Outstanding letters of credit reduce our availability to borrow funds under the revolving credit facility. Including those issued to the U.S. Department of Education, an aggregate of $137.8 million of letters of credit were outstanding at June 30, 2009.

As a result of the Transaction, we are highly leveraged, and our debt service requirements are significant. At June 30, 2009, we had $1,988.6 million in aggregate indebtedness outstanding, including short-term debt under the revolving credit facility. After giving effect to outstanding letters of credit and amounts drawn, we had $84.7 million of additional borrowing capacity on the revolving credit facility at June 30, 2009. We expect our cash flows from operations, combined with availability under our revolving credit facility, to provide sufficient liquidity to fund our current obligations, projected working capital requirements and capital spending over the next twelve months.

Federal Family Education Loan Program and Private Student Loans

Approximately 81.5% and 13.1% of our net revenues were indirectly derived from Title IV programs under the Higher Education Act of 1965 and private loan programs, respectively, in fiscal 2009 compared to 70.2% and 22.3% from Title IV programs and private loan programs, respectively, in fiscal 2008. There have been significant recent developments that have impacted these programs.

The U.S. government has recently made additional financial aid available to students in order to meet rising post-secondary education and decreased availability of private loans. Effective July 1, 2008, the annual Stafford loans available for undergraduate students under the FFEL program increased by $2,000. Effective as of July 1, 2008, the maximum amount of availability of a Pell grant increased to $4,731 per year from a maximum of $4,310 per year in fiscal 2008. The maximum Pell grant available to eligible students further increased effective July 1, 2009 to $5,350 per award year.

The credit and equity markets of both mature and developing economies have experienced extraordinary volatility, asset erosion and uncertainty in the last year, leading to governmental intervention in the banking sector in the United States and abroad on an unprecedented scale. In particular, adverse market conditions for consumer student loans have resulted in providers of private loans reducing the attractiveness and/or decreasing the availability of private loans to post-secondary students, including students with low credit scores who would not otherwise be eligible for credit-based private loans. In order to provide student loans to certain of our students who do not satisfy the new standard underwriting, we pay credit enhancement fees to certain lenders (including Sallie Mae) based on the principal balance of each loan disbursed by the lender. An agreement we entered into with Sallie Mae to provide loans to certain students who received a private loan from Sallie Mae prior to April 17, 2008 and are continuing their education but who do not satisfy Sallie Mae’s current standard underwriting criteria expires in June 2010.

The reliance by students attending our schools on private loans decreased substantially during fiscal 2009 due to the increased availability of federal aid, including the $2,000 increase in Stafford loan availability for undergraduate students as of July 1, 2008, and certain operating initiatives we implemented over the past 18 months. Excluding activity under our Education Finance Loan program, approximately 14% of the students attending our schools received a private loan in fiscal 2009 as compared to approximately 24% in fiscal 2008. We anticipate that the net revenues we receive from private loans and the number of students receiving private loans will further decrease in fiscal 2010.

In response to the tightened credit markets facing our students, in August 2008 we introduced the Education Finance Loan program through a private lender. The program enables students who have exhausted all available government-sponsored or other aid and have been denied a private loan to borrow a portion of their tuition and other educational expenses at our schools if they or a co-borrower meet certain eligibility and underwriting criteria. Under the program, we purchase loans made by a private lender to students who attend our schools. During fiscal 2009, approximately 1.0% of our net revenues were from the Education Finance Loan Program. We estimate that additional disbursements under this program during fiscal 2010 will be approximately $75 million.

The Education Finance Loan program adversely impacts our liquidity and exposes us to new and greater credit risk because we own loans to our students. This financing provides for payments to us by our students over an extended term, which could have a material adverse effect on our cash flows from operations. In addition, we have the risk of collection with respect to these loans, which resulted in an increase in our bad debt expense as a percentage of net revenues in fiscal 2009 compared to prior fiscal years. While we are taking steps to address the private loan needs of our students, the consumer lending market could worsen. The inability of our students to finance their education could cause our student population to decrease, which could have a material adverse effect on our financial condition, results of operations and cash flows.

Contractual Obligations

The following table describes our commitments at June 30, 2009 under various contracts and agreements (in thousands):

	Total
	Amounts	Payments Due by Fiscal Year
	Committed	2010	2011	2012	2013	2014	Thereafter

Revolving credit facility(1)	$100,000	$100,000	$—	$—	$—	$—	$—
Senior secured term loan facility	1,126,827	11,850	11,850	8,887	1,094,240	—	—
8 3/4% senior notes due 2014	375,000	—	—	—	—	375,000	—
10 1/4% senior subordinated notes due 2016	385,000	—	—	—	—	—	385,000
Mortgage debt of consolidated entity	1,194	238	244	264	284	164	—
Capital leases	622	534	88	—	—	—	—

Total short-term and long-term debt	1,988,643	112,622	12,182	9,151	1,094,524	375,164	385,000
Interest payments(2)	772,101	151,979	157,303	138,375	173,240	72,279	78,925
Operating leases, extending through 2020	888,776	119,648	111,327	107,882	107,114	100,285	342,520
Unconditional purchase obligations through 2014	46,364	29,467	12,813	3,366	445	273	—

Education finance loan program(3)	39,449	31,789	7,660	—	—	—	—
Total commitments	$3,735,333	$445,505	$301,285	$258,774	$1,375,323	$548,001	$806,445

(1)	Borrowings under our revolving credit facility, if any, mature on June 1, 2012. Since the $100.0 million of borrowings outstanding under our revolving credit facility at June 30, 2009 were repaid on July 1, 2009, we have included these borrowings in the table above as a fiscal 2010 repayment.

(2)	Interest payments are based on either the fixed rate or the variable rate as of June 30, 2009 and assume that repayments are in accordance with the loan agreements, without giving effect to mandatory prepayments.

(3)	We are required to purchase loans originated by a private lender on behalf of our students under the Education Finance Loan Program. There is typically a 10-month lag between the time a loan is originated by the private lender and when we purchase it.

As described under “Use of Proceeds”, we expect to use $323.9 million of the net proceeds from this offering to repay a portion of our indebtedness. As a result, we expect that our debt service obligations reflected in the chart above will be reduced following this repayment of indebtedness.

Contingencies

In June 2007, The New England Institute of Art (“NEIA”) received a civil investigative demand letter from the Massachusetts State Attorney General requesting information in connection with the Attorney General’s review of alleged submissions of false claims by NEIA to the Commonwealth of Massachusetts and alleged unfair and deceptive student lending and marketing practices engaged in by the school. In February 2008, the Attorney General informed NEIA that it does not plan to further pursue its investigation of the false claims and deceptive marketing practices. NEIA intends to fully cooperate with the Attorney General in connection with its investigation of NEIA’s student lending practices.

The Art Institute of Portland and our schools located in Illinois have received requests for information from the Attorney General of their respective states addressing the relationships between the schools and providers of loans to students attending the schools. We have responded to the requests for information and have fully cooperated with the Attorneys General in their investigations, and we will continue to do so should the investigations continue.

In August 2009, a complaint was filed in the District Court for Dallas County, Texas against, among others, Argosy University. The plaintiffs in the litigation are 15 former students who were enrolled in the Clinical Psychology doctoral program at the Dallas campus of Argosy University. The complaint alleges that, prior to the plaintiffs’ enrollment and/or while the plaintiffs were enrolled in the program, the defendants violated the Texas Deceptive Trade Practices and Consumer Protection Act and made material misrepresentations regarding the importance of accreditation of the program by the Commission on Accreditation, American Psychological Association, the status of the application of the Dallas campus of Argosy University for such accreditation, the availability of loan repayment options for the plaintiffs, and the quantity and quality of the plaintiffs’ career options. Plaintiffs seek unspecified monetary damages. The Company is currently evaluating the recently filed complaint and has not yet filed a response.

In addition to the matters described above, we are a defendant in certain legal proceedings arising out of the conduct of our business. In the opinion of management, based upon an investigation of these claims and discussion with legal counsel, the ultimate outcome of such legal proceedings, individually and in the aggregate, is not anticipated to have a material adverse effect on our consolidated financial position, results of operations or liquidity.

In August 2008, we introduced the Education Finance Loan program with a private lender, which enables students who have exhausted all available government-sponsored or other aid and have been denied a private loan to borrow funds to finance a portion of their tuition and other educational expenses. Under the Education Finance Loan program, we purchase loans that are originated by a private lender. As of June 30, 2009, we were committed to purchase $39.4 million of loans over the next two fiscal years.

Off Balance Sheet Arrangements

At June 30, 2009, we had provided $9.1 million of surety bonds primarily to state regulatory agencies through four different surety providers. We believe that these surety bonds will expire without being funded; therefore, the commitments are not expected to affect our financial condition.

Indebtedness

  Overview

As of June 30, 2009, we had $1,988.6 million in aggregate indebtedness outstanding, with $112.6 million included in current liabilities. This indebtedness was incurred primarily to finance the Transaction and related expenses. After giving effect to outstanding letters of credit and amounts drawn, we also had an additional $84.7 million of borrowing capacity available under our revolving credit facility.

Our liquidity requirements are significant and include debt service and capital expenditures, as further described below. We benefit from investments with attractive returns on capital and favorable working capital balances due to the advanced payment of tuition and fees. We generated cash flows from operations of $293.4 million and $152.7 million in fiscal 2009 and fiscal 2008, respectively. Our obligations to make principal and interest payments on indebtedness we incurred in June 2006 in connection with the Transaction have not negatively impacted our ability to make investments in numerous areas of our business. We have invested in marketing and admissions, new and expanded campuses, online education and infrastructure necessary to support future enrollment growth and enhance the student experience. However, our term loan facility matures on June 1, 2013, our 8 3/4% senior notes mature on June 1, 2014, and our 10 1/4% senior subordinated notes mature on

June 1, 2016. Our ability to make scheduled payments on our indebtedness, or to refinance our obligations under our debt agreements on acceptable terms, if at all, will depend on our financial and operating performance. Our operating performance is subject to prevailing economic and competitive conditions and to the financial and business risk factors described in this prospectus, many of which are beyond our control. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay the opening of new schools, acquisitions or capital expenditures, sell assets, seek to obtain additional equity capital or restructure our indebtedness.

  Senior Secured Credit Facilities

Overview.  In connection with the Transaction, our subsidiary, Education Management LLC, entered into senior secured credit facilities consisting of a $1,185.0 million term loan facility and a $300.0 million revolving credit facility. In February 2008, we increased our revolving credit facility to $322.5 million through increased bank participation. In August 2009, we signed an agreement to increase capacity on our revolving credit facility from $322.5 million to $388.5 million and to add two letter of credit issuing banks. The addition of issuing banks increased amounts available for letters of credit from $175.0 million to $375.0 million. The agreement also outlines terms under which the revolving credit facility could be increased by up to another $54.0 million once we complete a qualifying initial public offering under the terms of the senior credit facility. Upon consummation of this offering, the revolving credit facility will automatically increase to $442.5 million. The revolving credit facility includes borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as swing line loans.

As of June 30, 2009, we had aggregate outstanding borrowings of $1,226.8 million under our senior secured credit facilities.

Interest Rate and Fees.  Borrowings under the senior secured credit facilities bear interest at a rate equal to LIBOR plus an applicable margin or, at our option, an applicable margin plus an alternative base rate determined by reference to the higher of (x) the prime rate as published in The Wall Street Journal or (y) the federal funds rate plus 1/2 of 1.0%. The applicable margin for borrowings under the revolving credit facility is 0.5% with respect to base rate borrowings and 1.5% with respect to LIBOR borrowings. Under the term loan facility, the margin is 0.75% with respect to base rate borrowings and 1.75% with respect to LIBOR borrowings, at June 30, 2009. The applicable margin for borrowings under the senior secured credit facilities has been reduced subject to our attainment of certain leverage ratios, as discussed below.

We utilize interest rate swap agreements, which are contractual agreements to exchange payments based on underlying interest rates, to manage the variable rate portion of our term debt. On June 6, 2006, we entered into two five-year interest rate swap agreements for a total notional amount of $750.0 million in order to hedge a portion of our exposure to variable interest payments associated with the senior secured credit facilities. Under the terms of the interest rate swaps, we receive payments based on variable interest rates based on the three month LIBOR and make payments based on a fixed rate of 5.397%.

In addition to paying interest on outstanding principal under the senior secured credit facilities, we are required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder. At June 30, 2009, the commitment fee rate was 0.375% per annum. We must also pay customary letter of credit fees.

Payments.  We are required to pay installments on the loans under the term loan facility in quarterly principal amounts of $3.0 million, which is equal to 0.25% of their initial total funded principal amount calculated as of the closing date, through April 1, 2013. The remaining amount is payable on June 3, 2013, which we estimate will be $1,082.4 million, assuming that we do not make any prepayments before then. Principal amounts outstanding under the revolving credit facility are due and payable in full on June 1, 2012.

We may be required to make additional principal payments based on excess cash flow generated for the preceding fiscal year and our debt covenant ratios, as defined in the senior secured term loan agreement. We have not been required to make such a prepayment since the second quarter of fiscal 2008. We are not required to make an additional payment relating to the fiscal year ended June 30, 2009 due to Education Management LLC’s Consolidated Total Debt to Adjusted EBITDA ratio, described below, being below 5.00 to 1.00.

Certain Covenants and Events of Default.  The credit agreement governing our senior secured credit facilities contains covenants that, among other things, restrict, subject to certain exceptions, our subsidiaries’ ability to:

•	incur additional indebtedness;

•	make capital expenditures;

•	create liens on assets;

•	engage in mergers or consolidations;

•	sell assets;

•	pay dividends and distributions or repurchase the capital stock of Education Management LLC;

•	make investments, loans or advances;

•	prepay subordinated indebtedness (including our senior subordinated notes);

•	make certain acquisitions;

•	engage in certain transactions with affiliates;

•	enter into certain restrictive agreements;

•	amend agreements governing our subordinated indebtedness (including our senior subordinated notes) or certain of our organizational documents;

•	change the nature of our business; and

•	change the status of Education Management Holdings LLC as a passive holding company.

In addition, the credit agreement governing Education Management LLC’s senior secured credit facilities requires Education Management LLC to maintain a maximum total leverage ratio and a minimum interest coverage ratio within specified ranges, as discussed further under “Covenant Compliance” below.

The credit agreement governing Education Management LLC’s senior secured credit facilities also contains certain customary affirmative covenants and events of default and has a cross-default provision to debt with a principal amount of greater than $50 million, which would cause the term loan to be prepaid or redeemed in the event of a default with respect to such debt.

  Senior Notes and Senior Subordinated Notes

In connection with the Transaction, our subsidiaries, Education Management LLC and Education Management Finance Corp., co-issued $375.0 million aggregate principal amount of 8 3/4% senior notes due 2014 and $385.0 million aggregate principal amount of 10 1/4% senior subordinated notes due 2016. The indentures governing the Notes limit our subsidiaries’ ability to:

•	incur additional indebtedness;

•	pay dividends on or make other distributions or repurchase the capital stock of Education Management LLC or any of its parent companies;

•	make certain investments, including capital expenditures;

•	enter into certain types of transactions with affiliates;

•	use assets as security in other transactions; and

•	sell certain assets or merge with or into other companies.

Subject to meeting certain qualifications, the indentures governing the Notes permit us and our restricted subsidiaries to incur additional indebtedness, including secured indebtedness. The indentures governing the Notes include cross-default provisions to debt with a principal amount of greater than $50.0 million, which would require the applicable Notes to be prepaid or redeemed in the event of a default with respect to such debt.

  Covenant Compliance

Under its senior secured credit facilities, our subsidiary, Education Management LLC, is required to satisfy a maximum total leverage ratio, a minimum interest coverage ratio and other financial conditions tests. As of June 30, 2009, it was in compliance with the financial and non-financial covenants. Its continued ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that it will meet those ratios and tests in the future.

Adjusted EBITDA is a non-GAAP measure used to determine our compliance with certain covenants contained in the indentures governing the Notes and in the credit agreement governing our senior secured credit facilities. Adjusted EBITDA is defined as EBITDA further adjusted to exclude unusual items and other adjustments permitted in calculating covenant compliance under our senior secured credit facilities and the indentures governing the Notes. We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors to demonstrate compliance with our financing covenants.

The breach of covenants in the credit agreement governing our senior secured credit facilities that are tied to ratios based on Adjusted EBITDA could result in a default under that agreement, in which case the lenders could elect to declare all borrowed amounts immediately due and payable. Any such acceleration also would result in a default under our indentures governing the Notes. Additionally, under the credit agreement governing our senior secured credit facilities and the indentures governing the Notes, our subsidiaries’ ability to engage in activities, such as incurring additional indebtedness, making investments and paying dividends or other distributions, is also tied to ratios based on Adjusted EBITDA.

Adjusted EBITDA does not represent net income or cash flows from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In addition, unlike GAAP measures such as net income and earnings per share, Adjusted EBITDA does not reflect the impact of our obligations to make interest payments on our other debt service obligations, which have increased substantially as a result of the indebtedness incurred in June 2006 to finance the Transaction and related expenses. While Adjusted EBITDA and similar measures frequently are used as measures of operations and the ability to meet debt service requirements, these terms are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation. Adjusted EBITDA does not reflect the impact of earnings or charges resulting from matters that we may consider not to be indicative of our ongoing operations. In particular, the definition of Adjusted EBITDA in our senior credit facilities and the indentures governing the Notes allows us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net income. However, these are expenses that may recur, vary greatly and are difficult to predict. Further, our debt instruments require that Adjusted EBITDA be calculated for the most recent four fiscal quarters. As a result, the measure can be affected disproportionately by a particularly strong or weak quarter. Further, it may not be comparable to the measure for any subsequent 12-month period or any complete fiscal year.

The following is a reconciliation of net income, which is a GAAP measure of operating results, to Adjusted EBITDA for Education Management LLC as defined in their debt agreements. The terms and related calculations are defined in the senior secured credit agreement (in millions).

	Year Ended		For the Year Ended
	June 30,		June 30, 2009,
	2008	2009	as adjusted(1)

Net income	$64.7	$104.2	$122.5
Interest expense, net	157.7	153.6	124.6
Provision for income taxes	41.1	61.2	71.9
Depreciation and amortization(2)	100.3	112.3	112.3

EBITDA	363.8	431.3	431.3

Reversal of impact of unfavorable leases(3)	(1.5)	(1.4)	(1.4)
Advisory and transaction costs(4)	5.0	5.0	5.0
Severance and relocation	3.7	4.9	4.9
Capital taxes	1.2	1.2	1.2
Other	1.7	1.5	1.5

Adjusted EBITDA — Covenant Compliance	$373.9	$442.5	$442.5

(1)	As adjusted to give effect to (i) the sale of 20,000,000 shares of common stock by us in this offering at an assumed initial public offering price of $19.00 per share, the midpoint of the range set forth on the cover page of this prospectus, at July 1, 2008 and (ii) the application of the net proceeds of this offering as described under “Use of Proceeds”.

(2)	Depreciation and amortization includes non-cash charges related to fixed asset impairments of $5.5 million in the year ended June 30, 2008.

(3)	Represents non-cash reductions to rent expense due to the amortization on $7.3 million of unfavorable lease liabilities resulting from fair value adjustments required under SFAS No. 141 as part of the Transaction.

(4)	Represents $5.0 million of advisory fees per annum beginning June 1, 2006 under the Sponsor Management Agreement.

Education Management LLC’s covenant requirements and actual and as adjusted ratios for fiscal 2009 are as follows:

	Covenant		Actual		As Adjusted
	Requirements		Ratios		Ratios(1)

Senior Secured Credit Facilities
Adjusted EBITDA to Consolidated Interest Expense ratio	Minimum of 1.70	x	2.88	x	3.55	x
Consolidated Total Debt to Adjusted EBITDA ratio	Maximum of 6.75	x	3.77	x	3.10	x

(1)	As adjusted to give effect to (i) the sale of 20,000,000 shares of common stock by us in this offering at an assumed initial public offering price of $19.00 per share, the midpoint of the range set forth on the cover page of this prospectus, at July 1, 2008 and (ii) the application of the net proceeds of this offering as described under “Use of Proceeds”.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risks in the ordinary course of business that include foreign currency exchange rates. We typically do not utilize forward or option contracts on foreign currencies or commodities. We are subject to fluctuations in the value of the Canadian dollar relative to the

U.S. dollar. We do not believe we are subject to material risks from reasonably possible near-term changes in exchange rates due to the size of our Canadian operations relative to our total business.

The fair values of cash and cash equivalents, accounts receivable, borrowings under our revolving credit facility, accounts payable and accrued expenses approximate carrying values because of the short-term nature of these instruments. The derivative financial instruments are carried at fair value, which is based on the SFAS No. 157 framework discussed in Note 8 to the accompanying audited consolidated financial statements. We do not use derivative instruments for trading or speculative purposes.

At June 30, 2009, we had total debt obligations of $1,988.6 million, including $1,226.8 million in variable rate debt under the senior secured credit facility at a weighted average interest rate of 6.98%. A hypothetical change of 1.25% in interest rates from June 30, 2009 levels would have increased or decreased interest expense by approximately $6.0 million for the variable-rate debt in fiscal 2009.

Two five-year interest rate swap agreements fix the interest rate on $750.0 million of our variable rate debt through July 1, 2011. At June 30, 2009, we had variable rate debt of $476.8 million that was subject to market rate risk, as our interest payments fluctuated as a result of market changes. Under the terms of the interest rate swaps, we receive variable payments based on the three month LIBOR and make payments based on a fixed rate of 5.397%. The net receipt or payment from the interest rate swap agreements is recorded in interest expense. The interest rate swaps are designated and qualify as cash flow hedges under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. As such, the swaps are accounted for as an asset or liability in the consolidated balance sheet at fair value. We used level two inputs when applying SFAS No. 157, “Fair Value Measurements”, to our interest rate swap agreements, including obtaining quotes from counterparties to the transactions and assessing nonperformance risk based upon published market data. For fiscal 2009, we recorded an unrealized after-tax loss of $9.8 million in other comprehensive loss related to the change in market value on the swap agreements. The cumulative unrealized net loss of $34.2 million, net of tax, at June 30, 2009 related to the swaps may be recognized in the consolidated statement of operations if certain terms of the senior secured credit facilities change, if the senior secured credit facilities are extinguished or if the swap agreements are terminated prior to maturity.

Regulations

U.S. Department of Education regulations require Title IV program funds received by our schools in excess of the tuition and fees owed by the relevant students at that time to be, with these students’ permission, maintained and classified as restricted funds until they are billed for the portion of their education program related to those funds. Funds transferred through electronic funds transfer programs are held in a separate cash account and released when certain conditions are satisfied. These restrictions have not significantly affected our ability to fund daily operations.

Education institutions participating in Title IV programs must satisfy a series of specific standards of financial responsibility. The U.S. Department of Education has adopted standards to determine an institution’s financial responsibility to participate in Title IV programs. The regulations establish three ratios: (i) the equity ratio, intended to measure an institution’s capital resources, ability to borrow and financial viability; (ii) the primary reserve ratio, intended to measure an institution’s ability to support current operations from expendable resources; and (iii) the net income ratio, intended to measure an institution’s profitability. Each ratio is calculated separately, based on the figures in the institution’s most recent annual audited financial statements, and then weighted and combined to arrive at a single composite score. The composite score must be at least 1.5 for the institution to be deemed financially responsible without conditions or additional oversight. If an institution fails to meet any of these requirements, the U.S. Department of Education may set restrictions on our eligibility to participate in Title IV programs. We are required by the U.S. Department of Education to post a letter of credit and are subject to provisional certification and additional financial and cash monitoring of our disbursements of Title IV funds due to our failure on a consolidated basis to satisfy the financial responsibility standards after the completion of the Transaction. This is a result of the goodwill we recorded in connection with the Transaction. The amount of this letter of credit is currently set at 10% of the Title IV program funds received by students at our schools during the prior fiscal year. As a result, we posted an $87.9 million letter of credit in October 2006. Due to increases in the aggregate amount of Title IV funds received by our students, we currently post a $120.5 million letter of credit to the U.S. Department of Education.

Regulations promulgated under the HEA require all for-profit education institutions to comply with the 90/10 Rule, which imposes sanctions on participating institutions that derive more than 90% of their total revenue from Title IV programs. Under the current regulations, compliance with the 90/10 Rule is measured at the end of each of our fiscal years. An institution will cease to be eligible to participate in Title IV programs if, on a cash accounting basis, more than 90% of its revenues for each of two consecutive fiscal years were derived from Title IV programs. If an institution loses its Title IV eligibility under the 90/10 Rule, it may not reapply for eligibility until the end of two fiscal years. Institutions which fail to satisfy the 90/10 Rule for one fiscal year are placed on provisional certification. For our schools that disbursed federal financial aid during fiscal 2009, the percentage of revenues derived from Title IV programs on a cash accounting basis ranged from approximately 55% to 86%, with a weighted average of approximately 70% as compared to a weighted average of approximately 65% in fiscal 2008. We anticipate that our 90/10 rates will continue to increase in fiscal 2010 due to recent increases in grants from the Pell program and other Title IV loan limits, coupled with decreases in the availability of state grants and private loans and the inability of households to pay cash due to the current economic climate. While our consolidated 90/10 rate for fiscal 2010 is projected to remain under the 90% threshold, we project that some of our institutions will exceed the 90% threshold if we do not continue to successfully implement certain changes to these institutions during the fiscal year which would decrease their 90/10 rate, such as increases in international and military students and certain internal restructuring designed to achieve additional operating efficiencies. In prior years, we have successfully addressed 90/10 rate issues when they have arisen through similar changes to operations. Additionally, the revised rules included in the new HEA reauthorization include relief through June 30, 2011 from a $2,000 increase in the annual Stafford loan availability for undergraduate students which became effective July 1, 2008. We anticipate that our 90/10 rate will increase substantially in fiscal 2012 in the event that relief from this additional $2,000 is not extended beyond June 30, 2011, which would adversely affect our ability to comply with the 90/10 Rule.

Use of Estimates and Critical Accounting Policies

General

In preparing our financial statements in conformity with accounting principles generally accepted in the United States, judgments and estimates are made about the amounts reflected in the consolidated financial statements that affect the reported amounts of assets, liabilities, net revenues and expenses during the reporting period. As part of the financial reporting process, our management collaborates to determine the necessary information on which to base judgments and develop estimates used to prepare the consolidated financial statements. Historical experience and available information are used to make these judgments and estimates. However, different amounts could be reported using different assumptions and in light of changes in facts and circumstances. Therefore, actual amounts could differ from the estimates reflected in the audited consolidated financial statements appearing elsewhere in this prospectus.

We believe that the following critical accounting policies comprise the more significant judgments and estimates used in the preparation of the consolidated financial statements.

Revenue Recognition and Receivables

We bill tuition and housing revenues at the beginning of an academic term and recognize the revenue on a pro rata basis over the term of instruction or occupancy. Some of our academic terms have starting and ending dates that differ from our fiscal quarters. Therefore, at the end of each fiscal quarter, we may have tuition from these academic terms on which the associated revenue has not yet been earned. Accordingly, this unearned revenue has been recorded as unearned tuition in the accompanying consolidated balance sheets. Advance payments represent that portion of payments received but not earned and are also recorded as a current liability in the accompanying consolidated balance sheets. These payments are typically related to future academic periods and generally are refundable.

If a student withdraws from one of our schools, a student’s obligation for tuition and fees is limited depending on when a student withdraws during an academic term. Student refunds are regulated by the standards of the U.S. Department of Education, most state education authorities that regulate our schools, the accrediting commissions that accredit our schools and our own internal policies (collectively, “Refund Policies”). Refund Policies vary by state, and the limitations imposed by the Refund Policies are generally based on the portion of the academic term that has elapsed at the time the student withdraws. The greater the portion of the academic term that has elapsed at the time the student withdraws, the greater the student’s obligation is to the school for the tuition and fees related to that academic term. We record revenue net of any refunds that result from any applicable Refund Policy; therefore, we do not recognize gross revenue on amounts that will ultimately be refunded in future periods.

Trade receivable balances consist of amounts related to net revenues from current or former students for academic terms that have been completed or are currently in session, prior periods of occupancy in our housing facilities for which payment has not been received or obligations of current students for tuition, housing or other items related to academic terms in progress for which payment has not been received. The balances are comprised of individually insignificant amounts due from students primarily from the United States and Canada.

We determine our allowance for doubtful accounts for most locations primarily by categorizing gross receivables based upon the enrollment status (in-school vs. out-of-school) of the student and establishing a reserve based on the likelihood of collection in consideration of our historical experience and current economic conditions. Student accounts are monitored through an aging process whereby past due accounts are pursued. When certain criteria are met (primarily aging with no payments and account balances past the due date by more than four months) and internal collection measures have been taken without success, the accounts of former students are placed with an outside collection agency. Student accounts in collection are reserved at a high rate and are evaluated on a case-by-case basis before being written off. If current collection trends differ significantly from historical collections, an adjustment to our allowance would be required. Historically, however, accounts we have ultimately written off have approximated our uncollectable accounts estimates. A one percentage point change in our allowance for doubtful accounts as a percentage of gross receivables at June 30, 2009 and 2008 would have resulted in a change in net income of $1.3 million and $0.8 million, respectively, for the years ended June 30, 2009 and 2008.

Impairment of Property, Equipment and Finite-Lived Intangible Assets

We record impairment losses on property, equipment and finite-lived intangible assets when events and circumstances indicate the assets are impaired and the undiscounted cash flows estimated to be generated by those assets are less than their carrying amounts, as described in SFAS No. 144, “Accounting or Disposal of Long-Lived Assets”. Events and circumstances that trigger an impairment review include deteriorating economic conditions or poor operating performance at individual locations or groups of locations. The impairment loss is measured by comparing the fair value of the assets to their carrying amounts using a traditional discounted cash flow model, and it is recorded as an operating expense in the consolidated statement of operations in the period in which carrying value exceeds fair value. As described in Notes 4 and 5 to the audited June 30, 2009 consolidated financial statements, we recorded an impairment charge of $4.5 million related to property and equipment and $1.0 million related to finite-lived intangible assets during fiscal 2008. For other property, equipment and finite-lived intangible assets that were tested for impairment, the sum of the future undiscounted cash flows was sufficiently in excess of the carrying amounts such that reducing the cash flows by 10% would not have resulted in impairment. We did not record any impairment charges during the year ended June 30, 2009.

Impairment of Goodwill and Indefinite-Lived Intangible Assets

We evaluate our goodwill and indefinite-lived intangible assets for impairment at least annually, using April 1 as our measurement date. SFAS No. 142, “Goodwill and Other Intangible Assets”, prescribes a two-step method for determining goodwill impairment. In the first step, we determine the fair value of each reporting unit and compare that fair value to each unit’s carrying value. We estimate the fair value of our reporting units using a traditional discounted cash flow approach coupled with the guideline public company method that takes into account the relative price and associated earnings multiples of publicly-traded peer companies. If the results of this first step indicate the carrying amount of a reporting unit is higher than its fair value, the second step under SFAS No. 142 must be performed, which requires that we determine the implied fair value of goodwill in the same manner as if we had acquired those reporting units as of the testing date. Under the second step, an impairment is recognized if the carrying amount of a reporting unit’s goodwill is greater than its implied fair value. If an impairment charge was required to be recorded, it would be presented as an operating expense in the period in which the goodwill’s carrying value exceeds its new implied fair value.

Our last annual test, which was performed as of April 1, 2009, resulted in an increase in each reporting unit’s calculated equity value as compared to the date of the Transaction. As a result, each reporting unit’s fair value exceeded its carrying value as measured under the first step of the SFAS No. 142 analysis. In addition, although we perform our full impairment test under SFAS No. 142 only once annually, throughout the fiscal year we evaluate forecasts, business plans, regulatory and legal matters and other activities necessary to identify triggering events under SFAS No. 142. There were no triggering events in the interim period between our 2008 and 2009 impairment tests at any of our reporting units. Further, we did not record any goodwill impairments from the date of the Transaction through April 1, 2009.

The following table illustrates the amount of goodwill allocated to each reporting unit as well as the deficit, if any, created between the fair value and the carrying value that would occur given hypothetical reductions in their respective fair values at April 1, 2009:

			Step One Analysis:
		Deficit Caused By Hypothetical Reductions to Fair Value
		(in millions)
	Goodwill	5%	15%	25%	35%

The Art Institutes	$1,982	$—	$—	$—	$—
Argosy University	219	—	—	(14)	(54)
Brown Mackie Colleges	255	—	—	(2)	(59)
South University	123	—	—	—	(27)

	$2,579	$—	$—	$(16)	$(140)

The valuations of our reporting units require use of internal business plans that are based on judgments and estimates regarding future economic conditions, demand and pricing for our educational services, costs, inflation rates and discount rates, among other factors. These judgments and estimates involve inherent uncertainties. The measurement of the fair values of the reporting units are dependent on the accuracy of the assumptions used and how these estimates compare to our future operating performance. Details of the key assumptions used in our impairment evaluation include, but are not limited to, the following:

•	Discount rate — The discount rate is based on each reporting unit’s estimated weighted average cost of capital (WACC). The cost of equity, cost of debt and capital structure are the three components of the WACC, each of which requires judgment by management to estimate. The cost of equity was developed using the Capital Asset Pricing Model (CAPM) which is comprised of a risk free rate, beta derived from comparable company betas, and an equity risk premium combined with other company-specific adjustments based on perceived risks and predictability of future cash flows. The equity risk premium, which utilizes the Morningstar 2008 Ibbotson® and SBBI 2008 Valuation Workbook, is calculated by taking large company stock total returns minus long-term government bond income returns. The cost of debt component represents a market participant’s estimated cost of borrowing, which we estimated using an average of corporate bond yields as of the valuation date. The capital structure component is estimated based on the target capital structure ratios of our industry peer group as of the testing date.

The global recession that occurred during fiscal 2009 adversely affected our WACC, which has increased from a blended rate of 12.0% at April 1, 2008 to 12.7% at April 1, 2009. Any difference in WACC used between reporting units was primarily due to the impact of the relative maturity of each unit on the predictability of its future cash flows. Sensitivity analyses performed in connection with our annual 2009 impairment test indicated that an increase in the discount rate of 1.0% at each of our reporting units would not have resulted in the carrying values of the reporting unit exceeding its respective estimated fair value.

•	Future cash flow assumptions — Our projections are based on organic growth and are derived from historical experience and assumptions on how growth and profitability will trend into the future. These projections also take into account the continuing growing demand for post-secondary education and the growth opportunities that exist in our markets. Our assumed period of cash flows was ten years with a terminal value determined using the Gordon Growth Model. For our 2009 annual impairment test, a decrease in the projected cash flows of 10% would not have resulted in the carrying value of any of our reporting units exceeding its fair value.

The impairment test for indefinite-lived intangible assets requires an annual determination of fair value using the same approach used for the valuation as of the acquisition date. If the fair value falls below its carrying value, an impairment would be recorded in the period in which the carrying value exceeds the fair value.

Our indefinite-lived intangible assets consist of the trade names associated with The Art Institute schools, and licensing, accreditation and Title IV program participation assets for all of our education systems. The total carrying value of these assets at April 1, 2009 was as follows:

•	$330.0 million related to The Art Institutes tradename; and

•	$112.2 million related to our licensing, accreditation and Title IV program participation assets.

As of the date of our annual impairment test, we revalued The Art Institutes tradename using the Relief from Royalty method, the same approach used to value this asset as of the date of the Transaction. The Relief from Royalty method focuses on the level of royalty payments that the user of an intangible asset would have to pay a third party for the use of the asset if it were not owned by the user. The resulting analysis demonstrated that the tradename had a higher fair value than carrying value by approximately 10%, using a standard royalty rate of 2.0% and discount rate of 11.8% As a result, we did not record an impairment related to this asset during the year ended June 30, 2009.

We also revalued the licensing, accreditation and Title IV program participation assets at the impairment testing date using the same approaches used to value these assets as of the date of the Transaction. These assets were valued by a combination of the cost and income approaches. Costs to replace licenses and accreditations have not changed significantly since the date of the Transaction or since the impairment testing date. Numerous factors are considered in order to estimate the Title IV portion of the asset, including the estimated amount of time it would take for an institution to qualify for Title IV funds as a new operation, the number of students currently receiving federal financial aid, the amount schools would have to lend students during the estimated time it would take to qualify for Title IV funds and the present value of projected cash flows. The current fair values of the licensing, accreditation and Title IV program participation asset at each reporting unit exceeded its carrying value by at least 10%, with the consolidated fair values of these assets exceeding the consolidated carrying value by more than 20%.

Income Taxes

We account for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes”, which requires the use of the asset and liability method. Under this method, deferred tax assets and liabilities result from (i) temporary differences in the recognition of income and expense for financial and income tax reporting requirements, and (ii) differences between the recorded value of assets acquired in business combinations accounted for as purchases for financial reporting purposes and their corresponding tax bases. SFAS No. 109 also requires that deferred income tax assets be reduced by a valuation allowance if it is more-likely-than-not that some portion of the deferred income tax asset will not be realized. We evaluate all available evidence, both positive and negative, on a quarterly basis to determine whether, based on the weight of that evidence, a valuation allowance is needed. Future realization of the tax benefit from an existing deferred tax asset ultimately depends upon the existence of sufficient taxable income within the carryback or carryforward period available under the tax law of the applicable jurisdiction. At June 30, 2009 and 2008, we had gross deferred tax assets of $112.5 million and $76.1 million, respectively, and valuation allowances against those gross deferred tax assets of $18.8 million and $22.5 million, respectively. We re-evaluate the realizability of these deferred tax assets quarterly and will adjust the valuation allowances based upon available evidence. Any future change in our assessment of the realizability of these deferred tax assets could affect our effective income tax rate, net income, and net deferred tax assets in the period in which our assessment changes.

We adopted the provisions of FIN 48, “Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109,” on July 1, 2007. Under FIN 48, we may recognize the tax benefit from an uncertain tax position only if it is at least more-likely-than-not that the tax position will be sustained upon examination by the taxing authorities, based on the technical merits of the position. The amount of the tax benefit so recognized is measured as the largest amount of benefit that is more-likely-than-not to be realized upon effective settlement. We classify interest and penalties accrued in connection with unrecognized tax benefits as income tax expense in our consolidated statement of operations. This classification is consistent with our past accounting policy for interest and penalties related to tax liabilities.

Share-Based Payment

In August 2006, our Board of Directors approved the 2006 Stock Option Plan for executive management and key personnel. As of June 30, 2009, approximately 1.7 million options were outstanding under this plan. Under SFAS No. 123R, “Share Based Payment”, compensation expense related to our grants is not recognized until one of the conditions entitling participants to fair value for their shares becomes probable. We have not recognized any compensation expense under SFAS No. 123R since the Transaction even though certain of our time-based stock options vested during these fiscal years because (i) shares of our common stock that are received upon an option holder’s exercise are subject to a call right held by us, which allows us to repurchase such common stock at a value equal to the lesser of an option exercise price or current fair value if an employee voluntarily terminates his or her employment or is terminated for cause, and (ii) in the event that we do not exercise this repurchase right, the holder is prohibited from selling the shares of common stock received upon exercise of a stock option without our prior consent. A 10% increase in the fair values of our time-based and performance-based options would have increased our unrecognized compensation cost by $3.6 million at June 30, 2009.

We use the Black-Scholes option pricing model to determine the fair value of time-based stock options at the grant date. In order to value performance-based options, we use a Monte Carlo simulation model. Both models require management to make certain assumptions to determine compensation expense. Such assumptions can significantly impact the fair values of stock options and associated compensation expense recognized over the requisite service periods. See Note 11 to the accompanying audited consolidated financial statements for a further discussion on share-based compensation.

Our Board of Directors establishes the exercise price for each option grant based on the estimated fair value at the date of grant. Given that we were not publicly traded during the period covered by the 2006 Stock Option Plan, we used assumptions and valuation methodologies to estimate the fair value of our common stock during the period. In order to value our SFAS No. 123R compensation expense, options granted in August and December 2006 were based on contemporaneous private transactions involving our common stock. Beginning in January 2007, option grants were valued based on a valuation as of the beginning or ending of the fiscal quarter in which the options were granted, depending on the proximity of the grant date to the beginning or ending of the quarter. We did not separately estimate the values of common stock during periods between our quarter-end dates because we believe a quarterly fair value calculation for our common stock is a reasonable method of estimating its fair value at any point during the quarter. Variations of both the market and income approaches were used in the analyses for all quarterly valuations. The valuations used the following methodologies described in the American Institute of Certified Public Accountants’ practice aid entitled Valuation of Privately-Held-Company Equity Securities Issued as Compensation:

(i) a discounted cash flow analysis (“Income Method” or “DCF”);

(ii) the Guideline Public Company method; and

(iii) the Guideline Transactions method.

The valuations derived under each approach were then weighted to derive an overall company value, which was used to value our common stock after adjusting for outstanding indebtedness. Factors contributing to the results of the three methods used, and the relative weights of each methodology, were as follows:

(i)	Income method (DCF)

The income method considers our consistent revenue and EBITDA growth since the Transaction along with our significant leverage, the regulatory nature of our business and our ability to attract and retain key personnel. A weight of 50% was given to this method in determining the fair value of our common stock for all valuations.

(ii)	Guideline Public Company method

The Guideline Public Company method uses the relative price and associated earnings multiples of publicly traded peer companies. The same peer group was used for each valuation. Under this methodology, we compared our financial results to those of our competitors for each of the following quantitative measures: profit margins from the last twelve months; size as it relates to the cost of capital; historical revenue growth; historical EBITDA growth; and asset returns and leverage. Qualitative factors were also considered. A weight of 25% or 50% was given to this method in determining the fair value of our common stock, depending on relevant factors at the date of our valuation.

(iii)	Guideline Transactions method

The Guideline Transactions method is based on actual market transactions of companies within our peer group including us. A weight of 0% or 25% was given to this method in determining the fair value of our common stock, depending on relevant factors at the date of our valuation.

We also considered the following additional factors which generally affect the fair market value of our common stock for option grants after December 31, 2006:

•	the nature, history and growth opportunities of our business;

•	the outlook for the general economy and for our industry;

•	the book value of the securities and our financial condition;

•	the historical trend of earnings and the future earnings and dividend-paying potential;

•	market valuations of our publicly traded competitors, with particular attention given to the ratio of price to sales, equity and earnings; and

•	the risk involved in the investment, as related to earnings stability, capital structure, competition and market potential.

Long-Term Incentive Compensation Plan

Our Board of Directors adopted the LTIC Plan during fiscal 2007. Pursuant to the terms of the plan, a bonus pool will be created based on specified returns on capital invested in EDMC by the Principal Shareholders after the occurrence of a realization event, as defined in the plan. Out of a total of 1,000,000 units authorized, approximately 835,000 units were outstanding at June 30, 2009. Each unit represents the right to receive a payment based on the value of the bonus pool. Since the contingent future events that would result in value to the unit-holders are not probable to occur at June 30, 2009, we have not recognized any compensation expense related to these units. The plan is currently being accounted for as a liability-based plan as the units must be settled in cash if a realization event were to occur prior to an initial public offering of our common stock. If we were to complete an initial public offering, the units may be settled in shares of common stock or cash at the discretion of our Board of Directors.

New Accounting Standards

In February 2008, the FASB issued FASB Staff Position (“FSP”) No. 157-2, “Effective Date of FASB Statement No. 157”, which delayed the effective date for applying SFAS No. 157 to nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. Nonfinancial assets and nonfinancial liabilities for which we have not applied the provisions of SFAS No. 157 include those measured at fair value as a result of goodwill and long-lived asset impairment testing. We do not expect the adoption of FSP No. 157-2, which is effective for us on July 1, 2009, to have a material impact on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141R, “Business Combinations”, which establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in a company it acquires, including the recognition and measurement of goodwill resulting from a business combination. The requirements of SFAS No. 141R are effective for us beginning July 1, 2009. We will apply the provisions of this standard for any business combination that transpires subsequent to the effective date of the standard.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities — an Amendment of FASB Statement 133”, which enhances required disclosures regarding how an entity uses and accounts for derivative instruments. We adopted SFAS No. 161 on January 1, 2009, and its adoption did not impact our consolidated financial statements but did result in expanded disclosures contained in Note 8 of our audited consolidated financial statements.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events”, which formalizes the period after the balance sheet date that management is required to evaluate subsequent events, the circumstances under which an entity is required to record events or transactions occurring after the balance sheet date in that period’s financial statements and the required disclosures that an entity shall make in its financial statements. SFAS No. 165 is effective for us beginning in the fourth fiscal quarter of 2009. We performed an evaluation of subsequent events through August 28, 2009, the date the financial statements were issued.

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codificationtm and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162”. All existing accounting standard documents are superseded by the Codification. All current references to GAAP will no longer be used in our consolidated financial statements upon adoption in the first fiscal quarter of 2010. The Codification does not change or alter existing GAAP; therefore, it will have no impact on our consolidated financial statements.

BUSINESS

Business Overview

We are among the largest providers of post-secondary education in North America, with approximately 110,800 enrolled students as of October 2008. We offer academic programs to our students through campus-based and online instruction, or through a combination of both. We are committed to offering quality academic programs and continuously strive to improve the learning experience for our students. We target a large and diverse market as our educational institutions offer students the opportunity to earn undergraduate and graduate degrees, including doctoral degrees, and certain specialized non-degree diplomas in a broad range of disciplines. These disciplines include design, media arts, health sciences, psychology and behavioral sciences, culinary, fashion, business, legal, education and information technology. Each of our schools located in the United States is licensed in the state in which it is located, accredited by a national or regional accreditation agency and certified by the U.S. Department of Education, enabling students to access federal student loans, grants and other forms of public and private financial aid. Our academic programs are designed with an emphasis on applied content and are taught primarily by faculty members who, in addition to having appropriate academic credentials, offer practical and relevant professional experience in their respective fields. Our net revenues for fiscal 2009 were $2,011.5 million.

Our schools comprise a national education platform that is designed to address the needs of a broad market, taking into consideration various factors that influence demand, such as programmatic and degree interest, employment opportunities, requirements for credentials in certain professions, demographics, tuition pricing points and economic conditions. We believe that our schools collectively enable us to provide access to a high quality education for potential students, at a variety of degree levels and across a wide range of disciplines.

During our more than 35-year operating history, we have expanded the reach of our education systems and currently operate 92 primary locations across 28 U.S. states and in Canada. In addition, we have offered online programs since 2000, enabling our students to pursue degrees fully online or through a flexible combination of both online and campus-based education. During the period from October 1998 through October 2008, we experienced a compounded annual enrollment growth rate of 18.0%. During the same time period, the schools that we have owned or operated for one year or more experienced a compounded annual enrollment growth rate of 12.0%. We seek to maintain growth in a manner that assures adherence to our high standard of educational quality and track record of student success.

Since the Transaction in June 2006, we have undertaken multiple initiatives to increase our penetration of addressable markets in order to enable us to accelerate our growth and expand our market position. We have opened 20 new locations, acquired two schools, developed 36 new academic programs and introduced over 600 new or existing academic programs to locations that had not previously offered such programs. The compound annual enrollment growth rate at our schools was 19.6% between July 2006 and July 2009. During the same time period, the compound annual enrollment growth rate for schools owned or operated for one year or more was 18.2%. We have made significant capital investments in technology and human resources, particularly in marketing and admissions, designed to facilitate future enrollment growth while enhancing the effectiveness of our marketing efforts. We have also upgraded our infrastructure, student interfaces and student support systems to enhance the student experience, while providing greater operational transparency. We have made considerable investments in our online education platform, which has resulted in strong enrollment growth. The number of students enrolled in fully online academic programs has grown more than five-fold to approximately 26,200 students in July 2009, compared to approximately 4,600 students in July 2006. Finally, we have enhanced our senior management team, achieving a balance of experience from both within and outside the for-profit education industry.

Each of our 92 schools provides student-centered education. Our schools are organized and managed to capitalize on recognized brands and align them with specific targeted markets based on field of study, employment opportunity, type of degree offering and student demographics:

•	The Art Institutes. The Art Institutes focus on applied arts in creative professions such as graphic design, interior design, web design and interactive media, digital filmmaking, media arts and animation, game art and design, fashion design and marketing and culinary arts. The Art Institutes offer Associate’s, Bachelor’s and Master’s degree programs, as well as selective non-degree diploma programs. Students pursue their degrees through local campuses, fully online programs through The Art Institute of Pittsburgh, Online Division and blended formats, which combine on campus and online education. There are 44 Art Institutes campuses in 23 U.S. states and in Canada. As of October 2008, students enrolled at The Art Institutes represented approximately 60.9% of our total enrollments.

•	Argosy University. Argosy University offers academic programs in psychology and behavioral sciences, education, business and health sciences disciplines. Argosy offers Doctoral, Master’s and undergraduate degrees. Argosy’s academic programs focus on graduate students seeking advanced credentials as a prerequisite to initial licensing, career advancement and/or structured pay increases. Students pursue their degrees through local campuses, fully online programs and blended formats. There are 19 Argosy University campuses in 13 U.S. states. As of October 2008, students enrolled at Argosy University represented approximately 16.7% of our total enrollments.

•	Brown Mackie Colleges. Brown Mackie Colleges offer flexible Associate’s and non-degree diploma programs that enable students to develop skills for entry-level positions in high demand vocational specialties and Bachelor’s degree programs that assist students to advance within the workplace. Brown Mackie Colleges offer programs in growing fields such as nursing, medical assisting, business, criminal justice, legal support and information technology. There are 22 Brown Mackie College campuses in 11 U.S. states. As of October 2008, students enrolled at Brown Mackie Colleges represented approximately 12.2% of our total enrollments.

•	South University. South University offers academic programs in health sciences and business disciplines, including business administration, health services management, nursing, pharmacy, medical assisting, criminal justice and information technology. South University offers Doctoral, Master’s, Bachelor’s and Associate’s degrees through local campuses, fully online programs and blended formats. There are six South University campuses in five U.S. states. As of October 2008, students enrolled at South University represented approximately 10.2% of our total enrollments.

Our business model has a number of favorable financial characteristics, including consistent historical enrollment growth, high visibility into operational performance, opportunity for future profit margin expansion and strong operating cash flow generation, although the interest expense relating to the significant indebtedness that we incurred in connection with the Transaction has caused our net income to decline in recent periods as compared to periods prior to the Transaction.

•	History of consistent enrollment growth. During the period from October 1998 through October 2008, we experienced a compounded annual enrollment growth rate of 18.0%. During the same time period, the schools that we have owned or operated for one year or more experienced a compounded annual enrollment growth rate of 12.0%. We generally achieve growth through a number of independent sources, including continued investment in existing schools, the addition of schools (organically or through acquisition) and new delivery channels, such as online. The significant investments we have made since the Transaction in numerous areas of our workforce, including marketing and admissions, new campuses and online education and infrastructure, are designed to support future enrollment.

•	High visibility into operational performance. We believe that we benefit from a business model with good insight into future revenue and earnings, given the length of our academic programs. Approximately 64% of our students as of October 2008 were enrolled in Doctorate, Master’s and Bachelor’s degree programs, which are typically multi-year programs that contribute to the overall stability of our student population.

•	Opportunity for future profit margin expansion. Our business model benefits from scale and permits us to leverage fixed costs across our delivery platforms. Since the Transaction in June 2006, and notwithstanding the increase in interest expense resulting from the indebtedness that we incurred in connection with the Transaction and the resulting adverse effect on our net income, we have made significant investments in numerous areas of our workforce in order to support future enrollment growth and enhance the student experience. We expect that our business model, along with the anticipated benefits of these investments, will enable us over time to leverage our fixed costs as we add new locations and expand our existing locations. With respect to our online programs, we have built sufficient presence to enable us over time to utilize shared technology and infrastructure. We believe that our continued focus on information systems, operating processes and key performance indicators will permit us to enhance our educational quality, growth and profitability over time, although we expect that expenses incurred with respect to student financial aid initiatives will negatively impact our profitability.

•	Strong operating cash flow generation. We historically have generated strong cash flows. We benefit from investments with attractive returns on capital and favorable working capital balances due to advance payment of tuition and fees. Since the Transaction, we have made significant investments to support growth while simultaneously upgrading the infrastructure required to leverage our delivery platforms. In fiscal 2009, we generated cash flows from operations of $293.4 million.

All of these characteristics complement the successful outcomes that we deliver to our students, as reflected in our student persistence and graduate employment rates and in student satisfaction survey data. Approximately 87% of undergraduate students who graduated from our institutions during the calendar year ended December 31, 2008 and were available for employment obtained a position in their field of study or a related field within six months of graduation.

Industry Overview

The U.S. Department of Education estimates that the U.S. public and private post-secondary education market for degree-granting institutions was a $450 billion industry in 2007, representing approximately 18.2 million students enrolled at over 4,400 institutions. According to the National Center of Education Statistics, traditional students, who typically are recent high school graduates under 25 years of age and are pursuing their first higher education degree, represent approximately 62% of the national student population. The remaining 38% of the student population is comprised of non-traditional students, who are largely working adults pursuing further education in their current field or are preparing for a new career.

We believe that there are a number of factors contributing to the long-term growth of the post-secondary education industry. First, the shift toward a services-based economy increases the demand for higher levels of education. According to the U.S. Department of Labor — Bureau of Labor Statistics, the projected growth rate for total job openings from 2006 to 2016 for occupations that require post-secondary education is over 15%, nearly double the growth rate for occupations that do not require post-secondary education. Second, economic incentives are favorable for post-secondary graduates. According to the U.S. Census Bureau, in 2008, the median weekly earnings for individuals aged 25 years and older with a Bachelor’s degree was approximately 66% higher than for high school graduates of the same age with no college experience, and the average unemployment rate in 2008 for persons aged 25 years and older with a Bachelor’s degree was half that of those without college experience. Third, government and private financial aid in various forms, including loan guarantees, grants and tax benefits for post-secondary students, has continued to increase. We believe that this support will continue as the U.S. government emphasizes the development of a highly skilled, educated workforce to maintain global competitiveness. Finally, the strong demand for post-secondary education has enabled educational institutions to consistently increase tuition and fees. According to the College Board, public four-year colleges and universities have increased tuition and fees by 7.4% annually on average over the last ten years.

We believe that for-profit providers will capture an increasing share of the growing demand for post-secondary education, which has not been fully addressed by traditional public and private universities. Non-profit public and private institutions can face limited financial capability to expand their offerings in response to the growing demand for education, due to a combination of state funding challenges, significant expenditures required for research and the professor tenure system. Certain private institutions also may control enrollments to preserve the perceived prestige and exclusivity of their degree offerings.

As a result, we believe that for-profit, post-secondary education providers continue to have significant opportunities for growth. According to the National Center of Education Statistics, the number of students at for-profit, degree-granting institutions grew at an average annual rate of 13.7% from 1997 to 2007, compared to 2.3% growth for all degree-granting institutions over the same period. For-profit providers have continued their strong growth, primarily due to the higher flexibility of their programmatic offerings and learning structure, their emphasis on applied content and their ability to consistently introduce new campuses and academic programs. Despite rapid growth, the share of the post-secondary education market that has been captured by for-profit providers remains relatively small. In 2007, according to the National Center for Education Statistics, for-profit institutions accounted for 6.5% of all degree-granting, post-secondary enrollments, up from 2.3% in 1997.

We believe that growth in online education has been supported by favorable student outcomes, the flexibility and convenience associated with the instructional format and the higher penetration of broadband Internet access. According to Eduventures Inc., a leading information services company for the education market, online education programs generated an estimated $11.7 billion of revenues in 2008. Eduventures estimates that online enrollment grew by 25.3% annually from 2003 to 2008 and projects growth of 12.5% annually from 2008 to 2013.

The post-secondary education industry is highly fragmented, with no one provider controlling a significant share of the market. Students choose among providers based on programs and degrees offered, program flexibility and convenience, quality of instruction, graduate employment rates, reputation and recruiting effectiveness. This multi-faceted market fragmentation results in significant differentiation among various education providers, limited direct competition and minimal overlap between for-profit providers. The main competitors of for-profit, post-secondary education providers are local public and private two-year junior and community colleges, traditional public and private undergraduate and graduate colleges and, to a lesser degree, other for-profit providers.

Our Competitive Strengths

We believe that the following strengths differentiate our business:

•	Commitment to offering quality academic programs and student and graduate success

We are committed to offering quality academic programs, and we continuously strive to improve the learning experience for our students. We are dedicated to recruiting and retaining quality faculty and instructors with relevant industry experience and appropriate academic credentials. Our advisory boards help us to reassess and update our educational offerings on a regular basis in order to ensure the relevance of our curriculum and to design new academic programs. We do this with the goal of enabling students to either enter or advance in their chosen field. Our staff of trained, dedicated career services specialists maintains strong relationships with employers in order to improve our student graduate employment rates in their chosen fields.

•	Recognized brands aligned with specific fields of study and degree offerings

We offer academic programs primarily through four education systems. We have devoted significant resources to establishing, and continue to invest in developing, the brand identity for each education system. Through The Art Institutes, Argosy University, Brown Mackie Colleges and South University education systems, we have the ability to align our academic program offerings to address the unique needs of specific student groups. Our marketing strategy is designed to develop brand awareness among practitioners and likely prospects in particular fields of study. We believe that this comprehensive brand building approach in each specific market also enables us to gain economies of scale with respect to student acquisition and retention costs, assists in the recruitment and retention of quality faculty and staff members and accelerates our ability to expand online course offerings.

•	Diverse program offerings and broad degree capabilities

Our breadth of programmatic and degree offerings enables us to appeal to a diverse range of potential students. We currently offer academic programs in the following areas: design, media arts, health sciences, psychology and behavioral sciences, culinary, fashion, business, legal, education and information technology. Approximately 64% of our students as of October 2008 were enrolled in Doctorate, Master’s and Bachelor’s degree programs, which are typically multi-year programs that contribute to the overall stability of our student population. We monitor and adjust our education offerings based on changes in demand for new programs, degrees, schedules and delivery methods.

•	National platform of schools and integrated online learning platform

The combination of our national platform of schools and integrated online learning platform provides students at three of our education systems with flexible curriculum delivery options and academic programs taught on campus, online and in blended formats. This flexibility enables our academic programs to appeal to both traditional students and working adults who may seek convenience due to scheduling, geographical or other constraints.

We have 92 primary locations across 28 U.S. states and in Canada. Our campuses are located primarily in large metropolitan areas, and we focus our marketing efforts on generating demand primarily within a 100-mile radius of the campus. Throughout our history, we have invested in our campuses in order to provide attractive and efficient learning environments. Our schools offer many amenities found in traditional colleges, including libraries, bookstores and laboratories, as well as the industry-specific equipment necessary for the various programs that we offer.

Our online presence offers a practical and flexible solution for our students without compromising quality. We have made a significant investment in online education by strengthening our online presence within The Art Institutes, Argosy University and South University education systems. We have introduced new online academic programs, strengthened our technology infrastructure, hired additional faculty and staff and increased our spending on marketing and admissions. We intend to continue to invest in the expansion of our online program offerings and our marketing efforts to capitalize on our well-known branded schools in order to expand our online presence. As of July 2009, approximately 26,200 students were enrolled in fully online programs.

•	Strong management team with a focus on long-term performance

Since the Transaction, we have enhanced the depth and experience of our senior management team, recruiting a number of executives with specialized knowledge in key functional areas, such as technology, marketing and finance. The current executive team has been instrumental in directing investments to accelerate enrollment growth and build infrastructure to establish a platform for sustainable long-term growth. Furthermore, our school presidents and senior operating executives have substantial experience in the sector and have contributed to our history of success. We plan to continue to build our strong management team as we execute on our long-term growth strategy.

Our Growth Strategy

We intend to support our growth through these three channels:

•	Introduce new and existing academic programs across our national platform of schools

We seek to identify emerging industry trends in order to understand the evolving educational needs of our students and graduates. With the assistance of over 1,500 industry experts and employers who actively participate on curriculum advisory teams, we are able to rapidly develop new academic programs that address specific market opportunities. We are also able to tailor our existing proprietary content for courses across our degree programs. New academic programs that we have introduced since the Transaction include Master’s degree programs in Interior Design, Management, Principal Preparation and Health Services Management, Bachelor’s degree programs in Entertainment Design, Hotel and Restaurant Management and Hospitality Management, and Associate’s degree programs in Accessory Design, Early Childhood Education, Restaurant and Catering Operations, Registered Nursing and Veterinary Technician.

In addition to developing new academic programs, we frequently introduce existing academic programs to additional locations in our national platform of schools, allowing us to drive incremental enrollment growth, utilize our existing curriculum development in multiple locations and capitalize on identified market needs.

•	Increase enrollments in online distance learning and blended-format programs

Our investments in online education have enabled us to increase the number of students enrolled in fully online academic programs from approximately 4,600 students as of July 2006 to approximately 26,200 students as of July 2009. We believe that the fully online programs offered by The Art Institute of Pittsburgh, Online Division, Argosy University and South University allow us to offer academic programs that meet the needs of a wide range of distance learning students. In addition, our 92 schools operate under brands that are well-known within various fields, and we believe that our online programs benefit from our strong campus presence and related marketing expenditures. Online offerings are also a cost effective means for us to utilize many of our existing education curricula and generate attractive returns on capital. We intend to continue to invest in the expansion of our online program offerings and enhance our marketing efforts to capitalize on our well-known branded schools and further expand our online presence.

•	Develop new school locations in attractive markets

We believe that many attractive locations are available to open additional campuses across the United States. We have identified target locations in new geographic markets, as well as opportunities to open additional campuses within existing large metropolitan areas. Because of the relatively large number of potential markets available for opening new campuses, we focus our efforts on markets that we believe offer the most attractive projected growth and return on capital. We rigorously analyze employment statistics and demographic data in order to align our new schools with the specific educational needs of a targeted market. This focus enables penetration and presence for new schools. After entering a market, we drive incremental growth through the introduction of new academic programs and degrees, which enhance return on investment in new markets. We pursue additional efficiencies through our centralized and standardized infrastructure, systems and processes.

In addition, although we believe that our diverse platform of program and degree offerings provides significant future growth opportunities, we routinely consider acquisition opportunities to increase the breadth of our education systems or provide unique programmatic exposure within new markets.

Student Recruitment and Marketing

Our diverse and metrics-based marketing activities are designed to position us as a leading provider of high quality educational programs, build strong brand recognition for our education systems and disciplines, differentiate us from other educational providers and stimulate enrollment inquiries. We target a large and diverse market, including traditional college students, working adults seeking a high quality education in a traditional college setting and working adults focused on the practicality and convenience of online education and career advancement goals. In marketing our programs to prospective students, we emphasize the value of the educational experience and the academic rigor of the programs, rather than the cost or speed to graduation.

Our marketing personnel employ an integrated marketing approach that utilizes a variety of lead sources to identify prospective students. These lead generation sources include web-based advertising, which generates the majority of our leads, and further include purchasing leads from aggregators, television and print media advertising, radio, local newspaper, telephone campaigns and direct mail campaigns. In addition, referrals from current students, alumni and employers are important sources of new students. We also employ approximately 250 representatives who present at high schools. These representatives also participate in college fairs and other inquiry-generating activities. In fiscal 2009, our marketing efforts generated inquiries from approximately 3.5 million prospective students as compared to approximately 2.4 million inquiries in fiscal 2008. Marketing and admissions expense represented approximately 21.9% and 21.0% of net revenues in fiscal 2009 and fiscal 2008, respectively.

Upon a prospective student’s initial indication of interest in enrolling at one of our schools, an admissions representative initiates communication with the student. The admissions representative serves as the primary contact for the prospective student and helps the student assess the compatibility of his or her goals with our educational offerings. Our student services personnel work with applicants to gain acceptance, arrange financial aid and prepare the student for matriculation. Each admissions representative undergoes a standardized training program, which includes a full competency assessment at the program’s conclusion. Since the Transaction, we have significantly increased our number of admissions representatives. As of June 30, 2009, we employed approximately 2,600 admissions representatives throughout our schools, representing a 180% increase since June 30, 2006.

Student Admissions and Retention

The admissions and entrance standards of each school are designed to identify those students who are best equipped to meet the requirements of their chosen fields of study and successfully complete their programs. In evaluating prospective students, we seek individuals with, among other things, a strong desire to learn, passion for their area of interest and initiative. We believe that a success-oriented student body results in higher retention and placement rates, increased student and employer satisfaction and lower student default rates on government loans. To be qualified for admission to one of our schools, each applicant must have received a high school diploma or a General Education Development certificate. Applicants to our graduate and Doctorate programs are required to have received an undergraduate degree as a condition to admission. Most of our schools interview prospective students to assess their qualifications, their interest in the programs offered by the school and their commitment to their education. In addition, the curricula, student services, education costs, available financial resources and student housing options, if applicable, are reviewed during interviews.

Due to our broad program offerings, our students come from a wide variety of backgrounds. The estimated average age of a student at all of our schools during fiscal 2009 was approximately 28 years old.

Our students may fail to finish their programs for a variety of personal, academic or financial reasons. To reduce the risk of student withdrawals, each of our schools devotes staff resources to advising students regarding academic and financial matters, part-time employment and, if applicable, housing. Remedial courses are mandated for our undergraduate and graduate students with lower academic skill levels, and tutoring is encouraged for students experiencing academic difficulties. Our net annual persistence rate, which measures the number of students who are enrolled during a fiscal year and either graduate or advance to the next fiscal year, for all of our students was approximately 66% in fiscal 2009 as compared to approximately 68% in fiscal 2008 due primarily to the increase in fully online students during fiscal 2009.

Education Programs

The relationship of each of our schools with potential employers for our students plays a significant role in the development and adaptation of the school curriculum. Most of our schools have one or more program advisory boards composed of members of the local and regional communities or employers in the fields which we serve. These boards provide valuable input to the school’s education department, which allows the school to keep programs current and provide students with the training and skills that employers seek.

Our wide range of academic programs culminate in the awarding of diploma certificates and a variety of degrees. In the fall of 2008 and 2007, the enrollment by degree for all our schools was as follows:

	2008	2007

Bachelor’s degrees	49.5%	48.8%
Associate’s degrees	27.3%	26.2%
Diploma and Certificates	8.7%	10.3%
Doctorate degrees	7.9%	8.4%
Master’s degrees	6.6%	6.3%

The type of degrees and programs we offer vary by each of our schools. The following summarizes the principal academic programs offered at each of our education systems as of June 30, 2009. Not all programs are offered at each school location within an education system.

The Art Institutes.  The Art Institutes offer the following degree programs. For internal purposes, we classify the degree programs at The Art Institutes according to four schools or areas of study.

The School of Design
Associate’s Degree Graphic Design Industrial Design Technology Interior Design	Bachelor’s Degree Advertising Design Management Graphic Design
Master’s Degree Graphic Design Interior Design	Illustration & Design Interior Design Visual Communications

The School of Fashion

Associate’s Degree Fashion Design Fashion Marketing Fashion Merchandising	Bachelor’s Degree Apparel Design Fashion Design Fashion Marketing & Management Fashion Marketing Fashion Merchandising Fashion & Retail Management

The School of Media Arts

Associate’s Degree
Animation
Animation Art & Design
Audio Production
Broadcasting
Computer Animation
Digital Arts
Digital Filmmaking & Video Production
Digital Photography
Photography
Photographic Imaging
Video Production
Web Design & Interactive Media Design

Bachelor’s Degree
Audio Production
Digital Filmmaking & Video Production
Digital Media Production
Film & Digital Production
Game Art & Design
Media Arts & Animation
Photography
Visual Effects & Motion Graphics
Visual & Game Programming
Web Design & Interactive Media Design

The School of Culinary Arts

Associate’s Degree Baking and Pastry Culinary Arts Restaurant & Catering Management	Bachelor’s Degree Culinary Management Culinary Arts Management Culinary Arts Food & Beverage Management Hospitality Management

Argosy University.  The following degree programs are offered by Argosy University.

School of Undergraduate Studies

Bachelor of Arts Psychology Liberal Arts	Bachelor of Science Business Administration Criminal Justice

Psychology and Behavioral Sciences

Master of Arts Clinical Psychology Counseling Psychology Community Counseling	Doctor of Psychology Clinical Psychology Marriage & Family Therapy
Forensic Psychology Industrial Organizational Psychology Marriage and Family Therapy Mental Health Counseling Psychopharmacology Sport-Exercise Psychology	Doctor of Education Counselor Education and Supervision Counseling Psychology Pastoral Community Counseling

Health Sciences

Associate of Applied Science Diagnostic Medical Sonography Histotechnology Medical Assisting Radiologic Technology Veterinary Technology	Associate of Science Dental Hygiene Medical Laboratory Technology Radiation Therapy Master of Science Health Services Management
Bachelor of Science Medical Technology (degree completion)

Education

Educational Specialist
Instructional Leadership
Educational Leadership
Educational Leadership Principal Certification

Master of Arts in Education
Adult Education & Training
Instructional Leadership
Educational Leadership
Educational Leadership Principal Certification
School Counseling
School Psychology	Doctor of Education Instructional Leadership Educational Leadership Community College Executive Leadership Educational Leadership Principal Certification School Psychology

Business

Master of Science Management Master of Business Administration	Doctor of Business Administration Doctorate of Education in Organizational Leadership

Brown Mackie Colleges.  Brown Mackie College schools offer the following primary degree programs.

Health Sciences

Associate’s Degrees
Dietetics Technology
Health & Fitness Training
Health & Therapeutic Massage
Healthcare Administration
Medical Assisting
Nursing
Occupational Therapy Assistant
Pharmacy Technology
Physical Therapist Assistant
Surgical Technology
Veterinary Technology
Bachelor’s Degrees Healthcare Management

Education

Associate’s Degree Early Childhood Education

Legal Studies

Associate’s Degrees Criminal Justice Paralegal	Bachelor’s Degrees Criminal Justice Legal Studies

Business

Associate’s Degrees Accounting Technology Business Management Office Management	Bachelor’s Degrees Business Administration

Information Technology

Associate’s Degrees Biomedical Equipment Technology Electronics Computer Networking and Applications Information Technology	Bachelor’s Degrees Information Technology

Design Technologies

Associate’s Degrees Architectural Drafting & Design Technology Computer Aided Design & Drafting Technology

South University.  South University offers the following degree programs.

College of Arts and Sciences

Associate’s Degrees Graphic Design Paralegal Studies	Master’s Degrees Criminal Justice Professional Counseling
Bachelor’s Degrees Criminal Justice Graphic Design Legal Studies Psychology

College of Business

Associate’s Degrees Accounting Business Administration Information Technology Bachelor’s Degrees Business Administration Healthcare Management Information Technology	Master’s Degrees Business Administration Information Systems Technology Healthcare Administration Leadership Public Administration

College of Health Professions

Associate’s Degrees Allied Health Science Medical Assisting Physical Therapist Assisting	Master’s Degrees Anesthesiologist Assistant Physician Assistant Studies
Bachelor’s Degrees Health Science

College of Nursing

Bachelor’s Degrees Health Sciences Nursing Nursing RN to BSN (degree completion)	Master’s Degrees Nursing

School of Pharmacy

Doctorate Degrees Doctor of Pharmacy

In addition to the programs listed above, we own Western State University College of Law, which offers Juris Doctor degrees, and the Ventura Group, which provides courses and materials for post-graduate licensure examinations in the human services fields and continuing education courses for K-12 educators.

Graduate Employment

We measure our success as an educator of students to a significant extent by the ability of our students to find jobs in their chosen field of employment upon graduation from our schools. Most of our schools provide career development instruction to our students in order to assist the students in developing essential job-search skills. In addition to individualized training in interviewing, networking techniques and resume-writing, most of our schools require students to take a career development course. Additionally, we provide ongoing placement resources to our students and recent graduates. Career services departments also assist current students in finding part-time employment while attending school. Students in certain of our Doctorate programs spend up to a year in a paid internship in their chosen field.

Each school’s career services department plays a role in marketing the school’s curriculum to the community in order to produce job leads for graduates. Career services advisors educate employers about the caliber of our graduates. These advisors participate in professional organizations, trade shows and community events to keep apprised of industry trends and maintain relationships with key employers. Career services staff visit employer sites to learn more about their operations and better understand their employment needs. As of June 30, 2009, the career services departments of our schools had approximately 300 full-time employees. We estimate that our career services departments maintain contact with approximately 70,000 employers nationwide.

Based on information collected by us from graduating students and employers, we believe that, of the approximately 16,000 undergraduate students who graduated from our schools during the calendar year ended December 31, 2008, approximately 87% of the available graduates obtained employment in their fields of study, or in related fields of study, within six months of graduation. The graduate employment rates presented in this prospectus exclude students who are pursuing further education, who are deceased, who are in active military service, who have medical conditions that prevent them from working, who are continuing in a career unrelated to their program of study because they currently earn salaries which exceed those paid to entry-level employees in their field of study, who choose to stay at home full-time or who are international students no longer residing in the country in which their school is located. The average salary paid to our available graduating undergraduate students from The Art Institutes, the Brown Mackie Colleges and South University for calendar year 2008 who obtained employment in their fields of study, or in related fields of study, was approximately $30,200.

Accreditation

In the United States, accreditation is a process through which an institution submits itself to qualitative review by an organization of peer institutions. Accrediting agencies primarily examine the academic quality of the instructional programs of an institution, and a grant of accreditation is generally viewed as reliable authority that an institution’s programs meet generally accepted academic standards. Accrediting agencies also review the administrative and financial operations of the institutions they accredit to ensure that each institution has the resources to perform its educational mission.

Pursuant to provisions of the HEA, the U.S. Department of Education relies on accrediting agencies to determine whether the academic quality of an institution’s educational programs is sufficient to qualify the institution to participate in federal financial aid programs under Title IV of the HEA. The HEA and its implementing regulations specify certain standards that all recognized accrediting agencies must adopt in connection with their review of post-secondary institutions. All of our U.S. schools are accredited by an institutional accrediting agency recognized by the U.S. Department of Education.

In addition to the institutional accreditations described above, a number of our institutions have specialized programmatic accreditation for particular educational programs. For example, ten Art Institutes offer interior design programs that have programmatic accreditation by the Council for Interior Design Accreditation and 14 Art Institutes offer culinary programs accredited by the American Culinary Federation. Ten Argosy University locations have received accreditation by the American Psychological Association for their Doctor of Psychology programs and three Argosy University locations are accredited by the Council for Accreditation of Counseling and Related Educational Programs. Eight of our medical assisting programs (three at South University, four at Brown Mackie Colleges and one at Argosy University) are accredited by the Commission on Accreditation of Allied Health Education Programs. While these programmatic accreditations cannot be relied upon for our schools to obtain and maintain certification to participate in Title IV programs, they are commonly relied upon in the relevant professions as indicators of the quality of the academic program.

The following table shows the location of each of our campuses at June 30, 2009, the name under which it operates, the year of its establishment, the date we opened or acquired it and the institutional accrediting agency (for schools accredited by more than one recognized accrediting agency, the primary accrediting agency is listed first).

		Calendar	Fiscal Year
		Year	Acquired
School	Location	Established	or Opened	Accrediting Agency

The Art Institutes The Art Institute of Atlanta	Atlanta, GA	1949	1971	Commission on Colleges of the Southern Association of Colleges and Schools (“SACS”)

The Art Institute of Atlanta — Decatur	Decatur, GA	2007	2008	SACS (as an additional location of The Art Institute of Atlanta)

The Art Institute of Austin	Austin, TX	2008	2008	SACS (as a branch of The Art Institute of Houston)

		Calendar	Fiscal Year
		Year	Acquired
School	Location	Established	or Opened	Accrediting Agency

The Art Institute of California — Hollywood (formerly California Design College)	Los Angeles, CA	1991	2003	Accrediting Council of Independent Colleges and Schools (“ACICS”)

The Art Institute of California — Inland Empire	San Bernardino, CA	2006	2006	Accrediting Commission of Career Schools and Colleges of Technology (“ACCSCT”) (as a branch of The Art Institute of California — San Diego)

The Art Institute of California — Los Angeles	Los Angeles, CA	1997	1998	ACICS

The Art Institute of California — Orange County	Orange County, CA	2000	2001	ACICS (as a branch of The Art Institute of California — Los Angeles)

The Art Institute of California — Sacramento	Sacramento, CA	2007	2007	ACICS (as a branch of The Art Institute of California — Los Angeles)

The Art Institute of California — San Diego	San Diego, CA	1981	2001	ACCSCT

The Art Institute of California — San Francisco	San Francisco, CA	1939	1998	ACICS (as a branch of The Art Institute of California — Los Angeles)

The Art Institute of California — Sunnyvale	Sunnyvale, CA	2008	2008	ACICS (as a branch of The Art Institute of California — Hollywood)

The Art Institute of Charleston	Charleston, SC	2007	2007	SACS (as a branch of The Art Institute of Atlanta)

		Calendar	Fiscal Year
		Year	Acquired
School	Location	Established	or Opened	Accrediting Agency

The Art Institute of Charlotte	Charlotte, NC	1973	2000	ACICS

The Art Institute of Colorado	Denver, CO	1952	1976	Higher Learning Commission (“HLC”) of the North Central Association

The Art Institute of Dallas	Dallas, TX	1964	1985	SACS

The Art Institute of Fort Lauderdale	Fort Lauderdale, FL	1968	1974	ACICS

The Art Institute of Houston	Houston, TX	1974	1979	SACS

The Art Institute of Houston — North	Houston, TX	2008	2009	SACS (as a branch of The Art Institute of Houston)

The Art Institute of Indianapolis	Indianapolis, IN	2006	2006	ACCSCT (as a branch of The Art Institute of Las Vegas)

The Art Institute of Jacksonville	Jacksonville, FL	2007	2007	SACS (as a branch of Miami International University of Art & Design)

The Art Institute of Las Vegas	Las Vegas, NV	1983	2001	ACCSCT

The Art Institute of Michigan	Detroit, MI	2007	2008	HLC and ACCSCT (as a branch of The Illinois Institute of Art — Chicago)

The Art Institute of Tennessee — Nashville	Nashville, TN	2006	2007	SACS (as a branch of The Art Institute of Atlanta)

The Art Institute of New York City	New York, NY	1980	1997	ACICS

The Art Institute of Ohio — Cincinnati	Cincinnati, OH	2004	2005	HLC and ACCSCT (as a branch of The Illinois Institute of Art — Chicago)

The Art Institute of Philadelphia	Philadelphia, PA	1971	1980	ACICS

The Art Institute of Phoenix	Phoenix, AZ	1995	1996	ACICS

		Calendar	Fiscal Year
		Year	Acquired
School	Location	Established	or Opened	Accrediting Agency

The Art Institute of Pittsburgh	Pittsburgh, PA	1921	1970	Middle States Association of Colleges & Schools of the Commission on Higher Education

The Art Institute of Portland	Portland, OR	1963	1998	Northwest Commission on Colleges and Schools Universities (“NWCCU”)

The Art Institute of Raleigh-Durham	Durham, NC	2008	2008	ACICS (as a branch of The Art Institute of Charlotte)

The Art Institute of Salt Lake City	Salt Lake City, UT	2007	2007	ACCSCT (as a branch of The Art Institute of Las Vegas)

The Art Institute of Seattle	Seattle, WA	1946	1982	NWCCU

The Art Institute of Tampa	Tampa, FL	2004	2004	SACS (as a branch of the Miami International University of Art & Design)

The Art Institute of Tucson	Tucson, AZ	2002	2007	ACICS

The Art Institute of Vancouver	Vancouver, BC	1979	2003	Private Career Training Institutions Agency of British Columbia

The Art Institute of Washington	Arlington, VA	2000	2001	SACS (as a branch of The Art Institute of Atlanta)

The Art Institute of Washington — Northern Virginia(1)	Sterling, VA	2009	2009	SACS (as a branch of The Art Institute of Atlanta)

The Art Institute of York — Pennsylvania	York, PA	1952	2004	ACCSCT

The Art Institutes International — Kansas City	Kansas City, KS	2008	2008	ACICS (as a branch of The Art Institute of Phoenix)

		Calendar	Fiscal Year
		Year	Acquired
School	Location	Established	or Opened	Accrediting Agency

The Art Institutes International Minnesota	Minneapolis, MN	1964	1997	ACICS

The Illinois Institute of Art — Chicago	Chicago, IL	1916	1996	HLC and ACCSCT

The Illinois Institute of Art — Schaumburg	Schaumburg, IL	1983	1996	HLC and ACCSCT (as a branch of The Illinois Institute of Art — Chicago)

Miami International University of Art & Design	Miami, FL	1965	2002	SACS

The New England Institute of Art	Boston, MA	1988	2000	New England Association of Schools and Colleges

Argosy University				HLC (all locations)

Argosy University, Atlanta	Atlanta, GA	1990	2002

Argosy University, Chicago	Chicago, IL	1976	2002

Argosy University, Dallas	Dallas, TX	2002	2002

Argosy University, Denver	Denver, CO	2006	2006

Argosy University, Honolulu	Honolulu, HI	1979	2002

Argosy University, Inland Empire	San Bernardino, CA	2006	2006

Argosy University, Nashville	Nashville, TN	2001	2001

Argosy University, Orange County	Orange, CA	1999	2002

Argosy University, Phoenix	Phoenix, AZ	1997	2002

Argosy University, Salt Lake City	Salt Lake City, UT	2008	2008

Argosy University, San Diego	San Diego, CA	2006	2006

Argosy University, San Francisco	Point Richmond, CA	1998	2002

		Calendar	Fiscal Year
		Year	Acquired
School	Location	Established	or Opened	Accrediting Agency

Argosy University, Santa Monica	Santa Monica, CA	2006	2006

Argosy University, Sarasota	Sarasota, FL	1969	2002

Argosy University, Schaumburg	Schaumburg, IL	1979	2002

Argosy University, Seattle	Seattle, WA	1997	2002

Argosy University, Tampa	Tampa, FL	1997	2002

Argosy University, Twin Cities	Eagan, MN	1961	2002

Argosy University, Washington D.C.	Arlington, VA	1994	2002

South University				SACS (all locations)

South University/ Savannah	Savannah, GA	1899	2004

South University/ Montgomery	Montgomery, AL	1997	2004

South University/ West Palm Beach	West Palm Beach, FL	1974	2004

South University/ Columbia	Columbia, SC	1935	2004

South University/ Tampa	Tampa, FL	2006	2006

South University/ Richmond(1)	Richmond, VA	2009	2009

The Brown Mackie Colleges

Brown Mackie College — Akron	Akron, OH	1980	2004	ACICS (as a branch of Brown Mackie College — Cincinnati)

Brown Mackie College — Cincinnati	Cincinnati, OH	1927	2004	ACICS

Brown Mackie College — Findlay	Findlay, OH	1986	2004	ACICS

Brown Mackie College — Northern Kentucky	Ft. Mitchell, KY	1927	2004	ACICS (as a branch of Brown Mackie College — Cincinnati)

		Calendar	Fiscal Year
		Year	Acquired
School	Location	Established	or Opened	Accrediting Agency

Brown Mackie College — North Canton	North Canton, OH	1984	2004	ACICS (as a branch of Brown Mackie College — Tucson)

Brown Mackie College — Atlanta	Norcross, GA	1969	2004	ACICS (as a branch of The Art Institute of Charlotte

Brown Mackie College — Lenexa	Lenexa, KS	1984	2004	HLC (as a branch of Brown Mackie College — Salina)

Brown Mackie College — Salina	Salina, KS	1892	2004	HLC

Brown Mackie College — Merrillville	Merrillville, IN	1984	2004	ACICS (as a branch of Brown Mackie College — Cincinnati)

Brown Mackie College — Michigan City	Michigan City, IN	1890	2004	ACICS (as a branch of Brown Mackie College — Cincinnati)

Brown Mackie College — Moline	Moline, IL	1985	2004	ACICS (as a branch of Brown Mackie College — Cincinnati)

Brown Mackie College — Fort Wayne	Fort Wayne, IN	1991	2004	ACICS (as a branch of Brown Mackie College — South Bend)

Brown Mackie College — South Bend	South Bend, IN	1882	2004	ACICS

Brown Mackie College — Louisville	Louisville, KY	1935	2004	ACICS (as a branch of Brown Mackie College — Findlay)

Brown Mackie College — Hopkinsville	Hopkinsville, KY	1995	2004	ACICS (as a branch of Brown Mackie College — Findlay)

Brown Mackie College — Miami	Miami, FL	2004	2005	ACICS (as a branch of Brown Mackie College — Cincinnati)

Brown Mackie College — Tucson	Tucson, AZ	1972	2007	ACICS

Brown Mackie College — Indianapolis	Indianapolis, IN	2007	2008	ACICS (as a branch of Brown Mackie College — Findlay)

		Calendar	Fiscal Year
		Year	Acquired
School	Location	Established	or Opened	Accrediting Agency

Brown Mackie College — Boise	Boise, ID	2008	2008	ACICS (as a branch of Brown Mackie College — South Bend)

Brown Mackie College — Tulsa	Tulsa, OK	2008	2009	ACICS (as a branch of Brown Mackie College — South Bend)

Brown Mackie College — Phoenix	Phoenix, AZ	2009	2009	ACICS (as a branch of Brown Mackie College — Tucson)

Brown Mackie College — Greenville(1)	Greenville, SC	2009	2009	ACICS (as a branch of Brown Mackie College — Tucson)

Western State University College of Law	Fullerton, CA	1966	2002	Commission on Colleges of the Western Association of Schools and Colleges; American Bar Association

(1)	First class of students scheduled to start in October 2009.

Accrediting agencies monitor each educational institution’s performance across a broad range of areas. Monitoring is generally performed through annual self-reporting and through the conduct of periodic site visits by representatives of the accrediting agency and qualified persons from peer institutions. In the event an accrediting agency determines that such school’s performance in one or more areas falls below certain parameters, the accrediting agency may require the school to supply it with supplemental reports on the accrediting agency’s specific areas of concern until that school meets the accrediting agency’s performance guideline or standard. As of June 30, 2009, four of our schools were required to provide such supplemental reports. Of these four schools on supplemental reporting status, two schools are required to request and receive permission from their accrediting agency prior to filing an application for a new location or program offering. In addition, based upon reports recently filed with one of our accrediting agencies, we believe that an additional three schools will be placed on reporting for student completion or placement rates. An accrediting agency also may order an institution to show cause why its accreditation should not be revoked or conditioned if it receives information leading it to question whether the institution satisfies the requirements of continued accreditation. An institution found not to be in compliance with required standards may have its accreditation revoked or withdrawn, or it may be placed on probation to more closely monitor its compliance with accrediting requirements.

Student Financial Assistance

Many students at our U.S. schools rely, at least in part, on financial assistance to pay for the cost of their education. In the United States, the largest sources of such support are the federal student aid programs under Title IV of the HEA. Additional sources of funds include other federal grant programs, state grant and loan programs, private loan programs and institutional grants and scholarships. To provide students access to financial assistance resources available through Title IV programs, a school must be (i) authorized to offer its programs of instruction by the relevant agency of the states in which it is physically located, (ii) institutionally accredited by an agency recognized by the U.S. Department of Education, and (iii) certified as an eligible institution by the U.S. Department of Education. In addition, the school must ensure that Title IV program funds are properly accounted for and disbursed in the correct amounts to eligible students and remain in compliance generally with the Title IV program regulations.

As in the United States, there are certain risks associated with operating post-secondary institutions in Canada, including, among other risks:

•	if our schools fail to comply with extensive regulations, we could be subject to financial penalties, restrictions on our operations or loss of external financial aid funding for our students;

•	the provinces or national government may change the law or reduce funding for student financial aid programs, which could harm our student population and revenue;

•	if our schools do not maintain their approvals, they may not operate or participate in federal student financial aid programs; and

•	government and regulatory agencies may conduct compliance reviews, bring claims or initiate litigation against us.

While most states in the U.S. support public colleges and universities primarily through direct state subsidies, the U.S. federal government provides a substantial part of its support for post-secondary education in the form of grants and loans to students who can use this support at any institution that has been certified as eligible by the U.S. Department of Education. Students at our U.S. schools receive loans, grants and work-study funding to fund their education under several Title IV programs, of which the three largest are the FFEL program, the Direct Loan program and the Pell program. Most of our U.S. schools also participate in the Federal Supplemental Educational Opportunity Grant (“FSEOG”) program, the Federal Perkins Loan (“Perkins”) program, the Federal Work-Study program and the Academic Competitive Grant program. A smaller number of our U.S. schools also participate in the National SMART (Science and Mathematics Access to Retain Talent) Grant program.

During fiscal 2009 and 2008, the net cash receipts from the financial sources that funded our revenue from tuition and fees for attending our post-secondary institutions were as follows (dollars in millions):

	Fiscal 2009			Fiscal 2008
		% of			% of
	Gross Cash	Gross	% of Net	Gross Cash	Gross	% of Net
	Receipts(1)	Receipts	Revenue	Receipts(1)	Receipts	Revenue

Federal Title IV Aid(2):
FFEL — Stafford Loans(3)	$1,201.4	50.1%	59.7%	$838.2	42.2%	49.8%
FFEL — PLUS Loans(3)	204.8	8.6%	10.2%	175.5	8.9%	10.4%
Pell Grants	188.2	7.9%	9.4%	131.4	6.6%	7.8%
Grad Plus Loans	25.2	1.1%	1.3%	16.1	0.8%	1.0%
FSEOG Awards	12.2	0.5%	0.6%	11.5	0.6%	0.7%
Perkins Loans	5.0	0.2%	0.2%	7.4	0.4%	0.4%
Other Title IV Aid(4)	2.8	0.1%	0.1%	2.1	0.1%	0.1%

Total Federal Title IV Aid	1,639.6	68.5%	81.5%	1,182.2	59.6%	70.2%

Private Loans	263.6	11.0%	13.1%	374.8	18.9%	22.3%
Education Finance Loan Program	19.2	0.8%	1.0%	—	—	—
Cash Payments	410.2	17.1%	20.4%	368.0	18.6%	21.8%
State Grants	52.7	2.2%	2.6%	48.2	2.4%	2.9%
Canadian Financial Aid	8.5	0.4%	0.4%	9.1	0.5%	0.5%

Total Cash Receipts(5)	$2,393.8	100.0%	119.0%	$1,982.3	100.0%	117.7%

Net Revenue(6)			$2,011.5			$1,684.2

(1)	Cash receipts are net of the return to the federal student financial aid programs of all unearned funds from students who withdraw from a program of study.

(2)	Equals Title IV financial aid received by students attending (i) The Art Institutes during quarters starting during the fiscal year except for The New England Institute of Art, where the summer semester beginning in May was included in the following fiscal year; (ii) Argosy University during the summer semester that began in May prior to the beginning of the fiscal year and the fall and winter semesters that began during the fiscal year; (iii) South University during the quarters starting during the fiscal year, except that campus based students attending the summer quarter beginning at the end of June and fully online students attending the quarter beginning in May were included in the following fiscal year; (iv) Brown Mackie Colleges during quarters starting during the fiscal year; and (v) Western States University during semesters starting during the fiscal year.

(3)	Includes loans received by students under the Direct Loan program.

(4)	Includes receipts from the Academic Competitive Grant program and the National SMART Grant program.

(5)	Total cash receipts include stipends, or financing received by students in excess of the tuition and fees that they pay to our schools, which we receive from financing sources on behalf of students. Stipends are generally used by students to fund living expenses while attending school. Total stipends paid to students during fiscal 2009 and 2008 were $403.0 million and $340.9 million, respectively. Aid received from the Federal Work Study program is excluded from total cash receipts along with institutional aid, employee reimbursement of tuition payments and institutional scholarships.

(6)	The difference between net revenue and gross cash receipts paid by students to attend our post-secondary institutions primarily relates to stipends received on behalf of students and the effect of timing differences between cash-basis and accrual-basis accounting, including changes in student accounts receivable balances.

FFEL and Direct Loans.  The FFEL and Direct Loan programs consist of two types of loans: Stafford loans, which are made available to students regardless of financial need, and Parent Loan for

Undergraduate Students (“PLUS”) loans, which are made available to parents of undergraduate students classified as dependents and to graduate and professional students. The primary difference between the FFEL and the Direct Loan programs is that the FFEL program is administered and funded by private sources while the U.S. Department of Education provides the administration and funds for the Direct Loan program. While all of our schools are eligible to participate in the Direct Loan program, as of June 30, 2009 only Brown Mackie College — Tucson and The Art Institute of Tucson actively participate in the program. We anticipate that each of our U.S. based schools will participate in the Direct Loan program by June 30, 2010.

Effective July 1, 2008, under the Stafford loan program an undergraduate student may borrow up to $5,500 for the first academic year, $6,500 for the second academic year and, in certain educational programs, $7,500 for each of the third and fourth academic years. Students who are classified as independent can obtain up to an additional $4,000 for each of the first and second academic years and, depending upon the educational program, an additional $5,000 for each of the third and fourth academic years. Students enrolled in programs higher than a bachelor-level program can borrow up to $20,500 per academic year. Students enrolled in certain graduate-level health professions can receive an additional $12,500 per academic year. During fiscal 2008, undergraduate students only were permitted to borrow up to $3,500 for the first academic year, $4,500 for the second academic year and, in certain educational programs, $5,500 for each of the third and fourth academic years under the Stafford loan program. Currently, PLUS loans may be obtained by parents of a dependent student in an amount not to exceed the difference between the total cost of that student’s education (including allowable educational expenses) and other aid to which that student is entitled.

Pell.  Pell grants are the primary component of Title IV programs under which the U.S. Department of Education makes grants to undergraduate students who demonstrate financial need. Every eligible student is entitled to receive a Pell grant; there is no institutional allocation or limit. Effective as of July 1, 2009, the maximum amount of availability of a Pell grant increased to $5,350 per year from a maximum of $4,731 per year in fiscal 2009. Additionally, effective as of July 1, 2009, certain students who attend school for an entire fiscal year in some cases will be eligible for additional Pell grant awards. The maximum available to an eligible student under the Pell grant program depends on student need and other factors.

FSEOG.  FSEOG awards are designed to supplement Pell grants for the neediest undergraduate students. FSEOG grants at our schools generally range in amount from $300 to $1,200 per year. However, the availability of FSEOG awards is limited by the amount of those funds allocated to an institution under a formula that takes into account the size of the institution, its costs and the income levels of its students. We are required to make a 25% matching contribution for all FSEOG program funds disbursed. Resources for this institutional contribution may include institutional grants and scholarships and, in certain U.S. states, portions of state grants and scholarships.

Perkins.  Eligible undergraduate students may borrow up to $5,500 under the Perkins program during each academic year, with an aggregate maximum of $27,500 for students with at least two years of study. Eligible graduate students may borrow up to $8,000 in Perkins loans each academic year, with an aggregate maximum of $60,000. Perkins loans have a 5% interest rate and repayment is delayed until nine months after a student ceases enrollment as at least a half-time student. Perkins loans are made available to those students who demonstrate the greatest financial need. Perkins loans are made from a revolving account. Congress has not supplied any new federal capital contributions to the Perkins program in several years. When Congress last funded the program, 75% of the new funding was contributed by the U.S. Department of Education and the remainder by the applicable school. Each school collects payments on Perkins loans from its former students and re-lends those funds to currently enrolled students. Collection and disbursement of Perkins loans is the responsibility of each participating institution. During fiscal 2009, we collected approximately $4.4 million from our former students. We were not required to make any matching contributions in fiscal 2009.

Federal Work-Study.  Under the Federal Work-Study program, federal funds are made available to pay up to 75% of the cost of part-time employment of eligible students, based on their financial need, to perform work for the institution or for off-campus public or non-profit organizations. Most of our schools participate in the Federal Work-Study program. In order to participate in the program, each year a school must have at least 7% of the school’s Federal Work-Study program allocation paid to students performing community service work and at least one student in a literacy job. In fiscal 2009, all of our schools met this requirement.

New Title IV Programs.  Effective July 1, 2006, Congress enacted two new Title IV federal aid programs, the Academic Competitive Grant (“ACG”) and the National SMART (Science and Mathematics Access to Retain Talent) Grant. Both of these new programs require students to be eligible for a Pell grant and to attend school on a full-time basis. The ACG is designed for students in degree programs who recently have graduated from a high school at which they were enrolled in a rigorous curriculum. Students may receive a maximum of $750 under ACG during their first academic year and $1,300 during their second academic year. The National SMART Grant is designed for students in their third or fourth academic year with a cumulative grade point average of 3.0 or greater in certain designated bachelor’s degree or higher programs, primarily focused on science and math programs. Eligible students may receive up to $4,000 in each of their third and fourth academic year.

Legislative Action.  Political and budgetary concerns can significantly affect Title IV programs. Congress generally reauthorizes the HEA approximately every six years. In August 2008, the HEA was reauthorized through at least September 30, 2014. The HEA reauthorization, among other things, revised the 90/10 Rule, as described in more detail under “— Federal Oversight of Title IV Programs — The ‘90/10 Rule’ ”, revised the calculation of an institution’s cohort default rate, required additional disclosures and certifications with respect to non-Title IV private loans and prohibited certain activities or relations between lenders and schools to discourage preferential treatment of lenders based on factors not in students’ best interests. In addition, Congress determines federal appropriations for Title IV programs on an annual basis. Congress also can make changes in the laws affecting Title IV programs in those annual appropriations bills and in other laws it enacts between HEA reauthorizations. In September 2007, legislation was enacted which, among other things, decreased private lender and guaranty agency yields for participation in the FFEL program, decreased student interest rates on Stafford loans and limited repayment obligations for students who receive loans pursuant to Title IV programs. Since a significant percentage of our revenue is derived from Title IV programs, any action by Congress that significantly reduces Title IV program funding or the ability of our schools or students to participate in Title IV programs would have a material adverse effect on our business, results of operations or financial condition.

Legislative action also could increase our administrative costs and require us to adjust our practices in order for our schools to comply fully with Title IV program requirements. For example, President Obama has introduced a budget proposal and a committee in the U.S. House of Representatives has approved a bill that would require all new federal student loans after July 1, 2010 to be made through the Direct Loan program. While all of our schools are eligible to participate in the Direct Loan program, only Brown Mackie College — Tucson and The Art Institute of Tucson actively participated in the Direct Loan program as of June 30, 2009.

     Other Financial Assistance Sources

Students at several of our U.S. schools participate in state aid programs. In addition, certain students at some of our U.S. schools receive financial aid provided by the U.S. Department of Veterans Affairs, the U.S. Department of the Interior (Bureau of Indian Affairs) and the Rehabilitative Services Administration of the U.S. Department of Education (vocational rehabilitation funding). Effective August 1, 2009, the Post 9/11 Veterans Educational Assistance Act of 2008 will provide additional educational funding to eligible veterans who served in the U.S. military. Our schools also provide institutional grants and scholarships to qualified students. In fiscal 2009, institutional scholarships had a value equal to approximately 3% of our net revenues.

There are private supplemental loan programs available to our students, and those programs allow students to repay a portion of their loans after graduation and make loans available to students with lower than average credit ratings. The primary objective of these loan programs is to facilitate funding which students can use to pay a portion of their tuition and fees that they are unable to pay through personal resources or government-backed loan programs. Such loans are without recourse to us or our schools, except for repurchase obligations under the Education Finance Loan program that we introduced in August 2008. Revenues derived indirectly from private loans to students at our schools, excluding loans under the Education Finance Loan program, represented approximately 13.1% and 22.3% of our net revenues in fiscal 2009 and 2008, respectively. During fiscal 2009, loans under the Education Finance Loan program represented approximately 1.0% of our net revenues.

Approximately 79% of the private loans in fiscal 2009 were offered by Sallie Mae and its affiliates and serviced by its affiliated loan servicer. During fiscal 2009, adverse market conditions for consumer student loans have resulted in providers of private loans reducing the attractiveness and/or decreasing the availability of private loans to post-secondary students, including students with low credit scores who would not otherwise be eligible for credit-based private loans. In order to provide student loans to certain of our students who do not satisfy the new standard underwriting, we pay credit enhancement fees to certain lenders (including Sallie Mae) based on the principal balance of each loan disbursed by the lender. An agreement we entered into with Sallie Mae to provide loans to certain students who received a private loan from Sallie Mae prior to April 17, 2008 and are continuing their education but who do not satisfy Sallie Mae’s current standard underwriting criteria expires in June 2010.

The Education Finance Loan program enables students who have exhausted all available government-sponsored or other aid and have been denied a private loan to borrow a portion of their tuition and other educational expenses. Students or a co-borrower must meet certain eligibility and underwriting criteria. Under the program, we purchase loans made by a private lender to students who attend our schools. We estimate that additional disbursements under this program during fiscal 2010 will be approximately $75 million.

     Availability of Lenders

While students attending our U.S. schools may choose any private provider of federally guaranteed student loans, students use a limited number of lending institutions to obtain their federally guaranteed loans to help pay their direct costs of attendance. While we believe that other lenders or the Direct Loan program would be willing to make federally guaranteed student loans to our students if federally guaranteed loans were no longer available from our current lenders, there can be no assurances in this regard. In addition, the HEA requires the establishment of lenders of last resort in every state to ensure that loans are available to students at any school that cannot otherwise identify lenders willing to make federally guaranteed loans to its students.

We estimate that four student loan guaranty agencies guaranteed over 90% of all federally guaranteed student loans made to students enrolled at our U.S. schools during fiscal 2009. We believe that other guaranty agencies would be willing to guarantee federal loans to our students if any of the current agencies ceased guaranteeing those loans or reduced the volume of loans they guarantee, although there can be no assurances in this regard.

     Federal Oversight of Title IV Programs

Our U.S. schools are subject to audits or program compliance reviews by various external agencies, including the U.S. Department of Education, its Office of Inspector General and state, guaranty and accrediting agencies. The HEA and its implementing regulations also require that an institution’s administration of Title IV program funds be audited annually by an independent accounting firm. If the U.S. Department of Education or another regulatory agency determines that an institution has improperly disbursed Title IV or state program funds or violated a provision of the HEA or state law or their implementing regulations, the affected institution may be required to repay such funds to the U.S. Department of Education or the appropriate state agency or lender and may be assessed an administrative fine and be subject to other sanctions. Although we endeavor to comply with all federal and state laws and implementing regulations, we cannot guarantee that our interpretation of the relevant rules will be upheld by the U.S. Department of Education or other agencies, or upon judicial review.

If the U.S. Department of Education is dissatisfied with an institution’s administration of Title IV programs, it can transfer, without prior notice or judicial review, the institution from the advance system of receiving Title IV program funds to the cash monitoring or reimbursement method of payment, under which a school may have to advance its own funds to students and provide documentation to the U.S. Department of Education that the funds were properly disbursed prior to receiving reimbursement from Title IV programs.

Violations or alleged violations of Title IV program requirements also could subject us to other civil and criminal proceedings and sanctions, suits under the federal False Claims Act, limitations on our operations and ability to open new locations, or administrative proceedings to impose fines or limit, suspend or terminate our eligibility for participation in Title IV programs. The U.S. Department of Education also may initiate an emergency action to temporarily suspend an institution’s participation in Title IV programs without advance notice if it determines that a regulatory violation creates an imminent risk of material loss of public funds.

The HEA requires each accrediting agency recognized by the U.S. Department of Education to undergo comprehensive periodic review by the U.S. Department of Education to ascertain whether such accrediting agency is adhering to required standards. We are not aware of any reason why any of the agencies that accredit our institutions would not be approved as a result of such review. In any event, if an accreditation agency is not approved by the U.S. Department of Education, the HEA grants affected institutions reasonable opportunity to apply for accreditation from a different agency.

Cohort Default Rates.  If an institution’s FFEL/Direct Loan cohort default rate equals or exceeds 25% for each of the three most recent federal fiscal years, it no longer will be eligible to participate in the FFEL/Direct Loan and Pell programs for the remainder of the federal fiscal year in which the U.S. Department of Education determines that such institution has lost its eligibility and for the two subsequent federal fiscal years. If an institution’s FFEL/Direct Loan cohort default rate exceeds 40% for any single fiscal year, it no longer will be eligible to participate in the FFEL and Direct Loan programs for the remainder of the federal fiscal year in which the U.S. Department of Education determines that such institution has lost its eligibility and for the two subsequent federal fiscal years. If, at any given point, an institution’s Perkins cohort default rate equals or exceeds 50% for each of the three most recent federal fiscal years it no longer will be eligible to participate in the Perkins programs for the remainder of the federal fiscal year, in which the U.S. Department of Education determines that such institution has lost its eligibility and for the two subsequent federal fiscal years.

None of our schools has had an FFEL/Direct cohort default rate of 25% or greater for any of the last three consecutive federal fiscal years. The most recent year for which FFEL/Direct cohort default rates have been calculated is federal fiscal year 2006. The official weighted average combined FFEL/Direct cohort default rate for borrowers at our schools for federal fiscal year 2006 was 5.4%, and our individual schools’ rates ranged from 1.0% to 11.3%. The draft weighted average combined FFEL/Direct cohort default rates for borrowers at our schools for fiscal 2007, which will be finalized in September 2009, was 8.1% and our individual schools’ rates ranged from 1.7% to 14.4%.

Under the recently enacted HEA reauthorization, an institution’s cohort default rate for the 2009 federal fiscal year, as well as subsequent federal fiscal years, will be based on the rate at which its former students who enter repayment during the year default on their FFEL and Direct loans on or before the end of the second year following the year in which they entered repayment. The 2009 cohort default rate will include students who enter repayment between October 1, 2008 and September 30, 2009 and who default on or before September 30, 2011. As a result of the extended default period, most institutions’ respective cohort default rates are expected to materially increase when rates based upon the new calculation method first are published after October 1, 2011. The recently enacted HEA reauthorization provides some relief from the anticipated increase in cohort default rates by increasing the default rate threshold from 25% to 30% effective October 1, 2011 and by requiring that the rate as calculated under the old methodology will be used in determining sanctions associated with high cohort default rates until the federal fiscal year beginning October 1, 2013.

If an institution’s FFEL/Direct cohort default rate equals or exceeds 25% in any of the three most recent federal fiscal years, or if its cohort default rate for loans under the Perkins program exceeds 15% for the most recent federal award year (July 1 through June 30), that institution may be placed on provisional certification status for up to three years. Provisional certification by itself does not limit an institution’s access to Title IV program funds but does subject that institution to closer review by the U.S. Department of Education and possible summary adverse action if that institution commits a material violation of Title IV program requirements.

To our knowledge, the U.S. Department of Education considers provisional certification based on an institution’s exceeding the cohort default rate thresholds described in the previous paragraph only when that institution is otherwise subject to a U.S. Department of Education renewal of certification review. As of June 30, 2009, 22 of our schools had Perkins cohort default rates in excess of 15% for students who were to begin repayment during the federal award year ended June 30, 2008, the most recent year for which such rates have been calculated. Funds from the Perkins program did not exceed 3% of these schools’ respective net revenues in fiscal 2009. None of these schools has been placed on provisional certification for this reason.

Each of our schools whose students participate in the FFEL/Direct program maintains a student loan default management plan if its default rate equals or exceeds 5%. Those plans provide for extensive loan counseling, methods to increase student persistence and completion rates and graduate employment rates, strategies to increase graduate salaries and, for most schools, the use of external agencies to assist the school with loan counseling and loan servicing after a student ceases to attend that school. These activities are in addition to the loan servicing and collection activities of FFEL/Direct lenders and guaranty agencies. The historical default rates experienced by Argosy University and Western State University College of Law have been relatively low, and therefore these schools have engaged in significantly fewer default management activities.

Regulatory Oversight.  The U.S. Department of Education is required to conduct periodic reviews to determine whether to renew the eligibility and certification of every institution participating in Title IV programs. Generally such reviews occur every six years, although it typically occurs after three years for an institution on provisional certification. A denial of renewal of certification precludes a school from continuing to participate in Title IV programs. Currently all of our schools are operating under a Provisional Program Participation Agreement with the U.S. Department of Education due to the change of control of the Company which occurred in connection with the Transaction.

Financial Responsibility Standards.  Education institutions participating in Title IV programs must satisfy a series of specific standards of financial responsibility. The U.S. Department of Education has adopted standards to determine an institution’s financial responsibility to participate in Title IV programs. The regulations establish three ratios: (i) the equity ratio, intended to measure an institution’s capital resources, ability to borrow and financial viability; (ii) the primary reserve ratio, intended to measure an institution’s ability to support current operations from expendable resources; and (iii) the net income ratio, intended to measure an institution’s profitability. Each ratio is calculated separately, based on the figures in the institution’s most recent annual audited financial statements, and then weighted and combined to arrive at a single composite score. The composite score must be at least 1.5 in order for the institution to be deemed financially responsible without conditions or additional oversight. If an institution fails to meet any of these requirements, the U.S. Department of Education may set restrictions on the institution’s eligibility to participate in Title IV programs. Institutions are evaluated for compliance with these requirements as part of the U.S. Department of Education’s renewal of certification process and also annually as each institution submits its audited financial statements to the U.S. Department of Education. Following the Transaction, the U.S. Department of Education separately considered our and our schools’ compliance with the financial responsibility requirements at our consolidated level. Our financial statements did not satisfy the financial responsibility standards for fiscal 2009 on a consolidated basis and will not for the foreseeable future. We are required by the U.S. Department of Education to post a letter of credit and are subject to provisional certification and additional financial and cash monitoring of our disbursements of Title IV funds due to our failure on a consolidated basis to satisfy the financial responsibility standards after the completion of the Transaction resulting from the amount of debt we incurred to complete the Transaction. The amount of this letter of credit is currently set at 10% of the Title IV program funds received by students at our schools during the prior fiscal year. As a result, we posted an $87.9 million letter of credit in October 2006. Due to increases in the aggregate amount of Title IV funds received by our students, we currently post a $120.5 million letter of credit with the U.S. Department of Education. The letter of credit, provisional certification and financial and heightened cash monitoring will be in effect until at least June 2010 and are likely to continue beyond that date. The implementation of heightened cash monitoring has not materially impacted our cash flows from operations.

Return of Title IV Funds.  Institutions that receive Title IV funds must follow requirements that ensure the return to the federal student financial aid programs of all unearned funds of a student who withdraws from a program. If refunds are not properly calculated and timely paid, institutions are subject to adverse actions by the U.S. Department of Education. We posted a letter of credit for three of our schools because our fiscal 2008 independent audit indicated that such schools had exceeded federal thresholds for allowable number of late refunds during at least one of its two most recent fiscal years. Our independent audits for fiscal 2009 are currently in process. We have instituted practices and procedures at recently acquired schools to expedite refunds of federal program funds, including payment of refunds by electronic fund transfers.

Administrative Capability Requirements.  Regulations of the U.S. Department of Education specify extensive criteria an institution must satisfy to establish that it has the requisite “administrative capability” to participate in Title IV programs. These criteria require, among other things, that the institution comply with all applicable federal student financial aid regulations, have capable and sufficient personnel to administer Title IV programs, have acceptable methods of defining and measuring the satisfactory academic progress of its students, provide financial aid counseling to its students and submit all reports and financial statements required by the regulations. If an institution fails to satisfy any of these criteria, the U.S. Department of Education may require the repayment of federal student financial aid funds, transfer the institution from the advance system of payment of Title IV program funds to the cash monitoring or reimbursement method of payment, place the institution on provisional certification status or commence a proceeding to impose a fine or to limit, suspend or terminate the participation of the institution in Title IV programs.

Restrictions on Operating Additional Schools.  The HEA generally requires that certain educational institutions be in full operation for two years before applying to participate in Title IV programs. However, under the HEA and applicable regulations, an institution that is certified to participate in Title IV programs may establish an additional location and apply to participate in Title IV programs at that location without reference to the two-year requirement if such additional location satisfies all other applicable requirements. In addition, a school that undergoes a change of ownership resulting in a change of control (as defined under the HEA) must be reviewed and recertified for participation in Title IV programs under its new ownership. All of our schools are currently provisionally certified due to the Transaction. During the time when a school is provisionally certified, it may be subject to summary adverse action for a material violation of Title IV program requirements and may not establish additional locations without prior approval from the U.S. Department of Education. However, provisional certification does not otherwise limit an institution’s access to Title IV program funds. Our expansion plans are based, in part, on our ability to add additional locations and acquire schools that can be recertified. The U.S. Department of Education has informed us that it will not seek to impose growth restrictions on any of our schools as a result of the Transaction.

The “90/10 Rule”.  Under a provision of the HEA commonly referred to as the “90/10 Rule”, an institution will cease to be eligible to participate in Title IV programs if, on a cash accounting basis,

more than 90% of its revenues for each of two consecutive fiscal years were derived from Title IV programs. If an institution loses its Title IV eligibility under the 90/10 Rule, it may not reapply for eligibility until the end of two fiscal years. Institutions which fail to satisfy the 90/10 Rule for one fiscal year are placed on provisional certification. For our schools that disbursed federal financial aid during fiscal 2009, the percentage of revenues derived from Title IV programs on a cash accounting basis ranged from approximately 55% to 86%, with a weighted average of approximately 70% as compared to a weighted average of approximately 65% in fiscal 2008. We anticipate that our 90/10 rates will continue to increase in fiscal 2010 due to recent increases in grants from the Pell program and other Title IV loan limits, coupled with decreases in the availability of state grants and private loans and the inability of households to pay cash due to the current economic climate. While our consolidated 90/10 rate for fiscal 2010 is projected to remain under the 90% threshold, we project that some of our institutions will exceed the 90% threshold if we do not continue to successfully implement certain changes to these institutions during the fiscal year which would decrease their 90/10 rate, such as increases in international and military students and certain internal restructuring designed to achieve additional operational efficiencies. In prior years, we have successfully addressed 90/10 rate issues when they have arisen through similar changes to operations. Additionally, the revised rules included in the new HEA reauthorization include relief through June 30, 2011 from a $2,000 increase in the annual Stafford loan availability for undergraduate students which became effective July 1, 2008. We anticipate that our 90/10 rate will increase substantially in fiscal 2012 in the event that relief from this additional $2,000 is not extended beyond June 30, 2011, which would adversely affect our ability to comply with the 90/10 Rule.

The U.S. House of Representative Committee on Education and Labor passed a bill in July 2009 which, among other things, would extend relief from the recent $2,000 increase in undergraduate Stafford / Direct loans until July 1, 2012, would not deem an institution ineligible to participate in Title IV programs for violating the 90/10 Rule until it violated the rule for three consecutive fiscal years, and would not place an institution on provisional certification for violating the 90/10 Rule until it violated the rule for two consecutive fiscal years. The bill is subject to further consideration and revision by the House and Senate and has not been enacted into law.

Restrictions on Payment of Bonuses, Commissions or Other Incentives.  An institution participating in the Title IV programs may not provide any commission, bonus or other incentive payment based directly or indirectly on success in securing enrollments or financial aid to any person or entity engaged in any student recruiting or admission activities or in making decisions regarding the awarding of Title IV program funds. Effective July 2003, the U.S. Department of Education published regulations to attempt to clarify this so-called “incentive compensation” law. The regulations identify 12 compensation arrangements that the U.S. Department of Education has determined are not in violation of the incentive compensation law, including the payment and adjustment of salaries, bonuses and commissions in certain circumstances. The regulations do not establish clear criteria for compliance in all circumstances, and the U.S. Department of Education has announced that it no longer will review and approve individual schools’ compensation plans prior to their implementation. Although we cannot provide any assurances that the U.S. Department of Education will not find deficiencies in our compensation plans, we believe that our current compensation plans are in compliance with the HEA and the regulations promulgated by the U.S. Department of Education.

State Authorization and Accreditation Agencies

Each of our U.S. campuses, including our campuses that provide online programs, is authorized to offer education programs and grant degrees or diplomas by the state in which such school is physically located. The level of regulatory oversight varies substantially from state to state. In some U.S. states, the schools are subject to licensure by the state education agency and also by a separate higher education agency. Some states have sought to assert jurisdiction over online educational institutions that offer educational services to residents in the state or that advertise or recruit in the state, notwithstanding the lack of a physical location in the state. State laws may establish standards for instruction, qualifications of faculty, location and nature of facilities, financial policies and responsibility and other operational matters. State laws and regulations may limit our ability to obtain authorization to operate in certain states or to award degrees or diplomas or offer new degree programs. Certain states prescribe standards of financial responsibility that are different from those prescribed by the U.S. Department of Education. If we are found not to be in compliance with an applicable state regulation and a state seeks to restrict one or more of our business activities within its boundaries, we may not be able to recruit or enroll students in that state and may have to cease providing services and advertising in that state, which could have a material adverse effect on our student enrollment and revenues.

Each of our U.S. schools is accredited by a national or regional accreditation agency recognized by the U.S. Department of Education, and some educational programs are also programmatically accredited. The level of regulatory oversight and standards can vary based on the agency. Certain accreditation agencies prescribe standards that are different from those prescribed by the U.S. Department of Education.

If a school does not meet its accreditation or state requirements, its accreditation and/or state licensing could be limited, modified, suspended or terminated. Failure to maintain licensure or institutional accreditation makes a school ineligible to participate in Title IV programs.

Certain of the state authorizing agencies and accrediting agencies with jurisdiction over our schools also have requirements that may, in certain instances, limit our ability to open a new school, acquire an existing school, establish an additional location of an existing school or add new educational programs.

Canadian Regulation and Financial Aid

The Art Institute of Vancouver is subject to regulation in the Province of British Columbia and in the provinces in which it recruits students. Depending on their province of residence, our Canadian students may receive loans under the federally funded Canada Student Loan Program and/or provincial funding from their province of residence. Canadian schools must meet eligibility standards to administer these programs and must comply with all relevant statutes, rules, regulations and requirements. We believe that The Art Institute of Vancouver currently holds all necessary registrations, approvals and permits and meets all eligibility requirements to administer these governmental financial aid programs. If The Art Institute of Vancouver cannot meet these and other eligibility standards or fails to comply with applicable requirements, it could have a material adverse effect on our business, results of operations, cash flows or financial condition.

The British Columbia government, through its Ministry of Advanced Education, regulates private career colleges through an arms length accreditation and registration body called the Private Career Training Institutions Agency of British Columbia (“PCTIA”) and provides financial assistance to eligible students through the StudentAid BC (“SABC”). The student aid program includes a federal component under the Canada Student Loan Program and a provincial portion administered through the provincial SABC program. In order to maintain the right to administer student assistance, The Art Institute of Vancouver must abide by the rules, regulations and administrative manuals and Memorandum of Agreements with the Canada Student Loan Program and the SABC Student Loans Plan.

Institutions cannot automatically acquire student aid designation through the acquisition of other student aid eligible institutions. In the event of a change of ownership, including a change in controlling interest, the Ministry of Advanced Education as well as SABC require evidence that the institution has continued capacity and a formal undertaking to comply with registration and student aid eligibility requirements. Given that the Province of British Columbia and PCTIA periodically revise their respective regulations and other requirements and change their respective interpretations of existing laws and regulations, we cannot assure you that the provincial government and PCTIA will agree with our interpretation of each requirement.

Canadian schools are required to audit their administration of student aid programs annually or as otherwise directed by SABC. We believe that we have complied with these requirements.

Employees

At June 30, 2009, we employed approximately 11,300 full time employees, of whom approximately 2,700 were faculty members, and approximately 2,100 part-time employees, of whom approximately 1,800 were faculty members. In addition, we also employed approximately 5,600 adjunct faculty members at June 30, 2009. Adjunct faculty members are employed on a term-to-term basis, while part-time faculty members work a regular part-time schedule.

Competition

The post-secondary education market is highly fragmented and competitive. Our schools compete for students with traditional public and private two-year and four-year colleges and universities and other for-profit providers, including those that offer distance learning programs. Many public and private colleges and universities, as well as other for-profit providers, offer programs similar to those we offer. Public institutions receive substantial government subsidies, and both public and private institutions have access to government and foundation grants, tax-deductible contributions and other financial resources generally not available to for-profit providers. Accordingly, public and private institutions may have facilities and equipment superior to those in the for-profit sector and often can offer lower effective tuition prices. Some of our competitors in both the public and private sectors also have substantially greater financial and other resources than we do.

Seasonality in Results of Operations

Our quarterly revenues and income fluctuate primarily as a result of the pattern of student enrollments at our schools. The seasonality of our business has decreased over the last several years due to an increased percentage of students enrolling in online programs, which generally experience fewer seasonal fluctuations than campus-based programs. Our first quarter is typically our lowest revenue recognition quarter due to student vacations.

MANAGEMENT

In connection with this offering, we intend to amend and restate our articles of incorporation and by-laws. The following summary contains references to provisions of our articles of incorporation and by-laws, including the composition of the Board of Directors and its committees, the election and term of service of directors and compensation committee interlocks that will be in effect upon the completion of this offering or within the time period prescribed by the Nasdaq listing rules.

Directors and Executive Officers

The following table sets forth information regarding our directors, nominees for director and executive officers, including their ages as of August 31, 2009. Our directors are elected annually to serve until the next annual meeting of the shareholders or until their successors are duly elected and qualified. Executive officers serve at the request of the Board of Directors. The Board of Directors has determined that Samuel C. Cowley, Leo F. Mullin and Michael K. Powell are independent in accordance with the listing standards for companies with securities listed on Nasdaq.

Name	Age	Position

Todd S. Nelson	50	Chief Executive Officer and Director
Robert A. Carroll	44	Senior Vice President — Chief Information Officer
Joseph A. Charlson	39	Senior Vice President — Strategic Operations
Anthony F. Digiovanni	59	Senior Vice President — Chief Marketing Officer
Danny D. Finuf	49	President, Brown Mackie Colleges
Anthony J. Guida	47	Senior Vice President — Regulatory Affairs and Strategic Development
John R. Kline	46	President, EDMC Online Higher Education
J. Devitt Kramer	45	Senior Vice President, General Counsel and Secretary
John M. Mazzoni	46	President, The Art Institutes
Stacey R. Sauchuk	49	Senior Vice President — Academic Programs and Student Affairs
John T. South, III	62	Senior Vice President, Chancellor, South University and Chairman of the Board of Directors of Argosy University
Craig D. Swenson	56	President, Argosy University
Roberta L. Troike	43	Senior Vice President — Human Resources
Edward H. West	43	President and Chief Financial Officer
Mick J. Beekhuizen	33	Director Nominee
Samuel C. Cowley	49	Director Nominee
Adrian M. Jones	45	Director
Jeffrey T. Leeds	53	Director
John R. McKernan, Jr.	61	Chairman of the Board of Directors
Leo F. Mullin	66	Director
Michael K. Powell	46	Director Nominee
Paul J. Salem	45	Director
Peter O. Wilde	41	Director

Todd S. Nelson has served as our Chief Executive Officer and a Director since February 2007. Mr. Nelson also served as our President from February 2007 to December 2008. Mr. Nelson worked as an independent consultant from January 2006 through January 2007 and for Apollo Group, Inc. from 1987 through January 2006. Mr. Nelson served in various roles with Apollo Group, Inc. and was appointed President in February 1998, Chief Executive Officer in August 2001 and Chairman of the Board in June 2004. Mr. Nelson was a member of the faculty at the University of Nevada at Las Vegas from 1983 to 1984.

Robert A. Carroll has served as our Senior Vice President — Chief Information Officer since June 2007. Mr. Carroll was an independent consultant from January 2006 through June 2007, serving as the Interim Chief Information Officer for Western Governors University from January 2007 to June 2007. From July 1998 to January 2006, Mr. Carroll served as the Chief Information Officer for Apollo Group, Inc.

Joseph A. Charlson was hired as Senior Vice President — Strategic Marketing in February 2005, was appointed Chief Marketing Officer in August 2005 and became Senior Vice President — Strategic Operations in October 2008. Prior to joining us, Mr. Charlson was a Strategy Lead and then Senior Manager — Pharmacy at Target Corporation from July 2003 through February 2005, a management consultant with McKinsey & Company from August 2001 through July 2003 and President of United States Building Technology Inc. from January 1997 through January 2001.

Anthony F. Digiovanni was hired as Vice President of Marketing for The Art Institutes in October 2007 and became our Senior Vice President — Marketing and Admissions in October 2008. Prior to joining us, Mr. Digiovanni was President of ClassesUSA from October 2006 to August 2007. Mr. Digiovanni also served as President and Chief Operating Officer of Corinthian Colleges, Inc., a for-profit, publicly traded provider of post-secondary education, from November 2002 to April 2004. Prior to joining Corinthian, he served in a number of roles for Apollo Group, Inc., a for-profit, publicly traded provider of post-secondary education, from 1989 to 2002, including Executive Vice President of Apollo from March to September 2002, President of Apollo’s University of Phoenix Online from September 2000 to March 2002, and Executive Vice President for University of Phoenix, Inc. from 1998 to 2000.

Danny D. Finuf has served as President of Brown Mackie Colleges since July 2006. From July 2004 to July 2006, he served as Group Vice President for the Company. From September 2003 to July 2004, he served as Regional Vice President of the Central Region. From November 1995 to September 2003, he held the position of Campus President and Regional President for seven Brown Mackie College campuses. Prior to joining American Education Centers, which was acquired by Education Management Corporation in September 2003, from August 1990 to November 1995, Mr. Finuf was the Vice President of Administrative Services for Spartan College of Aeronautics in Tulsa, OK.

Anthony J. Guida has served as Senior Vice President — Regulatory Affairs and Strategic Development since March 2005. He was appointed Senior Vice President — Strategic Development in March 2003 after joining us in January 2002 as Vice President — Strategic Development. Mr. Guida served as the Chief Financial Officer and General Counsel of Pennsylvania Culinary Institute from September 1999 through December 2001 and was an attorney with Buchanan Ingersoll, a law firm based in Pittsburgh, PA, from September 1986 through September 1999, being elected as a shareholder in 1994. Mr. Guida was appointed to the Advisory Committee on Student Financial Assistance by the Speaker of the United States House of Representatives in 2009 to serve a term that expires in September 2011. He also serves on the Board of Directors of the Career Colleges Association where he chairs the Federal Legislative Committee.

John R. Kline was appointed as President of EDMC Online Higher Education in July 2009 after joining us in April 2009 as Senior Vice President of Student Acquisition and Retention. Mr. Kline previously served as the Chief Executive Officer of Nelnet Enrollment Solutions, a division of Nelnet, Inc., a publicly traded provider of loans and services to post-secondary students, from October 2007 to April 2009. Mr. Kline also served in a number of positions for Apollo Group, Inc., a for-profit, publicly traded provider of post-secondary education, from 1996 to 2007, including Chief Administrative Officer from February 2006 to October 2007 and Senior Vice President of Operations and Finance for Apollo’s University of Phoenix Online from August 2002 to February 2006.

J. Devitt Kramer was appointed Senior Vice President, General Counsel and Secretary in July 2006 after serving as Vice President, Senior Counsel and Assistant Secretary from May 2004 through June 2005 and Vice President, Corporate Compliance from July 2005 to June 2006. Prior to joining us, Mr. Kramer served as the Senior Vice President, General Counsel and Secretary of Printcafe Software, Inc. from January 2000 through February 2004, was an attorney with Benesch, Friedlander, Coplan & Aronoff in Cleveland, Ohio from 1994 through 1999 and an accountant with Ernst & Young LLP from 1986 through 1992.

John M. Mazzoni has been the President of The Art Institutes since October 2005. From March 2005 to October 2005, he served as our Senior Vice President of Group Operations. From August 2004 to March 2005, he served as Group Vice President for EDMC. From July 2001 through August 2004, he served as Group Vice President for The Art Institutes. From August 1987 through July 2001, he held several senior management level positions in the areas of Operations, Finance and Information Systems.

Stacey R. Sauchuk has been our Senior Vice President — Academic Programs and Student Affairs since July 2003. Ms. Sauchuk was our Group Vice President from August 2001 through July 2003 and President of The Art Institute of Philadelphia from January 1997 through July 2000. From August 2000 through July 2001, Ms. Sauchuk was an executive search consultant with Witt/Kieffer.

John T. South, III, joined us in July 2003 when we acquired South University, which was owned by Mr. South. Mr. South has served as Chancellor of South University since October 2001 and was appointed the Chairman of the Board of Trustees of Argosy University in February 2006. Prior to our acquisition of South University, Mr. South was shareholder and CEO of various affiliated private colleges and had been Chief Executive Officer of South University since 1975. Mr. South also served as President of South University prior to being appointed Chancellor in October 2001. Mr. South currently is on the advisory board of Sun Trust Bank of Savannah.

Craig D. Swenson was named President of Argosy University in September 2007. Prior to becoming President of Argosy University, Mr. Swenson was the Provost and Vice President of Academic Affairs at Western Governors University in Salt Lake City, UT from April 2006 to September 2007 and, prior to that, served for seven years as Provost and Senior VP for Academic Affairs for the University of Phoenix system where he also served as Senior Regional Vice President and a Vice President and Campus Director. Mr. Swenson started his professional career in marketing, public relations and advertising and, prior to becoming a full-time academician, was Vice President and Marketing Director for First Interstate Bank. Mr. Swenson is a member of the U.S. Army Education Committee and recently completed service as a member of the U.S. Secretary of Education’s National Advisory Council on Institutional Quality and Integrity (NACIQI).

Roberta L. Troike has been our Senior Vice President — Human Resources since April 2007. Prior to joining us, from May 2005 through March 2007, Ms. Troike was the Vice President of Human Resources at Glimcher Realty Trust, a New York Stock Exchange traded real estate investment trust that owns, develops and manages regional and super-regional shopping malls. From December 2000 to April 2005, Ms. Troike was the Director of Human Resources for Bath and Body Works. Ms. Troike also served as Vice President for First USA Bank from June 1996 to November 2000.

Edward H. West became our President and Chief Financial Officer in December 2008. Mr. West previously served as our Executive Vice President and Chief Financial Officer from the consummation of the Transaction in June 2006 until December 2008. Mr. West is the former Chairman and Chief Executive Officer of ICG Commerce, a position he held from 2002 until 2006. Prior to joining ICG Commerce, Mr. West served as President and Chief Operating Officer from 2001 to 2002 and Chief Financial Officer from 2000 to 2001 of Internet Capital Group, Inc. Prior to joining Internet Capital Group, Inc., Mr. West was an employee of Delta Air Lines, Inc. from 1994 to 2000 and most recently served as its Executive Vice President and Chief Financial Officer.

Mick J. Beekhuizen joined Goldman, Sachs & Co. in 2000 and has been a Vice President in the Merchant Banking Division since 2006. Prior to joining the Merchant Banking Division in New York in 2004, Mr. Beekhuizen worked in the Investment Banking Division at Goldman, Sachs & Co. in Frankfurt, Germany.

Samuel C. Cowley has served as Executive Vice President, Business Development, General Counsel and Secretary of Matrixx Initiatives, Inc., a seller of over-the-counter healthcare products, since May 2008. Prior to joining Matrixx Initiatives, Mr. Cowley served as Executive Vice President and General Counsel for Swift Transportation Co., Inc. and was a member of Swift Transportation’s board of directors from March 2005 to May 2007. Mr. Cowley previously was a partner with the law firm of Snell & Wilmer L.L.P. Mr. Cowley has been a director of Matrixx Initiatives since July 2005.

Adrian M. Jones joined Goldman, Sachs & Co. in 1994 and has been a Managing Director within the Principal Investment Area of its Merchant Banking Division since 2002, where he focuses on consumer-related and healthcare opportunities and is also a member of the Corporate Investment Committee of the Merchant Banking Division of Goldman, Sachs & Co. He serves on the boards of directors of Biomet, Inc., Dollar General Corporation, HealthMarkets, Inc. and Signature Hospital Holding, LLC.

Jeffrey T. Leeds is President and Co-Founder of Leeds Equity Partners, which he co-founded in 1993 and which invests in private equity transactions in the education, information services and training industries. Prior to co-founding Leeds Equity Partners, Mr. Leeds spent seven years specializing in mergers and acquisitions and corporate finance at Lazard Freres & Co. Prior to joining Lazard Freres & Co., Mr. Leeds served as a law clerk to the Hon. William J. Brennan, Jr. of the Supreme Court of the United States during the 1985 October Term. Mr. Leeds also worked in the corporate department of the law firm of Cravath, Swaine & Moore in New York after graduating from law school. Mr. Leeds currently serves as a director of SeatonCorp. and RealPage, Inc. and as a Trustee on the United Federation of Teacher’s Charter School Board in New York City. Mr. Leeds has previously served as a director of Ross University, Argosy University and Datamark, Inc., among others.

John R. McKernan, Jr. is our Chairman of the Board of Directors. Mr. McKernan served as our Executive Chairman from February 2007 to December 2008 and our Chief Executive Officer from September 2003 until February 2007. Mr. McKernan joined us as our Vice Chairman and a member of the Board of Directors in June 1999. In March 2003, he became our President and served in that office until September 2003. Mr. McKernan is also a director of BorgWarner Inc., a publicly traded producer of engineered components and vehicle powertrain system applications, and served as Governor of the State of Maine from 1987 to 1995.

Leo F. Mullin retired as Chief Executive Officer of Delta Air Lines, Inc. in December 2003 and Chairman in April 2004, after having served as Chief Executive Officer of Delta Air Lines, Inc. since 1997 and Chairman since 1999. Mr. Mullin currently serves in a consultative capacity as a Senior Advisor, on a part-time basis, to Goldman Sachs Capital Partners. Mr. Mullin was Vice Chairman of Unicom Corporation and its principal subsidiary, Commonwealth Edison Company, from 1995 to 1997. He was an executive of First Chicago Corporation from 1981 to 1995, serving as that company’s President and Chief Operating Officer from 1993 to 1995, and as Chairman and Chief Executive Officer of American National Bank, a subsidiary of First Chicago Corporation, from 1991 to 1993. Mr. Mullin is also a director of Cooper-Standard Holdings, Inc., Hawker Beechcraft Corporation, Johnson & Johnson and ACE Limited, a provider of insurance and reinsurance services. He serves as Chairman of the Board of the Juvenile Diabetes Research Foundation and is a member of The Business Council.

Michael K. Powell currently serves in a consultative capacity as a Senior Advisor, on a part-time basis, to Providence Equity Partners and as Chairman of the MK Powell Group, a consulting firm. Mr. Powell was Chairman of the Federal Communications Commission from January 2001 to March 2005, having served as a Commissioner since November 1997. Mr. Powell previously served as the Chief of Staff of the Antitrust Division of the Department of Justice. Mr. Powell is also a director of Cisco Systems, Inc., a multinational corporation that designs and sells networking and communications technology and services. Mr. Powell additionally serves on the boards of directors of ObjectVideo, CM Ware Inc., the Rand Corporation, the Aspin Institute and Archipelago Learning, as

well as the Disabled Veterans for Life Memorial Foundation Advisory Board. Mr. Powell also serves as Rector of the Board of Visitors of the College of William and Mary.

Paul J. Salem is a Senior Managing Director and a co-founder of Providence Equity Partners. Prior to joining Providence Equity Partners in 1992, Mr. Salem worked for Morgan Stanley & Co. in corporate finance and mergers and acquisitions. Prior to that time, Mr. Salem spent four years with Prudential Investment Corporation, an affiliate of Prudential Insurance, where his responsibilities included leveraged buyout transactions and helping to establish Prudential’s European investment office. Mr. Salem is also a director of Asurion Corp. and NexTag, Inc.

Peter O. Wilde is a Managing Director of Providence Equity Partners. Prior to joining Providence Equity Partners in 2002, Mr. Wilde was a General Partner at BCI Partners, where he began his career in private equity investing in 1992. Mr. Wilde is also a director of Asurion Corp., Decision Resources, Inc., JBP Holdings, LLC, which owns Assessment Technologies Institute and Jones & Bartlett Publishers, Kerasotes Theatres, Inc., and Survey Sampling International LLC and is chairman of Archipelago Learning.

Providence Equity Partners and Goldman Sachs Capital Partners each will have the right to appoint two representatives and Leeds Equity Partners will have the right to appoint one representative to our Board of Directors under the terms of our Shareholders Agreement.

In October 2004, Apollo Group, Inc. and certain of its then current executive officers, including Todd S. Nelson, our Chief Executive Officer and a Director, were named as defendants in three civil lawsuits in the U.S. District Court for the District of Arizona alleging violations of Sections 10(b) and 20(b) of the Securities Exchange Act of 1934, as amended, later consolidated as In re Apollo Group, Inc. Securities Litigation. In August 2008, the District Court entered judgment in favor of all of the defendants, including Mr. Nelson, overturning a previous jury verdict in favor of the plaintiffs. The plaintiffs have appealed the judgment.

In addition, in November 2006, Apollo Group, Inc. and certain of its current and former directors and officers, including Mr. Nelson, were named as defendants in a class action lawsuit in the U.S. District Court for the District of Arizona entitled Teamsters Local 617 Pension and Welfare Funds v. Apollo Group, Inc. et al. The plaintiffs asserted violations of Sections 10(b), 20(a), and 20A of the Securities Exchange Act of 1934, as amended, and of Rule 10b-5 thereunder, as well as state law claims for breach of fiduciary duty and civil conspiracy. Plaintiffs based those claims on alleged misrepresentations concerning Apollo Group, Inc.’s stock option granting policies and practices and related accounting. In March 2009, the District Court dismissed the state law claims, but denied motions to dismiss the remaining claims against certain of the defendants, including Mr. Nelson. Discovery has not yet begun in this case.

Leo F. Mullin, a Director, served as Chief Executive Officer of Delta Air Lines, Inc. from 1997 through December 2003 and as Chairman of Delta Air Lines, Inc. from 1999 through April 2004. Delta Air Lines, Inc. filed a petition under federal bankruptcy laws in September 2005.

Board Structure

Our Board of Directors currently consists of seven persons. Mick J. Beekhuizen, Samuel C. Cowley and Michael K. Powell have been nominated and elected as directors, each to serve a term beginning immediately following the consummation of this offering. The Board of Directors has determined that Samuel C. Cowley, Leo F. Mullin and Michael K. Powell are independent in accordance with the listing standards for companies with securities listed on Nasdaq.

After the completion of this offering, private equity funds affiliated with the Sponsors collectively will own more than 50% of the total voting power of our common stock, and we intend to utilize certain “controlled company” exemptions under Nasdaq’s corporate governance listing standards that free us from the obligation to comply with certain Nasdaq corporate governance requirements, including the requirements:

•	that a majority of our Board of Directors consists of independent directors;

•	that the compensation of executive officers be determined, or recommended to our Board of Directors for determination, either by (a) a majority of the independent directors or (b) a compensation committee comprised solely of independent directors; and

•	that director nominees be selected, or recommended for our Board of Directors’ selection, either by (a) a majority of the independent directors or (b) a nominations committee comprised solely of independent directors.

These exemptions do not modify the independence requirements for our audit committee, and we intend to comply with the applicable requirements of the Sarbanes-Oxley Act and Nasdaq rules with respect to our audit committee.

Board Committees

Our Board of Directors has an audit committee, a compensation committee and a nominating and corporate governance committee. The members of each committee will be appointed by our Board of Directors and serve one-year terms.

Audit Committee

Subject to the phase-in procedures set forth in Rule 10A-3 under the Securities Exchange Act, as amended, our audit committee will be comprised solely of independent directors and will assist our Board of Directors in its oversight of the integrity of our financial statements, our independent registered public accounting firm’s qualifications and independence and the performance of our independent registered public accounting firm. Our audit committee will initially be comprised of Samuel C. Cowley, Leo F. Mullin and Michael K. Powell. Mr. Mullin will be the initial chairman of the audit committee. Our Board of Directors has determined that Mr. Mullin qualifies as an “audit committee financial expert”.

The audit committee will:

•	review the audit plans and findings of our independent registered public accounting firm and our internal audit and risk review staff, as well as the results of regulatory examinations, and track management’s corrective action plans where necessary;

•	review our financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm;

•	review our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters; and

•	have the sole discretion to appoint annually our independent registered public accounting firm, evaluate its independence and performance and set clear hiring policies for employees or former employees of the independent registered public accounting firm.

Our audit committee will also be responsible for the review, approval or ratification of “related-person transactions” between us or our subsidiaries and related persons. “Related person” refers to a person or entity who is, or at any point since the beginning of the last fiscal year was, a director, officer, nominee for director, or 5% shareholder of us and their immediate family members. The audit committee will not have a written policy regarding the approval of related person transactions. The audit committee will apply its review procedures as a part of its standard operating procedures. In the course of its review and approval or ratification of a related person transaction, the audit committee will consider:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including the amount involved and type of transaction;

•	the importance of the transaction to the related person and to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest and the best interest of our shareholders; and

•	any other matters the audit committee deems appropriate.

Any member of the audit committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of the audit committee at which the transaction is considered.

The transactions described in the section of this prospectus entitled “Certain Relationships and Related Transactions” were entered into, or will be entered into, prior to the formation of our audit committee, and therefore have been, or will be, reviewed by our Board of Directors and not our audit committee.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee will initially be comprised of Adrian M. Jones, Jeffrey T. Leeds, Leo F. Mullin and Paul J. Salem. Mr. Salem will be the initial chairman of the nominating and corporate governance committee. The principal duties of the nominating and corporate governance committee will be to recommend to the Board of Directors proposed nominees for election to the Board of Directors by the shareholders at annual meetings and to develop and make recommendations to the Board of Directors regarding corporate governance matters and practices.

Compensation Committee

Our compensation committee will initially be comprised of Adrian M. Jones, Jeffrey T. Leeds and Peter O. Wilde. Mr. Jones will be the initial chairman of the compensation committee. Our compensation committee will oversee our compensation and benefits policies; oversee and set the compensation and benefits arrangements of our Chief Executive Officer and certain other executive officers; provide a general review of, and make recommendations to our Board of Directors and/or to the Company’s shareholders with respect to our equity-based compensation plans; review and make recommendations with respect to all of our equity-based compensation plans that are not otherwise subject to the approval of our shareholders; implement, administer, operate and interpret all equity-based and similar compensation plans to the extent provided under the terms of such plans, including the power to amend such plans; and review and approve awards of shares or options to officers and employees pursuant to our equity-based plans.

Compensation Committee Interlocks and Insider Participation

Prior to the completion of this offering, we have not had a compensation committee because our equity has not been publicly traded. Our Board of Directors currently is composed of seven directors, two of whom were officers of the Company during the past fiscal year, all of whom participated in deliberations concerning executive officer compensation during fiscal 2009. There are no interlocking relationships requiring disclosure under the applicable rules promulgated under the U.S. federal securities laws.

Compensation Discussion and Analysis

Overview

Representatives from our Principal Shareholders negotiated compensation arrangements with our Chief Executive Officer, our Chief Financial Officer and our four other most highly compensated executive officers, whom we collectively refer to as our named executive officers (“Named Executive Officers”), and the overall amounts and mix of compensation paid to these executive officers reflects negotiations between these executive officers and the Principal Shareholders.

Compensation Objectives

Our executive compensation program is intended to meet three principal objectives:

•	to provide competitive compensation packages to attract and retain superior executive talent;

•	to reward successful performance by the executive and the Company by linking a significant portion of compensation to our financial and business results; and

•	to further align the interests of executive officers with those of our shareholders by providing long-term equity compensation and meaningful equity ownership.

To meet these objectives, our compensation program balances short-term and long-term performance goals and mixes fixed and at-risk compensation that is directly related to shareholder value and overall performance.

Our compensation program for senior executives, including the Named Executive Officers, is designed to reward Company and individual performance. The compensation program is intended to reinforce the importance of performance and accountability at various operational levels, and therefore a significant portion of total compensation is in both cash and stock-based compensation incentives that reward performance as measured against established goals, i.e., “pay for performance”. Each element of our compensation program is reviewed individually and considered collectively with the other elements of our compensation program to ensure that it is consistent with the goals and objectives of both that particular element of compensation and our overall compensation program. For each Named Executive Officer, we look at each individual’s contributions to our overall results, and our operating and financial performance compared with the targeted goals.

Mix of Compensation Elements

Our executive compensation during fiscal 2009 consisted of base salary, cash bonuses, grants under long-term incentive plans, benefits and perquisites. We do not have any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Similarly, compensation decisions regarding one compensation component do not directly affect decisions regarding other compensation elements. For example, an increase to the base salary of a Named Executive Officer does not require a formulaic decrease to another element of the executive’s compensation. Instead, we have determined subjectively on a case-by-case basis the appropriate level and mix of the various compensation components.

We believe that together all of our compensation components provide a balanced mix of base compensation and compensation that is contingent upon each executive officer’s individual performance and our overall performance. A goal of the compensation program is to provide executive officers with a reasonable level of security through base salary and benefits, while rewarding them through incentive compensation to achieve business objectives and create shareholder value. We believe that each of our compensation components is critical in achieving this goal. Base salaries provide executives with a base level of monthly income and security. Annual cash bonuses motivate executives to drive our financial performance. Long-term equity incentive awards link the interests of our executives with our shareholders, which motivates our executives to create shareholder value. In addition, we want to ensure that our compensation programs are appropriately designed to encourage executive officer retention, which is accomplished through all of our compensation elements.

Role of Outside Compensation Consultants

In anticipation of the initial public offering of the Company’s common stock, the Board of Directors retained Frederic W. Cook & Co., Inc. (“F.W. Cook”) as its independent compensation consultant to conduct a review of the Company’s compensation programs for executive officers and non-employee directors. In connection with the preparation of its report, F.W. Cook conducted a review of total compensation for executives and non-employee directors relative to the compensation levels and practices for a group of industry-relevant and size-relevant peer companies. The peer companies were Apollo Group Inc., Career Education Corp., Corinthian Colleges Inc., DeVry, Inc., Fiserv Inc., Interstate Hotels & Resorts Inc., ITT Educational Services Inc., Scholastic Corporation, Washington Post Company, John Wiley And Sons, Inc. and Wyndham Worldwide Corporation. F.W. Cook’s report was presented to the Board of Directors in April 2009. Findings included a relative assessment of our pay levels versus our peer company levels, as well as alternatives to consider regarding changes in the design of our executive and director compensation programs for 2009 and future years. The Board of Directors did not use the F.W. Cook report to establish compensation for our executive officers but rather as a reference point when determining the reasonableness of the total compensation as compared to other peer companies. The compensation committee of the Board of Directors may ask F.W. Cook to provide other services relating to the Company’s executive and director compensation that may arise in fiscal 2010 and future years. F.W. Cook has not and will not, without prior approval of the compensation committee, provide any other services for the Company’s management or directors.

We have also retained Towers Perrin to review our MICP for fiscal 2010. Participants in our MICP receive bonuses that are paid based on the attainment of corporate and individual goals and objectives. Currently, corporate officers and executive committee members at our schools participate in the MICP each year. Towers Perrin is reviewing the target bonus percentages for participants in the MICP, employees who are eligible to participate in the MICP, and the goals included in the MICP each year to better align the MICP with our business plan and objectives. We anticipate that management will consider the proposals presented by Towers Perrin in September 2009 and present them to the Board of Directors for approval thereafter. We also anticipate engaging Towers Perrin to propose a revised long-term incentive compensation plan which would become effective after the completion of this offering.

F.W. Cook does not provide any services to our management, and does not provide any services to us, other than with respect to its role as the Board of Directors’ executive compensation consultant. The Board of Directors retained F.W. Cook based on their experience and expertise.

Base Salary

We determine base salaries for all of our Named Executive Officers by reviewing the individual’s performance, the value each Named Executive Officer brings to us and general labor market conditions. Elements of individual performance considered, among others, without any specific weighting given to each element, were business-related accomplishments during the year, difficulty and scope of responsibilities, effective leadership, motivation, communication, experience, expected future contributions to the Company, future potential, difficulty of replacement and accountability within the Company. While base salary provides a base level of compensation intended to be competitive with the external market, the base salary for each Named Executive Officer is determined on a subjective basis after consideration of these factors and is not based on target percentiles or other formal criteria. Based on the benchmarking included in the F.W. Cook report, we believe that the total compensation paid to our executive officers, including the base salary, is reasonable. No element of compensation for our Named Executive Officers was set or adjusted based on compensation data regarding the compensation practices of other companies.

The base salaries of Named Executive Officers are reviewed on an annual basis, and any annual increase is the result of an evaluation of the Company and of the individual Named Executive Officer’s performance for the period. An increase or decrease in base pay may also result from a promotion or other significant change in a Named Executive Officer’s responsibilities during the year. For example, Mr. West received a salary increase in December 2008 based on his promotion to President and Chief Financial Officer from Executive Vice President and Chief Financial Officer. Our Board of Directors reviews the relative internal compensation relationships among the Named Executive Officers, based principally on each executive’s level of responsibilities, individual performance and future potential.

While the Board of Directors monitors these pay relationships, it does not target any specific pay ratios.

Cash Bonuses

We provide annual incentives to our executive officers and other key employees in the form of cash bonuses to align executive officer pay with overall company financial performance and to promote achievement of both corporate and individual performance goals. These bonuses are granted pursuant to our MICP, which provides that bonuses are to be paid based on the attainment of corporate and individual goals and objectives. At the beginning of each fiscal year, the Board of Directors establishes target bonuses as a percentage of each eligible employee’s annual salary. For our executive officers, these target bonus percentages are based on their respective employment agreements. The terms of the employment agreements with our Named Executive Officers, including the target bonus percentages under the MICP, were the product of extensive negotiations with the Sponsors. For fiscal 2009, the target percentages of base salary for each of our Named Executive Officers were as follows: Messrs. McKernan, Nelson and West 125%, Mr. Mazzoni 90%, Mr. South 80% and Mr. Weiss 100%.

The amount of bonuses paid under the MICP is determined based on our performance against specific financial and operational targets established by the Board of Directors at the beginning of each year and, for some employees, specific projects established at the beginning of the year by a participant’s supervisor and approved by the President of an education system, President of our online higher education group or corporate services functional head, as applicable based on the participant’s position. For example, Mr. Mazzoni approves all projects for MICP participants in The Art Institutes education system after approval by the participant’s supervisor. None of the Named Executive Officers had a specific project in fiscal 2009. From time to time, our Board of Directors approves adjustments to financial results under generally accepted accounting principles for unusual events and revisions to our operating plan which may occur during the fiscal year for purposes of computing the percentage by which a target is satisfied. For fiscal 2009, the financial and operational targets and their respective weighting were as follows:

Financial/Operational Metric	Weighting

Earnings before interest, depreciation, taxes and amortization (“EBITDA”)	60% for all non-Argosy University participants; 70% for Argosy University participants
Revenue/Other Financial Metric/Specific Project	20%
Persistence	10%
Average Starting Salary	5% for all non-Argosy University participants
Job Placement Rate	5% for all non-Argosy University participants

We apply an adjustment factor to each financial and operational factor based on actual performance when measured against the target. We believe that the minimum level of performance for meeting the financial targets in any given year should not be easily achievable and typically would not be achieved in every case. As for the maximum level or greater payout, we believe that this level of performance would typically be achieved less often than the minimum target level of performance. This uncertainty ensures that any payments under the MICP are truly performance-based, consistent with the plan’s objectives. However, we recognize that the likelihood of achieving either level of performance for any given year may be different, and we believe that the bonus amount paid should be appropriate for the performance level achieved. For fiscal 2009, the adjustment percentages along with the maximum and minimum thresholds for each financial and operational metric were as follows:

Financial/Operational Metric	Adjustment Percentage	Maximum and Minimum Thresholds

EBITDA	4% increase or decrease for each 1% above or below plan	115.75% (or 113.75% for Argosy University employees) and 75%, respectively.
Net revenues/Other Financial Metric/Specific Project	For net revenues and other financial metrics, 4% increase or decrease for each 1% above or below plan unless specific adjustment defined for other financial metric. For specific projects, 150% for early/exceeded, 125% for early/met, 100% for on time/met, 75% for incomplete	For net revenues and other financial metrics, 112.5% and 75%, respectively. For specific projects, 150% and 75%, respectively.
Persistence	4% increase or decrease for each 1% above or below plan	102.5% and 96%, respectively.
Average Starting Salary	4% increase or decrease for each 1% above or below plan	102.5% and 96%, respectively.
Job Placement Rate	4% increase or decrease for each 1% above or below plan	102.5% and 96%, respectively.

The financial and operational results used to determine payments to participants in the MICP depend on the position within our organization held by each participant. In fiscal 2009, these positions and the related allocations were as follows:

Position Classification	Results Used for MICP Calculation

Executive officers not responsible for an education system or online higher education	100% from our overall results
Executive officers responsible for an education system or online higher education	75% from education system or online results and 25% from our overall results
Participants responsible for a region within an education system	75% from region results and 25% from education system results
Executive committee members at an education system	100% from education system results
Participants at a campus or online higher education	100% from campus or online higher education
Other corporate officers	100% from our overall results

Bonuses under the MICP may not exceed 150% of an employee’s target bonus, provided that the Board of Directors has the discretion to increase or decrease a bonus computed under the terms of the MICP by up to 20% of the amount otherwise payable under the plan. The bonuses paid to our Named Executive Officers in fiscal 2009 under the MICP were as follows:

•	Corporate Executives. The bonuses paid to Messrs. McKernan, Nelson and West were based on our overall financial and operating results because none of the executives is responsible for a specific education system. Our performance against the Company-wide financial and operational targets during fiscal 2009 was as follows: (i) EBITDA achieved 114.0% of the target of $417.5 million; (ii) net revenues achieved 99.0% of the target of $2,032.0 million; (iii) persistence achieved 99.9% of the target of 66.5%; (iv) average starting salary achieved 102.2% of the target of $29,600; and (v) the job placement rate achieved 99.7% of the target of 87.7%. For fiscal 2009, Messrs. McKernan, Nelson and West were paid bonuses under the MICP in the amounts of $594,018, $1,188,036 and $1,000,432, respectively. These amounts were determined based on our overall performance against the MICP financial and operational targets and a 20% discretionary bonus for Messrs. Nelson and West, which was approved by our Board of Directors.

•	John M. Mazzoni. As the President of The Art Institutes education system, Mr. Mazzoni receives 75% of his bonus based on the financial and operational results of The Art Institutes and 25% based on our overall Company results. In fiscal 2009, The Art Institutes’ performance against its financial and operational targets was as follows: (i) EBITDA achieved 110.0% of the target of $344.6 million; (ii) net revenues achieved 99.1% of the target of $1,251.5 million; (iii) persistence achieved 98.2% of the target of 70.4%; (iv) average starting salary achieved 100.1% of the target of $29,900; and (v) the job placement rate achieved 99.1% of the target of 87.5%. For fiscal 2009, Mr. Mazzoni received a bonus under the MICP of $447,145 based on the results of the Company on an overall basis and The Art Institutes education system and a 20% discretionary bonus approved by our Board of Directors.

•	John T. South, III. As Chancellor of South University, Mr. South receives 75% of his bonus based on the financial and operational results of South University and 25% based on our overall company results. In fiscal 2009, South University’s performance against its financial and operational targets was as follows: (i) EBITDA achieved 118.2% of the target of $25.1 million; (ii) net revenues achieved 100.9% of the target of $81.1 million; (iii) persistence achieved 99.7% of the target of 62.7%; (iv) average starting salary achieved 117.3% of the target of $35,867; and (v) the job placement rate achieved 101.8% of the target of 89.0%. For fiscal 2009, Mr. South received a bonus of under the MICP of $394,159 based on the results of the Company on an overall basis and the South University education system and a 10% discretionary bonus approved by our Board of Directors.

•	Stephen J. Weiss. Mr. Weiss was the President of EDMC Online Higher Education through July 2009. In connection with the severance which he received in connection with his resignation, we agreed to pay him 150% of his MICP target bonus, or $496,500, based on the performance of EDMC Online Higher Education in fiscal 2009.

Long-Term Incentive Plans

Our Board of Directors believes that equity-based compensation awards foster and promote our long-term financial success by linking the interests of our executive management team with our shareholders. The Board of Directors also believes that increasing the personal equity stake of our executive officers in our continued success and growth can potentially materially increase shareholder value. Equity-based compensation awards also enable us to attract and retain the services of an outstanding management team, upon which the success of our operations are largely dependent. Options to purchase our common stock are the primary equity compensation vehicle we utilize, as the Board of Directors believes the award of options align the interests of these individuals with the interests of our shareholders and our growth in real value over the long-term, as the benefits of these awards are enhanced with an appreciation of the price of our common stock.

2006 Stock Option Plan.  Under the 2006 Stock Option Plan, certain management and key employees of the Company are granted a combination of time-based options and performance-based options to purchase common stock issued by us. Time-based options generally vest ratably over a five-year period on the anniversary of the date of the grant. Time-based options generally vest upon a change of control, subject to certain conditions, and both time-based and performance-based options expire ten years from the date of grant. A change of control would occur upon any transaction or occurrence immediately following which certain private equity funds affiliated with the Principal Shareholders, in the aggregate, cease to beneficially own securities of EDMC representing a majority of the outstanding voting power entitled generally to vote for the election of directors.

Performance-based options vest upon the attainment of specified returns on invested capital in EDMC by the private equity funds affiliated with the Principal Shareholders that invested in EDMC in connection with the Transaction. More specifically, performance-based options generally vest in 20% increments upon the Principal Shareholders’ realizing, through one or more “Realization Events”, multiples of their invested capital of two, two and a half, three, three and a half, and four. A minimum realized return multiple of two is required for any of the options to vest and all options vest if a return multiple of four is realized. For these purposes a “Realization Event” is any event or transaction (i) in which the Principal Shareholders receive cash or marketable securities in respect of their interest in shares of our common stock, including by means of a sale, exchange or other disposition of their interests in shares of our common stock (other than transfers by members of the Principal Shareholders to or among their respective affiliates) or dividends or other distributions from the Company to its shareholders or (ii) the first day after (a) the Principal Shareholders cease to own in the aggregate at least 30% of our outstanding voting securities, measured by voting power, and (b) the Principal Shareholders have, in the aggregate, disposed of at least 70% of their shares and have received cash or marketable securities for such shares. We granted these performance-based options to align even more closely the interests of our employees with those of our shareholders by tying the vesting of those options to the realization of target equity values by the Principal Shareholders. Because these options will not vest unless the Principal Shareholders receive certain multiples on their original investment, this drives our Named Executive Officers to increase our financial performance and stock value and liquidity, which benefits all of our shareholders, not just the Principal Shareholders.

Both the time-based and performance-based grants are subject to conditions under SFAS No. 123R that define certain events that must occur in order for the participants to receive fair market value for their options. In April  2009, our Board of Directors adopted the Omnibus Plan (as defined below), which will be effective upon the completion of this offering and under which all future awards of stock options will be made. Accordingly, we anticipate that no further awards will be made under the 2006 Stock Option Plan. Awards that are outstanding under the 2006 Stock Option Plan as of the effective date of the Omnibus Plan will not be terminated, but instead will remain outstanding and will be administered under the terms of the 2006 Stock Option Plan. However, those shares subject to stock options granted under the 2006 Stock Option Plan that are canceled, expired, forfeited, settled in cash, settled by issuance of fewer shares than the number of shares underlying such stock options or otherwise terminated without delivery of shares to the grantees, as well as those shares which were reserved for issuance but not granted under the 2006 Option Plan, shall be available for issuance under the Omnibus Plan.

Time-based options offer a retentive feature to our stock option program that satisfies an important program objective by providing continuity through business cycles as well as smoothing payout volatility. Time-based options also provide further alignment with shareholders through increased ownership levels. Performance-based options ensure both shareholder alignment and focus on business priorities, by clearly communicating what is most important in driving business performance and ultimately creating shareholder value. We believe that a performance-based option program focusing on returns on invested capital to the Principal Shareholders creates specific alignment with objectives for growth, profitability and shareholder value. We subjectively allocated the number of time-based and performance-based option grants to our Named Executive Officers in amounts that we believed would both retain the Named Executive Officers as well as motivate them to drive our financial performance.

LTIC Plan.  We adopted a LTIC Plan in December 2006. We implemented the LTIC Plan principally to serve as another tool to align the interests of our employees with the interests of our shareholders by motivating them to increase share value by giving them the opportunity to benefit if our stock price rises, which increased share value is also the primary interest of our shareholders. Pursuant to the terms of the LTIC Plan, a bonus pool will be created after the occurrence of a “Realization Event” based on returns to the Principal Shareholders in excess of their initial investment. The size of the bonus pool can generally range from $2 million to $21 million, based on the Principal Shareholders realizing from two times their initial investment to four times their initial investment, provided that if the return realized by the Principal Shareholders exceeds four times their initial investment, the bonus pool will equal the product of 0.0075 and the aggregate proceeds in excess of the total capital invested in shares of our common stock by all EDMC shareholders. The amount of the bonus pool that an employee will be entitled to receive will be determined by multiplying the amount of the bonus pool by a fraction, the numerator of which is the total number of units held by the employee and the denominator of which is 1,000,000. Payments by us to the LTIC Plan will be in cash or, at the election of our Board of Directors, after the completion of an initial public offering, shares of our common stock. For purposes of the LTIC Plan, a “Realization Event” is the first day after (a) certain private equity funds affiliated with the Principal Shareholders cease to own in the aggregate at least 30% of our outstanding voting securities, measured by voting power, and (b) the Principal Shareholders have, in the aggregate, disposed of at least 70% of their shares and have received cash or marketable securities for such shares. None of our executive officers participated in the LTIC Plan during fiscal 2009.

Omnibus Long-Term Incentive Plan.  In April 2009, our Board of Directors adopted the Education Management Corporation Omnibus Long-Term Incentive Plan, which we refer to as the Omnibus Plan, which will be effective upon the completion of this offering. The Board of Directors believes that our current plans have been effective in attracting and retaining key talent and in aligning the long-term interests of plan participants with those of our shareholders. The Board of Directors also believes that administering all future stock and other equity-based awards under a single plan will increase the efficiency and effectiveness of our long-term incentive programs, reduce administrative and regulatory costs, and allow greater transparency with respect to our equity compensation practices. In addition to consolidating future grants of all of our equity awards under one plan, the other purposes of the Omnibus Plan and awards thereunder are to motivate our executives to:

•	act in a manner that benefits the Company’s long-term performance;

•	further align their interests with that of other shareholders;

•	focus on return on capital; and

•	remain with the Company long-term.

By adding additional forms of awards eligible for grant, the Omnibus Plan will allow us more flexibility in structuring awards best designed to accomplish the above objectives. The Omnibus Plan will also enable us to offer more competitive total compensation packages to our executives and to better link executive compensation to our financial and business results.

The Omnibus Plan will make available to us other forms of equity awards that were not previously available under our 2006 Stock Option Plan or LTIC Plan. These other awards will include stock appreciation rights (“SARs”), restricted stock and restricted stock units (“RSUs”). In addition to stock options, which we have granted in the past, these types of long-term incentive awards were selected to provide the flexibility to create a program that addresses different aspects of long-term performance — stock price appreciation and solid financial performance. In general, stock options and SARs provide actual economic value to the holder if the price of our stock has increased from the grant date at the time the option or SAR, as applicable, is exercised. In contrast, restricted stock and RSUs generally convert to shares when they vest, so they will have a gross value at that time equal to the then-current market value. While stock options and SARs motivate executive officers by allowing them to benefit from upside stock appreciation, restricted stock and RSUs assist the Company in retaining executive officers because they will have value even if our stock price declines or stays flat.

As a result of our adoption of the Omnibus Plan, the 2006 Stock Option Plan will be frozen such that no further awards will be made under such plan, although the 2006 Option Plan will remain in existence as a separate plan. Awards that are outstanding under the 2006 Stock Option Plan as of the effective date of the Omnibus Plan will not be terminated, but instead will remain outstanding and will be administered under the terms of the existing 2006 Stock Option Plan. In connection with this offering, we intend to grant options exercisable for 1,386,310 shares in the aggregate under the Omnibus Plan. For more information about the terms of the Omnibus Plan, see “Omnibus Long-Term Incentive Plan” below.

Benefits and Perquisites

We offer a variety of health and welfare programs to all eligible employees, including the Named Executive Officers. The Named Executive Officers generally are eligible for the same benefit programs on the same basis as the rest of the Company’s employees, including medical and dental care coverage, life insurance coverage, short-and long-term disability and a 401(k) plan. In addition, we maintain a nonqualified deferred compensation plan that is available to all key executives, officers and certain other employees. For a description of the terms of this plan, as well as information about the account balances held by each of the Named Executive Officers, see “Nonqualified Deferred Compensation” below.

We also offer to certain executives limited perquisites as a method of compensation and provide executive officers with only those perquisites that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The perquisites provided to the Named Executive Officers include reimbursement of relocation expenses and related tax gross-ups and are quantified in the Summary Compensation Table below.

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding the compensation of the Company’s Named Executive Officers for the fiscal years ended June 30, 2009, 2008 and 2007.

								Change in
								Pension
								Value and
							Non-Equity	Non-Qualified
						Option	Incentive	Deferred
	Fiscal				Stock	Award	Plan	Compensation	All Other
	Year	Salary	Bonus(1)		Award	(s)(2)	Payments	Earnings	Compensation		Total

John R. McKernan, Jr.	2009	$355,480	$—		—	—	$594,018	—	$57,516	(3)	$1,007,014
Chairman(4)	2008	463,472	136,639		—	—	683,197	—	69,560		1,352,868
	2007	553,466	157,059		—	—	785,297	—	60,254		1,556,076

Todd S. Nelson	2009	589,600	198,006		—	—	990,030	—	35,360	(5)	1,812,996
Chief Executive Officer(6)	2008	568,192	170,799		—	—	853,996	—	82,794		1,675,781
	2007	177,692	65,442		—	—	327,208	—	31,838		602,180

Edward H. West	2009	494,590	166,739		—	—	833,693	—	56,780	(7)	1,551,802
President and Chief Financial	2008	464,192	139,745		—	—	698,724	—	108,909		1,411,570
Officer(6)	2007	450,000	128,503		—	—	642,516	—	56,970		1,277,989

John M. Mazzoni	2009	326,615	74,524		—	—	372,621	—	32,392	(8)	806,152
President, The Art	2008	309,462	72,878		—	—	364,092	—	30,896		777,328
Institutes	2007	297,061	60,507		—	—	302,535	—	25,173		685,276

John T. South, III	2009	322,000	35,833		—	—	358,326	—	38,180	(9)	754,339
Senior Vice President,	2008	309,462	28,794		—	—	287,939	—	13,912		640,107
Chancellor South University and Chairman, Argosy University Board of Trustees	2007	296,885	40,382		—	—	323,055	—	37,891		698,213

Stephen J. Weiss	2009	326,615	496,500	(10)	—	—	—	—	30,278	(11)	853,393
President, EDMC Online	2008	308,262	67,220		—	—	336,102	—	34,944		746,528
Higher Education(10)	2007	294,185	33,807		—	—	416,193	—	20,201		764,386

(1)	Amounts in this column represent discretionary bonuses paid under the MICP.

(2)	The Company did not record any expense for options under SFAS No. 123R during fiscal 2009, due to restrictions on option holders’ ability to receive value on their stock option grants until certain performance conditions are achieved. If we had recorded option expense under SFAS No. 123R, we would have recorded expense for the time-vested options of $890,498 for Mr. McKernan, $1,834,621 for Mr. Nelson, $442,778 for Mr. West, $221,154 for Mr. Mazzoni and $916,237 for Mr. Weiss. A description of the Company’s analysis of SFAS No. 123R expense is set forth in Note 11 to the accompanying audited consolidated financial statements.

(3)	Represents the Company’s match to Mr. McKernan’s 401(k) contribution ($10,223), the amount paid to the Company’s nonqualified deferred compensation plan on Mr. McKernan’s behalf due to a limitation on the Company’s match to the 401(k) plan under Internal Revenue Code limitations ($42,714), compensation for declining the Company’s health insurance benefit program and the dollar value of life insurance premiums we paid with respect to term life insurance for the benefit of Mr. McKernan.

(4)	Effective January 1, 2009, Mr. McKernan became non-executive Chairman. He served as Executive Chairman from March 2007 through December 2008.

(5)	Represents the reimbursement of travel to and from Pittsburgh, Pennsylvania ($34,374) including a tax gross-up of 35% of the amount reimbursed and the dollar value of life insurance premiums we paid with respect to term life insurance for the benefit of Mr. Nelson.

(6)	Effective January 1, 2009, Mr. West was appointed President and Chief Financial Officer, with Mr. Nelson remaining as Chief Executive Officer.

(7)	Represents the Company’s match to Mr. West’s 401(k) contribution ($7,582), the amount paid to the Company’s nonqualified deferred compensation plan on Mr. West’s behalf due to a limitation on the Company’s match to the 401(k) plan under Internal Revenue Code limitations ($48,668), and the dollar value of life insurance premiums we paid with respect to term life insurance for the benefit of Mr. West.

(8)	Represents the Company’s match to Mr. Mazzoni’s 401(k) contribution ($7,472), the amount paid to the Company’s nonqualified deferred compensation plan on Mr. Mazzoni’s behalf due to a limitation on the Company’s match to the 401(k)

plan under Internal Revenue Code limitations ($23,584), the dollar value of life insurance premiums we paid with respect to term life insurance for the benefit of Mr. Mazzoni and the amount contributed by Mr. Mazzoni to our flexible spending account for medical expenses not covered by our benefits policy.

(9)	Represents the Company’s match to Mr. South’s 401(k) contribution ($10,392), the amount paid to the Company’s nonqualified deferred compensation plan on Mr. South’s behalf due to a limitation on the Company’s match to the 401(k) plan under Internal Revenue Code limitations ($18,091), the dollar value of life insurance premiums we paid with respect to term life insurance for the benefit of Mr. South and the reimbursement for membership of several social clubs and business organizations.

(10)	Mr. Weiss announced his resignation as President of EDMC Online Higher Education in June 2009. In connection with his resignation, we agreed to pay him 150% of his MICP target bonus for fiscal 2009.

(11)	Includes the Company’s match to Mr. Weiss’ 401(k) contribution ($7,467), the amount paid to the Company’s nonqualified deferred compensation plan on Mr. Weiss’s behalf due to a limitation on the Company’s match to the 401(k) plan under Internal Revenue Code limitations ($22,016), and the dollar value of life insurance premiums we paid with respect to term life insurance for the benefit of Mr. Weiss.

Grants of Plan-Based Awards

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
	Grant Date	Threshold	Target		Maximum
Name(a)	(b)	($)(c)(2)	($)(d)(3)		($)(e)(4)

John R. McKernan, Jr.	N/A	N/A	$446,160		$669,240
Todd S. Nelson	N/A	N/A	743,600		1,115,400
Edward H. West	N/A	N/A	626,177	(5)	939,266
John M. Mazzoni	N/A	N/A	297,900		446,850
John T. South, III	N/A	N/A	260,000		390,000
Stephen J. Weiss	N/A	N/A	331,000		496,500

(1)	Information in this table shows the “target” and “maximum” possible payouts that could have been achieved for the Named Executive Officers under the MICP for fiscal 2009. For actual payments made under the MICP for fiscal 2009, see the columns of the Summary Compensation Table titled “Bonus” and “Non-Equity Incentive Plan Payments” and related footnotes.

(2)	There is no “threshold” under the MICP.

(3)	The “target” payouts under the MICP are expressed as percentages of base salary. For fiscal 2009, target percentages of base salary for each of our Named Executive Officers were as follows: Messrs. McKernan, Nelson and West 125%, Mr. Mazzoni 90%, Mr South 80% and Mr. Weiss 100%.

(4)	The “maximum” payout for any MICP participant is 150% of the participant’s target bonus plus a 20% discretionary bonus, which is considered to be a non-equity incentive plan award and is consequently not shown in this column.

(5)	MICP target adjusted for Mr. West’s salary increase from $486,720 to $511,100 in December 2008 when he was appointed as President and Chief Financial Officer.

Employment Agreements

We have entered into employment agreements with all our executive officers and certain other senior managers. The agreements were designed to retain executives and provide continuity of management in the event of an actual or threatened change of control. In addition, under the terms of the option awards made to executives, accelerated vesting of options occurs if a change of control takes place or due to certain other termination events. These arrangements and potential post-employment termination compensation payments are described in more detail in the section entitled “Potential Payments Upon Termination or Change-in-Control” below.

McKernan Employment Agreement.  Effective as of June 1, 2006, we entered into an employment agreement with Mr. McKernan, which was modified on February 13, 2007 and June 28, 2007 (the

“McKernan Agreement”). The McKernan Agreement cancelled and superseded Mr. McKernan’s prior employment agreement, dated as of August 5, 2003. Mr. McKernan became our Executive Chairman in February 2007 when Mr. Nelson was hired as Chief Executive Officer and President. Effective January 1, 2009, Mr. McKernan became our non-executive Chairman. The McKernan Agreement provides that Mr. McKernan will receive an annual salary of $550,000, subject to review and discretionary increases by the Board of Directors, a target bonus of 125% of his annual salary and other employee benefits under the various benefit plans and programs we maintain for our employees. As of December 31, 2007, a “transition event” occurred under the McKernan Agreement and Mr. McKernan’s annual salary was decreased by 40% and he forfeited 40% of his nonvested stock options. Mr. McKernan will decrease his hours worked on behalf of the Company now that the transition event occurred and will be permitted to undertake other engagements that do not interfere with his obligations to the Company.

The McKernan Agreement is for a five-year term. We may terminate the McKernan Agreement with or without cause and Mr. McKernan may resign in each case, other than a termination for cause, upon 30 days’ advance written notice to the other party. Under the McKernan Agreement, “cause” means (i) Mr. McKernan’s willful and continued failure to use his best efforts to perform his reasonably assigned duties (other than on account of disability); (ii) Mr. McKernan is indicted for, convicted of, or enters a plea of guilty or nolo contendere to, (x) a felony or (y) a misdemeanor involving moral turpitude; (iii) in carrying out his duties under the McKernan Agreement, Mr. McKernan engages in (x) gross negligence causing material harm to EDMC, its business or reputation, (y) willful and material misconduct or (z) willful and material breach of fiduciary duty; or (iv) Mr. McKernan willfully and materially breaches (x) the restrictive covenants described in the McKernan Agreement or (y) certain material written policies of EDMC, as in effect on the date of the McKernan Agreement.

If Mr. McKernan is terminated during his term other than for cause (as defined in the McKernan Agreement), or by Mr. McKernan for good reason, Mr. McKernan is entitled to a lump sum severance payment of (i) one and one-half times (or three times if the date of termination is within the first two-year period, or if it is in anticipation of or within two years following a change of control, as defined in the 2006 Stock Option Plan) the sum of his base salary plus the target annual bonus, and (ii) a pro-rata annual bonus based on his target annual bonus. “Good reason”, as that term is used above, includes (a) any material diminution of authorities, titles or offices, (b) any change in the reporting structure such that Mr. McKernan reports to someone other than the Board of Directors, (c) a relocation of primary place of employment by more than 50 miles, (d) a material breach of ours of any material obligation to Mr. McKernan, and (e) any failure of ours to obtain the assumption in writing of its obligation to perform the McKernan Agreement by any successor following any merger, consolidation, sale or similar transaction, except where the assumption occurs by operation of law. Mr. McKernan’s transition to non-executive Chairman did not constitute good reason under the McKernan Agreement.

The McKernan Agreement contains non-competition, non-solicitation and confidentiality covenants. The non-competition provision continues for a period of twenty-four months following termination of employment. Mr. McKernan also purchased $3,000,000 of our common stock pursuant to a purchase agreement with the Principal Shareholders.

Nelson Employment Agreement.  On February 8, 2007, we entered into an employment agreement (the “Nelson Agreement”) with Mr. Nelson. The Nelson Agreement is for a term of three years ending on February 20, 2010 and is subject at the end of that initial term to successive, automatic one-year extensions unless either party gives notice of non-extension to the other party at least 180 days prior to the end of the applicable term. Under the terms the agreement, Mr. Nelson receives a base salary of $550,000 and a target bonus of 125% of his base salary. The salary and target bonus percentages will be reviewed annually and may be adjusted upward by the Board of Directors. Mr. Nelson will also receive other employee benefits under the various benefit plans and programs the Company maintains for its employees.

The Company may terminate the Nelson Agreement with or without cause and Mr. Nelson may resign upon 30 days’ advance written notice to the other party, except that no notice is required upon termination by the Company for cause. Under the Nelson Agreement, “cause” means (i) Mr. Nelson’s willful and continued failure to use his best efforts to perform his reasonably assigned duties (other than on account of disability); (ii) Mr. Nelson is indicted for, convicted of, or enters a plea of nolo contendere to, (x) a felony or (y) a misdemeanor involving moral turpitude; (iii) in carrying out his duties under the Nelson Agreement, Mr. Nelson engages in (x) gross negligence causing material harm to us or our business or reputation, (y) willful and material misconduct or (z) willful and material breach of fiduciary duty; (iv) Mr. Nelson willfully and materially breaches (x) the restrictive covenants described in the Nelson Agreement or (y) certain material written policies, as in effect on the effective date of the Nelson Agreement; or (v) Mr. Nelson is named in and receives a Wells Notice or is notified by the U.S. Department of Justice or U.S. Attorney’s Office that he has been designated a “target” of an investigation by either of them.

Upon the termination of Mr. Nelson’s employment for any reason, Mr. Nelson will continue to receive payment of any base salary earned but unpaid through the date of termination and any other payment or benefit to which he is entitled under the applicable terms of any applicable Company arrangements. If Mr. Nelson is terminated during the term of the Nelson Agreement other than for cause, or if Mr. Nelson terminates his employment for good reason, Mr. Nelson is entitled to a lump sum severance payment equal to (i) one and one-half times the sum of his annual base salary plus his target annual bonus, and (ii) a pro-rated annual bonus based on his target annual bonus. In the event that such termination without cause or for good reason is in anticipation of or within two years following a change of control, as defined in the 2006 Stock Option Plan, the lump sum paid to Mr. Nelson will equal (y) three times the sum of his base salary plus the target annual bonus, and (z) a pro-rated annual bonus based on his target annual bonus. “Good reason”, as that term is used above, generally includes (a) any material diminution in Mr. Nelson’s responsibilities or titles, or the assignment to him of duties that materially impair his ability to perform the duties normally assigned to an executive in his role at a corporation of the size and nature of the Company; (b) any change in the reporting structure so that Mr. Nelson does not report to the Board of Directors; (c) any relocation of the Company’s principal office to a location more than fifty (50) miles from Pittsburgh, Pennsylvania following Mr. Nelson’s relocation to the metropolitan Pittsburgh area; (d) a material breach by the Company of any material obligation to Mr. Nelson; or (e) any failure by the Company to obtain the assumption in writing of its obligations to perform the Company’s obligations under the Nelson Agreement. If the Company terminates the Nelson Agreement effective upon expiration of the term with timely notice to Mr. Nelson, and Mr. Nelson elects to terminate his employment within 30 days after the end of the term, then such termination will be treated as a termination without cause under the Nelson Agreement.

The Nelson Agreement also includes non-competition, non-solicitation and confidentiality covenants. The non-competition provision continues for a period of 12 months following termination of employment while the non-solicitation period continues for 24 months following termination of employment. Mr. Nelson purchased $10,000,000 of our common stock pursuant to the Nelson Agreement. We also agreed to reimburse Mr. Nelson for housing in Pittsburgh, Pennsylvania and periodic round trips to Phoenix, Arizona and Salt Lake City, Utah through June 2010.

West Employment Agreement.  Effective as of June 1, 2006, we entered into an employment agreement with Mr. West (the “West Agreement”). The West Agreement was for an initial term of three years ending on June 1, 2009 and is subject to successive, automatic one-year extensions unless either party gives notice of non-extension to the other party at least 180 days prior to any renewal date. Mr. West currently receives a base salary at an annual rate of $450,000, which is reviewed annually and may be adjusted upward by the Board of Directors, plus a target bonus of 125% of his annual salary and other employee benefits under the various benefit plans and programs we maintain for our employees.

Mr. West also purchased $500,000 of EDMC common stock pursuant to a purchase agreement with the Principal Shareholders.

We may terminate the West Agreement with or without cause and Mr. West may resign in each case, other than a termination for cause, upon 30 days’ advance written notice to the other party. Under the West Agreement, “cause” means (i) Mr. West’s willful and continued failure to use his best efforts to perform his reasonably assigned duties (other than on account of disability); (ii) Mr. West is indicted for, convicted of, or enters a plea of guilty or nolo contendere to, (x) a felony or (y) a misdemeanor involving moral turpitude; (iii) in carrying out his duties under the West Agreement, Mr. West engages in (x) gross negligence causing material harm to us or our business or reputation, (y) willful and material misconduct or (z) willful and material breach of fiduciary duty; or (iv) Mr. West willfully and materially breaches (x) the restrictive covenants described in the West Agreement or (y) certain material written policies of EDMC, as in effect on the effective date of the West Agreement.

Upon an eligible termination for any reason, Mr. West will continue to receive payment of any base salary earned but unpaid through the date of termination and any other payment or benefit to which he is entitled under the applicable terms of any applicable Company arrangements. Under the West Agreement, if Mr. West is terminated during his term other than for cause, or by Mr. West for good reason, Mr. West is entitled to a lump sum severance payment of (i) one and one-half times (or two times if the date of termination is in anticipation of or within two years following a change of control, as defined in the 2006 Stock Option Plan) the sum of Mr. West’s base salary plus the target annual bonus and (ii) a pro-rata annual bonus based on his target annual bonus. “Good reason”, as that term is used above, includes (a) any material diminution of authorities, titles or offices, (b) any change in the reporting structure such that Mr. West reports to someone other than the Chief Executive Officer, (c) a relocation of primary place of employment by more than 50 miles, (d) a material breach of ours of any material obligation to Mr. West and (e) any failure of ours to obtain the assumption in writing of its obligation to perform the West Agreement by any successor following a change of control. If we terminate the West Agreement effective upon expiration of the term with timely notice to Mr. West, and Mr. West elects to terminate his employment within 30 days after the end of the term, then such termination will be treated as a termination without cause under the West Agreement.

The West Agreement contains non-competition, non-solicitation and confidentiality covenants. The non-competition provision continues for a period of 18 months following termination of employment. The West Agreement provides that we would reimburse Mr. West for housing in Pittsburgh, Pennsylvania and weekly round trips to Philadelphia, Pennsylvania through August 2007 unless Mr. West earlier relocated to Pittsburgh, Pennsylvania. We also agreed to bear the cost of Mr. West’s relocation to Pittsburgh, Pennsylvania in accordance with our relocation policy. Mr. West relocated to Pittsburgh, Pennsylvania during fiscal 2007.

Other Executive Employment Agreements.  The employment agreements with Messrs. Mazzoni, South and Weiss include the following terms:

•	A three-year term commencing December 7, 2006, with one-year automatic renewals unless terminated on 180 days’ advance notice, provided that if we terminate the agreement effective upon expiration of the term with timely notice to the executive, and the executive elects to terminate his employment within 30 days after the end of the term, then such termination will be treated as a termination without cause under the employment agreement;

•	An annual base salary which is reviewed annually and may be adjusted upward by the Board of Directors, plus a target bonus based on a percentage of the executive’s annual salary;

•	Employee benefits under the various benefit plans and programs we maintain for our employees;

•	Participation in the EDMC stock option plan;

•	Monthly salary and bonus payments for 12 months (18 months in the case of Mr. Weiss) upon a termination without “cause” or a resignation for “good reason”, provided that the period of monthly payments increases to two years if the termination without cause or resignation for good reason if the date of termination is in anticipation of or within two years following a change of control, as defined in the 2006 Stock Option Plan;

•	“Cause” means (i) the individual’s willful and continued failure to use his best efforts to perform his reasonably assigned duties (other than on account of disability); (ii) the individual is indicted for, convicted of, or enters a plea of guilty or nolo contendere to, (x) a felony or (y) a misdemeanor involving moral turpitude; (iii) the individual engages in (x) gross negligence causing material harm to us or our business or reputation, (y) willful and material misconduct or (z) willful and material breach of fiduciary duty; or (iv) the individual willfully and materially breaches (x) the restrictive covenants described in his respective agreement or (y) certain material written policies, as in effect on the effective date of the agreement;

•	“Good reason” means the occurrence of any of the following events without either the individual’s prior written consent or full cure within 30 days after he gives written notice to us describing the event and requesting cure: (i) the reassignment to the individual to a position that is not a corporate officer level position or the assignment to the individual of duties that are not consistent with such corporate officer level position; (ii) any relocation of the individual’s principal place of employment; (iii) any material breach by us or any of our affiliates of any material obligation to the individual; (iv) any failure of ours to obtain the assumption in writing of its obligation to perform his respective agreement by any successor to all or substantially all of our assets within 15 days after any merger, consolidation, sale or similar transaction, except where such assumption occurs by operation of law; or, (v) solely with respect to Mr. South, a material diminution of his responsibilities with the Company, his removal as Chancellor of South University or the requirement that he work on a full-time basis at the Company’s corporate offices or a more regular basis outside of Savannah, GA than he did prior to the execution of his employment agreement;

•	Noncompetition, confidentiality and nonsolicitation restrictive covenants for a period of 12 months after termination of employment;

•	In the event of the executive’s disability, continuation of all compensation and benefits through the earlier to occur of the next anniversary of the date of the employment agreement or the date of the executive’s death, provided that the obligation to pay the executive’s base salary will be reduced by the amounts paid to the executive under any long-term disability insurance plan that we sponsor or otherwise maintain and that in no event will our total annual obligation for base salary payments to the executive be greater than an amount equal to two-thirds of the executive’s base salary;

•	In the event of the executive’s death, six months of salary, a pro-rata bonus for the year of death and six months of bonus payments based on the higher of (i) the average bonus paid to the executive in each of the last three years, and (ii) the bonus paid to the executive in the most recent 12 month period (annualized for any partial year payments); and

•	Solely with respect to Mr. South, reimbursement for up to $160,000 per fiscal year in expenses incurred in connection with the use of his personal airplane for business purposes and reimbursement for the fees and expenses associated with the membership of several social clubs and business organizations.

The time-vested stock option agreements entered into with each of our executive officers provide for additional vesting in the event that the executive is terminated without cause or resigns for good reason prior to the executive’s time vested options becoming fully vested.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding stock options and restricted stock held by the Named Executive Officers at June 30, 2009 (as adjusted to give effect to the Stock Split).

	Option Awards							Stock Awards
											Equity
										Equity	Incentive
					Equity					Incentive	Plan Awards:
					Incentive					Plan Awards:	Market or
					Plan Awards:				Market	Number of	Payout Value
	Number of		Number of		Number of			Number of	Value of	Unearned	of Unearned
	Securities		Securities		Securities			Shares or	Shares or	Shares, Units	Shares, Units
	Underlying		Underlying		Underlying			Units of	Units of	or Other	or Other
	Unexercised		Unexercised		Unexercised	Option	Option	Stock That	Stock That	Rights That	Rights That
	Options (#)		Options (#)		Unearned	Exercise	Expiration	Have Not	Have Not	Have Not	Have Not
	Exercisable		Unexercisable		Options (#)(1)	Price ($)	Date	Vested (#)	Vested ($)	Vested (#)	Vested ($)

John R. McKernan, Jr.	380,072	(2)	176,018	(2)	—	$11.18	5/31/2016	—	—	—	—
	—		—		556,076	11.18	5/31/2016	—	—	—	—
Todd S. Nelson	504,812	(3)	757,223	(3)	—	12.29	3/8/2017	—	—	—	—
	—		—		1,262,040	12.29	3/8/2017	—	—	—	—
	44,737	(4)	67,106	(4)	—	12.29	3/29/2017	—	—	—	—
Edward H. West	183,659	(5)	122,436	(5)	—	11.18	5/31/2016	—	—	—	—
	—		—		306,095	11.18	5/31/2016	—	—	—	—
	18,365	(6)	27,549	(6)	—	13.41	6/27/2017	—	—	—	—
	—		—		45,914	13.41	6/27/2017	—	—	—	—
John M. Mazzoni	88,848	(5)	59,232	(5)	—	11.18	5/31/2016	—	—	—	—
	—		—		148,079	11.18	5/31/2016	—	—	—	—
	8,885	(6)	13,327	(6)	—	13.41	6/27/2017	—	—	—	—
	—		—		22,212	13.41	6/27/2017	—	—	—	—
John T. South, III	59,858	(5)	39,905	(5)		11.18	5/31/2016	—	—	—	—
					99,764	11.18	5/31/2016	—	—	—	—
	5,986	(6)	8,979	(6)		13.41	6/27/2017	—	—	—	—
					14,965	13.41	6/27/2017	—	—	—	—
Stephen J. Weiss	118,508	(5)	79,006	(5)	—	11.18	5/31/2016	—	—	—	—
	—		—		197,514	11.18	5/31/2016	—	—	—	—
	11,851	(6)	17,774	(6)	—	13.41	6/27/2017	—	——	—
	—		—		29,629	13.41	6/27/2017	—	—	—	—

(1)	Represents performance-vested stock options that vest based on investment returns to the investment funds associated with the Principal Shareholders which invested in EDMC in connection with the Transaction.

(2)	Represents time-vested stock options that vest on a monthly basis over a five-year term which began on June 1, 2006.

(3)	Represents time-based stock options which vest over a five-year period, 20% of which vested on March 9, 2008, one year from the date of grant, and 20% of which vests on each of the next four anniversaries of the date of grant.

(4)	Represents time-based stock options which vest over a five-year period, 20% of which vested on March 30, 2008, one year from the date of grant, and 20% of which vests on each of the next four anniversaries of the date of grant.

(5)	Represents time-based stock options which vest over a five-year period, 20% of which vested on June 1, 2007 and 20% of which vests on June 1 of the next four years.

(6)	Represents time-based stock options which vest over a five-year period, 20% of which vested on June 28, 2008, one year from the date of grant, and 20% of which vests on each of the next four anniversaries of the date of grant.

Option Exercises and Stock Vested

None of the Named Executive Officers exercised any stock options during fiscal 2009.

Pension Benefits

None of the Named Executive Officers receive pension benefits.

Nonqualified Deferred Compensation

The following table sets forth the nonqualified deferred compensation received by the Named Executive Officers during fiscal 2009.

	Executive	Registrant	Aggregate
	Contributions	Contributions	Earnings	Aggregate	Aggregate
	in Fiscal	in Fiscal	in Fiscal	Withdrawals/	Balance at
	2009	2009*	2009	Distributions	6/30/09

John R. McKernan, Jr.	$81,984	$42,714	$(207,976)	—	$672,842
Todd S. Nelson	—	—	—	—	—
Edward H. West	—	48,668	13,607	—	103,689
John M. Mazzoni	1,805	23,584	(20,143)	—	139,105
John T. South, III	—	18,091	837	—	84,277
Stephen J. Weiss	—	22,016	(12,340)	—	58,689

*	The amounts in this column are reported as compensation in the All Other Compensation column of the Summary Compensation Table.

We have a nonqualified deferred compensation plan for key executives, officers and certain other employees to allow compensation deferrals in addition to the amounts that may be deferred under the 401(k) plan. Participants in the deferred compensation plan may defer up to 100% of their annual cash compensation. While we do not match any portion of a participant’s contribution to the deferred compensation plan, participants who do not receive the full employer match on their contribution to the 401(k) plan due to Internal Revenue Code limitations on individual contributions to the 401(k) plan may have the matching contribution they would have received absent the Internal Revenue Code limitation contributed to the deferred compensation plan on their behalf. We currently match 100% of employee contributions to the 401(k) plan for up to 3% of compensation and 50% of employee contributions between 4% and 6% of compensation. The investment options available in the deferred compensation plan are similar to those offered in the 401(k) plan, except that one managed investment fund available to participants in the 401(k) plan is not an investment option for the deferred compensation plan and one managed investment fund available to participants in the deferred compensation plan is not available to 401(k) plan participants. Plan benefits are paid from our assets.

Potential Payments Upon Termination or Change-in-Control

This section describes payments that may be made to the Company’s Named Executive Officers upon several events of termination, including termination in connection with a change of control, assuming the termination event occurred on June 30, 2009 (except as otherwise noted). All payments to an executive described below are conditioned on the executive’s execution, delivery and non-revocation of a valid and enforceable general release of claims.

We may terminate the employment agreements with each of the Named Executive Officers with or without cause and the executive may resign in each case, other than a termination for cause, upon 30 days’ advance written notice to the other party. Upon an eligible termination for any reason, the executive will continue to receive payment of any base salary earned but unpaid through the date of termination and any other payment or benefit to which he is entitled under the applicable terms of any applicable company arrangements. If the executive is terminated for cause or if the executive terminates his employment other than for good reason, any annual bonus earned will be forfeited.

The terms “cause” and “good reason” for each executive employment agreement are described above under “Employment Agreements”.

The term “change in control” for each executive employment generally means a transaction or occurrence immediately following which the Principal Shareholders, in the aggregate, cease to beneficially own securities of the Company representing a majority of the outstanding voting power entitled generally to vote for the election of directors.

Other material terms of the employment agreements with the Named Executive Officers addressing payments upon termination or a change of control are as follows:

John R. McKernan, Jr.

If Mr. McKernan is terminated during his term other than for cause, or if Mr. McKernan terminates his employment for good reason, Mr. McKernan is entitled to a lump sum severance payment of (i) one and one-half times (or three times if the date of termination is in anticipation of or within two years following a change in control) the sum of Mr. McKernan’s base salary plus the target annual bonus and (ii) a pro-rated annual bonus based on his target annual bonus.

In addition, the McKernan Agreement will terminate prior to its scheduled expiration date in the event of death or disability. In the event of Mr. McKernan’s death during the employment term, we will continue to pay any base salary earned but unpaid through the date of termination and any other payment or benefit to which he is entitled under the applicable terms of any applicable company arrangements in addition to a pro-rated annual bonus payment based on his target annual bonus for the year of such termination.

Todd S. Nelson

If Mr. Nelson is terminated by the Company other than for cause, or if Mr. Nelson terminates his employment with good reason, Mr. Nelson is entitled to a lump sum severance payment equal to (i) one and one-half times (or three times if the termination is in anticipation of or within two years after a change in control) the sum of his annual base salary plus his target annual bonus, and (ii) a pro-rated annual bonus based on his target annual bonus. Mr. Nelson is also entitled to reimbursement for COBRA premiums in the amount of COBRA premiums charged to Mr. Nelson minus the amount charged to actively employed senior executives for like coverage not to exceed 18 months.

In addition, the Nelson Agreement will terminate prior to its scheduled expiration date in the event of Mr. Nelson’s death or disability. In the event of his death or disability during the employment term, the Company will pay Mr. Nelson or his estate, as applicable, in addition to any accrued unpaid amounts, his pro-rated annual bonus for the year of such termination.

Edward H. West

If Mr. West is terminated by the Company other than for cause, or if Mr. West terminates his employment with good reason, then Mr. West is entitled to a lump sum severance payment of (i) one and one-half times (or two times if the date of termination is in anticipation of or within two years following a change in control) the sum of Mr. West’s base salary plus the target annual bonus, and (ii) a pro-rated annual bonus based on his target annual bonus. Mr. West is also entitled to reimbursement for COBRA premiums, in the amount of COBRA premiums charged to Mr. West minus the amount charged to actively employed senior executives for like coverage not to exceed 18 months.

In addition, the West Agreement will terminate prior to its scheduled expiration date in the event of death or disability. In the event of Mr. West’s death during the employment term, we will continue to pay any base salary earned but unpaid through the date of termination and any other payment or benefit to which he is entitled under the applicable terms of any applicable company arrangements in addition to a pro-rated annual bonus payment based on his target annual bonus for the year of such termination.

Agreements with Messrs. Mazzoni, South and Weiss

If either of Messrs. Mazzoni, South or Weiss is terminated by the Company other than for cause, or one of these executives terminates his employment with good reason, then the executive is entitled to severance payment of (i) one times for Mr. Mazzoni and Mr. South and one and one-half times for Mr. Weiss (or two times for all three executives if the termination is in anticipation of or within two years following a change in control) the sum of the executive’s base salary plus the target annual bonus, and (ii) a pro-rated annual bonus based on his target annual bonus. Severance payments are made on a monthly basis except in the event of a termination in anticipation of or within two years following a change of control, in which case the payment will be made in a lump sum. Each executive is also entitled to continuation of welfare benefits minus the amount charged to actively employed senior executives for like coverage not to exceed twelve months.

In addition, the employment agreements with Messrs. Mazzoni, South or Weiss will terminate prior to their respective scheduled expiration date in the event of death or disability. In the event of the executive’s death during the employment term, we will continue to pay to the executive’s designee or his estate the executive’s base salary and pro rata target annual bonus for a period of six months in addition to a pro-rated annual bonus payment based on his target annual bonus for the year of such termination. In the event of the executive’s disability, the employment agreement will not terminate until the anniversary date of the agreement next following the date that the executive is determined to be disabled. For the period from the date the executive is determined to be disabled through the earlier of the next anniversary date of the date of the employment agreement or the date of the executive’s death, we will continue to provide the executive all compensation and benefits provided for under the agreement, provided that our obligation to pay the executive’s base salary will be reduced by the amounts paid to the executive under any long-term disability insurance plan and our total annual obligation pay the executive’s base salary will not exceed two-thirds of the executive’s base salary.

Table of Benefits Upon Termination Events

The following tables show potential payments to the Named Executive Officers upon termination of employment assuming a June 30, 2009 termination date, except with respect to Mr. Weiss, whose actual termination payments are set forth below. In connection with the amounts shown in the table, stock option benefit amounts for each option as to which vesting will be accelerated upon the occurrence of the termination event is equal to the product of the number of shares underlying the option multiplied by the difference between the exercise price per share of the option and the estimated fair market value of the stock on June 30, 2009. Due to the fact that our common stock was not publicly traded at June 30, 2009, we estimated the value based on a valuation performed in April 2009.

John R. McKernan, Jr.

	Without Cause		For Cause or
	or for Good		Without Good	Change in
	Reason		Reason	Control(1)		Disability	Death

Compensation:
Base Salary and Target Bonus	$1,204,632	(2)	$—	$2,409,264	(3)	$—	$—
Target Bonus in Year of Termination	446,160		—	446,160		446,160	446,160
Stock Options(4)	7,209,516		4,927,506	7,209,516		4,927,506	4,927,506
Benefits and Perquisites:
Health and Welfare Benefits	—		—	—		—	—
Outplacement Services	—		—	—		—	—
Life Insurance Proceeds	—		—	—		—	500,000
Disability Benefits	—		—	—			—
Accrued Vacation Pay	24,710		24,710	24,710		24,710	24,710
Excise Tax and Gross-Up	—		—	—		—	—

Total:	$8,885,018		$4,952,216	$10,089,650		$5,398,376	$5,898,376

(1)	Applicable if the executive is terminated without cause or terminates his employment for good reason in anticipation of or within two years after the occurrence of a change in control.

(2)	Consists of one and one-half times the sum of (i) fiscal 2009 base salary of $356,928 and (ii) fiscal 2009 target incentive bonus of $446,160.

(3)	Consists of three times the sum of (i) fiscal 2009 base salary at of $356,928 and (ii) fiscal 2009 target incentive bonus of $446,160.

(4)	Assumes fair market value of $24.14 per share (as adjusted to give effect to the Stock Split). The executive’s time-vested stock options become fully vested upon a change in control of EDMC. In the event that Mr. McKernan is terminated other than for cause or terminates his employment for good reason, his time-vested stock options will continue to vest for an additional 24 months. In the event that the executive is terminated for cause, the executive’s right to exercise his stock options terminates upon the effectiveness of the termination while the executive may exercise any vested stock options during the 30-day period following termination of employment by the executive without good reason. For purposes of the table, we have assumed that the executive exercises his vested stock options prior to a termination for cause or within 30 days after a termination by the executive without good reason. Amount does not include any vesting of performance-vested stock options because the vesting of such options is based on cash returns to the Principal Shareholders from sales of common stock they purchased in connection with the Transaction, none of which have occurred as of June 30, 2009. Does not include the impact of any repurchase rights held by EDMC upon exercise of the stock options under EDMC’s Amended and Restated Shareholders Agreement.

Todd S. Nelson

	Without Cause		For Cause or
	or for Good		Without Good	Change in
	Reason		Reason	Control(1)		Disability	Death

Compensation:
Base Salary and Target Bonus	$2,007,720	(2)	$—	$4,015,440	(3)	$—	$—
Target Bonus in Year of Termination	743,600		—	743,600		743,600	743,600
Stock Options(4)	13,021,082		6,510,541	16,276,353		6,510,541	6,510,541
Benefits and Perquisites:
Health and Welfare Benefits(5)	10,345		—	10,345		—	—
Outplacement Services	—		—	—		—	—
Life Insurance Proceeds	—		—	—		—	500,000
Disability Benefits	—		—			—	—
Accrued Vacation Pay	45,760		45,760	45,760		45,760	45,760
Excise Tax and Gross-Up	—		—	—		—	—

Total:	$15,828,507		$6,556,301	$21,091,498		$7,299,901	$7,799,901

(1)	Applicable if the executive is terminated without cause or terminates his employment for good reason in anticipation of or within two years after the occurrence of a change in control.

(2)	Consists of one and one-half times the sum of (i) fiscal 2009 base salary of $594,880 and (ii) fiscal 2009 target incentive bonus of $743,600.

(3)	Consists of three times the sum of (i) fiscal 2009 base salary of $594,880 and (ii) fiscal 2009 target incentive bonus of $743,600.

(4)	Assumes fair market value of $24.14 per share (as adjusted to give effect to the Stock Split). The executive’s time-vested stock options become fully vested upon a change in control of EDMC. In the event that Mr. Nelson is terminated other than for cause or terminates his employment for good reason, an additional 20% of his time-vested stock options will vest on each of the next two anniversaries of the date of grant. In the event that the executive is terminated for cause, the executive’s right to exercise his stock options terminates upon the effectiveness of the termination while the executive may exercise any vested stock options during the 30-day period following termination of employment by the executive without good reason. For purposes of the table, we have assumed that the executive exercises his vested stock options prior to a termination for cause or within 30 days after a termination by the executive without good reason. Amount does not include any vesting of performance vested stock options because the vesting of such options is based on cash returns to the Principal Shareholders from sales of common stock they purchased in connection with the Transaction, none of which have occurred as of June 30, 2009. Does not include the impact of any repurchase rights held by EDMC upon exercise of the stock options under EDMC’s Amended and Restated Shareholders Agreement.

(5)	Amount equals the Company’s estimated expense of providing the executive with COBRA health insurance benefits for 18 months after termination.

Edward H. West

	Without Cause		For Cause or
	or for Good		Without Good	Change in
	Reason		Reason	Control(1)		Disability	Death

Compensation:
Base Salary and Target Bonus	$1,705,916	(2)	$—	$2,274,554	(3)	$—	$—
Target Bonus in Year of Termination	626,177		—	626,177		626,177	626,177
Stock Options(4)	3,568,834		2,578,100	4,461,042		2,578,100	2,578,100
Benefits and Perquisites:
Health and Welfare Benefits(5)	10,345		—	10,345		—	—
Outplacement Services	—		—	—		—	—
Life Insurance Proceeds	—		—	—		—	500,000
Disability Benefits			—				—
Accrued Vacation Pay	13,760		13,760	13,760		13,760	13,760
Excise Tax and Gross-Up	—		—	—		—	—

Total:	$5,925,032		$2,591,860	$7,385,878		$3,218,037	$3,718,037

(1)	Applicable if the executive is terminated without cause or terminates his employment for good reason in anticipation of or within two years after the occurrence of a change in control.

(2)	Consists of one and one-half times the sum of (i) fiscal 2009 base salary of $511,100 and (ii) fiscal 2009 target incentive bonus of $626,177.

(3)	Consists of two times the sum of (i) fiscal 2009 base salary of $511,100 and (ii) fiscal 2009 target incentive bonus of $626,177.

(4)	Assumes fair market value of $24.14 per share (as adjusted to give effect to the Stock Split). The executive’s time-vested stock options become fully vested upon a change in control of EDMC. In the event that Mr. West is terminated other than for cause or terminates his employment for good reason, an additional 20% of his time-vested stock options will vest on the anniversary of the date of grant of his option dated August 1, 2006 and on each of the next two anniversaries of the date of grant of his option dated June 28, 2007. In the event that the executive is terminated for cause, the executive’s right to exercise his stock options terminates upon the effectiveness of the termination while the executive may exercise any vested stock options during the 30-day period following termination of employment by the executive without good reason. For purposes of the table, we have assumed that the executive exercises his vested stock options prior to a termination for cause or within 30 days after a termination by the executive without good reason. Amount does not include any vesting of performance-vested stock options because the vesting of such options is based on cash returns to the Principal Shareholders from sales of common stock they purchased in connection with the Transaction, none of which have occurred as of June 30, 2009. Does not include the impact of any repurchase rights held by EDMC upon exercise of the stock options under EDMC’s Amended and Restated Shareholders Agreement.

(5)	Amount equals the Company’s estimated expense of providing the executive with COBRA health insurance benefits for 18 months after termination.

John M. Mazzoni

	Without Cause		For Cause or
	or for Good		Without Good	Change in
	Reason		Reason	Control(1)		Disability		Death

Compensation:
Base Salary and Target Bonus	$628,900	(2)	$—	$1,257,800	(3)	$518,567	(4)	$463,400	(5)
Target Bonus in Year of Termination	297,900		—	297,900		—		182,985	(6)
Stock Options(7)	1,678,832		1,247,208	2,158,120		1,247,208		1,247,208
Benefits and Perquisites:
Health and Welfare Benefits(8)	4,585		—	4,585		4,585		—
Outplacement Services(9)	25,000		—	25,000		—		—
Life Insurance Proceeds	—		—	—		—		500,000
Disability Benefits	—		—	—		—		—
Accrued Vacation Pay	1,273		1,273	1,273		1,273		1,273
Excise Tax and Gross-Up	—		—	—		—		—

Total:	$2,636,490		$1,248,481	$3,744,678		$1,771,633		$2,394,866

(1)	Applicable if the executive is terminated without cause or terminates his employment for good reason in anticipation of or within two years after the occurrence of a change in control.

(2)	Consists of the sum of (i) fiscal 2009 base salary of $331,000 and (ii) fiscal 2009 target incentive bonus of $297,900.

(3)	Consists of two times the sum of (i) fiscal 2009 base salary of $331,000 and (ii) fiscal 2009 target incentive bonus of $297,900.

(4)	Consists of the sum of (i) two-thirds of the executive’s base salary for fiscal 2009 and (ii) fiscal 2009 target incentive bonus of $297,900.

(5)	Consists of the sum of (i) one-half of the executive’s fiscal 2009 base salary and (ii) fiscal 2009 target incentive bonus of $297,900.

(6)	Equals one-half of the average of the bonuses paid to the executive during the three most recent fiscal years.

(7)	Assumes fair market value of $24.14 per share (as adjusted to give effect to the Stock Split). The executive’s time-vested stock options become fully vested upon a change in control of EDMC. In the event that Mr. Mazzoni is terminated other than for cause or terminates his employment for good reason, an additional 20% of his time-vested stock options will vest on the next anniversary of the date of grant. In the event that the executive is terminated for cause, the executive’s right to exercise his stock options terminates upon the effectiveness of the termination while the executive may exercise any vested stock options during the 30-day period following termination of employment by the executive without good reason. For purposes of the table, we have assumed that the executive exercises his vested stock options prior to a termination for cause or within 30 days after a termination by the executive without good reason. Amount does not include any vesting of performance-vested stock options because the vesting of such options is based on cash returns to the Principal Shareholders from sales of common stock they purchased in connection with the Transaction, none of which have occurred as of June 30, 2009. Does not include the impact of any repurchase rights held by EDMC upon exercise of the stock options under EDMC’s Amended and Restated Shareholders Agreement.

(8)	Amount equals the Company’s estimated expense of providing the executive with health and welfare benefits for twelve months after termination.

(9)	Amount equals the Company’s estimated expense of providing the executive with outplacement services upon termination. The executive may elect to receive a lump sum payment from the Company in lieu of receiving outplacement services.

John T. South, III

	Without Cause		For Cause or
	or for Good		Without Good	Change in
	Reason		Reason	Control(1)		Disability		Death

Compensation:
Base Salary and Target Bonus	$585,000	(2)	$—	$1,170,000	(3)	$476,667	(4)	$422,500	(5)
Target Bonus in Year of Termination	260,000		—	260,000		—		156,695	(6)
Stock Options(7)	1,131,056		840,264	1,453,960		840,264		840,264
Benefits and Perquisites:
Health and Welfare Benefits(8)	10,005		—	10,005		10,005		—
Outplacement Services(9)	25,000		—	25,000		—		—
Life Insurance Proceeds	—		—	—		—		500,000
Disability Benefits	—		—	—		—		—
Accrued Vacation Pay	21,250		21,250	21,250		21,250		21,250
Excise Tax and Gross-Up	—		—	—		—		—

Total:	$2,032,311		$861,514	$2,940,215		$1,348,186		$1,940,709

(1)	Applicable if the executive is terminated without cause or terminates his employment for good reason in anticipation of or within two years after the occurrence of a change in control.

(2)	Consists of the sum of (i) fiscal 2009 base salary of $325,000 and (ii) fiscal 2009 target incentive bonus of $260,000.

(3)	Consists of two times the sum of (i) fiscal 2009 base salary of $325,000 and (ii) fiscal 2009 target incentive bonus of $260,000.

(4)	Consists of the sum of (i) two-thirds of the executive’s base salary for fiscal 2009 and (ii) fiscal 2009 target incentive bonus of $260,000.

(5)	Consists of the sum of (i) one-half of the executive’s fiscal 2009 base salary and (ii) fiscal 2009 target incentive bonus of $260,000.

(6)	Equals one-half of the average of the bonuses paid to the executive during the three most recent fiscal years.

(7)	Assumes fair market value of $24.14 per share (as adjusted to give effect to the Stock Split). The executive’s time-vested stock options become fully vested upon a change in control of EDMC. In the event that Mr. South is terminated other than for cause or terminates his employment for good reason, an additional 20% of his time-vested stock options will vest on the next anniversary of the date of grant. In the event that the executive is terminated for cause, the executive’s right to exercise his stock options terminates upon the effectiveness of the termination while the executive may exercise any vested stock options during the 30-day period following termination of employment by the executive without good reason. For purposes of the table, we have assumed that the executive exercises his vested stock options prior to a termination for cause or within 30 days after a termination by the executive without good reason. Amount does not include any vesting of performance-vested stock options because the vesting of such options is based on cash returns to the Principal Shareholders from sales of common stock they purchased in connection with the Transaction, none of which have occurred as of June 30, 2009. Does not include the impact of any repurchase rights held by EDMC upon exercise of the stock options under EDMC’s Amended and Restated Shareholders Agreement.

(8)	Amount equals the Company’s estimated expense of providing the executive with health and welfare benefits for twelve months after termination.

(9)	Amount equals the Company’s estimated expense of providing the executive with outplacement services upon termination. The executive may elect to receive a lump sum payment from the Company in lieu of receiving outplacement services.

Stephen J. Weiss

On June 29, 2009 Mr. Weiss resigned from his position as President, EDMC Online Higher Education. In connection with his resignation, we agreed to pay him 150% of his MICP target for fiscal 2009 ($496,500), severance equal to 104% of his fiscal 2009 base salary and 150% of his target bonus percentage for a period of 18 months after his termination date ($1,261,110), $25,000 for outplacement services, reimbursement of moving expenses of up to $15,000 and reimbursement of legal expenses of up to $10,000. In addition, Mr. Weiss will receive welfare benefits for up to 18 months after his termination date. Mr. Weiss’s unvested time vested stock options were also vested in full as of his termination date and will remain exercisable for the remainder of the term of the respective option agreement.

Non-Employee Director Compensation Plan

In September 2009, our Board of Directors approved a plan for annual compensation for our non-employee directors, effective as of the date of the consummation of this offering. The non-employee directors will receive an annual retainer of $40,000 and a fee of $1,500 for each meeting they attend. The annual retainer will be payable at the director’s option either 100% in cash or 100% in shares of our common stock. In addition, our non-employee directors will receive an annual restricted share award with a grant date fair market value of $55,000, which will vest on the first anniversary of the grant date. The non-management chair of the audit committee will receive an additional $10,000 fee payable at his or her option either 100% in cash or 100% in shares of our common stock. No separate committee meeting fees will be paid.

All directors are reimbursed for reasonable travel and lodging expenses incurred by them in connection with attending board and committee meetings.

Omnibus Long-Term Incentive Plan

In April 2009, our Board of Directors adopted the Omnibus Long-Term Incentive Plan, which will be effective upon the completion of this offering. We expect our shareholders to approve this plan prior to the consummation of this offering. The following summary describes what we anticipate to be the material terms of the Omnibus Plan. However, the final terms may be different.

Administration of the Plan.  Our Board of Directors has such powers and authorities related to the administration of the Omnibus Plan as are consistent with our corporate governance documents and applicable law. The Board of Directors may (and in some cases under applicable law, our governance documents or regulatory requirements must) delegate to a committee (the “committee”) administration of all or some parts of the Omnibus Plan. Following the initial public offering and to the extent required by applicable law, the committee or sub-committee, as applicable, to which administrative responsibility will be delegated will be comprised of directors who (i) qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) meet such other requirements as may be established from time to time by the SEC for plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Securities Exchange Act of 1934, as amended, and (iii) comply with the independence requirements of the stock exchange on which our common stock is listed.

Number of Authorized Shares.  6,379,158 shares of common stock have been reserved for issuance under the Omnibus Plan (in addition to such number of shares reserved under the 2006 Stock Option Plan that become available for issuance under the Omnibus Plan). Subject to the terms of the Omnibus Plan, 6,821,012 of the reserved shares may be issued pursuant to incentive stock options (“ISOs”). Following the end of the Transition Period (as defined herein) and subject to adjustment as described below, the maximum number of each type of award granted to any grantee in any 36-month period and intended to constitute “performance-based compensation” under Section 162(m) will not exceed the following:

•	options — 6,821,012;

•	SARs — 6,821,012;

•	restricted stock — 4,092,607;

•	restricted stock units — 4,092,607; and

•	other stock-based awards — 3,410,506.

Any shares covered by an award that are forfeited, expired, cancelled, settled in cash, settled by issuance of fewer shares than the amount underlying the award, or otherwise terminated without delivery of shares to the grantee, will be available for future grants under the Omnibus Plan. The number and class of shares available under the Omnibus Plan and/or subject to outstanding awards may be equitably adjusted by our Board of Directors in the event of various changes in the capitalization of the Company.

Type of Awards.  The following types of awards are available for grant under the Omnibus Plan: ISOs, non-qualified stock options (“NSOs”), stock appreciation rights (“SARs”), restricted stock, restricted stock units, performance awards and other stock-based awards and cash awards.

Deferral Arrangements.  Our Board of Directors may permit or require the deferral of any award payment into a deferred compensation arrangement.

Eligibility and Participation.  Eligibility to participate in the Omnibus Plan is limited to such employees, officers, directors, consultants and advisors of the Company, or of any affiliate, as our Board of Directors may determine and designate from time to time.

Grant of Options and SARs.  Our Board of Directors may award ISOs, NSOs (together, “Options”), and SARs to grantees. Our Board of Directors is authorized to grant SARs either in tandem with or as a component of other awards or alone.

Exercise Price of Options and SARs.  The exercise price per share of an Option will in no event be less than 100% of the fair market value per share of our stock underlying the award on the grant date. In no case will the exercise price of any Option be less than the par value of a share of our stock. A SAR will confer on the grantee a right to receive, upon exercise, a payment of the excess of (i) the fair market value of one share of our stock on the date of exercise over (ii) the grant price of the SAR as determined by our Board of Directors. The grant price will be fixed at the fair market value of a share of stock on the date of grant. SARs granted in tandem with an outstanding Option following the grant date of such Option may have a grant price that is equal to the Option’s exercise price; provided, however, that the SAR’s grant price may not be less than the fair market value of a share of stock on the grant date of the SAR. The exercise price of Options and SARs granted during our initial public offering will be the price per share of common stock of the Company for the offering, as established by the Board of Directors.

Vesting of Options and SARs.  Our Board of Directors will determine when an Option or SAR will become exercisable and will include such information in the award agreement.

Special Limitations on ISOs.  In the case of a grant of an Option intended to qualify as an ISO to a grantee that owns more than ten percent of the total combined voting power of all classes of our outstanding stock, its parent or any of its subsidiaries (a “Ten Percent Shareholder”), the exercise price of the Option will not be less than 110 percent of the fair market value of a share of our stock on the grant date. Additionally, an Option will constitute an ISO only (i) if the grantee is an employee of the Company or a subsidiary of the Company, (ii) to the extent specifically provided in the related award agreement, and (iii) to the extent that the aggregate fair market value (determined at the time the option is granted) of the shares of stock with respect to which all ISOs held by such grantee become exercisable for the first time during any calendar year (under the Omnibus Plan and all other plans of the grantee’s employer and its affiliates) does not exceed $100,000.

Exercise of Options and SARs.  An Option may be exercised by the delivery to us of written notice of exercise and payment in full of the exercise price (plus the amount of any taxes which we may be required to withhold). The minimum number of shares with respect to which an Option may be exercised, in whole or in part, at any time will be the lesser of (i) the number set forth in the applicable award agreement and (ii) the maximum number of shares available for purchase under the Option at the time of exercise. Our Board of Directors has the discretion to determine the method or methods by which a SAR may be exercised.

Expiration of Options and SARs.  Options and SARs will expire at such time as our Board of Directors determines; provided, however that no Option may be exercised more than ten years from the date of grant, or in the case of an ISO held by a Ten Percent Shareholder, not more than five years from the date of grant.

Restricted Stock and Restricted Stock Units.  At the time a grant of restricted stock or restricted stock units is made, our Board of Directors may, in its sole discretion, establish the applicable “restricted period” and prescribe restrictions in addition to or other than the expiration of the restricted period, including the satisfaction of corporate or individual performance objectives. Unless our Board of Directors otherwise provides in an award agreement, holders of restricted stock will have the right to vote such stock and the right to receive any dividends declared or paid with respect to such stock. Our Board of Directors may provide that any such dividends paid must be reinvested in shares of stock, which may or may not be subject to the same vesting conditions and restrictions applicable to such restricted stock. All distributions, if any, received by a grantee with respect to restricted stock as a result of any stock split, stock dividend, combination of shares, or other similar transaction will be subject to the restrictions applicable to the original grant. Holders of restricted stock units will have no rights as shareholders of the Company. Our Board of Directors may provide that the holder of restricted stock units will be entitled to receive dividend equivalent rights, which may be deemed reinvested in additional restricted stock units.

The grantee will be required, to the extent required by applicable law, to purchase the restricted stock at a price equal to the greater of (i) the aggregate par value of the shares of stock represented by such restricted stock or (ii) the price, if any, specified in the award agreement relating to such restricted stock. If specified in the award agreement, the price may be deemed paid by services already rendered.

Performance Awards.  The right of a grantee to exercise or receive a grant or settlement of any award, and the timing thereof, may be subject to such performance conditions as may be specified by our Board of Directors. Our Board of Directors may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may, subject to certain limitations in the case of a performance award intended to qualify under Section 162(m) of the Code (“Section 162(m)”), exercise its discretion to reduce the amounts payable under any award subject to performance conditions. Following the completion of the Transition Period (as defined herein), if and to the extent required under Section 162(m), any power or authority relating to a performance award intended to qualify under Section 162(m), will be exercised by the committee and not our Board of Directors.

Following the completion of the Transition Period (as defined herein), we intend that performance awards granted to persons who are designated by the committee as likely to be “Covered Employees” within the meaning of Section 162(m) and regulations thereunder will, if so designated by the committee, constitute “qualified performance-based compensation” within the meaning of Section 162(m) and regulations thereunder. The grant, exercise and/or settlement of such performance award will be contingent upon achievement of pre-established performance goals which will consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criterion. Performance goals will be objective and will otherwise meet the requirements of Section 162(m) and regulations thereunder.

One or more of the following business criteria for the Company will be used exclusively by the committee in establishing performance goals for such awards: net sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre-or after-tax income (before or after allocation of corporate overhead and bonuses); net earnings; earnings per share; net income (before or after taxes); return on equity; total shareholder return; return on assets or net assets; appreciation in and/or maintenance of, share price; market share; gross profits; earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reduction in costs; cash flows or cash flows per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels; operating margins; gross margins or cash margin; year-end cash; debt reductions; shareholder equity; regulatory performance; academic performance; student loan performance; implementation, completion or attainment of measurable objectives with respect to research, development, products or projects and recruiting and maintaining personnel; and, prior to the completion of the Transition Period (as defined herein), to the extent permitted by applicable law, any other business criteria as determined by the committee.

Other Stock-Based Awards.  Our Board of Directors may, in its discretion, grant other stock-based awards, consisting of stock units or other awards, valued in whole or in part by reference to, or otherwise based upon, our common stock. The terms of such other stock-based awards will be set forth in the applicable award agreements.

Change in Control.  Our Board of Directors may provide for actions that will be taken upon a change in control (as defined in the Omnibus Plan) of the Company, including but not limited to, alternative vesting, termination or assumption of awards.

Nontransferability of Awards.  Generally, during the lifetime of a grantee, only the grantee may exercise rights under the Omnibus Plan and no award will be assignable or transferable other than by will or laws of descent and distribution. If authorized in the award agreement, a grantee may transfer, not for value, all or part of an award (other than an ISO) to certain family members (including trusts and foundations for the benefit thereof). Neither restricted stock nor restricted stock units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the restricted period or prior to the satisfaction of any other restrictions prescribed by our Board of Directors.

Separation from Service.  Our Board of Directors may provide in the applicable award agreements for actions that will be taken upon a grantee’s separation from service from the Company, including but not limited to, accelerated vesting or termination of awards.

Tax Withholding and Tax Offset Payments.  We will have the right to deduct from payments of any kind otherwise due to a grantee any federal, state, or local taxes of any kind required by law to be withheld with respect to the vesting of or other lapse of restrictions applicable to an award or upon the issuance of any shares of stock upon the exercise of an Option or pursuant to an award.

Term of Plan.  Unless earlier terminated by our Board of Directors, the authority to make grants under the Omnibus Plan will terminate on the date that is ten years after it is adopted by our Board of Directors.

Amendment and Termination.  Our Board of Directors may, at any time and from time to time, amend, suspend, or terminate the Omnibus Plan as to any shares of stock as to which awards have not been made. An amendment will be contingent on approval of our shareholders to the extent stated by our Board of Directors, required by applicable law or required by applicable stock exchange listing requirements. No Awards will be made after termination of the Omnibus Plan. No amendment, suspension, or termination of the Omnibus Plan will, without the consent of the grantee, impair rights or obligations under any award theretofore awarded under the Omnibus Plan.

New Plan Benefits.  All grants of awards under the Omnibus Plan will be discretionary. Therefore, in general, the benefits and amounts that will be received under the Omnibus Plan are not determinable.

Federal Income Tax Consequences.  The following is a summary of the general federal income tax consequences to the Company and to U.S. taxpayers of awards granted under the Omnibus Plan. Tax consequences for any particular individual or under state or non-U.S. tax laws may be different.

•	NSOs and SARs. No taxable income is reportable when a NSO or SAR is granted. Upon exercise, generally, the recipient will have ordinary income equal to the fair market value of the underlying shares of stock on the exercise date minus the exercise price. Any gain or loss upon the disposition of the stock received upon exercise will be capital gain or loss to the recipient if the appropriate holding period under federal tax law is met for such treatment.

•	ISOs. No taxable income is reportable when an ISO is granted or exercised (except for grantees who are subject to the alternative minimum tax, who may be required to recognize income in the year in which the ISO is exercised). If the recipient exercises the ISO and then sells the underlying shares of stock more than two years after the grant date and more than one year after the exercise date, the excess of the sale price over the exercise price will be taxed as long-term capital gain or loss. If the recipient exercises the ISO and sells the shares before the end of the two- or one-year holding periods, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the ISO.

•	Restricted Stock and Restricted Stock Units. A recipient of restricted stock or restricted stock units will not have taxable income upon the grant unless, in the case of restricted stock, he or she elects to be taxed at that time. Instead, he or she will have ordinary income at the time of vesting equal to the fair market value on the vesting date of the shares (or cash) received minus any amount paid for the shares.

•	Tax Effect for the Company. We generally will receive a tax deduction for any ordinary income recognized by a grantee in respect of an award under the Omnibus Plan (for example, upon the exercise of a NSO). In the case of ISOs that meet the holding period requirements described above, the grantee will not recognize ordinary income; therefore, we will not receive a deduction.

Special rules limit the deductibility of compensation paid to our CEO and to each of our four most highly compensated executive officers. Under Section 162(m), the annual compensation paid to each of these executives may not be deductible to the extent that it exceeds $1 million. However, we intend to rely on Treas. Reg. Section 1.162-27(f) which provides that the deduction limit of Section 162(m) does not apply to any remuneration paid pursuant to a compensation plan or agreement that existed during the period in which the company was not publicly held. Subject to certain requirements, we may rely on this “grandfather” provision until the first meeting of stockholders at which directors are elected that occurs after the end of the third calendar year following the calendar year in which the offering occurs (the “Transition Period”). Additionally, after the expiration of the grandfather period, we can preserve the deductibility of compensation over $1 million if certain conditions of Section 162(m) are met. These conditions include shareholder approval of the Omnibus Plan, setting limits on the number of awards that any individual may receive and, for awards other than Options and SARs, establishing performance criteria that must be met before the award will actually be granted, be settled, vest or be paid. The Omnibus Plan has been designed to permit the committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m).

Registration of Shares.  Following the completion of this offering we intend to file a registration statement on Form S-8 under the Securities Act to register 6,597,869 shares of common stock, which will be reserved for issuance under the Omnibus Plan (plus such number of shares reserved under the 2006 Stock Option Plan that become available for issuance under the Omnibus Plan), as well as registration statements on Form S-8 to register shares of common stock reserved for issuance under the 2006 Stock Option Plan and the LTIC Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding the beneficial ownership of our equity securities as of August 31, 2009 by each person who is known by us to beneficially own more than 5% of our equity securities, by each of our directors, by each of the Named Executive Officers, and by all of our directors and executive officers as a group. Share numbers in the following table have been adjusted to give effect to the Stock Split.

			Shares Beneficially Owned After This Offering
	Shares Beneficially		Assuming the		Assuming the
	Owned Prior		Underwriters’ Option		Underwriters’ Option
Name and Address of	to This Offering		Is Not Exercised(2)		Is Exercised in Full(2)
Beneficial Owner(1)	Number	Percent	Number	Percent	Number	Percent

Providence Equity Funds(3)	40,847,601	34.1%	40,847,601	29.2%	40,847,601	28.6%
GS Limited Partnerships(4)(5)	40,847,601	34.1%	40,847,601	29.2%	40,847,601	28.6%
GS EDMC Investors, LP(5)	7,157,920	6.0%	7,157,920	5.1%	7,157,920	5.0%
GS Private Equity Partners Funds(6)	6,263,180	5.2%	6,263,180	4.5%	6,263,180	4.4%
Leeds Equity Partners(7)	9,902,164	8.3%	9,902,164	7.1%	9,902,164	7.0%
Adrian M. Jones(5)(6)	40,847,601	34.1%	40,847,601	29.2%	40,847,601	28.6%
Jeffrey T. Leeds(7)	9,902,164	8.3%	9,902,164	7.1%	9,902,164	7.0%
John M. Mazzoni(8)	133,522	*	133,522	*	133,522	*
John R. McKernan, Jr.(9)	679,131	*	679,131	*	679,131	*
Leo F. Mullin	44,737	*	44,737	*	44,737	*
Todd S. Nelson(10)	1,362,953	1.1%	1,362,953	*	1,362,953	*
Paul J. Salem(3)	40,847,601	34.1%	40,847,601	29.2%	40,847,601	28.6%
John T. South, III(11)	289,529	*	289,529	*	289,529	*
Stephen J. Weiss(12)	271,876	*	271,876	*	271,876	*
Edward H. West(13)	246,760	*	246,760	*	246,760	*
Peter O. Wilde(3)	40,847,601	34.1%	40,847,601	29.2%	40,847,601	28.6%
All executive officers and directors as a group (20 persons)(14)	94,826,629	79.2%	94,826,629	67.8%	94,826,629	66.4%

*	Less than 1%.

(1)	The address of each listed shareholder, unless otherwise noted, is c/o Education Management Corporation, 210 Sixth Avenue, 33rd Floor, Pittsburgh, Pennsylvania 15222.

(2)	We will grant the underwriters an option to purchase up to an additional 3,000,000 shares in this offering.

(3)	Consists of (i) 32,317,772 shares of common stock held by Providence Equity Partners V L.P. (“PEP V”), whose general partner is Providence Equity GP V L.P., whose general partner is Providence Equity Partners V L.L.C. (“PEP V LLC”); (ii) 5,104,729 shares of common stock held by Providence Equity Partners V-A L.P. (“PEP V-A”), whose general partner is Providence Equity GP V L.P., whose general partner is PEP V LLC; (iii) 2,675,590 shares of common stock held by Providence Equity Partners IV L.P. (“PEP IV”), whose general partner is Providence Equity GP IV L.P., whose general partner is Providence Equity Partners IV L.L.C. (“PEP IV LLC”), (iv) 8,630 shares of common stock held by Providence Equity Operating Partners IV L.P. (“PEOP IV”) whose general partner is Providence Equity GP IV L.P., whose general partner is PEP IV LLC, and (v) 740,881 shares of common stock owned by PEP EDMC L.L.C. (collectively with PEOP IV, PEP IV, PEP V and PEP V-A, the “Providence Equity Funds”). PEP V LLC may be deemed to share beneficial ownership of the shares owned by PEP V and PEP V-A. PEP V LLC disclaims this beneficial ownership. PEP IV LLC may be deemed to share the beneficial ownership of PEP IV and PEOP IV. PEP IV LLC disclaims this beneficial ownership. Mr. Salem is a member of PEP V LLC and PEP IV LLC and may also be deemed to possess indirect beneficial ownership of the securities owned by the Providence Equity Funds, but disclaims such beneficial ownership. PEP EDMC L.L.C. may be deemed to share beneficial ownership with PEP V, PEP V-A, PEP IV and PEOP IV. PEP EDMC L.L.C. disclaims this beneficial ownership. Mr. Wilde is a limited partner of Providence Equity GP IV L.P. and Providence Equity Partners GP V L.P. and disclaims beneficial ownership of any securities owned by such limited partnerships. The address of Mr. Salem, Mr. Wilde and each of the entities listed in this footnote is c/o Providence Equity Partners Inc., 50 Kennedy Plaza, 18th Floor, Providence, Rhode Island 02903.

(4)	Consists of 21,118,597 shares owned by GS Capital Partners V Fund, L.P., 10,908,983 shares owned by GS Capital Partners V Offshore Fund, L.P., 7,241,856 shares owned by GS Capital Partners V Institutional, L.P., 837,284 shares owned by GS Capital Partners V GmbH & Co. KG, and 740,881 shares owned by GSCP V EDMC Holdings, L.P. (collectively, the “Goldman Sachs Capital Partners Funds”).

(5)	The Goldman Sachs Group, Inc. and certain affiliates, including Goldman, Sachs & Co., may be deemed to directly or indirectly own the 48,005,521 shares of common stock which are collectively owned directly or indirectly by the Goldman Sachs Capital Partners Funds and GS EDMC Investors, LP, of which affiliates of The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. are the general partner, managing limited partner or the managing partner. Goldman, Sachs & Co. is the investment manager for certain of the Goldman Sachs Capital Partner Funds and GS EDMC Investors, LP. Goldman, Sachs & Co. is a direct and indirect wholly-owned subsidiary of The Goldman Sachs Group, Inc. The Goldman Sachs Group, Inc., Goldman, Sachs & Co. and the Goldman Sachs Capital Partner Funds and GS EDMC Investors, LP share voting power and investment power with certain of their respective affiliates. Adrian M. Jones is a managing director of Goldman, Sachs & Co. Each of Mr. Jones, The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. disclaims beneficial ownership of the common shares owned directly or indirectly by the Goldman Sachs Capital Partners Funds and GS EDMC Investors, LP, except to the extent of their pecuniary interest therein, if any. The address of the Goldman Sachs Capital Partner Funds, The Goldman Sachs Group, Inc., Goldman, Sachs & Co. and Mr. Jones is 85 Broad Street, 10th Floor, New York, New York 10004.

(6)	Consists of 1,914,413 shares owned by GS Private Equity Partners 2000, L.P., 673,856 shares owned by GS Private Equity Partners 2000 Offshore Holdings, L.P., 743,493 shares owned by GS Private Equity Partners 2000 — Direct Investment Fund, L.P., 266,883 shares owned by GS Private Equity Partners 2002, L.P., 1,027,940 shares owned by GS Private Equity Partners 2002 Offshore Holdings, L.P., 231,961 shares owned by GS Private Equity Partners 2002 — Direct Investment Fund, L.P., 118,016 shares owned by GS Private Equity Partners 2002 Employee Fund, L.P., 83,005 shares owned by GS Private Equity Partners 2004, L.P., 539,998 shares owned by GS Private Equity Partners 2004 Offshore Holdings, L.P., 154,772 shares owned by Multi-Strategy Holdings, LP, 372,981 shares owned by GS Private Equity Partners 2004 — Direct Investment Fund, L.P. and 135,862 shares owned by GS Private Equity Partners 2004 Employee Fund, L.P. (collectively, the “GS Private Equity Partners Funds”). The Goldman Sachs Group, Inc., and certain of its affiliates, including Goldman Sachs Asset Management, L.P., may be deemed to directly or indirectly own the shares of common stock which are owned by the GS Private Equity Partners Funds, of which affiliates of The Goldman Sachs Group, Inc. and Goldman Sachs Asset Management, L.P. are the general partner, managing limited partner or the managing partner. Goldman Sachs Asset Management, L.P. is the investment manager for certain of the GS Private Equity Partners Funds. Goldman Sachs Asset Management, L.P. is a direct and indirect wholly-owned subsidiary of The Goldman Sachs Group, Inc. The Goldman Sachs Group, Inc., Goldman Sachs Asset Management, L.P. and the GS Private Equity Partners Funds share voting power and investment power with certain of their respective affiliates. Each of The Goldman Sachs Group, Inc. and Goldman Sachs Asset Management, L.P. disclaims beneficial ownership of the common shares owned directly or indirectly by the GS Private Equity Partners Funds except to the extent of their pecuniary interest therein, if any. The address of Goldman Sachs Asset Management, L.P. and the GS Private Equity Partner Funds is 32 Old Slip, 9th Floor, New York, New York 10004.

(7)	Consists of 9,299,234 shares owned by Leeds Equity Partners IV, L.P., 583,679 shares owned by Leeds Equity Partners IV Co-Investment Fund A, L.P., and 19,250 shares owned by Leeds Equity Partners IV Co-Investment Fund B, L.P. (collectively, the “Leeds Equity Partners IV Funds”). The general partner of the Leeds Equity Partners IV Funds is Leeds Equity Associates IV, L.L.C. Jeffrey T. Leeds, a Director of the Company, is the Managing Member of Leeds Equity Associates IV, L.L.C. Mr. Leeds disclaims beneficial ownership of any securities owned by the Leeds Equity Partners IV Funds except to the extent of any pecuniary interest therein. The address of the Leeds Equity Partners IV Funds, Leeds Equity Associates IV, L.L.C. and Mr. Leeds is 350 Park Avenue, 23rd Floor, New York, New York 10022.

(8)	Includes 97,732 shares of common stock receivable upon the exercise of options that are exercisable within 60 days of the date of the table set forth above.

(9)	Includes 410,709 shares of common stock receivable upon the exercise of options that are exercisable within 60 days of the date of the table set forth above.

(10)	Includes 549,551 shares of common stock receivable upon the exercise of options that are exercisable within 60 days of the date of the table set forth above.

(11)	Includes 223,685 shares of common stock held in a grantor retained annuity trust of which Mr. South’s spouse is the trustee and 65,844 shares of common stock receivable upon the exercise of options that are exercisable with 60 days of the date of the table set forth above. Mr. South disclaims beneficial ownership of the shares of common stock held by the grantor retained annuity trust.

(12)	Includes 227,139 shares of common stock receivable upon the exercise of options that are exercisable within 60 days of the date of the table set forth above.

(13)	Includes 202,022 shares of common stock receivable upon the exercise of options that are exercisable within 60 days of the date of the table set forth above.

(14)	Includes 1,682,177 shares of common stock receivable upon the exercise of options that are exercisable within 60 days of the date of the table set forth above.

We sold 813,399 shares of common stock to Todd S. Nelson for $12.29 per share in March 2007 pursuant to the terms of Mr. Nelson’s employment agreement. In addition, in October 2006, we sold the following shares of common stock to executive officers and a director at $11.18 per share pursuant to a voluntary executive common stock purchase plan: Joseph A. Charlson — 20,132 shares; Anthony J. Guida — 13,421 shares; J. Devitt Kramer — 8,947 shares; John M. Mazzoni — 35,790 shares; Leo F. Mullin — 44,737 shares; Stacey R. Sauchuk — 22,369 shares; John T. South, III — 223,685 shares; and Stephen J. Weiss — 44,737 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Shareholders Agreement

In connection with the Transaction, we entered into our existing shareholders agreement with the Sponsors and all of our shareholders, including management shareholders. We refer to this agreement as our “existing shareholders agreement”. The existing shareholders agreement contains agreements among the parties with respect to the election of our directors, restrictions on the issuance or transfer of shares, including special corporate governance provisions and call options. Our current directors were appointed pursuant to the existing shareholders agreement. Upon completion of this offering, certain of our shareholders, including the Sponsors, will enter into a replacement shareholders agreement, which we refer to as our “Shareholders Agreement”, that will provide for the rights of Sponsors to appoint members to our Board of Directors and will contain certain provisions relating to transfer restrictions. Upon completion of this offering, certain private equity funds affiliated with Providence Equity Partners and certain private equity funds affiliated with Goldman Sachs Capital Partners each will have the right to appoint two members to our Board of Directors, and Leeds Equity Partners will have the right to appoint one member to our Board of Directors. The respective rights of Providence Equity Partners and Goldman Sachs Capital Partners to appoint directors will be reduced to the right to appoint one director if such Sponsor’s stock ownership drops below 10% of the outstanding shares of our common stock, and the right of each Sponsor to appoint directors will be eliminated if that Sponsor’s stock ownership drops below 2% of the outstanding shares of our common stock. The Shareholders Agreement will also contain provisions regarding drag-along rights, tag-along rights and other transfer restrictions.

Sponsor Management Agreement

Upon completion of the Transaction, we entered into a Sponsor Management Agreement with affiliates of each of the Sponsors pursuant to which those affiliates of the Sponsors agreed to provide us with certain financial and strategic advisory services, including financial and structural analysis, due diligence investigations, advice regarding corporate strategy, debt and equity offerings, and acquisition strategy, and other advice related to these services.

Under the Sponsor Management Agreement, affiliates of the Sponsors receive an aggregate annual management fee equal to $5.0 million and reimbursement for out-of-pocket expenses incurred by them or their affiliates in connection with the provision of services pursuant to the Sponsor Management Agreement. In addition, affiliates of the Sponsors also received aggregate transaction fees and expenses of approximately $40.7 million in connection with services provided by those entities in connection with the Transaction. The Sponsor Management Agreement includes customary indemnification provisions in favor of these affiliates of the Sponsors and their respective affiliates and representatives.

Upon a change of control in our ownership or a public offering of our equity that meets certain conditions, and in recognition of the facilitation of the change of control or public offering, these affiliates of the Sponsors are entitled to receive from us a single lump sum cash payment equal to the then-present value of all then-current and future management fees payable under the Sponsor Management Agreement, assuming a ten-year term, and calculated using discount rates equal to the yield on U.S. treasury securities with a maturity on or near the tenth anniversary of the closing date of the Transaction. Upon such an event, all of the provisions of the Sponsor Management Agreement will terminate, other than the provisions relating to indemnification. Accordingly, in connection with the completion of this offering, Education Management Corporation will pay the affiliates of the Sponsors party to the Sponsor Management Agreement an aggregate lump sum payment of approximately $29.5 million. This payment is permitted under the agreements governing our senior secured credit facilities and the Notes. Other than this termination fee, no fees are payable to any of the Sponsors under the Sponsor Management Agreement from the proceeds of this offering.

Outside of the Sponsor Management Agreement, affiliates of the Sponsors may receive compensation for providing investment banking or other financial advisory services in connection with actual or potential acquisitions, divestitures, financing or transactions involving us. Goldman, Sachs & Co., an affiliate of one of the Sponsors, will receive customary underwriting compensation in connection with this offering, as described under “Underwriting”.

Historical Transactions with Management

Robert B. Knutson, our Chairman of the Board prior to the Transaction, and Albert Greenstone, a director emeritus prior to the Transaction, were limited partners, with no managerial authority, in AIPH Limited Partnership, which is the general partner of The Art Institute of Philadelphia Limited Partnership (the “Lessor”). The Art Institute of Philadelphia, a division of a wholly-owned subsidiary of EDMC, leases one of its buildings from the Lessor for approximately $0.7 million annually. The Art Institute of Philadelphia is the greater partner of AIPH Limited Partnership and consolidates both AIPH Limited Partnership and the Lessor in its financial statements.

J. William Brooks, our former President and Chief Operating Officer, is married to Nancy Brooks, who we employed as Vice President of Marketing — Brown Mackie College. Ms. Brooks received compensation of $0.1 million during fiscal 2006 in connection with her employment. Ms. Brooks did not report to Mr. Brooks, and he was not responsible for determining her annual compensation or bonus.

Registration Rights Agreement

In connection with the Transaction, we entered into a registration rights agreement, which was subsequently joined by Leeds Equity Partners and certain management shareholders, with certain private equity funds affiliated with Providence Equity Partners and Goldman Sachs Capital Partners and certain other institutional investors. The registration rights agreement grants to these private equity funds the right, beginning 180 days following the completion of this offering, to cause us, at our expense, to use our reasonable best efforts to register shares of common stock held by the private equity funds and any securities issued in replacement of or in exchange for such shares of common stock for public resale, subject to certain limitations. The exercise of this right will be limited to three requests by the private equity funds affiliated with each of Providence Equity Partners and Goldman Sachs Capital Partners. In the event that we register any of our common stock following completion of this offering, these private equity funds and the other shareholders party to the registration rights agreement also have the right to require us to use our reasonable best efforts to include shares of our common stock held by them in such registration, subject to certain limitations, including as determined by the applicable underwriters. The registration rights agreement also provides for our indemnification of the shareholders party to that agreement and their affiliates in connection with the registration of their securities.

Other Relationships

South University, which is a wholly-owned subsidiary of the Company, leases five of the buildings it occupies from two separate entities owned by John T. South, III, one of our executive officers. Total rental payments under these arrangements, which are included in educational services on our consolidated statements of income, were approximately $1.6 million for each of fiscal 2009, fiscal 2008 and fiscal 2007.

We license student information system software from Campus Management Corp., which is owned by an investment fund associated with Leeds Equity Partners. Jeffrey Leeds serves on our Board of Directors and as President of Leeds Equity Partners. During fiscal 2009 and fiscal 2008, we paid licensing, maintenance and consulting fees to Campus Management Corp. of approximately $3.8 million and $4.5 million, respectively. We also use PeopleScout, Inc., d/b/a StudentScout, for contact management services when processing some of our inquiries from prospective students.

StudentScout is owned by investment funds associated with Leeds Equity Partners. During fiscal 2009, we paid servicing fees to StudentScout of approximately $0.4 million.

During fiscal 2007, we purchased through a relocation company a house owned by Edward H. West, one of our executive officers, for approximately $2.5 million pursuant to our employee relocation policy. The house was sold by the relocation company after year-end for net proceeds to us of approximately $2.3 million.

In June 2006, we entered into a five-year interest rate swap agreement in the amount of $375.0 million with an affiliate of Goldman Sachs Capital Partners, one of the Sponsors. The terms of the interest rate swap agreement are described in Note 8 to the accompanying audited consolidated financial statements. In February 2007, we paid $0.4 million to an affiliate of Goldman Sachs Capital Partners in connection with investment banking services provided to us when we amended and restated our senior secured loan facilities. We also paid $0.3 million to an affiliate of Goldman Sachs Capital Partners in connection with investment banking services provided to us when we amended our senior secured loan facilities in March 2009. The beneficial stock ownership of Goldman Sachs Capital Partners in EDMC is described in “Security Ownership of Certain Beneficial Owners and Management”. Adrian M. Jones and Leo F. Mullin are appointees of Goldman Sachs Capital Partners on our Board of Directors under the terms of our amended and restated shareholders agreement.

In connection with the offering of the Notes and entering into our senior secured credit facilities in June 2006, we paid an affiliate of Goldman Sachs Capital Partners $5.2 million in fees for certain underwriting and financial services rendered to us. Additionally, in connection with this offering, Goldman, Sachs & Co., an affiliate of Goldman Sachs Capital Partners, will receive customary fees based on the number of shares purchased by Goldman, Sachs & Co. and the underwriting fees per share of common stock disclosed elsewhere in this prospectus. Goldman, Sachs & Co. is also expected to receive certain customary fees based on the number of notes tendered in connection with the tender offer of Education Management LLC described elsewhere in this prospectus for its services as a dealer manager.

We believe that affiliates of certain of the Sponsors own in the aggregate approximately $81 million in aggregate principal amount of the senior subordinated notes. To the extent that an affiliate of a Sponsor validly tenders all or any portion of its senior subordinated notes in the tender offer and such senior subordinated notes are accepted for purchase in the tender offer, such affiliate indirectly will receive a portion of the proceeds from this offering.

Expense Reimbursement to the Sponsors

We have reimbursed the Sponsors for certain travel-related expenses of their employees in connection with meetings of our Board of Directors and other meetings related to the management and monitoring of our business by the Sponsors. Since the completion of the Transaction, we have paid approximately $0.5 million in aggregate total expense reimbursements to the Sponsors.

DESCRIPTION OF CAPITAL STOCK

General Matters

The following description of our common stock and preferred stock and the relevant provisions of our articles of incorporation and bylaws are summaries thereof and are qualified by reference to our articles of incorporation and bylaws, copies of which have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part, and applicable law. References in this section to our articles of incorporation and our bylaws refer to our articles of incorporation and bylaws as such documents will be amended and restated upon, or prior to, completion of this offering and give effect to the Stock Split.

Under our articles of incorporation, our authorized capital stock consists of 600,000,000 shares of common stock, par value $0.01 per share, and 20,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

Immediately following the completion of this offering, there will be 139,770,277 shares of common stock outstanding.

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available therefor. See “Dividend Policy”. In the event of the liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable. As of August 31, 2009, there were approximately 110 holders of our common stock.

Preferred Stock

Our Board of Directors has the authority to issue preferred stock in one or more classes or series and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series, without further vote or action by the shareholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of the Company without further action by the shareholders and may adversely affect the voting and other rights of the holders of common stock. As of the date of this prospectus, there were no shares of preferred stock outstanding. We have no current plans to issue any of the preferred stock.

Voting

The affirmative vote of a majority of the shares of our capital stock present, in person or by written proxy, at a meeting of shareholders and entitled to vote on the subject matter will be the act of the shareholders.

Our articles of incorporation may be amended in any manner provided by the PBCL, provided that the affirmative vote of two-thirds (or, if the private equity funds affiliated with the Sponsors and certain of our other institutional investors collectively beneficially own 50% or more of the outstanding shares of our common stock, a majority) of the voting power of outstanding shares of our capital stock, voting together as a single class, is required to amend certain provisions of our articles of incorporation. Our Board of Directors has the power to adopt, amend or repeal our bylaws, subject to the power of our shareholders to adopt, amend or repeal the bylaws by the affirmative vote of the holders of at least two-thirds (or, if the private equity funds affiliated with the Sponsors and certain of our other institutional investors collectively beneficially own 50% or more of the outstanding shares of our common stock, a majority) of the voting power of our outstanding shares of capital stock, voting together as a single class.

Action by Written Consent

Our articles of incorporation and bylaws provide that shareholder action cannot be taken by written consent of the shareholders once the private equity funds affiliated with the Sponsors and certain of our other institutional investors cease to beneficially own 50% or more of our outstanding common stock, other than unanimous written consent of all of the shareholders.

Ability to Call Special Meetings

Our articles of incorporation and bylaws provide that special meetings of our shareholders can only be called pursuant to a resolution adopted by a majority of our Board of Directors or by our chief executive officer or, in the absence of a chief executive officer, our president. Special meetings may also be called by the holders of at least 25% of the outstanding shares of our common stock until the private equity funds affiliated with the Sponsors and certain of our other institutional investors beneficially own less than 50% of the outstanding common stock. Thereafter, shareholders will not be permitted to call a special meeting or to require our board to call a special meeting.

Anti-Takeover Provisions

Our articles of incorporation and bylaws, as well as the PBCL, contain various provisions intended to promote the stability of our shareholder base and render more difficult certain unsolicited or hostile attempts to take us over, which could disrupt us, divert the attention of our directors, executive officers or employees and adversely affect the independence and integrity of the business.

Our bylaws provide that, subject to the terms of the Shareholders Agreement, newly created directorships resulting from any increase in the number of directors and any vacancies on our Board of Directors resulting from death, resignation, disqualification, removal or other cause will be filled by the affirmative vote of a majority of the remaining directors then in office. This is the case even if the remaining directors constitute less than the number of directors previously required to establish a quorum of the members of the Board of Directors, or if there is only a sole remaining director. However, if a director is removed by a vote of the shareholders, a new director may be elected at that same meeting to fill the vacancy resulting from such removal. Any director appointed as described in this paragraph will hold office until the director’s successor has been duly elected and qualified. No decrease in the number of directors constituting our Board of Directors will shorten the term of any incumbent director. Our amended and restated articles of incorporation and bylaws further provide that once the private equity funds affiliated with the Sponsors and certain of our other institutional investors collectively cease to beneficially own 50% or more of our outstanding common stock, shareholders may remove directors only for cause.

These provisions of our articles of incorporation and bylaws and of the PBCL preclude a third party from removing incumbent directors and simultaneously gaining control of our Board of Directors by filling the vacancies created as a result of the removal with its own nominees. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of us.

No Cumulative Voting.  Our articles of incorporation provide that shareholders do not have the right to cumulate votes in the election of directors. Cumulative voting rights would have been available to the holders of our common stock if our articles of incorporation did not prohibit cumulative voting.

Advance Notice Requirements for Shareholder Proposals and Director Nominations.  Our bylaws establish an advance notice procedure for shareholder proposals to be brought before an annual meeting of shareholders, including proposed nominations of persons for election to the Board of Directors.

Shareholders at our annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board of Directors or by a shareholder who was a shareholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of the shareholder’s intention to bring that business before the meeting. Although neither our articles of incorporation nor our bylaws gives the Board of Directors the power to approve or disapprove shareholder nominations of candidates or proposals about other business to be conducted at a special or annual meeting, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Preferred Stock.  Our Board of Directors has authority to issue series of preferred stock with such voting rights and other powers as the Board of Directors may determine, as described above.

Pennsylvania Anti-Takeover Law.  The PBCL provides certain anti-takeover protections to domestic corporations which do not elect out of those protections. Under our articles of incorporation, we have elected out of these provisions; however, our election to opt out of subchapter F of chapter 25 of the PBCL will not be effective for 18 months following approval by our shareholders of our articles of incorporation. Under this subchapter, a person who acquires direct or indirect beneficial ownership of 20% or more of the voting power of our capital stock is considered an interested shareholder, and we may not enter into certain business combinations, such as mergers, consolidations, share exchanges and asset sales, with the interested shareholder for a period of five years. Under the PBCL, our Board of Directors generally may exclude a business combination from these restrictions on a case by case basis, subject to certain limitations. So long as this subchapter remains applicable, it may discourage open market purchases of our stock or a non-negotiated tender or exchange offer for our stock and, accordingly, may be considered disadvantageous by a shareholder who would desire to participate in any such transaction.

Under Section 1715 of the PBCL, our directors are not required to regard the interests of any particular group, including those of the shareholders, as being dominant or controlling in considering our best interests. The directors may consider, to the extent they deem appropriate, such factors as:

•	the effects of any action upon any group affected by such action, including our shareholders, employees, suppliers, customers and creditors, and communities in which we have offices or other establishments;

•	our short-term and long-term interests, including benefits that may accrue to us from our long-term plans and the possibility that these interests may be best served by our continued independence;

•	the resources, intent and conduct of any person seeking to acquire control of us; and

•	all other pertinent factors.

Section 1715 further provides that any act of our Board of Directors, a committee of the Board of Directors or an individual director relating to or affecting an acquisition or potential or proposed acquisition of control to which a majority of our disinterested directors have assented will be presumed to satisfy the standard of care set forth in the PBCL, unless it is proven by clear and convincing evidence that our disinterested directors did not consent to such act in good faith after reasonable investigation. As a result of this and the other provisions of Section 1715, our directors are provided with broad discretion with respect to actions that may be taken in response to acquisitions or proposed acquisitions of corporate control.

The rights and limitations provided by Section 1715 may discourage open market purchases of our common stock or a non-negotiated tender or exchange offer for our common stock and, accordingly, may be considered disadvantageous by a shareholder who would desire to participate in any such transaction. Therefore, the rights and limitations provided by Section 1715 may have a depressive effect on the price of our common stock.

Limitation of Liability and Indemnification Matters

Our articles of incorporation and bylaws provide that a director of the Company will not be liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except in certain cases where liability is mandated by the PBCL. Our articles of incorporation and bylaws also provide for indemnification, to the fullest extent permitted by law and subject to certain limited exceptions, by the Company of any officer or director (including former officers and directors) made or threatened to be made a party to, or who is involved in, any threatened, pending or completed action, suit, investigation or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer or other authorized representative of the Company, against all expenses, judgments, losses, fines and amounts paid in settlement actually and reasonably incurred or suffered by such person in connection with the action, suit or proceeding. Our articles of incorporation and bylaws also provide that, to the extent authorized from time to time by our Board of Directors, we may provide indemnification to any one or more employees and other agents of the Company to the extent and effect determined by our Board of Directors to be appropriate and authorized by the PBCL. Upon or prior to the completion of this offering, we will enter into an indemnification agreement with each of our directors and certain of our officers. The indemnification agreement will provide the director or officer with contractual rights to the indemnification and expense advancement rights provided under our amended and restated articles of incorporation and bylaws, as well as contractual rights to additional indemnification and expense advancement rights as provided in the indemnification agreement. Our articles of incorporation and bylaws also permit us to purchase and maintain insurance for the foregoing and we expect to maintain such insurance.

Corporate Opportunities

Our articles of incorporation provide that the Sponsors have no obligation to offer us an opportunity to participate in business opportunities presented to the Sponsors or their respective affiliates even if the opportunity is one that we might reasonably have pursued, and that neither the Sponsors nor their respective affiliates will be liable to us or our shareholders for breach of any duty by reason of any such activities unless, in the case of any person who is a director or officer of the Company, such business opportunity (i) is expressly offered to such director or officer in writing solely in his or her capacity as an officer or director of the Company and (ii) is not separately offered to any of the Sponsors or any of their respective affiliates or representatives (other than the Company) by a party other than such director or officer. Shareholders will be deemed to have notice of and consented to this provision of our articles of incorporation.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be American Stock Transfer & Trust Company, LLC.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Overview

As of June 30, 2009, we had $1,988.6 million in aggregate indebtedness outstanding, with $112.6 million included in current liabilities. This indebtedness was incurred primarily to finance the Transaction and related expenses. After giving effect to outstanding letters of credit and amounts drawn, we also had an additional $84.7 million of borrowing capacity available under our revolving credit facility.

Our liquidity requirements are significant and include debt service and capital expenditures, as further described below. We benefit from investments with attractive returns on capital and favorable working capital balances due to the advanced payment of tuition and fees. We generated cash flows from operations of $293.4 million and $152.7 million in fiscal 2009 and fiscal 2008, respectively. Our obligations to make principal and interest payments on indebtedness we incurred in June 2006 in connection with the Transaction have not negatively impacted our ability to make investments in numerous areas of our business. We have invested in marketing and admissions, new and expanded campuses, online education and infrastructure necessary to support future enrollment growth and enhance the student experience. However, our term loan facility matures on June 1, 2013, our 8 3/4% senior notes due 2014 mature on June 1, 2014, and our 10 1/4% senior subordinated notes due 2016 mature on June 1, 2016. Our ability to make scheduled payments on our indebtedness, or to refinance our obligations under our debt agreements on acceptable terms, if at all, will depend on our financial and operating performance. Our operating performance is subject to prevailing economic and competitive conditions and to the financial and business risk factors described in this prospectus, many of which are beyond our control. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay the opening of new schools, acquisitions or capital expenditures, sell assets, seek to obtain additional equity capital or restructure our indebtedness.

Senior Secured Credit Facilities

Overview.  In connection with the Transaction, our subsidiary, Education Management LLC, entered into senior secured credit facilities consisting of a $1,185.0 million term loan facility and a $300.0 million revolving credit facility. In February 2008, we increased our revolving credit facility to $322.5 million through increased bank participation. In August 2009, we signed an agreement to increase capacity on our revolving credit facility from $322.5 million to $388.5 million and to add two letter of credit issuing banks. The addition of issuing banks increased amounts available for letters of credit from $175.0 million to $375.0 million. The agreement also outlines terms under which the revolving credit facility could be increased by up to another $54.0 million once we complete a qualifying initial public offering under the terms of the senior credit facility. Upon consummation of this offering, the revolving credit facility will automatically increase to $442.5 million. The revolving credit facility includes borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as swing line loans.

As of June 30, 2009, we had aggregate outstanding borrowings of $1,226.8 million under our senior secured credit facilities.

Interest Rate and Fees.  Borrowings under the senior secured credit facilities bear interest at a rate equal to LIBOR plus an applicable margin or, at our option, an applicable margin plus an alternative base rate determined by reference to the higher of (x) the prime rate as published in The Wall Street Journal or (y) the federal funds rate plus 0.5%. The applicable margin for borrowings under the revolving credit facility is 0.5% with respect to base rate borrowings and 1.5% with respect to LIBOR borrowings. Under the term loan facility, the margin is 0.75% with respect to base rate borrowings and 1.75% with respect to LIBOR borrowings at June 30, 2009. The applicable margin for borrowings under the senior secured credit facilities has been reduced subject to our attainment of certain leverage ratios, as discussed below.

We utilize interest rate swap agreements, which are contractual agreements to exchange payments based on underlying interest rates, to manage the variable rate portion of our term debt. On June 6, 2006, we entered into two five-year interest rate swap agreements for a total notional amount of $750.0 million in order to hedge a portion of our exposure to variable interest payments associated with the senior secured credit facilities. Under the terms of the interest rate swaps, we receive payments based on variable interest rates based on the three month LIBOR and make payments based on a fixed rate of 5.397%.

In addition to paying interest on outstanding principal under the senior secured credit facilities, we are required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder. At June 30, 2009, the commitment fee rate was 0.375% per annum. We must also pay customary letter of credit fees.

Payments.  We are required to pay installments on the loans under the term loan facility in quarterly principal amounts of $3.0 million, which is equal to 0.25% of their initial total funded principal amount calculated as of the closing date, through April 1, 2013. The remaining amount is payable on June 1, 2013, which we estimate will be $1,082.4 million, assuming we do not make any prepayments before then. Principal amounts outstanding under the revolving credit facility are due and payable in full on June 1, 2012.

We may be required to make additional principal payments based on excess cash flow generated for the preceding fiscal year and Education Management LLC’s debt covenant ratios, as defined in the senior secured term loan agreement. We have not been required to make such a prepayment since the second quarter of fiscal 2008. We are not required to make an additional payment relating to the fiscal year ended June 30, 2009 due to our Consolidated Total Debt to Adjusted EBITDA ratio, described below, being below 5.00 to 1.00.

Certain Covenants and Events of Default.  The credit agreement governing the senior secured credit facilities contains covenants that, among other things, restrict, subject to certain exceptions, our subsidiaries’ ability to:

•	incur additional indebtedness;

•	make capital expenditures;

•	create liens on assets;

•	engage in mergers or consolidations;

•	sell assets;

•	pay dividends and distributions or repurchase the capital stock of Education Management LLC;

•	make investments, loans or advances;

•	prepay subordinated indebtedness (including the senior subordinated notes);

•	make certain acquisitions;

•	engage in certain transactions with affiliates;

•	enter into certain restrictive agreements;

•	amend agreements governing our subordinated indebtedness (including the senior subordinated notes) and our constitutive documents;

•	change the nature of our business; and

•	change the status of Education Management Holdings LLC as a passive holding company.

In addition, the credit agreement governing Education Management LLC’s senior secured credit facilities requires Education Management LLC to maintain a maximum total leverage ratio and a minimum interest coverage ratio within specified ranges.

The credit agreement governing Education Management LLC’s senior secured credit facilities also contains certain customary affirmative covenants and events of default. The credit agreement also has a cross-default provision to debt with a principal amount of greater than $50 million, which would cause the term loan to be prepaid or redeemed in the event of a default with respect to such debt.

Senior Notes and Senior Subordinated Notes

     8 3/4% Senior Notes due 2014

General.  In connection with the Transaction, our subsidiaries, Education Management LLC and Education Management Finance Corp. (collectively, the “issuers”), co-issued $375.0 million aggregate principal amount of 8 3/4% senior notes due 2014. Cash interest payments are due and payable semi-annually in arrears on June 1 and December 1 to holders of the senior notes of record on the immediately preceding May 15 and November 15, and commenced on December 1, 2006. Interest on the senior notes is computed on the basis of a 360-day year comprised of 12 30-day months.

Ranking.  The senior notes are the issuers’ unsecured senior obligations and rank equally in right of payment with or senior to all other indebtedness of the issuers (including borrowings under the senior secured credit facilities), but are effectively subordinated to all secured indebtedness of the issuers (including borrowings under the senior secured credit facilities) to the extent of the value of the assets securing such indebtedness and to all liabilities of non-guarantor subsidiaries of the issuers; and are senior in right of payment to any existing and future subordinated indebtedness of the issuers (as defined with respect to the senior notes), including the senior subordinated notes.

Optional Redemption.  The senior notes may be redeemed at the issuer’s option, in whole or in part, at any time prior to June 1, 2010, at a redemption price equal to 100% of the principal amount of the senior notes redeemed, plus the greater of (1) 1.0% of the then outstanding principal amount of the senior notes; and (2) the excess, if any, of (a) the present value at such redemption date of the redemption price of the senior notes at June 1, 2010 (as set forth in the table below), computed using a discount rate equal to the applicable treasury rate as of such redemption date plus 50 basis points; over (b) the then outstanding principal amount of the senior notes, plus accrued and unpaid interest and additional interest, if any, to the redemption date. The senior notes may be redeemed at the issuers’ option, in whole or in part, at any time on or after June 1, 2010, at the redemption prices (expressed as percentages of principal amount thereof) as set forth in the table below, plus accrued and unpaid interest and additional interest, if any, to the redemption date, if redeemed during the 12-month period commencing on June 1 of the years set forth below:

Year	Percentage

2010	104.375%
2011	102.188%
2012 and thereafter	100.000%

Change of Control.  Upon the occurrence of a change of control, which is defined in the indenture governing the senior notes, each holder of the senior notes has the right to require the issuers to repurchase all of such holder’s senior notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the repurchase date.

Covenants.  The indenture governing the senior notes contains covenants limiting, among other things, the issuers’ ability and the ability of their restricted subsidiaries to

•	incur additional indebtedness;

•	pay dividends on or make other distributions or repurchase the capital stock of Education Management LLC or any of its parent companies;

•	make certain investments, including capital expenditures;

•	enter into certain types of transactions with affiliates;

•	use assets as security in other transactions; and

•	sell certain assets or merge with or into other companies.

Events of Default.  The indenture governing the senior notes also provides for events of default which, if any of them occurs, would permit or require the principal amount of, premium, if any, and accrued interest and additional interest, if any, on such senior notes to become or to be declared due and payable. In addition, the senior notes include a cross-default provision to debt with a principal amount of greater than $50.0 million, which would cause the senior notes to be prepaid or redeemed.

As of June 30, 2009, we were in compliance in all material respects with all covenants and provisions contained in the indenture governing these notes.

Guarantees.  The senior notes are fully and unconditionally guaranteed on an unsecured senior basis by all of Education Management LLC’s direct and indirect domestic restricted subsidiaries, other than any subsidiary that directly owns or operates a school or has been formed for such purpose and has no material assets. The guarantees of the senior notes will rank equally in right of payment with or senior to all indebtedness of each such entity.

     10 1/4% Senior Subordinated Notes due 2016

General.  In connection with the Transaction, our subsidiaries, Education Management LLC and Education Management Finance Corp. (collectively, the “issuers”), co-issued $385.0 million aggregate principal amount of 10 1/4% senior subordinated notes due 2016. Cash interest payments are due and payable semi-annually in arrears on June 1 and December 1 to holders of the senior subordinated notes of record on the immediately preceding May 15 and November 15, and commenced on December 1, 2006. Interest on the senior subordinated notes is computed on the basis of a 360-day year comprised of 12 30-day months.

Ranking.  The senior subordinated notes are the issuers’ unsecured senior subordinated obligations and are subordinated in right of payment to all existing and future senior indebtedness of the issuers (including borrowings under the senior secured credit facilities) to the extent of the value of the assets securing such indebtedness and to all liabilities of non-guarantor subsidiaries of the issuers; and are senior in right of payment to any future subordinated indebtedness of the issuers (as defined with respect to the senior subordinated notes).

Optional Redemption.  The senior subordinated notes may be redeemed at the issuer’s option, in whole or in part, at any time prior to June 1, 2011, at a redemption price equal to 100% of the principal amount of the senior subordinated notes redeemed, plus the greater of (1) 1.0% of the then outstanding principal amount of the senior subordinated notes; and (2) the excess, if any, of (a) the present value at such redemption date of the redemption price of the senior subordinated notes at June 1, 2011 (as set forth in the table below), computed using a discount rate equal to the applicable treasury rate as of such redemption date plus 50 basis points; over (b) the then outstanding principal amount of the senior subordinated notes, plus accrued and unpaid interest and additional interest, if any, to the redemption date. The senior subordinated notes may be redeemed at the issuers’ option, in whole or in part, at any time on or after June 1, 2011, at the redemption prices (expressed as percentages of principal amount thereof) as set forth in the table below, plus accrued and unpaid interest and additional interest, if any, to the redemption date, if redeemed during the 12-month period commencing on June 1 of the years set forth below:

Year	Percentage

2011	105.125%
2012	103.417%
2013	101.708%
2014 and thereafter	100.000%

Change of Control.  Upon the occurrence of a change of control, which is defined in the indenture governing the senior subordinated notes, each holder of the senior subordinated notes has the right to require the issuers to repurchase all of such holder’s senior subordinated notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the repurchase date.

Covenants.  The indenture governing the senior subordinated notes contains covenants limiting, among other things, the issuers’ ability and the ability of their restricted subsidiaries to

•	incur additional indebtedness;

•	pay dividends on or make other distributions or repurchase the capital stock of Education Management LLC or any of its parent companies;

•	make certain investments, including capital expenditures;

•	enter into certain types of transactions with affiliates;

•	use assets as security in other transactions; and

•	sell certain assets or merge with or into other companies.

Events of Default.  The indenture governing the senior subordinated notes also provides for events of default which, if any of them occurs, would permit or require the principal amount of, premium, if any, and accrued interest and additional interest, if any, on such senior notes to become or to be declared due and payable.

As of June 30, 2009, Education Management LLC was in compliance in all material respects with all covenants and provisions contained in the indenture governing these notes.

Guarantees.  The senior subordinated notes are fully and unconditionally guaranteed on an unsecured senior subordinated basis by all of Education Management LLC’s direct and indirect domestic restricted subsidiaries, other than any subsidiary that directly owns or operates a school or has been formed for such purpose and has no material assets. The guarantees of the senior subordinated notes will be subordinated in right of payment to all existing and future senior indebtedness of each entity.

Covenant Compliance

Under its senior secured credit facilities, our subsidiary, Education Management LLC, is required to satisfy a maximum total leverage ratio, a minimum interest coverage ratio and other financial conditions tests. As of June 30, 2009, it was in compliance with the financial and non-financial covenants. Its continued ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that it will meet those ratios and tests in the future.

Adjusted EBITDA is a non-GAAP measure used to determine our compliance with certain covenants contained in the indentures governing the Notes and in the credit agreement governing the senior secured credit facilities. Adjusted EBITDA is defined as EBITDA further adjusted to exclude unusual items and other adjustments permitted in calculating covenant compliance under our senior secured credit facilities and the indentures governing the Notes. We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors to demonstrate compliance with our financing covenants.

The breach of covenants in the credit agreement governing the senior secured credit facilities that are tied to ratios based on Adjusted EBITDA could result in a default under that agreement, in which case the lenders could elect to declare all amounts borrowed due and payable. Any such acceleration would also result in a default under our indentures governing the Notes. Additionally, under the credit agreement governing the senior secured credit facilities and the indentures governing the Notes, our ability to engage in activities such as incurring additional indebtedness, making investments and paying dividends is also tied to ratios based on Adjusted EBITDA.

Adjusted EBITDA does not represent net income or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In addition, unlike GAAP measures such as net income and earnings per share, Adjusted EBITDA does not reflect the impact of our obligations to make interest payments on our other debt service obligations, which have increased substantially as a result of the indebtedness incurred in June 2006 to finance the Transaction and related expenses. While Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, these terms are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation. Adjusted EBITDA does not reflect the impact of earnings or charges resulting from matters that we may consider not to be indicative of our ongoing operations. In particular, the definition of Adjusted EBITDA in the senior credit facilities and the indentures allows us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net income. However, these are expenses that may recur, vary greatly and are difficult to predict. Further, our debt instruments require that Adjusted EBITDA be calculated for the most recent four fiscal quarters. As a result, the measure can be disproportionately affected by a particularly strong or weak quarter. Further, it may not be comparable to the measure for any subsequent four-quarter period or any complete fiscal year.

The following is a reconciliation of net income, which is a GAAP measure of operating results, to Adjusted EBITDA for Education Management LLC as defined in our debt agreements. The terms and related calculations are defined in the senior secured credit agreement (in millions).

			For the
			Year Ended
	Year Ended		June 30,
	June 30,		2009,
	2008	2009	as adjusted(1)

Net income	$64.7	$104.2	$122.5
Interest expense, net	157.7	153.6	124.6
Provision for income taxes	41.1	61.2	71.9
Depreciation and amortization(2)	100.3	112.3	112.3

EBITDA	363.8	431.3	431.3

Reversal of impact of unfavorable leases(3)	(1.5)	(1.4)	(1.4)
Advisory and transaction costs(4)	5.0	5.0	5.0
Severance and relocation	3.7	4.9	4.9
Capital taxes	1.2	1.2	1.2
Other	1.7	1.5	1.5

Adjusted EBITDA — Covenant Compliance	$373.9	$442.5	$442.5

(1)	As adjusted to give effect to (i) the sale of 20,000,000 shares of common stock by us in this offering at an assumed initial public offering price of $19.00 per share, the midpoint of the range set forth on the cover page of this prospectus, at July 1, 2008 and (ii) the application of the net proceeds of this offering as described under “Use of Proceeds”.

(2)	Depreciation and amortization includes non-cash charges related to fixed asset impairments of $5.5 million in the year ended June 30, 2008.

(3)	Represents non-cash reduction to rent expense due to the amortization on $7.3 million of unfavorable lease liabilities resulting from fair value adjustments required under SFAS No. 141 as part of the Transaction.

(4)	Represents $5.0 million of advisory fees per annum beginning June 1, 2006 under the Sponsor Management Agreement.

Education Management LLC’s covenant requirements and actual and as adjusted ratios for fiscal 2009 are as follows:

	Covenant	Actual	As Adjusted
	Requirements	Ratios	Ratios(1)

Senior Secured Credit Facilities
Adjusted EBITDA to Consolidated Interest Expense ratio	Minimum of 1.70x	2.88x	3.55x
Consolidated Total Debt to Adjusted EBITDA ratio	Maximum of 6.75x	3.77x	3.10x

(1)	As adjusted to give effect to (i) the sale of 20,000,000 shares of common stock by us in this offering at an assumed initial public offering price of $19.00 per share, the midpoint of the range set forth on the cover page of this prospectus, at July 1, 2008 and (ii) the application of the net proceeds of this offering as described under “Use of Proceeds”.

MATERIAL U.S. FEDERAL TAX CONSEQUENCES
FOR NON-U.S. HOLDERS OF COMMON STOCK

The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of common stock by a beneficial owner that is a “non-U.S. holder” that holds common stock as a capital asset (generally, property held for investment) and that does not own, and is not deemed to own, more than 5% of the Company’s common stock. A “non-U.S. holder” is a person or entity that, for U.S. federal income tax purposes, is a:

•	non-resident alien individual, other than certain former citizens and residents of the United States subject to tax as expatriates;

•	foreign corporation; or

•	foreign estate or trust.

A “non-U.S. holder” does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition of common stock and is not otherwise a resident of the United States for U.S. federal income tax purposes. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of common stock.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to non-U.S. holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. In addition, this discussion does not address the U.S. federal income tax consequences applicable to a non-U.S. holder who is subject to special treatment under the U.S. federal income tax laws (including a “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for U.S. federal income tax purposes).

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partners of a partnership holding common stock should consult their own tax advisors.

Prospective holders are urged to consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of common stock, including the consequences under the laws of any state, local or foreign jurisdiction.

Dividends

Dividends paid by the Company to a non-U.S. holder of common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a non-U.S. holder will be required to provide an Internal Revenue Service Form W-8BEN certifying its entitlement to benefits under a treaty. A non-U.S. holder of common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

The withholding tax does not apply to dividends paid to a non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the non-U.S. holder were a U.S. person. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of common stock unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States, subject to an applicable treaty providing otherwise; or

•	the Company is or has been a U.S. real property holding corporation, as defined below, at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, and its common stock is not regularly traded on an established securities market at any time during the calendar year in which the sale or disposition occurs.

The Company believes that it is not, and does not anticipate becoming, a U.S. real property holding corporation.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the Internal Revenue Service in connection with payments of dividends. You may have to comply with certification procedures to establish that you are not a U.S. person in order to avoid additional information reporting (for example, information reporting in connection with the proceeds from a sale or other disposition of common stock) and backup withholding tax requirements. The certification procedures required to claim a reduced rate of withholding under a treaty or to claim non-U.S. status (such as Form W-BEN, W-8ECI) generally will satisfy the certification requirements necessary to avoid the additional information reporting and backup withholding tax as well. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the Internal Revenue Service.

Federal Estate Tax

An individual non-U.S. holder who is treated as the owner of, or has made certain lifetime transfers of, an interest in the common stock will be required to include the value of the stock in his gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has not been any public market for our common stock, and we cannot predict what effect, if any, market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of our common stock. Nevertheless, sales of substantial amounts of common stock, including shares issued upon the exercise of outstanding options, in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate.

Upon the completion of this offering, we will have outstanding an aggregate of 139,770,277 shares of our common stock (assuming no outstanding options are exercised). Of these outstanding shares, the 20,000,000 shares to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased in this offering by our “affiliates”, as that term is defined under Rule 144 of the Securities Act, may be sold only in compliance with the limitations described below. The 119,770,277 remaining outstanding shares of common stock that are not sold in this offering will be deemed “restricted securities” as that term is defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under the Securities Act, such as under Rule 144 under the Securities Act, which is summarized below.

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated) who is deemed to be an affiliate of ours, or who has been an affiliate of ours during the preceding three months, and who has beneficially owned shares of our common stock for at least one year is entitled to sell in any three-month period a number of shares that does not exceed the greater of:

•	1% of the then-outstanding shares of common stock (approximately 1,397,703 shares immediately after this offering assuming no exercise of options); and

•	the average weekly reported volume of trading in the common stock on Nasdaq during the four calendar weeks preceding the date on which notice of sale on Form 144 is filed, subject to restrictions.

If we have been subject to the reporting requirements of the Exchange Act for at least 90 days preceding a sale, and we have filed all required reports under the Exchange Act during the 12 months preceding the sale (or for such shorter period that we were required to file such reports, other than Form 8-K reports), this one-year holding period for affiliates would become a six-month holding period.

Sales by affiliates under Rule 144 are subject to manner-of-sale provisions and notice requirements and to the availability of current public information about us. To the extent that our affiliates sell their shares other than pursuant to Rule 144 or an effective registration statement, the purchaser’s holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

In addition, a person who is not deemed to have been an affiliate of ours at the time of the sale, or at any time during the preceding three months, and who has beneficially owned the shares proposed to be sold for at least one year would be entitled to sell the shares of our common stock under Rule 144 without regard to the manner of sale, public information, volume limitation or notice requirements of Rule 144. Similarly, if we have been subject to the reporting requirements of the Exchange Act for at least 90 days preceding, and we have filed all required reports under the Exchange Act during the 12 months preceding the sale (or for such shorter period that we were required to file such reports other than Form 8-K reports), this one-year holding period for non-affiliates would become a six-month holding period.

Stock Option and Incentive Plans

We intend to file one or more registration statements on Form S-8 under the Securities Act following this offering to register the common stock that is issuable upon exercise of stock options outstanding or issuable under our stock option and incentive plans. These registration statements are expected to become effective upon filing. Shares covered by these registration statements will then be eligible for sale in the public markets, subject to any applicable lock-up agreements and to Rule 144 limitations applicable to affiliates.

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases shares from us in connection with a compensatory stock plan or other written agreement is eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period contained in Rule 144.

Registration Rights

Pursuant to a registration rights agreement, certain of our shareholders have the right to require us to register shares of our common stock held by them. See “Certain Relationships and Related Party Transactions — Registration Rights Agreement”.

Lock-up Agreements

In connection with this offering, the Company, its directors and executive officers, the Sponsors and certain other parties to our existing shareholders agreement, representing a majority of our outstanding shares of common stock immediately prior to the offering, have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. and J.P. Morgan Securities Inc. This agreement does not apply to any existing employee benefit plans.

The 180-day restricted period described in the preceding paragraph will be automatically extended if:

•	during the last 17 days of the 180-day restricted period the Company issues an earnings release or announces material news or a material event; or

•	prior to the expiration of the 180-day restricted period, the Company announces that it will release earnings results during the 15-day period following the last day of the 180-day period,

in which case the restrictions described in this paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

UNDERWRITING

The Company and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. and J.P. Morgan Securities Inc. are the representatives of the underwriters.

Underwriters	Number of Shares

Goldman, Sachs & Co.
J.P. Morgan Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Barclays Capital Inc.
Credit Suisse Securities (USA) LLC
Morgan Stanley & Co. Incorporated
Robert W. Baird & Co. Incorporated
William Blair & Company, L.L.C.
BMO Capital Markets Corp.
Piper Jaffray & Co.
Barrington Research Associates, Inc.
Signal Hill Capital Group LLC
Stifel, Nicolaus & Company, Incorporated
Total

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 3,000,000 shares from the Company. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the Company. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 3,000,000 additional shares.

Paid by the Company	No Exercise	Full Exercise

Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $      per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The Company and its officers, directors and holders of substantially all of the Company’s common stock have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. and J.P. Morgan Securities Inc. This agreement does not apply to any existing employee benefit plans. See “Shares Available for Future Sale” for a discussion of certain transfer restrictions.

The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period the company issues an earnings release or announces material news or a material event; or (2) prior to the expiration of the 180-day restricted period, the Company announces that it will release earnings results during the 15-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release of the announcement of the material news or material event.

Prior to the offering, there has been no public market for the shares. The initial public offering price has been negotiated among the Company and the underwriters. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be the Company’s historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company’s management and the consideration of the above factors in relation to market valuation of companies in related businesses.

EDMC has applied for the quotation of the common stock on Nasdaq under the symbol “EDMC”.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from the Company in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on Nasdaq, in the over-the-counter market or otherwise.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of Goldman, Sachs & Co. and J.P. Morgan Securities Inc. for any such offer; or

(d)	in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This document as well as any other material relating to the shares which are the subject of the offering contemplated by this prospectus does not constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The shares will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange.

The shares are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares with the intention to distribute them to the public. The investors will be individually approached by the issuer from time to time.

This document as well as any other material relating to the shares is personal and confidential and does not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the issuer. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares which are the subject of the offering contemplated by this prospectus may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorised financial adviser.

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

The Company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $4.0 million.

The Company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Company, for which they received or will receive customary fees and expenses. Affiliates of Goldman, Sachs & Co., J.P. Morgan Securities Inc., Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc. are lenders to EDMC and or agents under its senior secured credit facilities, for which they received or will receive customary fees and expenses.

For a discussion of certain conflicts of interest involving the underwriters, see “Conflicts of Interest”.

CONFLICTS OF INTEREST

Affiliates of Goldman, Sachs & Co. beneficially own more than 10% of EDMC. Because Goldman, Sachs & Co. is an underwriter and its affiliates beneficially own more than 10% of EDMC, the underwriters are deemed to have a “conflict of interest” under Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc., which are overseen by the Financial Industry Regulatory Authority. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 2720. Rule 2720 requires that a “qualified independent underwriter” meeting certain standards participate in the preparation of the registration statement and prospectus. J.P. Morgan Securities Inc. has served in that capacity and participated in the preparation of the registration statement and prospectus and exercised the usual standards of due diligence with respect thereto. J.P. Morgan Securities Inc. will not receive any additional compensation for acting as a qualified independent underwriter. EDMC has agreed to reimburse J.P. Morgan Securities Inc. for any fees and expenses incurred in connection with acting as a qualified independent underwriter. Goldman, Sachs & Co. will not confirm sales to any accounts over which it exercises discretionary authority without first receiving a written consent from those accounts. EDMC has agreed to indemnify J.P. Morgan Securities Inc. against certain liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by K & L Gates LLP, Pittsburgh, Pennsylvania, and certain legal matters will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York. Simpson Thacher & Bartlett LLP has in the past provided legal services to us and the Sponsors and may in the future continue to provide legal services to us and the Sponsors.

EXPERTS

The consolidated financial statements and schedule of Education Management Corporation and subsidiaries at June 30, 2009 and 2008, and for each of the three years in the period ended June 30, 2009, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission or SEC, in Washington, DC, a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. For further information with respect to us and our common stock, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto.

As a result of this offering, we will become subject to the full informational requirements of the Securities Exchange Act of 1934, as amended. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We intend to furnish our shareholders with annual reports containing consolidated financial statements certified by an independent public accounting firm. We also maintain an Internet site at http://www.edmc.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

You may obtain a copy of any of our filings, at no cost, by writing or telephoning us at:

Education Management Corporation
210 Sixth Avenue, 33rd Floor
Pittsburgh, Pennsylvania 15222
(412) 562-0900
Attn: Corporate Secretary

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Education Management Corporation and Subsidiaries

We have audited the accompanying consolidated balance sheets of Education Management Corporation and Subsidiaries (the Company) as of June 30, 2009 and 2008 and the consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended June 30, 2009. Our audits also included the financial statement schedule listed in the Index. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Education Management Corporation and Subsidiaries at June 30, 2009 and 2008, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 2009 in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As described in Note 10, the Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109”, during the year ended June 30, 2008.

/s/  Ernst & Young LLP

Pittsburgh, Pennsylvania
August 28, 2009, except for Note 15,
  as to which the date is September 16, 2009

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	June 30,	June 30,
	2009	2008

Assets
Current assets:
Cash and cash equivalents	$363,318	$277,408
Restricted cash	10,372	13,822

Total cash, cash equivalents and restricted cash	373,690	291,230
Receivables, net of allowances of $83,691 and $52,270	122,272	86,580
Notes, advances and other	13,678	11,390
Inventories	9,355	8,490
Deferred income taxes	45,164	25,352
Other current assets	30,163	37,328

Total current assets	594,322	460,370
Property and equipment, net	580,965	504,560
Other long-term assets	58,945	61,066
Intangible assets, net	471,882	483,853
Goodwill	2,579,131	2,585,581

Total assets	$4,285,245	$4,095,430

Liabilities and shareholders’ equity
Current liabilities:
Current portion of long-term debt	$12,622	$12,862
Revolver	100,000	120,000
Accounts payable	53,516	57,430
Accrued liabilities	163,485	128,398
Accrued income taxes	5,015	11,707
Unearned tuition	118,741	69,154
Advance payments	67,020	60,679

Total current liabilities	520,399	460,230
Long-term debt, less current portion	1,876,021	1,888,583
Deferred income taxes	187,583	186,518
Deferred rent	123,656	96,449
Other long-term liabilities	91,933	71,473
Shareholders’ equity:
Common stock, par value $0.01 per share; 40,000,000 shares authorized; 26,772,085 and 26,771,818 issued and outstanding	268	268
Additional paid-in capital	1,339,246	1,339,232
Retained earnings	181,767	77,362
Accumulated other comprehensive loss	(35,628)	(24,685)

Total shareholders’ equity	1,485,653	1,392,177

Total liabilities and shareholders’ equity	$4,285,245	$4,095,430

The accompanying notes are an integral part of these consolidated financial statements.

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands except per share amounts)

	For the Fiscal Year
	Ended June 30,
	2009	2008	2007

Net revenues	$2,011,458	$1,684,158	$1,363,690
Costs and expenses:
Educational services	1,067,724	901,258	729,883
General and administrative	512,675	419,090	315,300
Depreciation and amortization	112,289	100,272	90,565

Total costs and expenses	1,692,688	1,420,620	1,135,748

Income before interest and income taxes	318,770	263,538	227,942
Interest expense, net	153,244	156,358	168,287

Income before income taxes	165,526	107,180	59,655
Provision for income taxes	61,121	41,194	27,244

Net income	$104,405	$65,986	$32,411

Earnings per share:
Basic	$3.90	$2.46	$1.23
Diluted	$3.90	$2.46	$1.23
Weighted average number of shares outstanding:
Basic	26,772	26,772	26,442
Diluted	26,772	26,772	26,442

The accompanying notes are an integral part of these consolidated financial statements.

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	For the Fiscal Year
	Ended June 30,
	2009	2008	2007

Cash flows from operating activities:
Net income	$104,405	$65,986	$32,411
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization on property and equipment	95,582	80,848	71,258
Amortization of intangible assets	16,707	19,424	19,307
Amortization of debt issuance costs	7,763	7,690	7,662
Reimbursements for tenant improvements	22,382	4,400	6,568
Non-cash adjustments in deferred rent	(1,958)	(2,620)	(898)
Deferred income taxes	(8,179)	(20,609)	2,868
Changes in assets and liabilities:
Restricted cash	3,450	(3,514)	(272)
Receivables	(35,692)	(16,625)	(18,965)
Inventories	(899)	(1,502)	(784)
Other assets	(18,981)	(7,221)	1,622
Accounts payable	(5,137)	6,025	4,856
Accrued liabilities	57,628	21,059	72,571
Unearned tuition	49,587	17,202	14,060
Advance payments	6,740	(17,816)	(32,403)

Total adjustments	188,993	86,741	147,450

Net cash flows provided by operating activities	293,398	152,727	179,861

Cash flows from investing activities:
Acquisition of subsidiaries, net of cash acquired	—	(1,947)	(8,543)
Expenditures for long-lived assets	(150,713)	(150,908)	(96,057)
Reimbursements for tenant improvements	(22,382)	(4,400)	(6,568)
Investment in marketable securities	—	—	(344,885)
Redemption of marketable securities	—	—	344,885
Other items, net	—	—	387

Net cash flows used in investing activities	(173,095)	(157,255)	(110,781)

Cash flows from financing activities:
Borrowings on revolving credit facility	180,000	120,000	90,000
Payments on revolving credit facility	(200,000)	(90,000)	(160,000)
Payments of debt	(12,802)	(38,534)	(9,986)
Equity investments	—	—	39,500
Debt issuance costs and other	(873)	—	(833)

Net cash flows used in financing activities	(33,675)	(8,534)	(41,319)
Effect of exchange rate changes on cash and cash equivalents	(718)	(204)	(383)

Net change in cash and cash equivalents	85,910	(13,266)	27,378
Cash and cash equivalents, beginning of period	277,408	290,674	263,296

Cash and cash equivalents, end of period	$363,318	$277,408	$290,674

The accompanying notes are an integral part of these consolidated financial statements.

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
(Dollars in thousands)

	For the Fiscal Year
	Ended June 30,
	2009	2008	2007

Cash paid (received) during the period for:
Interest (including swap settlement)	$146,636	$173,297	$152,963
Income taxes, net of refunds	76,173	48,179	(19,371)
Noncash investing activities:
Capital expenditures in current liabilities	$22,192	$31,230	$21,279

The accompanying notes are an integral part of these consolidated financial statements.

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(Dollars in thousands)

				Accumulated
				Other
	Common	Additional		Comprehensive
	Stock at	Paid-in	Retained	Income
	Par Value	Capital	Earnings	(Loss)		Total

Balance, June 30, 2006	$260	$1,299,740	$(19,696)	$2,418		$1,282,722

Equity investment	8	39,492	—	—		39,500
Comprehensive income:
Net income	—	—	32,411	—		32,411
Foreign currency translation	—	—	—	(334)		(334)
Unrealized loss on interest rate swaps, net of tax benefit of $2,772	—	—	—	(3,545)		(3,545)

Comprehensive income						28,532

Balance, June 30, 2007	$268	$1,339,232	$12,715	$(1,461)		$1,350,754

Comprehensive income:
Net income	—	—	65,986	—		65,986
Foreign currency translation	—	—	—	68		68
Unrealized loss on interest rate swaps, net of tax benefit of $13,609	—	—	—	(23,292)		(23,292)

Comprehensive income						42,762

Cumulative effect of adoption of FASB Interpretation No. 48 (“FIN 48”) (Note 10)	—	—	(1,339)	—		(1,339)

Balance, June 30, 2008	$268	$1,339,232	$77,362	$(24,685	)(a)	$1,392,177

Comprehensive income:
Net income	—	—	104,405	—		104,405
Foreign currency translation	—	—	—	(1,147)		(1,147)
Unrealized loss on interest rate swaps, net of tax benefit of $5,709	—	—	—	(9,796)		(9,796)

Comprehensive income						93,462
Other	—	14	—	—		14

Balance, June 30, 2009	$268	$1,339,246	$181,767	$(35,628	)(a)	$1,485,653

(a)	The balance in accumulated other comprehensive loss at June 30, 2009 and 2008 is comprised of $34.2 million and $24.4 million of unrealized net losses on interest rate swaps, net of tax, respectively and $1.4 million and $0.3 million of cumulative foreign currency translation losses, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS, GOVERNANCE AND CHANGE IN OWNERSHIP

Description of Business

Education Management Corporation and its subsidiaries (the “Company”) is among the largest providers of post-secondary education in North America, with approximately 110,800 active students as of October 2008. The Company offers education through four different education systems (The Art Institutes, Argosy University, the Brown Mackie Colleges and South University) and through fully online platforms at three of the four education systems. The schools provide students a wide variety of programmatic and degree choices in a flexible learning environment. The curriculum is designed with a distinct emphasis on applied career-oriented content and is primarily taught by faculty members that possess practical and relevant professional experience in their respective fields.

Change in Ownership

On June 1, 2006, the Company was acquired by a consortium of private equity investment funds led by Providence Equity Partners, Goldman Sachs Capital Partners and Leeds Equity Partners (collectively, the “Sponsors”). The acquisition was accomplished through the merger of EM Acquisition Corporation into the Company, with the Company surviving the merger (the “Transaction”). Pursuant to the terms of the merger agreement, all outstanding shares of the Company’s common stock were cancelled in exchange for $43.00 per share in cash. The Sponsors, together with certain other investors, became the owners of the Company.

The acquisition of the Company was financed by equity invested in EM Acquisition Corporation by the Sponsors and other investors, cash on hand, borrowings under a new senior secured credit facility by Education Management LLC (“EM LLC”) and the issuance by EM LLC and Education Management Finance Corp. (a wholly-owned subsidiary of EM LLC) of senior notes due 2014 and senior subordinated notes due 2016.

Government Regulations

Each of the Company’s schools located in the United States is recognized by accreditation agencies and by the U.S. Department of Education, enabling students to access federal student loans, grants and other forms of public and private financial aid. Participating institutions are required to administer Title IV program funds in accordance with the Higher Education Act (“HEA”) and U.S. Department of Education regulations and must use diligence in approving and disbursing funds and servicing loans. In the event a participating institution does not comply with federal requirements or if student loan default rates are at a level that exceeds certain thresholds set by statute and regulation, that institution could lose its eligibility to participate in Title IV programs or could be required to repay funds determined to have been improperly disbursed. Most of the students that attend the Company’s schools participate in federal and state financial aid and assistance programs.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries and a controlled entity. All significant inter-company transactions and balances have been eliminated. Unless otherwise specified, any reference to a “year” is to a fiscal year ended June 30. Certain prior year balances have been reclassified to conform to the current year presentation.

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management bases its estimates on assumptions that management believes to be reasonable under the circumstances, the results of which form a basis for making judgments about the carrying value of assets and liabilities that are not readily available from other sources. Actual results may differ from these estimates under different assumptions or conditions. However, management believes that its estimates are reasonable.

Cash and Cash Equivalents and Restricted Cash

The Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents. These investments are stated at cost, which, based upon the scheduled maturities, approximates fair value.

The Company’s schools hold funds from the United States government under various student aid grant and loan programs in separate bank accounts, and serve as trustee for the U.S. Department of Education or respective lender, guaranty agency or student borrower, as applicable. The funds held in these bank accounts are not shown as cash or restricted cash on the consolidated balance sheet until the authorization and disbursement process has occurred. Once the authorization and disbursement process to the student has been completed, the funds are transferred to unrestricted accounts and become available for use in current operations. This transfer generally occurs for the period of the academic term for which such funds were authorized with no term being more than 16 weeks in length.

U.S. Department of Education regulations require Title IV program funds received by the Company’s educational institutions in excess of the charges applied to the relevant students at that time to be, with these students’ permission, maintained and classified as restricted. In addition, some states have similar requirements. Restricted cash includes $5.3 million and $12.8 million of these amounts at June 30, 2009 and 2008, respectively. It also includes a $3.6 million balance related to a restricted cash account required to be maintained in connection with an operating lease at one of the Company’s schools at June 30, 2009. Restricted cash also includes $1.5 million and $1.0 million at June 30, 2009 and 2008, respectively, for endowments required by state law at certain of the Company’s schools.

Allowances for Doubtful Accounts

The Company determines its allowance for doubtful accounts for most locations primarily by categorizing gross receivables based upon the enrollment status (in-school vs. out-of-school) of the student. The reserve is established based on the likelihood of collection in consideration of the Company’s historical experience and current economic conditions, which results in a higher reserve rate for out-of-school students compared to in-school students. Student accounts are monitored through an aging process whereby past due accounts are pursued. When certain criteria are met, which is generally when receivables age past the due date by more than four months, and internal collection measures have been taken without success, the accounts of former students are placed with an outside collection agency. Student accounts that are in collection are reserved for at a high rate and are evaluated on a case-by-case basis before being written off.

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Inventories

Inventories consist mainly of textbooks and supplies held for sale to students enrolled in the Company’s educational programs. Cost is determined using the average cost method and inventories are valued at the lower of cost or market.

Property and Equipment

Property and equipment is recorded at its actual cost less accumulated depreciation. Depreciation policies for such assets are as follows:

•	Buildings are depreciated over an estimated useful life of 30 years using the straight-line method.

•	Leasehold improvements and capitalized lease costs are amortized using the straight-line method over the shorter of the original lease term, exclusive of any renewal periods, or their estimated useful lives, which is generally 7 to 15 years.

•	The remainder of the Company’s property and equipment is depreciated over estimated useful lives ranging from 3 to 7 years using the straight-line method.

Accelerated depreciation methods are generally used for income tax purposes. The Company evaluates the recoverability of property and equipment with finite lives whenever events or changes in circumstances indicate the carrying amount of such assets may not be fully recoverable in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144 “Accounting for Impairment or Disposal of Long-Lived Assets”.

Leases

The Company and its subsidiaries lease certain classroom, dormitory and office space as well as equipment and automobiles under operating leases. Before entering into a lease, an analysis is performed to determine whether a lease should be classified as a capital or an operating lease according to SFAS No. 13, “Accounting for Leases”. The Company also leases space from time to time on a short-term basis in order to provide specific courses or programs.

Certain of the Company’s lease agreements include tenant improvement allowances. Once the lease agreement is signed, these tenant improvement allowances are recorded as other current assets with the offset to deferred rent liabilities on the consolidated balance sheet. As spending occurs, the Company records increases to leasehold improvement assets in property and equipment. Other current assets are reduced once the landlord reimburses the Company. Leasehold improvement assets are amortized on a straight-line basis over the shorter of the term of the lease or useful life of the asset as additional depreciation expense while deferred rent liabilities are amortized over the term of the lease as a reduction to rent expense.

Certain of the Company’s lease agreements include rent escalation clauses, which if fixed or determinable, are recognized on a straight-line basis over the life of the lease in accordance with SFAS No. 13. Lease terms generally range from one to ten years with one or more renewal options. For leases with renewal options, the Company records rent expense and amortizes the leasehold improvements on a straight-line basis over the original lease term, exclusive of the renewal period. When a renewal occurs, the Company records rent expense over the new term.

Goodwill and Other Identifiable Intangible Assets

Goodwill consists of the cost in excess of fair value of the identifiable net assets of entities acquired in purchase business combinations. Other intangibles include student relationships, licenses,

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

accreditation and Title IV program participation, tradenames, curriculum, programs and favorable leases. The Company uses the income approach to establish student relationship asset fair values. Tradenames are valued by the “relief from royalty” method, estimating the amount of royalty income that would be generated if the assets were licensed in an arms length transaction to a third party. The Company uses a combination of the cost and income approaches to establish the asset value of licenses, accreditation and Title IV program participation assets and the cost approach for education programs and curriculum. The cost of intangible assets with determinable useful lives is amortized over 3 to 9 years. Goodwill and indefinite-lived intangibles are evaluated annually on April 1 for impairment and on an interim basis if events or changes in circumstances between annual tests indicate that the asset might be impaired.

Goodwill is potentially impaired when the carrying amount of a reporting unit’s goodwill exceeds its implied fair value, as determined under a two-step approach. The first step is to determine the estimated fair value of each reporting unit. Components are combined when determining reporting units if they have similar economic characteristics. Each education system that the Company operates is a reporting unit for purposes of the impairment tests.

The Company estimates the fair value of each reporting unit by estimating the present value of the reporting unit’s future cash flows. If the recorded net assets of the reporting unit are less than the reporting unit’s estimated fair value, then no impairment exists. Alternatively, if the recorded net assets of the reporting unit exceed its estimated fair value, then goodwill is potentially impaired and a second step is performed. In the second step, the implied fair value of the goodwill is determined by deducting the estimated fair value of all tangible and identifiable intangible net assets of the reporting unit from the estimated fair value of the reporting unit. If the recorded amount of goodwill exceeds this implied fair value, an impairment charge is recorded for the excess.

The impairment test for indefinite-lived assets, consisting of the licensing, accreditation and Title IV program participation assets and The Art Institute tradename, generally requires at least an annual determination of the fair value of the intangible asset. If the fair value of the intangible asset is less than its carrying value, an impairment loss is recognized for an amount equal to the difference. The intangible asset is then carried at its new fair value.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes”, which requires the use of the asset and liability method. Under this method, deferred tax assets and liabilities result from (i) temporary differences in the recognition of income and expense for financial and income tax reporting requirements, and (ii) differences between the recorded value of assets acquired in business combinations accounted for as purchases for financial reporting purposes and their corresponding tax bases. SFAS No. 109 also requires that deferred income tax assets be reduced by a valuation allowance if it is more-likely-than-not that some portion of the deferred income tax asset will not be realized.

Derivative Financial Instruments

EM LLC utilizes interest rate swap agreements, which are contractual agreements to exchange payments based on underlying interest rates, to manage a portion of its floating rate term debt. The interest rate swap agreements qualify and are designated as cash flow hedges under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. As such, the swaps are accounted for as an asset or a liability in the consolidated balance sheets at fair value. Changes in the fair value of the interest rate swaps are recorded in other comprehensive income (loss), net of tax benefit or expense, as the hedges are deemed highly effective for accounting purposes. The fair value of the

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

swap agreements are estimated by a qualified third party based on current settlement prices and quoted market prices of comparable contracts. EM LLC currently does not use derivative financial instruments for trading or speculative purposes, nor is EM LLC a party to leveraged derivatives.

Foreign Currency Translation

The financial position and results of operations of the Company’s foreign subsidiaries are initially measured in these entities’ functional currency, which is Canadian dollars. Accordingly, the assets and liabilities of the foreign subsidiaries are translated to U.S. dollars using the exchange rates in effect at the balance sheet date. Revenues and expenses are translated into U.S. dollars using the average monthly exchange rates. Translation adjustments resulting from this process are recorded as a separate component of equity designated as accumulated other comprehensive income (loss) in the consolidated balance sheets. Translation gains or losses during the years presented in the financial statements were not material.

Revenue Recognition

The Company’s net revenues consist of tuition and fees, student housing fees, bookstore sales, restaurant sales in connection with culinary programs, workshop fees, finance charges related to credit extended to students and sales of related study materials. Net revenues are reduced for student refunds and scholarships.

Tuition revenue varies based on the average tuition charge per credit hour, type of program, specific curriculum, the average student population and number of credit hours taken. During fiscal 2009, the Company derived 91.7% of its net revenues from tuition and fees as compared to 91.1% of its net revenues from tuition and fees during each of fiscal 2008 and 2007. Bookstore and housing revenues are largely a function of the average student population.

The Company bills tuition and housing revenues at the beginning of an academic term and recognizes the revenue on a pro rata basis over the term of instruction or occupancy. Some of the Company’s academic terms have starting and ending dates that differ from the Company’s fiscal quarters. Therefore, at the end of each fiscal quarter, the Company has tuition from academic terms where the associated revenue has not yet been earned. Accordingly, these amounts have been recorded as unearned tuition in the accompanying consolidated balance sheets. Advance payments represent that portion of payments received but not earned and are also recorded as a current liability in the accompanying consolidated balance sheets. These payments are typically related to future academic periods and generally are refundable.

If a student withdraws from one of the Company’s schools, a student’s obligation for tuition and fees is limited depending on when a student withdraws during an academic term. Student refunds are regulated by the standards of the U.S. Department of Education, most state education authorities that regulate the Company’s schools, the accrediting commissions that accredit the Company’s schools and the Company’s own internal policies (collectively, “Refund Policies”). Refund Policies vary by state, and the limitations imposed by the Refund Policies are generally based on the portion of the academic term that has elapsed at the time the student withdraws. The greater the portion of the academic term that has elapsed at the time the student withdraws, the greater the student’s obligation is to the school for the tuition and fees related to that academic term. The Company records revenue net of any refunds that result from any applicable Refund Policy; therefore, the Company does not recognize gross revenue on amounts that will ultimately be refunded in future periods.

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Costs and Expenses

Educational services expense consists primarily of costs related to the development, delivery and administration of the Company’s education programs. Major cost components are faculty compensation, administrative salaries, costs of educational materials, facility leases and school occupancy costs, information systems costs, bad debt expense and private loan fees.

General and administrative expense consists of marketing and student admissions expenses and certain central staff departmental costs such as executive management, finance and accounting, legal, corporate development and other departments that do not provide direct services to the Company’s education programs.

Advertising costs are expensed in the fiscal year incurred and classified as general and administrative expense in the accompanying consolidated statements of operations. The Company’s advertising expense was $218.1 million, $180.8 million and $132.4 million during the fiscal years ended June 30, 2009, 2008 and 2007, respectively.

Share-Based Payment

In August 2006, the Company’s board of directors approved the 2006 Stock Option Plan (the “Plan”) for executive management and key personnel. As of June 30, 2009, approximately 1.7 million options were outstanding under this plan. Under SFAS No. 123R, “Share-Based Payment”, compensation expense related to these grants is not recognized until one of the conditions entitling these participants to fair value for their shares becomes probable. The Company has not recognized compensation expense related to any options granted during the years ended June 30, 2009, 2008 or 2007 even though certain of its time-based stock options vested during these fiscal years. Compensation expense was not recognized because (i) shares of the Plan’s common stock that are received upon an option holder’s exercise are subject to a call right held by the Company, which allows the Company to repurchase such common stock at a value equal to the lesser of an option exercise price or current fair value if an employee voluntarily terminates his or her employment or is terminated for cause, and (ii) in the event that the Company does not exercise this repurchase right, the holder is prohibited from selling the shares of common stock received upon exercise of a stock option without the Company’s prior consent.

The Black-Scholes option pricing model is used to determine the fair value of time-based stock options at the grant date. In order to value performance and market-based options, the Company uses a Monte Carlo simulation model based on the assumptions used in the time-based options’ Black-Scholes model. Such assumptions can significantly impact the fair values of stock options and associated compensation expense recognized over the requisite service periods. See Note 11 for further discussion of stock-based compensation.

Segment Reporting

The Company’s chief operating decision maker, as defined by SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information”, allocates resources and assesses the performance of the Company at an education system level closely aligned to the brands it manages. The majority of the Company’s schools across these education systems provide services to students utilizing similar delivery methods resulting in similar long term financial performance characteristics. As such, the Company believes it meets the criteria in SFAS No. 131 for aggregating the education systems into a single reportable segment.

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Contingencies

The Company accrues for contingent obligations when it is probable that a liability is incurred and the amount is reasonably estimable. As facts concerning contingencies become known, management reassesses its position and makes appropriate adjustments to its financial statements. Estimates that are particularly sensitive to future changes include tax, legal, and other regulatory matters, which are subject to change as events evolve, and as additional information becomes available during the administrative and litigation process.

Recently Issued Accounting Standards

In February 2008, the FASB issued FASB Staff Position (“FSP”) No. 157-2, “Effective Date of FASB Statement No. 157”, which delayed the effective date for applying SFAS No. 157 to nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. Nonfinancial assets and nonfinancial liabilities for which the Company has not applied the provisions of SFAS No. 157 include those measured at fair value as a result of goodwill and long-lived asset impairment testing. The Company does not expect the adoption of FSP No. 157-2, which is effective for the Company on July 1, 2009, to have a material impact on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141R, “Business Combinations”, which establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in a company it acquires, including the recognition and measurement of goodwill resulting from a business combination. The requirements of SFAS No. 141R are effective for the Company beginning July 1, 2009. The Company will apply the provisions of this standard for any business combination that transpires subsequent to the effective date of the standard.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities — an Amendment of FASB Statement 133”, which enhances required disclosures regarding how an entity uses and accounts for derivative instruments. The Company adopted SFAS No. 161 on January 1, 2009 and its adoption did not impact the Company’s consolidated financial statements but did result in expanded disclosures contained in Note 8.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events”, which formalizes the period after the balance sheet date that management is required to evaluate subsequent events, the circumstances under which an entity is required to record events or transactions occurring after the balance sheet date in that period’s financial statements and the required disclosures that an entity shall make in its financial statements. SFAS No. 165 is effective for the Company beginning in the fourth fiscal quarter of 2009. The Company performed an evaluation of subsequent events through August 28, 2009, the date the financial statements were issued.

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codificationtm and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162”. All existing accounting standard documents are superseded by the Codification. All current references to GAAP will no longer be used in the Company’s consolidated financial statements upon adoption in the first fiscal quarter of 2010. The Codification does not change or alter existing GAAP and, therefore, it will have no impact on the Company’s consolidated financial statements.

3.	EARNINGS PER SHARE

Basic earnings per share (“EPS”) is computed using the weighted average number of shares outstanding during the period, while diluted EPS is calculated to reflect the potential dilution related to

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

time-based and performance-based stock options. The Company uses the treasury stock method to compute diluted EPS.

Basic and diluted EPS were calculated as follows (in thousands, except per share amounts):

	For the year ended
	June 30,
	2009	2008	2007

Net income	$104,405	$65,986	$32,411
Weighted average number of shares outstanding
Basic	26,772	26,772	26,442
Effect of stock options	—	—	—

Dilutive	26,772	26,772	26,442
Earnings per share:
Basic	$3.90	$2.46	$1.23
Diluted	$3.90	$2.46	$1.23

All stock options for all periods presented were contingently issuable as defined by SFAS No. 128, “Earnings Per Share”. As none of the thresholds that would cause share dilution under this standard were met, none of the Company’s outstanding stock options during the periods presented were dilutive.

4.	PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at June 30 (in thousands):

Asset Class	2009	2008

Land	$17,805	$17,805
Buildings and improvements	74,171	73,428
Leasehold improvements and capitalized lease costs	329,449	259,882
Furniture and equipment	97,783	85,868
Technology and other equipment	170,818	134,667
Software	45,651	32,768
Library books	29,778	24,348
Construction in progress	43,470	31,250

Total	808,925	660,016
Less accumulated depreciation	227,960	155,456

Property and equipment, net	$580,965	$504,560

Depreciation and amortization expense on property and equipment was $95.6 million, $80.9 million and $71.3 million, respectively, for the years ended June 30, 2009, 2008 and 2007. Such expense includes approximately $4.5 million of impairment charges related to fixed assets at one of the Company’s schools in fiscal 2008.

5.	GOODWILL AND INTANGIBLE ASSETS

Goodwill

As a result of the Transaction, the Company recorded approximately $2.6 billion of goodwill. As defined in SFAS No. 141, “Business Combinations”, goodwill is recognized as an asset in the financial

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

statements and is initially measured as the excess of the purchase price of the acquired company over the amounts assigned to net assets acquired. In connection with the Transaction, property, equipment, intangible assets other than goodwill and other assets and liabilities were recorded at fair value. The remaining value was assigned to goodwill and represents the intrinsic value of the Company beyond its tangible and identifiable intangible assets. This is evidenced by the excess of the amount paid to acquire the Company over the values of these respective assets.

The following table summarizes changes in goodwill during the fiscal years ended June 30, 2008 and 2009 (in thousands):

Goodwill at June 30, 2007	$2,576,055
Adoption of FIN 48	9,441
Other items, net	85

Goodwill at June 30, 2008	2,585,581
Reduction from release of deferred tax asset valuation allowances (Note 10)	(5,703)
Other tax items, net	(747)

Goodwill at June 30, 2009	$2,579,131

Intangible Assets

Intangible assets other than goodwill consisted of the following amounts at June 30 (in thousands):

	2009		2008
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization

Tradename-Art Institute	$330,000	$—	$330,000	$—
Tradename-Argosy University	3,000	(1,028)	3,000	(694)
Licensing, accreditation and Title IV program participation	112,179	—	112,179	—
Curriculum and programs	27,974	(13,520)	23,200	(8,989)
Student contracts, applications and relationships	39,511	(32,479)	39,511	(23,325)
Favorable leases and other	16,351	(10,106)	16,409	(7,438)

Total intangible assets	$529,015	$(57,133)	$524,299	$(40,446)

State licenses and accreditations of the Company’s schools as well as their eligibility for Title IV program participation are periodically renewed in cycles ranging from every year to up to every ten years depending upon government and accreditation regulations. The Company considers these renewal processes to be a routine aspect of the overall business and assigned these assets indefinite lives.

Tradenames are often considered to have useful lives similar to that of the overall business, which generally means such assets are assigned an indefinite life for accounting purposes. However, the Argosy tradename was assigned a finite life at the date of the Transaction due to the potential for that tradename to be eliminated. As such, the same life was assigned to that asset, nine years, as was assigned to their existing student relationship’s economic life.

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Amortization of intangible assets was $16.7 million, $19.4 million and $19.3 million during the years ended June 30, 2009, 2008 and 2007, respectively. Amortization in the year ended June 30, 2008 included approximately $1.0 million of impairment charges at certain schools.

Total estimated amortization of the Company’s intangible assets at June 30, 2009 for each of the years ending June 30, 2010 through 2014 and thereafter is as follows (in thousands):

Amortization
Fiscal Years	Expense

2010	$8,617
2011	7,284
2012	6,219
2013	3,872
2014	2,104
Thereafter	1,607

6.	ACCRUED LIABILITIES

Accrued liabilities consist of the following at June 30 (in thousands):

	2009	2008

Payroll, bonus and related taxes	$77,894	$55,076
Capital expenditures	8,032	18,359
Advertising	25,192	11,770
Interest	13,878	11,084
Benefits	8,597	8,501
Other	29,892	23,608

Total accrued liabilities	$163,485	$128,398

7.	SHORT TERM AND LONG TERM DEBT

On June 1, 2006, in connection with the Transaction, EM LLC (i) entered into a $1,485.0 million senior secured credit facility, consisting of a $1,185.0 million term loan facility with a seven-year maturity and a $300.0 million revolving credit facility with a six-year maturity, and (ii) issued an aggregate of $760.0 million of senior notes and senior subordinated notes. On February 27, 2008, EM LLC increased the revolving credit facility to $322.5 million through increased bank participation; there were no amendments to the existing credit agreement and no loan fees paid in connection with this increase.

In March 2009, EM LLC executed an amendment to its senior secured credit facilities that removed a $175.0 million limitation on letters of credit issued pursuant to the revolving credit facility. Under the amended agreement, which was accounted for as a modification, the issuing bank under the revolving credit facility has discretion to issue letters of credit in excess of $175.0 million, and EM LLC may designate one or more additional issuing banks to issue letters of credit in excess of $175.0 million. The amendment also allows EM LLC to extinguish up to $400.0 million of its existing outstanding term loan prior to June 30, 2010 at less than par value pursuant to a specified auction procedure. EM LLC incurred $0.9 million in capitalizable fees related to the amendment in the year ended June 30, 2009.

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Short-Term Debt:

In September 2008, EM LLC borrowed $180.0 million under the revolving credit facility as a precautionary measure due to the state of the capital markets and repaid $80.0 million on June 26, 2009. EM LLC had $100.0 million and $120.0 million outstanding on the revolving credit facility at June 30, 2009 and 2008, respectively, in order to satisfy year-end regulatory financial ratios. These balances are classified as short-term debt on the balance sheet as each year’s outstanding balance was repaid in full in the first few days of the following fiscal year.

The interest rate on amounts outstanding under the revolving credit facility at June 30, 2009 and 2008 was 3.75% and 5.75%, respectively, which equals prime plus a margin of 0.50% and 0.75%, respectively. The applicable margin for borrowings under the revolving credit facility can change dependent on certain leverage ratios. EM LLC is obligated to pay a 0.375% rate per annum commitment fee on undrawn amounts under the revolving credit facility, which also varies based on certain leverage ratios. The revolving credit facility is secured by certain of EM LLC’s assets and is subject to EM LLC’s satisfaction of certain covenants and financial ratios described elsewhere in this footnote.

EM LLC had outstanding letters of credit totaling $137.8 million at June 30, 2009, including an aggregate of $121.1 million of letters of credit to the U.S. Department of Education. The U.S. Department of Education requires the Company to maintain a $120.5 million letter of credit due to the Company’s failure to satisfy certain regulatory financial ratios after giving effect to the Transaction. The outstanding letters of credit reduced availability of borrowings under the revolving credit facility, leaving $84.7 million of available borrowings at June 30, 2009.

Long-Term Debt:

The Company’s long-term debt consisted of the following at June 30 (in thousands):

	2009	2008

Senior secured term loan facility due 2013	$1,126,827	$1,138,677
Senior notes due 2014 at 8.75%	375,000	375,000
Senior subordinated notes due 2016 at 10.25%	385,000	385,000
Capital leases	622	1,364
Mortgage debt of consolidated entity	1,194	1,404

Total debt	1,888,643	1,901,445
Less current portion	12,622	12,862

Total long term debt, less current portion	$1,876,021	$1,888,583

Senior Secured Credit Facility

EM LLC issued $1,185.0 million of term loans on June 1, 2006 under the senior secured credit facility. The term loans bore interest at a rate equal to LIBOR plus an applicable margin or, at EM LLC’s option, an applicable margin plus an alternative base rate determined by reference to the higher of (1) the prime rate of interest quoted in the Wall Street Journal Money Rates Section and (2) the federal funds rate plus 0.5%. The applicable margin for borrowings under the secured credit facility may be reduced subject to satisfying certain leverage ratios. The interest rate on the senior secured term loan facility was 2.375% and 4.563% at June 30, 2009 and 2008, respectively.

All obligations under the senior secured credit facilities, including the revolving credit facility, are unconditionally guaranteed by Holdings and all of EM LLC’s subsidiaries other than subsidiaries that

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

own or operate a school and inactive subsidiaries that have less than $100,000 of assets. The senior secured credit facilities are also secured by pledges of the capital stock of the Company and each guarantor and a security interest in, and mortgages on, substantially all the tangible and intangible assets of the Company and each guarantor.

The senior secured credit facilities require EM LLC to prepay outstanding term loans, subject to certain exceptions, in the case of excess cash flow and in the event of certain asset sales, casualty and condemnation events and issuances of debt. In addition, EM LLC is required to make installment payments on the outstanding term loans in quarterly principal amounts of 0.25% of their funded total principal amount for the first six years and nine months, with the remaining amount payable on June 1, 2013.

The senior secured credit facilities contain a number of covenants that, among other things, restrict, subject to certain exceptions, EM LLC’s ability to incur additional indebtedness, pay dividends and distributions on or repurchase capital stock, create liens on assets, enter into sale and leaseback transactions, repay subordinated indebtedness, make investments, loans or advances, make capital expenditures, engage in certain transactions with affiliates, amend certain material agreements, change its lines of business, sell assets and engage in mergers or consolidations. In addition, EM LLC is required to satisfy and maintain a maximum total leverage ratio and a minimum interest coverage ratio under the senior secured credit facilities.

The credit agreement also contains certain customary affirmative covenants and events of default and has a cross-default provision to debt with a principal amount of greater than $50.0 million, which would cause the term loan to be prepaid or redeemed in the event of a default with respect to such debt.

Senior Notes Due 2014 and Senior Subordinated Notes Due 2016

EM LLC issued the senior notes due 2014 and senior subordinated notes due 2016 on June 1, 2006 in connection with the closing of the Transaction. The senior notes and senior subordinated notes are guaranteed by all of EM LLC’s subsidiaries other than any subsidiary that owns or operates a school or has been formed for such purpose and has no material assets.

The $375.0 million of senior notes, which bear interest at 8.75%, are senior unsecured obligations that rank senior in right of payment to future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the senior notes, including the senior subordinated notes due 2016. The senior notes (i) rank equally in right of payment to all existing and future senior debt and other obligations that are not, by their terms, expressly subordinated in right of payment to the senior notes, (ii) are effectively subordinated in right of payment to all existing and future secured debt to the extent of the value of the assets securing such debt, and (iii) are structurally subordinated to all obligations of each subsidiary of EM LLC that is not a guarantor of the senior notes.

The $385.0 million of senior subordinated notes, which bear interest at 10.25%, are unsecured senior subordinated obligations that are subordinated in right of payment to the existing and future senior debt, including the senior secured credit facilities and the senior notes due 2014. The senior subordinated notes (i) are senior in right of payment to all future subordinated debt, (ii) are effectively subordinated in right of payment to all existing and future secured debt to the extent of the value of the assets securing such debt, and (iii) are structurally subordinated to all obligations of each subsidiary of EM LLC that is not a guarantor of the senior subordinated notes.

Interest on the senior notes due 2014 and senior subordinated notes due 2016 is payable semi-annually. The senior notes and senior subordinated notes are redeemable in whole or in part, at the

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

option of EM LLC, at any time at varying redemption prices that generally include premiums, which are defined in the applicable indentures. In addition, upon a change of control, EM LLC is required to make an offer to redeem all of the senior notes and senior subordinated notes at a redemption price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest.

The indentures governing the senior notes and senior subordinated notes contain a number of covenants that restrict, subject to certain exceptions, EM LLC’s ability and the ability of its restricted subsidiaries to incur additional indebtedness or issue certain preferred shares, pay dividends on or make other distributions in respect of its capital stock or make other restricted payments, make certain investments, enter into certain types of transactions with affiliates, create liens securing certain debt without securing the senior notes or senior subordinated notes, as applicable, sell certain assets, consolidate, merge, sell or otherwise dispose of all or substantially all of its assets and designate its subsidiaries as unrestricted subsidiaries.

As of June 30, 2009, future annual principal payments on long-term debt and related instruments are as follows (in thousands):

Fiscal year:
2010	$12,622
2011	12,182
2012	9,151
2013	1,094,524
2014	375,164
Thereafter	385,000

Total	$1,888,643

8.	DERIVATIVE INSTRUMENTS

EM LLC utilizes interest rate swap agreements, which are contractual agreements to exchange payments based on underlying interest rates, to manage the floating rate portion of its term debt. Currently, EM LLC has two five-year interest rate swaps outstanding through July 1, 2011, each for a notional amount of $375.0 million. The interest rate swaps effectively convert a portion of the variable interest rate on the senior secured term loan to a fixed rate. EM LLC receives payments based on the three-month LIBOR and makes payments based on a fixed rate of 5.397%.

The fair value of the interest rate swaps was $54.4 million and $38.9 million at June 30, 2009 and 2008, respectively, which was recorded in other long-term liabilities on the consolidated balance sheet. The Company recorded an unrealized after-tax loss of $9.8 million and $23.3 million for the years ended June 30, 2009 and 2008, respectively, in other comprehensive loss related to the change in market value of the swap agreements. Additionally, at June 30, 2009, there was a cumulative unrealized loss of $34.2 million, net of tax, related to these interest rate swaps included in accumulated other comprehensive loss on the Company’s consolidated balance sheet. This loss would be immediately recognized in the consolidated statement of operations if these instruments fail to meet the cash flow hedge requirements under SFAS No. 133. During fiscal 2009, the Company reclassified $14.4 million from accumulated other comprehensive loss to the consolidated statement of operations, all of which was paid in fiscal 2009 due to normal quarterly settlements of the interest rate swaps. Over the next twelve months, the Company estimates approximately $22.5 million will be reclassified to the consolidated statement of operations based on current interest rates and underlying debt obligations at June 30, 2009.

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company adopted SFAS No. 157, “Fair Value Measurements”, for financial instruments on July 1, 2008. This statement establishes a three-tier fair value hierarchy and prioritizes the inputs used in measuring fair value. The three tiers are as follows: Level one, defined as observable inputs such as quoted prices in active markets; Level two, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level three, defined as unobservable inputs for which little or no market data exists. Level three requires an entity to develop its own assumptions. SFAS No. 157 applies to other accounting pronouncements that require or permit fair value measurements and, accordingly, does not require any new fair value measurements.

The interest rate swap agreements were the only financial assets and liabilities held by the Company that fell within the scope of SFAS No. 157 during the year ended June 30, 2009. Its adoption did not materially impact the Company’s financial statements. The Company used Level two inputs when applying SFAS No. 157 to its interest rate swap agreements, including obtaining quotes from counterparties, which are based on LIBOR forward curves, and assessing non-performance risk based upon published market data.

9.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents the carrying amounts and fair values of financial instruments as of June 30 (in thousands):

	2009		2008
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value

Fair value of interest rate swap liabilities	$54,421	$54,421	$38,916	$38,916
Variable rate debt	1,126,827	1,031,047	1,138,677	1,058,970
Fixed rate debt	761,816	738,916	762,768	710,555

The fair values of cash and cash equivalents, accounts receivable, the revolving credit facility, accounts payable and accrued expenses approximate carrying values. This is due to the short-term nature of these instruments. The derivative financial instruments are carried at fair value, which is based on the SFAS No. 157 framework discussed in Note 8. The fair values of the Company’s debt were determined based on each instrument’s trading value at June 30.

10.	INCOME TAXES

The composition of income before taxes from domestic and foreign locations is as follows (in thousands):

	For the Fiscal Year Ended June 30,
	2009	2008	2007

Income before taxes:
Domestic	$164,794	$105,132	$57,617
Foreign	732	2,048	2,038

	$165,526	$107,180	$59,655

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The components of the income tax provision reflected in the accompanying consolidated statements of operations are as follows (in thousands):

	For the Fiscal Year Ended June 30,
	2009	2008	2007

Current taxes:
Federal	$61,162	$51,456	$16,857
State and local	8,138	10,347	7,519

Total current tax provision	69,300	61,803	24,376
Deferred tax provision (benefit)	(8,179)	(20,609)	2,868

Total provision for income taxes	$61,121	$41,194	$27,244

The provision for income taxes reflected in the accompanying consolidated statements of operations varies from the amounts that would have been provided by applying the United States federal statutory income tax rate to earnings before income taxes as shown below:

	For the Fiscal Year Ended June 30,
	2009	2008	2007

U.S. Federal statutory income tax rate	35.0%	35.0%	35.0%
State and local income taxes, net of U.S. federal income tax benefit	1.1%	3.1%	5.7%
Increase in valuation allowance	0.6%	1.4%	9.4%
Permanent items	(0.3)%	(1.6)%	(3.1)%
Effect of FIN 48	0.8%	1.5%	0.0%
Other items, net	(0.3)%	(1.0)%	(1.3)%

Effective income tax rate	36.9%	38.4%	45.7%

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Net deferred income tax assets (liabilities) consist of the following at June 30 (in thousands):

	2009	2008

Current deferred tax assets:
Allowance for doubtful accounts	$34,136	$20,938
Accrued wages	11,706	4,942
Other	3,488	1,652

Gross current deferred tax assets	49,330	27,532
Less valuation allowance	(4,166)	(2,180)

Total current deferred tax assets	$45,164	$25,352

Noncurrent deferred tax assets:
Interest rate swap	$23,680	$16,965
Deferred liabilities	14,466	11,089
Foreign and state net operating losses	10,693	11,635
Other	14,366	8,838

Gross noncurrent deferred tax assets	63,205	48,527
Less valuation allowance	(14,681)	(20,297)

Total noncurrent deferred tax assets	48,524	28,230

Noncurrent deferred tax liabilities:
Intangible assets	218,141	210,845
Property and equipment	16,496	932
Other	1,470	2,971

Total noncurrent deferred tax liabilities	236,107	214,748

Total net noncurrent deferred tax liabilities	$187,583	$186,518

At June 30, 2009, the Company had state net operating loss carry forwards of approximately $93.4 million available to offset future taxable income and a related deferred tax asset of $6.4 million. The carry forwards expire at varying dates beginning in fiscal 2013 through fiscal 2029. The Company has determined that it is currently “more likely than not” that the deferred tax assets associated with $87.6 million of its state net operating loss carry forwards will not be realized and has established a valuation allowance equal to the gross deferred tax asset balance of $6.3 million related to these net operating loss carry forwards. In addition, certain of the Company’s state net operating losses may be subject to annual limitations due to these states’ adoption of the ownership change limitations imposed by Internal Revenue Code Section 382 or similar state provisions, which could result in the expiration of these state net operating loss carryforwards before they can be utilized.

At June 30, 2009, the Company had Canadian net operating loss carry forwards of approximately $14.3 million available to offset future taxable income and a related deferred tax asset of $4.3 million. The carry forwards expire at varying dates beginning in fiscal 2013 through fiscal 2025. At June 30, 2009, the Company had additional Canadian deferred tax assets of $1.1 million related to temporary items. Because Canadian operations have demonstrated cumulative pretax profits for more than twelve consecutive fiscal quarters, the Company reversed $6.7 million in valuation allowances against their deferred tax assets during fiscal 2009, of which $5.7 million was recorded against goodwill as they existed at the date of the Transaction. As such, the Company now believes it would be able to utilize its Canadian deferred tax assets before they expire.

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On July 13, 2006, the FASB issued FIN 48, which clarifies the accounting for income taxes in an enterprise’s financial statements. FIN 48 prescribes the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. Under FIN 48, the tax benefit associated with a position taken on a tax return may be recognized in the financial statements when the tax position is at least more-likely-than-not to be sustained upon examination by a taxing authority. The amount of the tax benefit that may be recognized in the financial statements is then measured as the largest amount of benefit that is more-likely-than-not to be realized upon effective settlement. FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition.

The recognition and measurement of tax benefits associated with uncertain income tax positions under FIN 48 requires the use of judgment and estimates by management, which are inherently subjective. Changes in judgment about uncertain tax positions taken in previous periods may result from new information concerning an uncertain tax position, completion of an audit or the expiration of statutes of limitation. These changes may create volatility in the Company’s effective tax rate in future periods.

The Company adopted the provisions of FIN 48 on July 1, 2007. As a result of adopting FIN 48, the Company increased its liability for uncertain tax benefits by $18.5 million, which resulted in a charge to retained earnings of $1.3 million that was recorded as a cumulative effect adjustment for a change in accounting principle to shareholders’ equity as of July 1, 2007, an increase in goodwill of $10.2 million and an increase in deferred tax assets of $7.8 million. The Company’s total liability for uncertain tax benefits as of July 1, 2007 was $29.0 million, excluding the indirect benefits associated with state taxes and interest that were recorded as deferred tax assets. This liability included $1.8 million of interest on uncertain tax positions. The Company did not accrue any penalties on uncertain tax positions. The amount of unrecognized tax benefits as of the date of adoption that, if recognized in future periods, would impact the Company’s effective tax rate was $1.8 million.

A reconciliation of the beginning and ending balance of unrecognized tax benefits at June 30 is as follows (in thousands):

	2009	2008

Unrecognized tax benefits, beginning of year	$23,243	$27,245
Increase in prior year unrecognized tax benefits	—	762
Decrease in prior year unrecognized tax benefits	(520)	(3,031)
Increase in current year unrecognized tax benefits	692	92
Decrease in unrecognized tax benefits due to the expiration of statutes of limitation	(776)	(1,825)

Unrecognized tax benefits, end of year	$22,639	$23,243

Approximately $20.1 million of the total amount of unrecognized tax benefits at June 30, 2009 would affect the annual effective tax rate if recognized. It is reasonably possible that the total amount of unrecognized tax benefits will decrease by $16.3 million within the next twelve months due to the expiration of certain statutes of limitation. The resulting benefit, if recognized, will be a discrete item in the third quarter of fiscal 2010.

The Company classifies interest expense and penalties accrued in connection with unrecognized tax benefits as income tax expense in its consolidated statement of operations, which is consistent with the Company’s past accounting policy for interest and penalties related to tax liabilities. The total amount of interest recognized in the statement of operations for fiscal 2009 is $0.8 million, and the total amount of interest accrued in other long-term liabilities on the consolidated balance sheet is

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$4.0 million. No penalties were recognized during fiscal 2009, nor are any accrued on the consolidated balance sheet.

The statutes of limitation for the Company’s U.S. income tax returns are closed for years through fiscal 2005. The statutes of limitation for the Company’s state and local income tax returns for prior periods vary by jurisdiction. However, the statutes of limitation with respect to the major jurisdictions in which the Company files state and local tax returns are generally closed for years through fiscal 2004.

11.	SHARE-BASED PAYMENT

2006 Stock Option Plan

In August 2006, the Company’s board of directors approved the 2006 Stock Option Plan (the “Option Plan”), which authorized equity awards to be granted for up to 1,368,421 shares of the Company’s common stock. The Option Plan was amended during fiscal 2007 to increase the number of available shares to 1,845,171. Under the Option Plan, certain management and key employees of the Company have been or will be granted a combination of time-based and performance-based options to purchase the Company’s common stock. Both types of grants are subject to certain conditions defined in the Option Plan and in the Company’s Amended and Restated Shareholders’ Agreement that must be met in order for the participants to receive fair market value for their options.

The Amended and Restated Shareholders’ Agreement contains a call right that gives the Company the option, not obligation, to repurchase shares issued pursuant to the exercise of stock options to employees who terminate employment with the Company. The purchase price of the Company’s call option depends on the circumstances under which an employee terminates employment with the Company. If a participant in the Option Plan were to terminate employment, the Company’s exercise of a repurchase right under the Amended and Restated Shareholders’ Agreement on shares received by the former employee through the exercise of stock options may require equity awards to be expensed in the Company’s statement of operations in the period in which the termination occurs.

The Company utilizes the Black-Scholes method to estimate the fair value of time-based options and a Monte Carlo simulation model based on the assumptions used in the time-based options’ Black-Scholes model to estimate the fair values of performance-based options. The expected option term on the Company’s grants is determined using a simplified method based on the average of the weighted vesting term and the contractual term of the options. Expected volatility is determined using the historical volatility of a seven-company peer group, all of which have publicly traded stock. The risk-free interest rate assumption is determined using the yield on a zero-coupon U.S. Treasury strip by extrapolating to a forward-yield curve. The forfeiture rate is determined using a historical rate based on options activity prior to the Transaction. Finally, as the Company does not currently declare dividends or intend to do so in the short term, a dividend yield of zero was used.

Below is a summary of the weighted-average assumptions used for time-based options granted during the years ended June 30:

	2009	2008	2007

Weighted average fair value of options	$45.57	$43.80	$28.55
Expected dividend yield	0.0%	0.0%	0.0%
Expected volatility	43.2%	42.8%	39.9%
Risk-free interest rate	3.2%	3.6%	4.6%
Expected forfeiture rate	12.4%	12.4%	12.4%
Expected term	6.5 years	6.5 years	6.5 years

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Time-based options granted during fiscal 2009 are as follows:

			Weighted
			Average	Aggregate
		Weighted	Remaining	Intrinsic
		Average	Contractual	Value (In
	Options	Exercise Price	Term (Yrs)	Thousands)

Outstanding at June 30, 2008	874,558	$54.05
Granted	30,800	$96.00
Exercised	(267)	$50.00
Forfeited	(19,389)	$65.41

Outstanding at June 30, 2009	885,702	$55.27	7.6	$46,706

Exercisable at June 30, 2009	461,051	$52.31	7.4	$25,675

Below is a summary of the weighted-average assumptions used for performance-based options granted during the years ended June 30:

	2009	2008	2007

Weighted average fair value of options	$33.16	$22.81	$10.27
Expected dividend yield	0.0%	0.0%	0.0%
Expected volatility	42.8%	39.5%	37.2%
Risk-free interest rate	2.9%	3.2%	4.5%
Expected forfeiture rate	12.4%	12.4%	12.4%
Expected term	4.9 years	3.2 years	3.8 years

Performance-based options granted during fiscal 2009 are as follows:

			Weighted
			Average	Aggregate
		Weighted	Remaining	Intrinsic
		Average	Contractual	Value (In
	Options	Exercise Price	Term (Yrs)	Thousands)

Outstanding at June 30, 2008	849,559	$54.03
Granted	30,800	$96.00
Exercised	—	—
Forfeited	(19,657)	$65.20

Outstanding at June 30, 2009	860,702	$55.27	7.6	$45,030

Exercisable at June 30, 2009	—	—	—	—

Time-based options vest ratably over the applicable service period, which is generally five years, on each anniversary of the date of grant. Performance-based options vest upon the attainment of specified returns on capital invested in the Company by Providence Equity Partners and Goldman Sachs Capital Partners (together, the “Principal Shareholders”). Time-based and performance-based options also generally vest upon a change in control event, subject to certain conditions, and expire ten years from the date of grant. The aggregate intrinsic values in the tables above represent the pre-tax differences between the estimated fair market value of the Company’s common stock at June 30, 2009 and the exercise price of each outstanding and exercisable stock option at June 30, 2009. This assumes that the option holders had been able to receive fair market value through the exercise of their options.

At June 30, 2009, the Company considered the conditions entitling the option holders to fair value for their shares to be less than probable. Under SFAS No. 123R, compensation expense on the

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

option grants is not recognized until one of the conditions entitling participants to fair value for their shares becomes probable. Accordingly, the Company has not recognized compensation expense related to either time-based or performance-based grants during any of the periods following the Transaction. At June 30, 2009, the total amount of unrecognized compensation cost is $26.3 million for time-based options and $9.4 million for performance-based options, net of expected forfeitures.

Long Term Incentive Compensation Plan

In fiscal 2007, the Company adopted the Long-Term Incentive Compensation Plan (the “LTIC Plan”). The LTIC Plan consists of a bonus pool that is valued based on returns to the Principal Shareholders in connection with a change in control of the Company. Out of a total of 1,000,000 units authorized, approximately 835,000 units were outstanding under the LTIC Plan at June 30, 2009. Each unit represents the right to receive a payment based on the value of the bonus pool. As the contingent future events that would result in value to the unit-holders are less than probable, no compensation expense has been recognized by the Company during any of the periods following the Transaction. The LTIC Plan is currently being accounted for as a liability-based plan. This is due to the fact that the units must be settled in cash if a realization event were to occur prior to an initial public offering by the Company. After the completion of an initial public offering, the units may be settled in shares of common stock or cash at the discretion of the Company’s Board of Directors.

12.	OTHER EMPLOYEE BENEFIT PLANS

The Company sponsors a 401(K) plan that covers substantially all employees. The Company currently matches 100% of employee contributions to the retirement plan for up to 3% of compensation and 50% of employee contributions between 4% and 6% of compensation. The provisions of the retirement plan allow forfeitures of unvested balances to be used to reduce the Company’s matching contributions. The Company recorded expense related to the retirement plan of approximately $12.3 million, $11.6 million and $9.8 million for the fiscal years ended June 30, 2009, 2008 and 2007.

13.	COMMITMENTS AND CONTINGENCIES

The Company leases certain classroom, dormitory and office space as well as equipment and automobiles under operating leases that expire on various future dates. Rent expense under these leases was $153.8 million, $135.4 million and $108.1 million for the fiscal years ended June 30, 2009, 2008 and 2007, respectively. Rent expense includes short-term commitments for student housing of $49.6 million, $45.9 million and $35.6 million during the fiscal years ended June 30, 2009, 2008 and 2007, respectively. Certain of the Company’s operating leases contain provisions for escalating payments and options for renewal.

As of June 30, 2009, the annual minimum future commitments under non-cancelable, long-term operating leases are as follows (in thousands):

2010	$119,648
2011	111,327
2012	107,882
2013	107,114
2014	100,285
Thereafter	342,520

$888,776

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At June 30, 2009, the Company has provided $9.1 million of surety bonds primarily to state regulatory agencies through four different surety providers. The Company believes that these surety bonds will expire without being funded; therefore, the commitments are not expected to affect the Company’s financial condition.

In June 2007, The New England Institute of Art (NEIA) received a civil investigative demand letter from the Massachusetts State Attorney General requesting information in connection with the Attorney General’s review of alleged submissions of false claims by NEIA to the Commonwealth of Massachusetts and alleged unfair and deceptive student lending and marketing practices engaged in by the school. In February 2008, the Attorney General informed NEIA that it does not plan to further pursue its investigation of the false claims and deceptive marketing practices. NEIA intends to fully cooperate with the Attorney General in connection with its investigation of NEIA’s student lending practices.

The Art Institute of Portland and the Company’s schools located in Illinois have received requests for information from the Attorney General of their respective states addressing the relationships between the schools and providers of loans to students attending the schools. The Company has responded to the requests for information and intends to fully cooperate with the Attorneys General in their investigations.

In addition to the matters described above, the Company is a defendant in certain legal proceedings arising out of the conduct of its business. In the opinion of management, based upon an investigation of these claims and discussion with legal counsel, the ultimate outcome of such legal proceedings, individually and in the aggregate, is not expected to have a material adverse effect on the Company’s consolidated financial position, results of operations or liquidity.

In August 2008, the Company introduced the Education Finance Loan program with a private lender, which enables students who have exhausted all available government-sponsored or other aid and have been denied a private loan to borrow funds to finance a portion of their tuition and other educational expenses. Under the Education Finance Loan program, the Company purchases loans that are originated by a private lender. As of June 30, 2009, the Company was committed to purchase $39.4 million of loans over the next two fiscal years.

14.	RELATED PARTY TRANSACTIONS

Under the terms of an agreement between the Company and the Sponsors, the Company agreed to pay the Sponsors advisory fees of $5.0 million annually, which is reflected in general and administrative expenses on the consolidated statements of operations for the last three fiscal years. This agreement includes customary exculpation and indemnification provisions in favor of the Sponsors and their affiliates.

South University, a wholly-owned subsidiary of the Company, leases five buildings from two separate entities owned by John T. South, III, who is one of the Company’s executive officers. Total rental payments under these arrangements approximated $1.6 million per year for the last three fiscal years.

The Company licenses student information system software from Campus Management Corp (“CMC”), which since February 2008 has been owned by an investment fund associated with Leeds Equity Partners, one of the Sponsors. The Company paid licensing, maintenance and consulting fees to CMC of approximately $3.8 million and $4.5 million in the fiscal years ended June 30, 2009 and 2008, respectively. The Company also uses PeopleScout, Inc., d/b/a StudentScout, for contact management services when processing some of its inquiries from prospective students. StudentScout

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

is owned by investment funds associated with Leeds Equity Partners. During fiscal 2009, the Company paid servicing fees to StudentScout of approximately $0.4 million.

On March 29, 2007, pursuant to the terms of his employment agreement, EDMC sold $10.0 million of stock to Todd S. Nelson, the Company’s Chief Executive Officer.

In June 2006, Education Management LLC entered into a five-year interest rate swap agreement in the amount of $375.0 million with an affiliate of one of the Sponsors. The terms of this swap are discussed in Note 8. In March 2009, and February 2007, the Company paid $0.3 million and $0.4 million, respectively, to an affiliate of Goldman Sachs Capital Partners in connection with investment banking services provided to the Company for separate amendments to the Company’s senior secured loan facility. The beneficial stock ownership of Goldman Sachs Capital Partners in EDMC is described in “Security Ownership of Certain Beneficial Owners and Management”. Adrian M. Jones and Leo F. Mullin are appointees of Goldman Sachs Capital Partners on EDMC’s Board of Directors under the terms of its amended and restated shareholders agreement.

15.	SUBSEQUENT EVENTS

On September 16, 2009, the Company’s Board of Directors declared a 4.4737 for one stock split of its outstanding common stock, which is to be effective immediately prior to the consummation of the Company’s initial public offering. This stock split will result in the issuance of approximately 92,998,192 additional shares of common stock and will affect the amount of stock options outstanding and exercisable at June 30, 2009 and earnings per share information. None of the information presented in the accompanying consolidated financial statements and related notes has been adjusted to reflect the 4.4737 for one stock split, as the stock split has not been consummated.

In August 2009, a complaint was filed in the District Court for Dallas County, Texas against, among others, Argosy University. The plaintiffs in the litigation are 15 former students who were enrolled in the Clinical Psychology doctoral program at the Dallas campus of Argosy University. The complaint alleges that, prior to the plaintiffs’ enrollment and/or while the plaintiffs were enrolled in the program, the defendants violated the Texas Deceptive Trade Practices and Consumer Protection Act and made material misrepresentations regarding the importance of accreditation of the program by the Commission on Accreditation, American Psychological Association, the status of the application of the Dallas campus of Argosy University for such accreditation, the availability of loan repayment options for the plaintiffs, and the quantity and quality of the plaintiffs’ career options. Plaintiffs seek unspecified monetary damages. The Company is currently evaluating the recently filed complaint and has not yet filed a response.

In August 2009, Education Management LLC signed an agreement to increase capacity on its revolving credit facility from $322.5 million to $388.5 million and to add two letter of credit issuing banks. The addition of issuing banks increased amounts available for letters of credit from $175.0 million to $375.0 million. The agreement also outlines terms under which the revolving credit facility could be increased by up to another $54.0 million once the Company completes a qualifying initial public offering under the terms of the senior credit facility.

SCHEDULE II

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
VALUATION AND QUALIFYING ACCOUNTS
(Dollars in thousands)

	Balance at	Additions		Balance at
	Beginning	Charged to		End of
	of Period	Expenses	Deductions	Period
	(Dollars in thousands)

Allowance accounts for:
Year ended June 30, 2007
Uncollectable accounts receivable	$35,392	$27,930	$25,320	$38,002
Estimated future loan losses	1,681	38	—	1,719
Deferred tax asset valuation allowance	11,626	7,493	—	19,119
Year ended June 30, 2008
Uncollectable accounts receivable	$38,002	$42,201	$27,933	$52,270
Estimated future loan losses	1,719	—	—	1,719
Deferred tax asset valuation allowance	19,119	3,358	—	22,477
Year ended June 30, 2009
Uncollectable accounts receivable	$52,270	$67,049	$35,628	$83,691
Estimated future loan losses	1,719	11,284	—	13,003
Deferred tax asset valuation allowance	22,477	1,066	4,696	18,847

SUPPLEMENTAL QUARTERLY INFORMATION (Unaudited)
(Dollars in thousands)

The Company’s quarterly revenues and income fluctuate primarily as a result of the typical pattern of student enrollments. Student enrollment at The Art Institute’s has typically peaked in the fall (fiscal second quarter), when the majority of recent high school and college graduates traditionally begin post-secondary education programs. The first quarter typically has the lowest enrollment due to student vacations. The seasonality of the Company’s business has decreased over the last several years due to an increased percentage of students enrolling in online programs.

The following table sets forth the Company’s quarterly results for the fiscal years ended June 30, 2009, 2008 and 2007.

	Quarter Ended
Fiscal 2007	September 30	December 31	March 31	June 30

Net revenues	$290,515	$358,786	$366,721	$347,668
Income before interest and income taxes	27,979	84,367	74,161	41,535
Income (loss) before income taxes	(16,010)	41,427	32,920	1,318
Net income (loss)	(9,814)	25,395	17,685	(855)

	Quarter Ended
Fiscal 2008	September 30	December 31	March 31	June 30

Net revenues	$361,333	$445,311	$461,164	$416,350
Income before interest and income taxes	31,291	95,024	91,615	45,608
Income (loss) before income taxes	(9,049)	55,565	52,576	8,088
Net income (loss)	(5,559)	34,047	31,393	6,105

	Quarter Ended
Fiscal 2009	September 30	December 31	March 31	June 30

Net revenues	$434,228	$522,218	$535,438	$519,574
Income before interest and income taxes	32,754	107,160	107,589	71,267
Income (loss) before income taxes	(5,405)	66,705	70,189	34,037
Net income (loss)	(3,302)	42,301	44,127	21,279

# EDMC

Education Management Corporation

*Education that Builds Careers*

The Art Institutes℠ — red circle

Argosy University.[1] — green triangle

Brown Mackie College℠ — blue square

South University℠ — yellow diamond

[1] Includes Western State University College of Law located in Fullerton, CA.

EDMC
Education Management Corporation
Education that Builds Careers
The Art Institutes
ARGOSY UNIVERSITY
BROWN MACKE COLLEGE
SOUTH UNIVERSITY

20,000,000 Shares
Education Management Corporation
Common Stock

Joint Bookrunners

Goldman, Sachs & Co.
J.P. Morgan
BofA Merrill Lynch
Barclays Capital
Credit Suisse
Morgan Stanley

Co-Managers

Robert W. Baird & Co.	William Blair & Company

BMO Capital Markets	Piper Jaffray

Signal Hill	Stifel Nicolaus

Barrington Research

Through and including          , 2009 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the expenses (other than compensation to the underwriters) expected to be incurred in connection with this offering. All such amounts (except the SEC registration fee and, the FINRA filing fee) are estimated.

SEC registration fee	$15,350
FINRA filing fee	50,500
Nasdaq listing fee	125,000
Printing and engraving expenses	600,000
Legal fees and expenses	2,000,000
Accounting fees and expenses	400,000
Blue Sky fees and expenses	15,000
Transfer Agent and Registrar fees	50,000
Miscellaneous	544,150

Total	$3,800,000

Item 14.	Indemnification of Directors and Officers.

Sections 1741-1750 of the Pennsylvania Business Corporation Law (the “PBCL”) provide for indemnification of the Registrant’s directors and officers against certain liabilities under certain circumstances. Sections 1741-1750 also provide that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled.

The Registrant’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws contain substantially identical provisions regarding indemnification. The Registrant’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws require the Registrant to promptly indemnify, to the fullest extent permitted by law and subject to certain limitations described below, each director or officer (including each former director or officer) (hereafter, an “indemnitee”) of the Registrant who was or is made a party to or a witness in or is threatened to be made a party to or a witness in, any threatened, pending or completed action, suit, investigation or proceeding, whether civil, criminal, administrative or investigative and whether external or internal to the Registrant, by reason of the fact that the indemnitee is or was an authorized representative of the Registrant, against all expenses (including attorneys’ fees, disbursements and other charges), judgments, losses, fines (including excise taxes and penalties) and amounts paid in settlement (collectively, “Losses”) actually and reasonably incurred or suffered by the indemnitee in connection with such proceeding.

Such indemnification shall include, but shall not be limited to, cases in which indemnification is permitted pursuant to the provisions of Chapter 17, Subchapter D, of the PBCL, and shall be made in every case described above except (i) in connection with a proceeding (or any claim, issue or matter therein or any part thereof) initiated by the indemnitee, except (x) if the Board of Directors of the Registrant has approved the initiation or bringing of such claim or (y) any compulsory counterclaim, compulsory cross-claim, or required joinder made by indemnitee in a proceeding not initiated by the indemnitee; (ii) with respect to any act that is established, by a final, unappealable adjudication adverse to the indemnitee, as having been material to the cause of action so adjudicated and as having constituted either willful misconduct or recklessness; (iii) with respect to any benefit or advantage gained by the indemnitee to which the indemnitee was not legally entitled; or (iv) for liability imposed in a proceeding by or for the benefit of the Registrant to recover any profit pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934 and regulations thereunder or similar provisions of any applicable state law; provided, however, that this exclusion shall not apply to expenses (including attorneys’ fees, disbursements and other charges) incurred by the indemnitee in such a proceeding.

In any case, to the extent that an indemnitee is successful on the merits or otherwise in defense of any proceeding or any part thereof or in defense of any claim, issue or matter therein, including but not limited to obtaining a dismissal without prejudice or a settlement without admission of liability, the indemnitee shall be promptly indemnified by the Registrant against all Losses actually and reasonably incurred or suffered by the indemnitee in connection therewith.

Subject to certain limitations, such indemnification shall be made by the Registrant without any requirement that any determination be made or any action be taken by the Board of Directors, shareholders, or legal counsel.

The Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws require that the Registrant promptly pay all expenses (including attorneys’ fees, disbursements and other charges) actually incurred by an indemnitee in defending or appearing in any proceeding described above in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the indemnitee to repay all amounts advanced if it is ultimately specifically determined by a final, unappealable adjudication that the indemnitee is not entitled to be indemnified by the Registrant and an irrevocable assignment to the Registrant of all payments to which the indemnitee may be or become entitled, under any policy of insurance or otherwise, in reimbursement of any such expenses paid by the Registrant pursuant to the requirements of the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws. Notwithstanding the foregoing, no advance payment shall be made by the Registrant if the Board of Directors reasonably and promptly determines by a majority vote of the directors who are not parties to the proceeding that, based upon the facts known to the Board of Directors at the time the determination is made, the matter is of the kind described in clause (i) above or the indemnitee’s actions are of the kind described in clause (iii) above.

The Amended and Restated Articles and the Amended and Restated Bylaws provide that the rights of indemnification and advancement of expenses provided for therein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may otherwise be entitled.

The Amended and Restated Articles and the Amended and Restated Bylaws provide that the Registrant may purchase and maintain insurance on behalf of each director and officer against any liability asserted against or incurred by such officer or director in any capacity, or arising out of such director’s or officer’s status as such, whether or not the Registrant would have the power to indemnify such person against such liability under the provisions of the Amended and Restated Articles and the Amended and Restated Bylaws.

The registrant maintains directors’ and officers’ liability insurance covering its directors and officers with respect to liabilities, including liabilities under the Securities Act of 1933, as amended, which they may incur in connection with their serving as such. Such insurance provides coverage for the directors and officers against certain liabilities even though such liabilities may not be covered by the indemnification provisions of the Amended and Restated Articles and the Amended and Restated Bylaws.

As permitted by PBCL Section 1713, the Amended and Restated Bylaws provide that no director shall be personally liable for monetary damages for any action taken, or failure to take any action, except to the extent that such elimination or limitation of liability is expressly prohibited by the PBCL as in effect at the time of the alleged action or failure to take action by the director. The PBCL states that this exculpation from liability does not apply where the director has breached or failed to perform the duties of his office and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness, and does not apply to the responsibility or liability of a director pursuant to any criminal statute or the liability of a director for payment of taxes pursuant to federal, state or local law. It may also not apply to liabilities imposed upon directors by the federal securities laws.

Upon or prior to consummation of the offering, the Registrant expects to enter into indemnification agreements with each of its directors and certain of its officers. These indemnification agreements, subject to certain limitations, will provide for indemnification and advancement of expenses to the fullest extent permitted under the PBCL, and, to the extent insurance is maintained, for the continued coverage of the director indemnitees under the Registrant’s director and officer insurance policy.

Item 15.	Recent Sales of Unregistered Securities.

During the three years preceding the filing of this registration statement, Education Management Corporation issued the following securities which were not registered under the Securities Act of 1933, as amended:

On June 1, 2006, EM Acquisition Corp. issued an aggregate of 26,000,000 shares (or 116,316,200 shares as adjusted to give effect to the Stock Split) of its common stock as consideration for the merger through which it was acquired by a consortium of private investors by merging an acquisition company into Education Management Corporation, with Education Management Corporation surviving the merger.

On October 30, 2006, Education Management Corporation sold an aggregate of 190,000 shares (or 850,003 shares as adjusted to give effect to the Stock Split) of its common stock to certain members of senior management and a director for an aggregate of $9.5 million pursuant to a voluntary executive common stock purchase plan.

On October 30, 2006, Education Management Corporation sold 400,000 shares (or 1,789,480 shares as adjusted to give effect to the Stock Split) of its common stock to GE Capital Equity Investments, Inc. at a price of $50.00 per share (or $11.18 per share as adjusted to give effect to the Stock Split).

In March 2007, Education Management Corporation sold 181,818 (or 813,399 shares as adjusted to give effect to the Stock Split) shares of its common stock to Todd S. Nelson at a price per share of $55.00 (or $12.29 per share as adjusted to give effect to the Stock Split) pursuant to the terms of Mr. Nelson’s employment agreement.

No underwriters were involved in the foregoing sales of securities. The issuances listed above were deemed exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Securities Act or Rule 701 thereunder. In accordance with Rule 701, the shares that were issued in transactions deemed exempt from registration under the Securities Act of 1933, as amended, pursuant to Rule 701 were completed pursuant to a written compensatory benefit plan, and the issuances did not, during any consecutive 12-month period, exceed 15% of the outstanding shares of Education Management Corporation’s common stock, calculated in accordance with the provisions of Rule 701.

Item 16.	Exhibits.

The following Exhibits are filed as part of this Registration Statement:

Exhibit
Number		Description

**1	.1	Form of Underwriting Agreement
+3	.1	Form of Amended and Restated Articles of Incorporation
+3	.2	Form of Amended and Restated By-Laws
+4	.1	Form of Common Stock Certificate
4.2		Indenture, dated as of June 1, 2006, among Education Management LLC, Education Management Finance Corp., the Guarantors named therein and The Bank of New York, as Trustee, governing the 8 3/4% Senior Notes due 2014 (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Registration Statement on Form S-4/A of Education Management LLC and Education Management Finance Corp. (File No. 333-137605) filed on November 8, 2006)
4.3		Form of 8 3/4% Senior Note due 2014 (included as part of Exhibit 4.2)
4.4		Indenture, dated as of June 1, 2006, among Education Management LLC, Education Management Finance Corp., the Guarantors named therein and The Bank of New York, as Trustee, governing the 10 1/4% Senior Subordinated Notes due 2016 (incorporated by reference to Exhibit 4.2 to Amendment No. 1 to the Registration Statement on Form S-4/A of Education Management LLC and Education Management Finance Corp. (File No. 333-137605) filed on November 8, 2006)
4.5		Form of 10 1/4% Senior Subordinated Note due 2016 (included as part of Exhibit 4.4)
**5	.1	Opinion of K&L Gates LLP
10.1		Amended and Restated Credit and Guaranty Agreement dated February 13, 2007 among Education Management LLC, Education Management Holdings LLC, certain Subsidiaries of Education Management Holdings LLC, the designated Subsidiary Borrowers referred to therein, each lender thereto, Credit Suisse Securities (USA) LLC, as Syndication Agent, and BNP Paribas, as Administrative Agent and Collateral Agent (incorporated by reference to Exhibit 10.01 to the Current Report on Form 8-K of Education Management LLC filed on February 14, 2007)
10.2		First Amendment to Amended and Restated Credit and Guaranty Agreement dated March 23, 2009 by and among Education Management LLC, Education Management Holdings, LLC, Goldman Sachs Lending Partners LLC, J.P. Morgan Securities Inc. and BNP Paribas Securities Corp., as auction managers, BNP Paribas, as Administrative Agent and Issuing Bank, the guarantors listed on the signature papers thereto and the lenders listed on the signature papers thereto (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Education Management LLC filed on March 26, 2009)
10.3		Employment Agreement dated February 8, 2007 among Education Management LLC, Education Management Corporation and Todd S. Nelson (incorporated by reference to Exhibit 10.02 to the Current Report on Form 8-K of Education Management LLC filed on February 14, 2007)
10.4		Employment Agreement, dated as of December 7, 2006, between Education Management LLC and Joseph A. Charlson (incorporated by reference to Exhibit 10.01 to the Current Report on Form 8-K of Education Management LLC filed on December 13, 2006)
10.5		Employment Agreement, dated as of December 7, 2006, between Education Management LLC and John M. Mazzoni (incorporated by reference to Exhibit 10.02 to the Current Report on Form 8-K of Education Management LLC filed on December 13, 2006)
10.6		Employment Agreement, dated as of December 7, 2006, between Education Management LLC and Stacey R. Sauchuk (incorporated by reference to Exhibit 10.03 to the Current Report on Form 8-K of Education Management LLC filed on December 13, 2006)

Exhibit
Number	Description

10.7	Employment Agreement, dated as of December 7, 2006, between Education Management LLC and John T. South, III (incorporated by reference to Exhibit 10.04 to the Current Report on Form 8-K of Education Management LLC filed on December 13, 2006)
10.8	Letter Agreement, dated as of December 7, 2006, between Education Management LLC and John T. South, III (incorporated by reference to Exhibit 10.05 to the Current Report on Form 8-K of Education Management LLC filed on December 13, 2006)
10.9	Letter Agreement, dated March 30, 2007, between Education Management LLC and John T. South, III (incorporated by reference Exhibit 10.03 to the Current Report on Form 8-K of Education Management LLC filed on April 5, 2007)
10.10	Employment Agreement, dated as of June 1, 2006, between Education Management Corporation and John R. McKernan, Jr. (incorporated by reference to Exhibit 10.15 to the Registration Statement on Form S-4 of Education Management LLC and Education Management Finance Corp. (File No. 333-137605) filed on September 24, 2006)
10.11	Letter Agreement, dated February 13, 2007, between Education Management Corporation and John R. McKernan, Jr. (incorporated by reference to Exhibit 10.03 to the Current Report on Form 8-K of Education Management LLC filed on February 14, 2007)
10.12	Letter Agreement, dated June 28, 2007, between Education Management Corporation and John R. McKernan, Jr. (incorporated by reference to Exhibit 10.02 to the Current Report on Form 8-K of Education Management LLC filed on July 5, 2007)
10.13	Employment Agreement, dated as of December 7, 2006, between Education Management LLC and Stephen J. Weiss (incorporated by reference to Exhibit 10.06 to the Current Report on Form 8-K of Education Management LLC filed on December 13, 2006)
10.14	Waiver and Release of Claims, dated July 10, 2009, among Stephen J. Weiss, Education Management LLC and Education Management Corporation (incorporated by reference to Exhibit 10.14 to the Annual Report on Form 10-K of Education Management LLC for its fiscal year ended June 30, 2009)
10.15	Employment Agreement, dated as of June 1, 2006, between Education Management Corporation and Edward H. West (incorporated by reference to Exhibit 10.16 the Registration Statement on Form S-4 of Education Management LLC and Education Management Finance Corp. (File No. 333-137605) filed on September 24, 2006)
10.16	Form of Executive Time—Vested Stock Option Agreement (incorporated by reference to Exhibit 10.07 to the Current Report on Form 8-K of Education Management LLC filed on December 13, 2006)
10.17	Form of Executive Performance—Vested Stock Option Agreement (incorporated by reference to Exhibit 10.08 to the Current Report on Form 8-K of Education Management LLC filed on December 13, 2006)
10.18	Fiscal 2007 Management Incentive Stock Option Plan (incorporated by reference to Exhibit 10.01 to the Current Report on Form 8-K filed of Education Management LLC on December 11, 2006)
10.19	EDMC Stock Option Plan, effective August 1, 2006, as amended (incorporated by reference to Exhibit 10.9 to Amendment No. 1 to the Registration Statement on Form S-4/A of Education Management LLC and Education Management Finance Corp. (File No. 333-137605) filed on November 8, 2006), amendments filed as Exhibit 10.01 to the Current Report on Form 8- K of Education Management LLC filed on March 15, 2007, Exhibit 10.01 to the Current Report on Form 8-K of Education Management LLC filed on April 5, 2007 and Exhibit 10.01 to the Current Report on Form 8-K of Education Management LLC filed on July 5, 2007)

Exhibit
Number		Description

10.20		Education Management LLC Retirement Plan, as amended and restated as of January 1, 2006 (previously filed as Exhibit 10.01 to the Current Report on Form 8-K of Education Management LLC filed on December 29, 2006)
10.21		Education Management Corporation Long-Term Incentive Compensation Plan (previously filed as Exhibit 10.01 to the Current Report on Form 8-K of Education Management LLC filed on March 2, 2007)
10.22		Amended and Restated Shareholders’ Agreement, dated as of October 30, 2006, between EDMC and each of the Shareholders named therein, as amended (previously filed as Exhibit 10.7 to Amendment No. 1 to the Registration Statement on Form S-4/A of Education Management LLC and Education Management Finance Corp. (File No. 333-137605) filed on November 8, 2006), amendment filed as Exhibit 10.02 to the Current Report on Form 8-K filed by Education Management LLC on April 5, 2007)
+10	.23	Form of Shareholders’ Agreement
**10	.24	Form of Omnibus Long Term Incentive Plan
**10	.25	Registration Rights Agreement, dated as of June 1, 2006, by and among EM Acquisition Corporation, GS Capital Partners V Fund, L.P., GS Capital Partners V Offshore Fund, L.P., GS Capital Partners V GmbH & Co. KG, GS Capital Partners V Institutional, L.P., Providence Equity Partners V L.P., Providence Equity Partners V-A L.P., Providence Equity Partners IV L.P., Providence Equity Operating Partners IV L.P. and the other shareholders that are signatory thereto
**10	.26	Form of Indemnification Agreement
**10	.27	Joinder Agreement, dated as of August 25, 2009, by and among each Joinder Lender listed therein, each Issuing Bank listed therein, Education Management LLC, Education Management Holdings LLC, the guarantors listed therein and BNP Paribas, as Administrative Agent
+21	.1	List of Subsidiaries of the Registrant
+23	.1	Consent of Ernst & Young LLP
23.2		Consent of K&L Gates LLP (included as part of Exhibit 5.1)
**24	.1	Powers of Attorney
+99	.1	Consent of Mick J. Beekhuizen to be named as a director nominee
+99	.2	Consent of Samuel C. Cowley to be named as a director nominee.
+99	.3	Consent of Michael K. Powell to be named as a director nominee.

*	To be filed by amendment.

**	Previously filed.

+	Filed herewith.

Item 17.	Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

We hereby undertake that:

(i)	for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)	for purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania on September 21, 2009.

EDUCATION MANAGEMENT CORPORATION

By:	/s/ Edward H. West
Name:   Edward H. West

Title:	President and
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE		TITLE	DATE

* Todd S. Nelson		Chief Executive Officer and Director (Principal Executive Officer)

/s/ Edward H. West Edward H. West		President and Chief Financial Officer (Principal Financial Officer)	September 21, 2009

/s/ Randall J. Killeen Randall J. Killeen		Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	September 21, 2009

* John R. McKernan, Jr.		Chairman of the Board of Directors

* Adrian M. Jones		Director

* Jeffrey T. Leeds		Director

* Leo F. Mullin		Director

* Paul J. Salem		Director

* Peter O. Wilde		Director

By:	/s/ Edward H. West Edward H. West	Attorney-in-Fact	September 21, 2009

EXHIBIT INDEX

Exhibit
Number		Description

**1	.1	Form of Underwriting Agreement
+3	.1	Form of Amended and Restated Articles of Incorporation
+3	.2	Form of Amended and Restated By-Laws
+4	.1	Form of Common Stock Certificate
4.2		Indenture, dated as of June 1, 2006, among Education Management LLC, Education Management Finance Corp., the Guarantors named therein and The Bank of New York, as Trustee, governing the 8 3/4% Senior Notes due 2014 (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Registration Statement on Form S-4/A of Education Management LLC and Education Management Finance Corp. (File No. 333-137605) filed on November 8, 2006)
4.3		Form of 8 3/4% Senior Note due 2014 (included as part of Exhibit 4.2)
4.4		Indenture, dated as of June 1, 2006, among Education Management LLC, Education Management Finance Corp., the Guarantors named therein and The Bank of New York, as Trustee, governing the 10 1/4% Senior Subordinated Notes due 2016 (incorporated by reference to Exhibit 4.2 to Amendment No. 1 to the Registration Statement on Form S-4/A of Education Management LLC and Education Management Finance Corp. (File No. 333-137605) filed on November 8, 2006)
4.5		Form of 10 1/4% Senior Subordinated Note due 2016 (included as part of Exhibit 4.4)
**5	.1	Opinion of K&L Gates LLP
10.1		Amended and Restated Credit and Guaranty Agreement dated February 13, 2007 among Education Management LLC, Education Management Holdings LLC, certain Subsidiaries of Education Management Holdings LLC, the designated Subsidiary Borrowers referred to therein, each lender thereto, Credit Suisse Securities (USA) LLC, as Syndication Agent, and BNP Paribas, as Administrative Agent and Collateral Agent (incorporated by reference to Exhibit 10.01 to the Current Report on Form 8-K of Education Management LLC filed on February 14, 2007)
10.2		First Amendment to Amended and Restated Credit and Guaranty Agreement dated March 23, 2009 by and among Education Management LLC, Education Management Holdings, LLC, Goldman Sachs Lending Partners LLC, J.P. Morgan Securities Inc. and BNP Paribas Securities Corp., as auction managers, BNP Paribas, as Administrative Agent and Issuing Bank, the guarantors listed on the signature papers thereto and the lenders listed on the signature papers thereto (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Education Management LLC filed on March 26, 2009)
10.3		Employment Agreement dated February 8, 2007 among Education Management LLC, Education Management Corporation and Todd S. Nelson (incorporated by reference to Exhibit 10.02 to the Current Report on Form 8-K of Education Management LLC filed on February 14, 2007)
10.4		Employment Agreement, dated as of December 7, 2006, between Education Management LLC and Joseph A. Charlson (incorporated by reference to Exhibit 10.01 to the Current Report on Form 8-K of Education Management LLC filed on December 13, 2006)
10.5		Employment Agreement, dated as of December 7, 2006, between Education Management LLC and John M. Mazzoni (incorporated by reference to Exhibit 10.02 to the Current Report on Form 8-K of Education Management LLC filed on December 13, 2006)
10.6		Employment Agreement, dated as of December 7, 2006, between Education Management LLC and Stacey R. Sauchuk (incorporated by reference to Exhibit 10.03 to the Current Report on Form 8-K of Education Management LLC filed on December 13, 2006)
10.7		Employment Agreement, dated as of December 7, 2006, between Education Management LLC and John T. South, III (incorporated by reference to Exhibit 10.04 to the Current Report on Form 8-K of Education Management LLC filed on December 13, 2006)

Exhibit
Number	Description

10.8	Letter Agreement, dated as of December 7, 2006, between Education Management LLC and John T. South, III (incorporated by reference to Exhibit 10.05 to the Current Report on Form 8-K of Education Management LLC filed on December 13, 2006)
10.9	Letter Agreement, dated March 30, 2007, between Education Management LLC and
John T. South, III (incorporated by reference Exhibit 10.03 to the Current Report on Form 8-K of Education Management LLC filed on April 5, 2007)
10.10	Employment Agreement, dated as of June 1, 2006, between Education Management Corporation and John R,. McKernan, Jr. (incorporated by reference to Exhibit 10.15 to the Registration Statement on Form S-4 of Education Management LLC and Education Management Finance Corp. (File No. 333-137605) filed on September 24, 2006)
10.11	Letter Agreement, dated February 13, 2007, between Education Management Corporation and John R. McKernan, Jr. (incorporated by reference to Exhibit 10.03 to the Current Report on Form 8-K of Education Management LLC filed on February 14, 2007)
10.12	Letter Agreement, dated June 28, 2007, between Education Management Corporation and John R. McKernan, Jr. (incorporated by reference to Exhibit 10.02 to the Current Report on Form 8-K of Education Management LLC filed on July 5, 2007)
10.13	Employment Agreement, dated as of December 7, 2006, between Education Management LLC and Stephen J. Weiss (incorporated by reference to Exhibit 10.06 to the Current Report on Form 8-K of Education Management LLC filed on December 13, 2006)
10.14	Waiver and Release of Claims, dated July 10, 2009, among Stephen J. Weiss, Education Management LLC and Education Management Corporation (incorporated by reference to Exhibit 10.14 to the Annual Report on Form 10-K of Education Management LLC for its fiscal year ended June 30, 2009)
10.15	Employment Agreement, dated as of June 1, 2006, between Education Management Corporation and Edward H. West (incorporated by reference to Exhibit 10.16 the Registration Statement on Form S-4 of Education Management LLC and Education Management Finance Corp. (File No. 333-137605) filed on September 24, 2006)
10.16	Form of Executive Time—Vested Stock Option Agreement (incorporated by reference to Exhibit 10.07 to the Current Report on Form 8-K of Education Management LLC filed on December 13, 2006)
10.17	Form of Executive Performance—Vested Stock Option Agreement (incorporated by reference to Exhibit 10.08 to the Current Report on Form 8-K of Education Management LLC filed on December 13, 2006)
10.18	Fiscal 2007 Management Incentive Stock Option Plan (incorporated by reference to Exhibit 10.01 to the Current Report on Form 8-K filed of Education Management LLC on December 11, 2006)
10.19	EDMC Stock Option Plan, effective August 1, 2006, as amended (incorporated by reference to Exhibit 10.9 to Amendment No. 1 to the Registration Statement on Form S-4/A of Education Management LLC and Education Management Finance Corp. (File No. 333-137605) filed on November 8, 2006), amendments filed as Exhibit 10.01 to the Current Report on Form 8- K of Education Management LLC filed on March 15, 2007, Exhibit 10.01 to the Current Report on Form 8-K of Education Management LLC filed on April 5, 2007 and Exhibit 10.01 to the Current Report on Form 8-K of Education Management LLC filed on July 5, 2007)
10.20	Education Management LLC Retirement Plan, as amended and restated as of January 1, 2006 (previously filed as Exhibit 10.01 to the Current Report on Form 8-K of Education Management LLC filed on December 29, 2006)
10.21	Education Management Corporation Long-Term Incentive Compensation Plan (previously filed as Exhibit 10.01 to the Current Report on Form 8-K of Education Management LLC filed on March 2, 2007)

Exhibit
Number		Description

10.22		Amended and Restated Shareholders’ Agreement, dated as of October 30, 2006, between EDMC and each of the Shareholders named therein, as amended (previously filed as Exhibit 10.7 to Amendment No. 1 to the Registration Statement on Form S-4/A of Education Management LLC and Education Management Finance Corp. (File No. 333-137605) filed on November 8, 2006), amendment filed as Exhibit 10.02 to the Current Report on Form 8-K filed by Education Management LLC on April 5, 2007)
+10	.23	Form of Shareholders’ Agreement
**10	.24	Form of Omnibus Long-Term Incentive Plan
**10	.25	Registration Rights Agreement, dated as of June 1, 2006, by and among EM Acquisition Corporation, GS Capital Partners V Fund, L.P., GS Capital Partners V Offshore Fund, L.P., GS Capital Partners V GmbH & Co. KG, GS Capital Partners V Institutional, L.P., Providence Equity Partners V L.P., Providence Equity Partners V-A L.P., Providence Equity Partners IV L.P., Providence Equity Operating Partners IV L.P. and the other shareholders that are signatory thereto
**10	.26	Form of Indemnification Agreement
**10	.27	Joinder Agreement, dated as of August 25, 2009, by and among each Joinder Lender listed therein, each Issuing Bank listed therein, Education Management LLC, Education Management Holdings LLC, the guarantors listed therein and BNP Paribas, as Administrative Agent
+21	.1	List of Subsidiaries of the Registrant
+23	.1	Consent of Ernst & Young LLP
23.2		Consent of K&L Gates LLP (included as part of Exhibit 5.1)
**24	.1	Powers of Attorney
+99	.1	Consent of Mick J. Beekhuizen to be named as a director nominee
+99	.2	Consent of Samuel C. Cowley to be named as a director nominee.
+99	.3	Consent of Michael K. Powell to be named as a director nominee.

*	To be filed by amendment.

**	Previously filed.

+	Filed herewith.